As filed with the Securities and Exchange Commission on April 27, 2015.

Registration No. 333-202258

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tallgrass Energy GP, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	4922	47-3159268
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George E. Rider

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Address, including zip code, and telephone number, including area code, of Agent for service)

Copies to:

Mollie H. Duckworth Joshua Davidson Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 (512) 322-2500	Sarah K. Morgan David Palmer Oelman Vinson & Elkins L.L.P. First City Tower 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Class A shares	$1,096,406,550	$127,403(3)

(1)	Includes Class A shares issuable upon exercise of the underwriters’ option to purchase additional Class A shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(3)	The total registration fee includes $100,223 that was previously paid for the registration of $862,500,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on February 24, 2015 and $27,180 for the registration of an additional $233,906,550 of proposed maximum aggregate offering price registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2015

PRELIMINARY PROSPECTUS

35,311,000 Shares

Tallgrass Energy GP, LP

Class A Shares

Representing Limited Partner Interests

$              per share

This is the initial public offering of our Class A shares. We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. We expect the initial public offering price of our Class A shares to be between $24.00 and $27.00 per Class A share. Upon completion of this offering, we will own approximately 22.46% of the membership interests in Tallgrass Equity, LLC, which we refer to as Tallgrass Equity. Tallgrass Equity indirectly owns all of the incentive distribution rights and an approximate 1.37% general partner interest in Tallgrass Energy Partners, LP (NYSE: TEP), which we refer to as TEP. In addition, Tallgrass Equity intends to purchase 20 million TEP common units from Tallgrass Development, LP with the proceeds it receives from us together with additional debt proceeds, representing an approximate 32.75% limited partner interest in TEP. TEP is a publicly traded Delaware limited partnership that is engaged in the transportation, storage and processing of natural gas, the transportation of crude oil and the provision of water business services primarily to the oil and gas exploration and production industry.

Prior to this offering, there has been no public market for our Class A shares. We intend to apply to list our Class A shares on the New York Stock Exchange under the symbol “TEGP”. We are an “emerging growth company” as defined under the federal securities laws and, as such, will elect to comply with certain reduced public company reporting requirements.

Investing in our Class A shares involves risks. Please read “Risk Factors” beginning on page 26.

These risks include the following:

•

Our only cash-generating assets are our interests in Tallgrass Equity and therefore our cash flow will be entirely dependent upon the ability of TEP to make cash distributions to Tallgrass Equity, and the ability of Tallgrass Equity to make cash distributions to us.

•

We may limit or modify the incentive distributions that Tallgrass Equity is entitled to receive through its ownership of TEP’s incentive distribution rights without the consent of our shareholders, which may reduce cash distributions to you.

•

TEP expects a substantial portion of its revenues to be derived from crude oil transportation as a result of its recent acquisitions of interests in the Pony Express System, which has a limited operating history as a crude oil transportation pipeline and also represents a new line of business for TEP.

•	A reduction in TEP’s distributions will disproportionately affect the amount of cash distributions Tallgrass Equity receives.

•

Our shareholders will not vote in the election of our general partner’s directors. Upon completion of this offering, the owners of Tallgrass Energy Holdings, LLC, which we refer to as Holdings, will collectively own a sufficient number of shares to allow them to prevent the removal of our general partner.

•	You will experience immediate and substantial dilution of $11.33 per Class A share in the net tangible book value of your Class A shares.

•

Conflicts of interest may arise as a result of our organizational structure and the relationships among us, TEP, our respective general partners, Holdings, the owners of Holdings and affiliated entities. Our and TEP’s partnership agreements contain modifications of state law fiduciary obligations which limit an investor’s remedies.

•

If Tallgrass Equity, TEP or any of their consolidated subsidiaries were to become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

	Per Class A Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Tallgrass Energy GP, LP (Before Expenses)	$	$

The information above does not reflect an additional incentive fee of up to 0.25% of the gross proceeds of the offering that may be payable by us to the underwriters in our sole discretion. To the extent that the underwriters sell more than 35,311,000 Class A shares in this offering, the underwriters have the option to purchase up to an additional 5,296,650 Class A shares from us at the initial public offering price less underwriting discounts.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A shares to purchasers on or about                , through the book-entry facilities of The Depository Trust Company.

Citigroup			Goldman, Sachs & Co.
BofA Merrill Lynch	Barclays	Credit Suisse	Deutsche Bank Securities
Morgan Stanley	RBC Capital Markets		Wells Fargo Securities
Baird	Scotia Howard Weil		Stifel
Tudor, Pickering, Holt & Co.			U.S. Capital Advisors

                    , 2015

TALLGRASS ENERGY PARTNERS (NYSE:TEP)
Tallgrass Interstate Gas Transmission
Trailblazer Pipeline
Pony Express Pipeline (66.7% ownership)
Tallgrass Midstream
BNN Water Solutions (80% ownership)
Pony Express Joint Tariff Pipelines
TALLGRASS DEVELOPMENT (TDEV, Private)
Rockies Express Pipeline (50% ownership)
Lease of Overthrust Pipeline Capacity
Pony Express Pipeline (33.3% ownership)
Oil Storage Terminal

SUMMARY	1
Tallgrass Energy GP, LP	1
Tallgrass Energy Partners, LP	7
General	7
TEP’s Assets	8
TEP’s Strategy	10
TEP’s Competitive Strengths	11
Our Relationship with Tallgrass Development	12
Risk Factors	12
Preliminary Estimate of Selected First Quarter 2015 Financial Results	12
Organizational Structure	15
Principal Executive Offices	18
Summary of Conflicts of Interest and Duties	18
Implications of Being an Emerging Growth Company	19
The Offering	20
Summary Historical Financial Data	25
RISK FACTORS	27
Risks Inherent in an Investment in Us	27
Risks Related to Conflicts of Interest	36
Risks Related to TEP’s Business	39
Tax Risks	69
FORWARD-LOOKING STATEMENTS	74
ORGANIZATIONAL STRUCTURE	75
Reorganization Transactions	76
Our Class A Shares and Class B Shares	76
Exchange Right	76
Holding Company Structure	77
USE OF PROCEEDS	78
CAPITALIZATION	79
DILUTION	80
OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS	81
General	81
Our Initial Distribution Rate	83
Overview of Presentation	86
Unaudited Pro Forma Cash Available for Distribution	87
Estimated Minimum TEP Adjusted EBITDA Necessary for Us to Pay the Aggregate Estimated Distribution for the Twelve-Month Period Ending June 30, 2016	91
Assumptions and Considerations Related to the Estimated Minimum Cash Available for Distribution by Tallgrass Equity Based upon Estimated Minimum TEP Adjusted EBITDA	94
HOW WE MAKE CASH DISTRIBUTIONS	101
General	101
Definition of Available Cash	101
Our Sources of Available Cash	101
Shares	102
General Partner Interest	102
Distributions of Cash Upon Liquidation	102
SELECTED HISTORICAL FINANCIAL DATA	103
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	105
Overview	105

i

We have not, and the underwriters and their affiliates and agents have not, authorized any person to provide any information or represent anything about us other than what is contained in this prospectus. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. Unless otherwise indicated, you should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of Class A shares offered hereby. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

•

“our,” “we,” “us” or “TEGP” refers to Tallgrass Energy GP, LP in its individual capacity or to Tallgrass Energy GP, LP and its consolidated subsidiaries collectively, as the context requires, after giving effect to the reorganization transactions described in “Summary—Organizational Structure,” which we refer to as the Reorganization Transactions;

•

“shares” refers to the Class A shares and Class B shares representing limited partner interests in us following this offering, and references to our “shareholders” refer to the persons holding such limited partner interests;

•	“our general partner” refers to TEGP Management, LLC, the general partner of Tallgrass Energy GP, LP;

•	our “partnership agreement” refers to the First Amended and Restated Agreement of Limited Partnership of Tallgrass Energy GP, LP to be adopted in connection with the closing of this offering;

•	“TEP” refers to Tallgrass Energy Partners, LP (NYSE: TEP) in its individual capacity or to Tallgrass Energy Partners, LP and its subsidiaries collectively, as the context requires;

•	“TEP GP” refers to Tallgrass MLP GP, LLC, the general partner of TEP and holder of all of TEP’s incentive distribution rights and general partner interest;

•

“Tallgrass Equity” refers to Tallgrass Equity, LLC (formerly known as Tallgrass GP Holdings, LLC), which will own a 100% membership interest in TEP GP and 20 million TEP common units representing an approximate 32.75% limited partner interest in TEP after giving effect to the Reorganization Transactions;

•

“Holdings” refers to Tallgrass Energy Holdings, LLC (formerly known as Tallgrass Development GP, LLC) in its individual capacity or to Tallgrass Energy Holdings, LLC and its subsidiaries and affiliates, other than our general partner, us and our consolidated affiliates, as the context requires. Holdings, after giving effect to the Reorganization Transactions, will be the general partner and owner of 50% of the common limited partner interest of Tallgrass Development and the owner of our general partner;

•

“Kelso” refers to Kelso & Company in its individual capacity or to Kelso & Company, its affiliated investment funds that directly or indirectly hold interests in Tallgrass Equity, Tallgrass Development, Holdings and other entities under Holdings’ control, as the context requires;

•

“EMG” refers to The Energy & Minerals Group in its individual capacity or to The Energy & Minerals Group, its affiliated investment funds that directly or indirectly hold interests in Tallgrass Equity, Tallgrass Development, Holdings and other entities under Holdings’ control, as the context requires;

•	“Tallgrass KC” refers to Tallgrass KC, LLC, which is an entity owned by certain members of our and TEP’s management;

•

“Tallgrass Development” refers to Tallgrass Development, LP in its individual capacity or to Tallgrass Development, LP and its subsidiaries, collectively, as the context requires. Tallgrass Development owns the Development Assets, as described in more detail in “Summary—Tallgrass Energy Partners, LP—General”; and

•

“Exchange Right Holders” refers to certain persons, including Kelso, EMG and Tallgrass KC, that collectively own 100% of the voting power of Holdings, all of our outstanding Class B shares and an equivalent number of Tallgrass Equity units. The Exchange Right Holders are entitled to exercise the right to exchange such Tallgrass Equity units (together with an equivalent number of Class B shares) for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged.

v

Industry and Market Data

The market and statistical data included in this prospectus regarding the midstream natural gas and crude oil industry, including descriptions of trends in the market and our position and the position of our competitors within the industry, is based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers and trade and business organizations, commissioned reports and publicly available information, as well as our good faith estimates, which have been derived from management’s knowledge and experience in the industry in which we operate. Although we have not independently verified the accuracy or completeness of the third-party information included in this prospectus, based on management’s knowledge and experience, we believe that these third-party sources are reliable and that the third-party information included in this prospectus or in our estimates is accurate and complete. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

Presentation of Assets, Operations and Financial Statements

Unless the context otherwise indicates, references in this prospectus to the assets and operations of TEP are to the assets owned by TEP as of the date indicated. Since its initial public offering on May 17, 2013, TEP has acquired additional significant assets from Tallgrass Development, including the acquisition of (i) a 100% membership interest in Trailblazer Pipeline Company LLC on April 1, 2014, (ii) a controlling 33.3% membership interest in Tallgrass Pony Express Pipeline, LLC, which we refer to as Pony Express, effective September 1, 2014, and (iii) an additional 33.3% membership interest in Pony Express, effective March 1, 2015. Because, prior to the Reorganization Transactions and this offering, Tallgrass Equity controlled (i) TEP through its ownership of TEP GP and (ii) Tallgrass Development through its ownership of Tallgrass Development’s general partner, each acquisition by TEP of assets from Tallgrass Development was considered a transfer of net assets between entities under common control. As such, the assets TEP acquired from Tallgrass Development were initially recorded at Tallgrass Development’s historic carrying value, which does not correlate to the total acquisition price paid by TEP. In addition, because the acquisitions of the Trailblazer Pipeline and the initial 33.3% membership interest in Pony Express are considered transactions between entities under common control and a change in reporting entity, the financial information presented has been recast to include the Trailblazer Pipeline and the initial 33.3% membership interest in Pony Express for all periods presented subsequent to November 12, 2012. The acquisition of the additional 33.3% membership interest in Pony Express will be accounted for prospectively from March 1, 2015. Further, upon the completion of the Reorganization Transactions and this offering, after any future acquisition of assets from Tallgrass Development, TEP may be required to recast its financial statements to include the activities of such assets as of the date of common control. The consolidated financial statements included in this prospectus for periods prior to TEP’s acquisition of assets under common control may not necessarily be indicative of the actual results of operations that would have occurred if TEP had owned the assets during the periods reported.

References in this prospectus to the historical financial statements of Tallgrass Energy GP, LP are to the consolidated historical financial statements of TEP, the predecessor of Tallgrass Energy GP, LP, included elsewhere in this prospectus. References in this prospectus to the pro forma financial statements of Tallgrass Energy GP, LP are to the pro forma financial statements included elsewhere in this prospectus.

Prior to February 17, 2015, TEP had 16,200,000 subordinated units outstanding. On February 17, 2015, the 16,200,000 subordinated units converted into 16,200,000 common units of TEP according to the terms of TEP’s partnership agreement. Unless otherwise noted, all references in this prospectus to TEP common units include the 16,200,000 common units into which the subordinated units were converted.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical consolidated financial statements and pro forma condensed consolidated financial statements and the notes to those financial statements, and the other documents to which we refer for a more complete understanding of this offering. Furthermore, you should carefully read “Risk Factors” and “Forward-Looking Statements” for more information about important risks that you should consider before making a decision to purchase Class A shares in this offering. Except as otherwise indicated, the information presented in this prospectus assumes (1) an initial public offering price of $25.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), (2) that the underwriters do not exercise their option to purchase additional Class A shares from us and (3) that Tallgrass Equity will use the proceeds from this offering received from us and additional debt proceeds to purchase 20 million TEP common units from Tallgrass Development upon the completion of this offering at $47.68 per TEP common unit (with the price per TEP common unit being determined based on a 2.25% discount to the volume weighted average price of the TEP common units for the 30 trading days prior to April 15, 2015) which units we refer to as the Acquired TEP Units. Upon the completion of this offering, we will own a controlling 22.46% membership interest in Tallgrass Equity (through our role as the sole managing member of Tallgrass Equity), and the Exchange Right Holders will collectively own a non-controlling 77.54% membership interest in Tallgrass Equity. Unless otherwise specifically noted, financial results and operating data are shown on a 100% basis and are not adjusted to reflect the Exchange Right Holders’ collective non-controlling interest in Tallgrass Equity. We include a glossary of some of the terms used in this prospectus as Appendix B.

Tallgrass Energy GP, LP

We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. Our only cash-generating assets at the closing of this offering will consist of 35,311,000 common units in Tallgrass Equity, which we refer to as Tallgrass Equity units, representing a controlling 22.46% membership interest in Tallgrass Equity (through our role as the sole managing member of Tallgrass Equity). At the closing of this offering, Tallgrass Equity will own, through its ownership of TEP GP, all of TEP’s incentive distribution rights, or IDRs, and 834,391 TEP general partner units, representing an approximate 1.37% general partner interest in TEP. Tallgrass Equity will also own directly the Acquired TEP Units, representing an approximate 32.75% limited partner interest in TEP. We believe TEP’s stable, fee-based cash flow and strong potential for future distribution growth will directly benefit us as a result of our interest in Tallgrass Equity.

Based on TEP’s most recent quarterly distribution of $0.4850 per common unit for the fourth quarter of 2014 and the 60,234,105 outstanding common units as of March 31, 2015, aggregate quarterly cash distributions received by Tallgrass Equity would have been approximately $15.1 million ($4.9 million on incentive distribution rights, $9.7 million on the Acquired TEP Units and $0.5 million on the general partner interest). We and the Exchange Right Holders will each receive our proportionate share of the distributions received with respect to the TEP partnership interests owned by Tallgrass Equity, after Tallgrass Equity deducts certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on Tallgrass Equity’s outstanding indebtedness, if any, taxes owed by Tallgrass Equity, and any capital contributed (or retained for future contribution) by Tallgrass Equity to TEP GP for it to maintain its existing general partner interest or attain up to a 2.0% general partner interest in TEP. We intend to pay to our Class A shareholders quarterly distributions equal to the cash Tallgrass Equity distributes to us, less income taxes and any reserves established by our general partner.

TEP is a publicly traded limited partnership primarily engaged in the transportation, storage, and processing of natural gas, the transportation of crude oil and the provision of water business services primarily to the oil and gas exploration and production industry. TEP’s assets are principally located in the Rocky Mountains and Midwest regions, and we believe these assets are an integral part of the energy infrastructure required to transport natural gas and crude oil between producers and consumers in these areas. TEP’s business operations are conducted primarily under long-term, firm, fixed-fee arrangements with its customers. As of March 31, 2015, the market capitalization of TEP’s common units totaled approximately $3.0 billion, including units held by affiliates.

TEP’s existing business is comprised primarily of the Tallgrass Interstate Gas Transmission system, or the TIGT System, the Trailblazer Pipeline, a 66.7% membership interest in Tallgrass Pony Express Pipeline, LLC, or Pony Express, and the Casper and Douglas natural gas processing facilities and the West Frenchie Draw natural gas treating facility, or, collectively, the Midstream Facilities. The TIGT System is a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming. The Trailblazer Pipeline is a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska. Combined, the TIGT System and the Trailblazer Pipeline have approximately 73% of their transportation capacity reserved with a weighted average remaining contract life of approximately 3 years as of December 31, 2014. Pony Express owns a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, referred to as the Pony Express System, with 100% of its current contractible capacity secured by contracts with a weighted average remaining contract life of approximately 5 years as of December 31, 2014. Ten percent of current available design capacity on the Pony Express System is required to be available for uncommitted or “walk-up” shippers and is therefore not under contract. The Midstream Facilities include natural gas processing and treating facilities in the Wind River and Powder River basins with approximately 87% of their available processing capacity under fee-based contracts with a weighted average remaining contract life of approximately 3 years as of December 31, 2014.

TEP’s principal business strategy is to ensure the ongoing stability of its business, while increasing the quarterly cash distributions that it pays to its unitholders over time. TEP intends to pursue a combination of accretive acquisitions from Tallgrass Development and third parties and capitalize on organic expansion opportunities to increase its quarterly cash distributions. Tallgrass Development currently holds the following operating assets, which we refer to as the Development Assets: (i) an approximate 33.3% membership interest in Pony Express, (ii) a 50% interest in, and operation of, Rockies Express Pipeline LLC, or REX and (iii) a 100% interest in Tallgrass Terminals, LLC, or Terminals. Since its initial public offering, TEP has purchased the Trailblazer Pipeline and an approximate 66.7% membership interest in Pony Express from Tallgrass Development. The remaining Development Assets are of strategic interest to TEP and would complement its existing asset base by, among other things, expanding and diversifying its cash flow sources.

Importantly, REX owns an approximately 1,712-mile natural gas pipeline, which we refer to as the Rockies Express Pipeline, with approximately 1.8 Bcf/d of long-haul design capacity that transports Rocky Mountain and Appalachian Basin natural gas. We believe that REX is well-positioned to benefit from changing natural gas flows resulting from recent natural gas developments in the Marcellus and Utica shale formations. For example, REX is pursuing a conversion and upgrade of its easternmost Zone 3, which runs from an interconnect with Panhandle Eastern Pipe Line Company located in Audrain County, Missouri to delivery points in Clarington, Ohio, to become bi-directional and transport up to 1.8 Bcf/d of Appalachian Basin natural gas westward to Midwest markets. REX is also pursuing an expansion of the Zone 3 bi-directional capacity, which would increase total capacity of REX’s Zone 3 conversion project to up to 2.6 Bcf/d. These projects are supported by firm contracts for Zone 3 transportation with weighted average remaining contract life of approximately 17 years. Therefore, we believe that REX represents a significant future growth opportunity for TEP and us.

Through TEP’s existing assets and the additional Development Assets that may be offered by Tallgrass Development to TEP, we believe we are exposed to some of the most important basins and high-consumption regions for natural gas and crude oil in the United States because of the overall supply and demand of the regions that TEP’s and Tallgrass Development’s assets serve. With respect to natural gas supply, TEP and Tallgrass Development operate in the Rocky Mountain and Appalachian regions, two of the largest natural gas regions by production in the United States according to the U.S. Energy Information Administration, or EIA, through the ownership and operation of the TIGT System, Tallgrass Midstream, LLC, the Trailblazer Pipeline, and the Rockies Express Pipeline. With respect to crude oil supply, the Pony Express System sources crude oil from the Bakken and Rocky Mountain regions, two of the largest crude oil production regions in the United States according to EIA. Further, TEP and Tallgrass Development serve natural gas consumer markets in the Midwest, Mid-Atlantic and in portions of the Northeast United States that have historically consisted of, and continue to make up, 42% of end-user demand according to EIA. The Pony Express System, which runs from Guernsey, Wyoming to Cushing, Oklahoma, delivers crude into a significant hub in the U.S. crude market, which is vital both in terms of overall storage capacity, with nearly 20% of the nation’s crude tank farm storage according to EIA, and contribution to the predominant refining regions of the United States. We believe this exposure provides significant optionality for both organic growth and third-party acquisitions. TEP intends to continue pursuing accretive acquisition opportunities as a part of its growth strategy, which we believe will in turn be significantly beneficial to us. We believe that TEP’s presence in strategically important basins, experienced management team, and abundant opportunities for growth, both organically and through acquisitions, provide a strong platform for continued growth over the next several years.

Our management team operates TEP’s assets and the Development Assets. Since TEP’s initial public offering, our management team has successfully implemented a number of growth projects involving both sets of assets, including the following:

•	the construction and conversion (from natural gas to crude oil) of the Pony Express System;

•	an inlet expansion on the west end of the TIGT System;

•	a capacity expansion of the Douglas and Casper natural gas processing plants;

•	the construction of a freshwater transportation pipeline;

•	the construction of a lateral on the Trailblazer Pipeline;

•	the ongoing construction of an approximate 66-mile lateral on the Pony Express System;

•	the construction of the Seneca Lateral on the Rockies Express Pipeline; and

•	contracting volumes for bi-directional flow within the Rockies Express Pipeline’s easternmost Zone 3.

In addition to these growth projects, our management team has successfully executed acquisitions by TEP of BNN Water Solutions, LLC, or Water Solutions, which is TEP’s water services business, the Trailblazer Pipeline, and an approximate 66.7% membership interest in Pony Express.

These activities have resulted in TEP’s quarterly distribution per common unit growing from the minimum quarterly distribution of $0.2875 per unit (prorated) for the second quarter of 2013, TEP’s first quarter as a publicly traded partnership, paid on 40,500,000 common units to $0.4850 per unit for the fourth quarter of 2014 paid on 49,034,105 common units, representing an increase in distributions per common unit of approximately 69%. Throughout that same period, TEP has maintained a high and increasing percentage of fee-based cash flows.

The graph below illustrates the historical growth in TEP’s actual distributions per unit per quarter, the number of TEP common units outstanding and the aggregate distributions paid by TEP on all of its partnership interests during each of the periods presented.

Historical Growth in Quarterly TEP Cash Distributions*

*	TEP’s historical distributions and distribution growth rate are not necessarily indicative of TEP’s ability to distribute similar amounts or continue to increase such distributions in the future.

(1)	The distribution paid with respect to the second quarter of 2013 was a prorated amount of the minimum quarterly distribution of $0.2875 per common unit, based upon the number of days between the closing of TEP’s initial public offering on May 17, 2013 and the end of the second quarter of 2013.
(2)	Represents the approximate number of TEP common units outstanding as of the record date for the distribution paid with respect to the quarter indicated. In connection with its initial public offering on May 17, 2013, TEP issued 40,500,000 limited partner units (14,600,000 to the public and 25,900,000 to Tallgrass Development). Since its initial public offering, TEP has issued an additional 19,734,105 common units, which represents an approximate 49% increase in the total number of units outstanding.

The graph set forth below illustrates the impact on distributions from TEP to Tallgrass Equity as a result of TEP raising or lowering its quarterly cash distribution from its distribution with respect to the fourth quarter of 2014 of $0.4850 per unit, or $1.94 on an annualized basis. It is based on Tallgrass Equity’s direct and indirect ownership of TEP’s IDRs, general partner units and common units as of the closing of this offering. The IDRs entitle Tallgrass Equity to receive, without duplication, the following:

•	13% of all cash distributed in a quarter after $0.3048 has been distributed in respect of each common unit of TEP for that quarter;

•	23% of all cash distributed in a quarter after $0.3536 has been distributed in respect of each common unit of TEP for that quarter; and

•	48% of all cash distributed in a quarter after $0.4313 has been distributed in respect of each common unit of TEP for that quarter.

Based on TEP’s cash distribution for the fourth quarter of 2014, the IDRs participated at the maximum target cash distribution level of 48% for distributions paid with respect to the fourth quarter of 2014. This information is presented for illustrative purposes only and is not intended to be a prediction or forecast of future performance. Please read “Risk Factors.”

Hypothetical Annualized TEP Distributions to Tallgrass Equity

Note: Amounts shown in the graph above represent potential distributions by TEP to Tallgrass Equity assuming different hypothetical TEP distributions per common unit, based on the 60,234,105 common units outstanding as of March 31, 2015. Amounts shown assume that (i) Tallgrass Equity owns 20 million TEP common units, and (ii) TEP GP owns 834,391 TEP general partner units. Amounts shown also assume that TEP GP does not exercise its right to limit or modify IDRs or obtain additional general partner units. Please read “Risk Factors—Risks Inherent in an Investment in Us—We may limit or modify the incentive distributions that Tallgrass Equity is entitled to receive through its ownership of TEP’s incentive distribution rights without the consent of our shareholders, which may reduce cash distributions to you.” In addition, the level of cash distributions Tallgrass Equity receives is subject to risks associated with the underlying business of, and an investment in, TEP, and is calculated in accordance with the terms of TEP’s partnership agreement. Please read “Tallgrass Energy Partners, LP’s Cash Distribution Policy.”

The graph set forth below illustrates the impact on distributions from TEP to Tallgrass Equity at various hypothetical annualized distribution levels if the total number of outstanding TEP common units increased from the number of outstanding common units as of March 31, 2015 of 60,234,105 units. The impact on Tallgrass Equity of changes in TEP’s per unit cash distribution amounts will vary depending on several factors, including the number of TEP’s outstanding partnership interests on the record date for cash distributions, the number of TEP’s outstanding partnership interests owned by Tallgrass Equity on the record date for cash distributions and the impact of the IDR structure. This information is presented for illustrative purposes only and is not intended to be a prediction or forecast of future performance. Please read “Risk Factors.”

Hypothetical Annualized TEP Distributions to Tallgrass Equity

Note: Amounts shown in the graph above represent potential distributions by TEP to Tallgrass Equity assuming different hypothetical TEP distributions per common unit and different hypothetical amounts of TEP common units outstanding. Amounts shown assume that (i) Tallgrass Equity owns 20 million TEP common units and (ii) TEP GP owns 834,391 TEP general partner units. Amounts shown also assume that TEP GP does not exercise its right to limit or modify IDRs or obtain additional general partner units. Please read “Risk Factors—Risks Inherent in an Investment in Us—We may limit or modify the incentive distributions that Tallgrass Equity is entitled to receive through its ownership of TEP’s incentive distribution rights without the consent of our shareholders, which may reduce cash distributions to you.” In addition, the level of cash distributions Tallgrass Equity receives is subject to risks associated with the underlying business of, and an investment in, TEP, and is calculated in accordance with the terms of TEP’s partnership agreement. Please read “Tallgrass Energy Partners, LP’s Cash Distribution Policy.”

(1)	Represents aggregate annual distribution based on the distribution of $0.4850 per unit paid with respect to the fourth quarter of 2014 and the 60,234,105 common units outstanding as of March 31, 2015.

We and the Exchange Right Holders will each receive our proportionate share of the distributions received with respect to the TEP partnership interests owned by Tallgrass Equity, after Tallgrass Equity deducts certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on Tallgrass Equity’s outstanding indebtedness, if any, taxes owed by Tallgrass Equity, and any capital contributed (or retained for future contribution) by Tallgrass Equity to TEP GP for it to maintain its existing general partner interest or attain up to a 2.0% general partner interest in TEP. We intend to pay to our Class A shareholders quarterly distributions equal to the cash Tallgrass Equity distributes to us, less income taxes and any reserves established by our general partner.

Our primary business objective is to increase our cash available for distribution to our Class A shareholders through the execution by TEP of its business strategy. In addition, we may facilitate TEP’s growth activities through agreeing to limit or modify the IDRs on a temporary or permanent basis to enhance TEP’s competitiveness for acquisitions and manage TEP’s overall cost of equity capital while achieving an appropriate balance between short-term and long-term accretion to TEP’s limited partners and the holders of its general partner interest and IDRs. We may also support TEP’s growth by making a loan or capital contribution to TEP with funds raised through the offering of our equity or debt securities or our potential borrowing under a future credit facility to fund an acquisition or growth capital project by TEP or providing TEP with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction. We do not intend to use the proceeds from this offering to facilitate TEP’s growth activities. As described under “Use of Proceeds,” Tallgrass Equity will receive all the proceeds from this offering. At the closing of this offering, Tallgrass Equity intends to enter into a new $150 million revolving credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources Overview,” and to borrow approximately $150 million, the proceeds of which will be used, together with the net proceeds from this offering that Tallgrass Equity receives from us, to purchase 20 million TEP common units from Tallgrass Development at $47.68 per TEP common unit. Tallgrass Equity intends to distribute the remaining proceeds, if any, to the Exchange Right Holders.

While we, like TEP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of TEP. Most notably, (i) we will elect to be treated as a corporation for U.S. federal income tax purposes, (ii) neither our general partner nor the holder of our Class B shares are entitled to receive any distributions from us and (iii) our capital structure does not include incentive distribution rights. Therefore, our distributions will be allocated exclusively to our Class A shares.

We expect our cash distribution for the twelve month period ending June 30, 2016 to be $0.6240 per Class A share, which represents an average quarterly distribution of $0.1560 per Class A share during the period (though the actual distribution paid in the first quarter following this offering will be prorated as described under “—The Offering—Cash distributions”). In general, distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2015, 2016 and 2017, and that during this period, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Please read “—The Offering—Material U.S. federal income tax consequences.”

Tallgrass Energy Partners, LP

General

TEP is a publicly traded, growth-oriented Delaware limited partnership formed in 2013 to own, operate, acquire and develop midstream energy assets in North America. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

TEP’s reportable business segments are:

•	Natural Gas Transportation & Logistics—the ownership and operation of FERC-regulated interstate natural gas pipelines and integrated natural gas storage facilities;

•	Crude Oil Transportation & Logistics—the ownership and operation of a crude oil pipeline system; and

•

Processing & Logistics—the ownership and operation of natural gas processing, treating and fractionation facilities as well as water business services provided primarily to the oil and gas exploration and production industry.

TEP’s Assets

TEP’s assets currently consist of the TIGT System, the Trailblazer Pipeline, the Pony Express System, the Midstream Facilities and Water Solutions, each of which is described in more detail below. The following map shows the TIGT System, the Trailblazer Pipeline, the Midstream Facilities, the Pony Express System and Water Solutions’ fresh water pipeline located in Weld County, Colorado.

Natural Gas Transportation & Logistics Segment

TIGT System.    The TIGT System is a FERC-regulated natural gas transportation and storage system with approximately 4,653 miles of varying diameter transportation pipelines serving Wyoming, Colorado, Kansas, Missouri and Nebraska. The TIGT System primarily provides transportation and storage services to on-system customers such as local distribution companies and industrial users, including ethanol plants, and irrigation and grain drying operations, which depend on the TIGT System’s interconnections to their facilities to meet their demand for natural gas and a majority of whom pay FERC-approved recourse rates. For the year ended December 31, 2014, approximately 87% of the TIGT System’s transportation revenue was generated from contracts with on-system customers.

Trailblazer Pipeline.    The Trailblazer Pipeline is a FERC-regulated natural gas pipeline system with approximately 436-miles of transportation pipelines that begins along the border of Wyoming and Colorado and extends to Beatrice, Nebraska with a total system design capacity of approximately 902 MMcf/d, substantially all of which is subscribed for under firm transportation contracts.

The following tables provide information regarding TEP’s Natural Gas Transportation & Logistics segment assets as of December 31, 2014 and for the years ended December 31, 2014, 2013, and 2012:

	Approximate Number of Miles	Approximate Compression (Horsepower)	Approximate Average Daily Throughput (MMcf/d)
			Year Ended December 31,
			2014	2013	2012
Transportation	5,089	196,958	955	991	1,074

	Overall Gas Storage Capacity (Bcf)	Working Gas Storage Capacity (Bcf)	Maximum Withdrawal Rate (MMcf/d)
Storage	35.1	15.1	210

	Approximate Design Capacity		Total Firm Contracted Capacity(1)	Approximate % of Capacity Subscribed under Firm Contracts	Weighted Average Remaining Firm Contract Life(2)
Transportation	1,982 MMcf/d		1,439 MMcf/d	73%	3 years
Storage	15.1 Bcf	(3)	11 Bcf	73%	7 years

(1)	Reflects total capacity reserved under long-term firm contracts (contracts with an initial duration greater than one year), including backhaul service, as of December 31, 2014.
(2)	Weighted by contracted capacity as of December 31, 2014.
(3)	Represents working gas storage capacity.

Crude Oil Transportation & Logistics Segment

Pony Express System.    TEP owns a 66.7% membership interest in Pony Express, which is consolidated by TEP for financial reporting purposes. Pony Express owns and operates the Pony Express System, an approximately 698-mile crude oil pipeline commencing in Guernsey, Wyoming, and terminating in Cushing, Oklahoma, with delivery points at the Ponca City Refinery and at Deeprock in Cushing. Upon completion of ongoing construction, the Pony Express System will also include an approximately 66-mile lateral in Northeast Colorado that will commence in Weld County, Colorado, and interconnect with the Pony Express System just east of Sterling, Colorado. The lateral in Northeast Colorado is expected to be in service sometime during the second quarter of 2015. Tallgrass Development owns the remaining 33.3% membership interest in Pony Express.

The table below sets forth certain information regarding TEP’s Crude Oil Transportation & Logistics segment as of December 31, 2014 and for the year ended December 31, 2014:

Approximate Design Capacity (bbls/d)(1)	Approximate Contractible Capacity Under Contract(2)	Weighted Average Remaining Firm Contract Life(3)	Approximate Average Daily Throughput (bbls/d)(4)
229,500	100%	5 years	85,229

(1)	In service capacity out of Guernsey, Wyoming as of December 31, 2014. The completion of the lateral on the Pony Express System located in Northeast Colorado will add approximately 90,500 bbls/d of design capacity and is expected to be completed in the second quarter of 2015.

(2)	TEP will always make no less than ten percent of design capacity available for uncommitted, or “walk-up”, shippers. Approximately 100% of the remaining design capacity (or available contractible capacity) is committed under contract.
(3)	Based on the average annual reservation capacity for each such contract’s remaining life.
(4)	Approximate average daily throughput for the year ended December 31, 2014 is reflective of the volumetric ramp up due to commercial in-service of the Pony Express System beginning in October 2014 and delays in the construction and expansion efforts of third-party pipelines with which Pony Express shares joint tariffs.

Processing & Logistics Segment

Midstream Facilities.    TEP owns and operates natural gas processing plants in Casper and Douglas, Wyoming and a natural gas treating facility at West Frenchie Draw, Wyoming. The Casper plant also has a NGL fractionator with a capacity of approximately 3,500 barrels per day.

The natural gas processed and treated at these facilities primarily comes from the Wind River Basin and the Powder River Basin, both in central Wyoming. The Douglas and Casper plants straddle the TIGT System for inlet feed to provide residue gas delivery to the TIGT System. Gathering systems owned by third parties deliver gas into TEP’s processing facilities. NGLs produced by the Casper and Douglas plants are either sold into local markets consisting primarily of retail propane dealers and oil refiners or sold to Phillips 66 Company via its Powder River NGL pipeline.

As of December 31, 2014, approximately 87% of TEP’s reserved capacity was subject to fee-based processing contracts, with the remaining 13% subject to percent of proceeds or keep whole processing contracts.

The table below sets forth certain information regarding TEP’s Processing & Logistics segment as of December 31, 2014 and for the years ended December 31, 2014, 2013, and 2012:

Approximate Plant Capacity (MMcf/d)(1)	Approximate Capacity Under Contract	Weighted Average Remaining Contract Life(2)	Approximate Average Inlet Volumes (MMcf/d)
			Year Ended December 31,
			2014	2013	2012
190	96%	3 years	152	133	123

(1)	The West Frenchie Draw natural gas treating facility treats natural gas before it flows into the Casper and Douglas plants and therefore does not result in additional inlet capacity.
(2)	Based on the average annual reservation capacity for each such contract’s remaining life.

Water Solutions.    TEP also provides water business services through its approximate 80% membership interest in Water Solutions. Water Solutions owns and operates a fresh water transportation pipeline located in Weld County, Colorado that transports water primarily for use in the exploration, development, and production of oil and natural gas. It also sources treated wastewater from municipalities in Texas and recently commenced recycling flowback water and other water produced in association with the production of oil and gas for a customer in Colorado.

For additional information regarding TEP’s assets, please read “Business of Tallgrass Energy Partners, LP.”

TEP’s Strategy

TEP’s principal business objective is to increase its quarterly cash distributions over time while ensuring the ongoing stability of its business. TEP expects to achieve this objective by focusing on the following two core goals:

•	Investment of Capital in Opportunities Offering Attractive Risk-Adjusted Rates of Return.

•

Accretive Acquisitions from Tallgrass Development.    We believe Tallgrass Development will sell its interests in the Development Assets to TEP over time for several reasons, including (a) Tallgrass Development’s obligation under the existing right of first offer in favor of TEP with respect to its remaining interest in Pony Express and its 50% interest in and operation of REX, which we refer to as the Retained Assets, and (b) Tallgrass Development’s and its affiliates’ substantial aligned economic interests in both our performance and the performance of TEP.

•

Organic Development and Increased Utilization.    TEP continually evaluates economically attractive, organic expansion opportunities in existing or new areas of operation that will allow it to leverage its market position and other competitive strengths. Since 2013, our management team has completed or is currently overseeing internal expansion projects of TEP and Tallgrass Development totaling over $2 billion of capital expenditures.

•

Accretive Acquisition from Third-Parties.    TEP plans to continue to seek third-party acquisitions of natural gas and crude oil transportation and logistics, natural gas processing and other energy assets that have characteristics and return opportunities similar to its current business lines and enable TEP to leverage its existing assets, knowledge and skill sets.

•	Financial Stability and Flexibility.

•

Stable Operating Cash Flow.    TEP will seek to continue to maintain and grow cash flows by increasing utilization of its existing assets in a cost effective manner by focusing on customer service and by maintaining and growing the fee-based component of its contract portfolio through contract renewal negotiations, acquisitions or other growth projects.

•

Conservative Capitalization and Financing Policies.    TEP intends to maintain a conservative and balanced capital structure which, when combined with its stable, fee-based cash flows, will afford it efficient access to the capital markets at a competitive cost of capital.

For a discussion of the possible risks that could adversely affect TEP’s strategy, please read “Risk Factors—Risks Related to TEP’s Business.”

TEP’s Competitive Strengths

We believe that TEP is well-positioned to successfully execute its strategy because of the following competitive strengths:

•

Stable Cash Flows Supported by Traditional Midstream Assets.    We believe that TEP’s midstream assets, along with its contract profile, give it the ability to maintain stable cash flows and provide operating visibility and flexibility.

•

Strategic Infrastructure with Close Proximity to Demand Markets and Supply Sources.    We believe TEP’s assets represent an important link to end-user markets in the Midwest and are well positioned to provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

•

Relationship with Tallgrass Development.    We believe that Tallgrass Development and its affiliates, which will hold, directly and indirectly, significant ownership interests in TEP and TEGP upon the completion of this offering, have substantial aligned economic interests in both our performance and the performance of TEP and, therefore, are motivated to promote and support the successful execution of TEP’s principal business objectives and to pursue projects that directly or indirectly enhance the value of TEP’s assets.

•

Financial Flexibility to Pursue Expansion and Acquisition Opportunities.    We believe that TEP’s cash flows and access to debt and equity capital markets will provide it financial flexibility to competitively pursue acquisition and expansion opportunities.

•

Incentivized Management Team.    We believe TEP’s management team is strongly incentivized to grow TEP’s business and cash flows through their indirect ownership interests in Holdings, Tallgrass Equity and us.

Our Relationship with Tallgrass Development

Following the completion of this offering, Tallgrass Development is expected to indirectly own 6,355,480 common units of TEP (assuming Tallgrass Equity purchases 20 million Acquired TEP Units from Tallgrass Development). As such, we believe Tallgrass Development is motivated to promote and support the successful execution of TEP’s principal business objectives, including the direct or indirect enhancement of the value of TEP’s assets through, for example, the right of first offer with respect to the Retained Assets held by Tallgrass Development, other acquisition opportunities and an executive team with significant industry and management expertise. Although it is uncertain if or when Tallgrass Development will make acquisition opportunities available to TEP, we believe Tallgrass Development will be incentivized to offer TEP the opportunity to acquire each of the Development Assets and other acquisition opportunities in a manner consistent with their previous offers and sale of the Trailblazer Pipeline and the approximate 66.7% membership interest in Pony Express, each of which was immediately accretive to TEP, because of the significant economic interest Tallgrass Development and its affiliates hold in TEP.

Risk Factors

An investment in our Class A shares involves risks. For more information about these and other risks, please read “Risk Factors.” You should consider carefully these risk factors together with all of the other information included in this prospectus before you invest in our Class A shares.

Preliminary Estimate of Selected First Quarter 2015 Financial Results

Financial information for TEP as of and for the three months ended March 31, 2015 is not yet available. However, based on the information and data currently available, management estimates on a preliminary basis, that net income attributable to partners of TEP for the three months ended March 31, 2015 is expected to be between $31.9 million and $32.6 million compared to $12.9 million for the three months ended March 31, 2014. Adjusted EBITDA of TEP for the three months ended March 31, 2015 is expected to be between $52.4 million and $53.1 million compared to $22.1 million for the three months ended March 31, 2014. Distributable cash flow of TEP for the three months ended March 31, 2015 is expected to be between $46.1 million and $47.2 million compared to $20.1 million for the three months ended March 31, 2014. Expected distributable cash flow of TEP for the three months ended March 31, 2015 is expected to represent a coverage ratio of between 1.19 to 1.22. A distribution of $0.52 per TEP common unit for the three months ended March 31, 2015 was declared on April 14, 2015 and will be paid on May 14, 2015 to TEP unitholders of record as of April 24, 2015.

The estimated increase in TEP’s net income attributable to partners for the three months ended March 31, 2015 as compared to the prior year period is primarily attributable to the acquisition of Trailblazer effective April 1, 2014, the acquisition of a 33.3% membership interest in Pony Express effective September 1, 2014, and the acquisition of an additional 33.3% membership interest in Pony Express effective March 1, 2015 (collectively,

“the Pony Express and Trailblazer Acquisitions”), partially offset by a noncash loss recognized on the sale of compressor assets. The estimated increase in TEP’s Adjusted EBITDA and distributable cash flow for the three months ended March 31, 2015 as compared to the prior year period is primarily attributable to the Pony Express and Trailblazer Acquisitions. For the three months ended March 31, 2015, TEP received a prorated minimum quarterly preference payment from Pony Express of $23.5 million. For the remainder of 2015, TEP will receive a minimum quarterly preference payment of $36.65 million for its 66.7% membership interest. To the extent that Pony Express does not have sufficient distributable cash flow to cover this preference payment, Tallgrass Development, as the noncontrolling interest owner, is required to contribute cash to Pony Express to fund the excess preference payment. Pony Express had sufficient distributable cash flow to cover the $23.5 million preference payment paid to TEP for the three months ended March 31, 2015.

TEP has prepared these estimates on a basis materially consistent with its historical financial results and with its calculation of Adjusted EBITDA and distributable cash flow as presented in its most recent filings with the Securities and Exchange Commission. These estimated ranges are preliminary and unaudited and are thus inherently uncertain and subject to change. Given the timing of these estimates, TEP has not completed its customary quarterly close and review procedures as of and for the three months ended March 31, 2015, and its actual results for this period may differ from these estimates. During the course of the preparation of its consolidated financial statements and related notes as of and for the three months ended March 31, 2015, TEP may identify items that could cause its final reported results to be different from the preliminary financial estimates presented above. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates for the three months ended March 31, 2015 are not necessarily indicative of the results to be achieved for any future period. TEP does not expect its consolidated financial statements and related notes as of and for the period ended March 31, 2015 to be publicly announced or filed with the SEC until after the effective date of the registration statement of which this prospectus forms a part.

The following table reconciles estimated Adjusted EBITDA to estimated net income attributable to partners and estimated distributable cash flow to estimated Adjusted EBITDA for the three months ended March 31, 2015 and Adjusted EBITDA to net income attributable to partners and distributable cash flow to Adjusted EBITDA for the three months ended March 31, 2014 (as reported in TEP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014).

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014 (as reported)
	Low Estimate	High Estimate
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Income Attributable to Partners
Net income attributable to partners	31,919	32,619	12,900
Add:
Interest expense, net of noncontrolling interest	3,440	3,440	1,324
Depreciation and amortization expense, net of noncontrolling interest	20,533	20,533	6,514
Non-cash (gain) loss related to derivative instruments	(90)	(90)	351
Non-cash compensation expense	1,527	1,527	941
Loss on sale of assets	4,483	4,483	—
Distributions from unconsolidated investment	—	—	508
Less:
Non-cash loss allocated to noncontrolling interest	(9,377)	(9,377)	—
Equity in earnings of unconsolidated investment	—	—	(444)

Adjusted EBITDA	52,435	53,135	22,094
Less:
Pony Express deficiency payments utilized, net	(971)	(771)	—
Maintenance capital expenditures	(1,611)	(1,411)	(839)
Cash interest expense	(3,031)	(3,031)	(1,173)
Distributions to noncontrolling interests	(740)	(740)	—

Distributable Cash Flow	46,082	47,182	20,082

Note: The preliminary financial information and estimates set forth above have been prepared by, and are the responsibility of, TEP’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial information or estimates. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Organizational Structure

The diagram below depicts our simplified organizational structure immediately following the completion of the Reorganization Transactions and this offering (assuming the underwriters’ option to purchase additional Class A shares is not exercised):

1.	Exchange Right Holders include Tallgrass Holdings, LLC, an affiliate of EMG (which owns approximately 38% of the voting interests of Holdings), KIA VIII (Rubicon), L.P. and KEP VI AIV (Rubicon), LLC, affiliates of Kelso (which owns approximately 37% of the voting interests of Holdings), Tallgrass KC, LLC, an entity owned by members of management (which owns approximately 25% of the voting interests of Holdings), and certain other investors (which own, collectively, a de minimis percentage of the voting interests of Holdings).
2.	Through our role as the sole managing member of Tallgrass Equity.

Reorganization Transactions

We are a Delaware limited partnership formed in February 2015. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

Tallgrass Equity, formerly known as Tallgrass GP Holdings, LLC, is a privately held limited liability company that currently owns the general partners of Tallgrass Development and TEP. In connection with the completion of this offering, the following transactions will be effected, which will result in the revised organizational structure depicted above under “Organizational Structure”:

•

Tallgrass Equity will distribute its interests in Holdings and Holdings will distribute its existing limited partner interest in TEGP, respectively, to the Exchange Right Holders. Holdings is the owner of our general partner and is the general partner of Tallgrass Development;

•	We will issue 35,311,000 Class A shares to the public for net proceeds of approximately $859.9 million;

•	The existing limited partner interests in TEGP held by the Exchange Right Holders will be converted into 121,918,440 Class B shares;

•

Tallgrass Equity will issue units representing a 22.46% membership interest in Tallgrass Equity to us in exchange for the $859.9 million in net proceeds from the issuance of our Class A shares to the public and the limited liability company agreement of Tallgrass Equity will be amended to provide that we are the managing member of Tallgrass Equity; and

•

Tallgrass Equity will enter into a $150 million revolving credit facility and borrow $150 million thereunder, and will use the aggregate proceeds from these borrowings together with the net proceeds from this offering that Tallgrass Equity receives from us, to purchase 20 million TEP common units from Tallgrass Development at $47.68 per TEP common unit and pay offering expenses and other transaction costs. Tallgrass Equity intends to distribute the remaining proceeds, if any, to the Exchange Right Holders.

Upon completion of the Reorganization Transactions, our only cash-generating assets will be Tallgrass Equity units representing 22.46% of the membership interests in Tallgrass Equity, which will directly own (i) the Acquired TEP Units, representing an approximate 32.75% limited partner interest in TEP, and (ii) all of the membership interests of TEP GP. TEP GP owns all of the IDRs and 834,391 general partner units, representing an approximate 1.37% general partner interest in TEP.

Our Class A Shares and Class B Shares

Our partnership agreement will provide for two classes of shares, Class A shares and Class B shares, representing limited partner interests in us. Only the holders of our Class A shares are entitled to participate in our distributions. Each Class A share will also be entitled to one vote on the limited matters to be voted on by our shareholders.

Class B shares are not entitled to receive distributions but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. We do not intend to list Class B shares on any stock exchange. All of our Class B shares will initially be owned by the Exchange Right Holders. For a description of the rights and privileges of shareholders under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.”

Exchange Right

The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

For purposes of any transfer or exchange of Tallgrass Equity units initially owned by the Exchange Right Holders and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement will contain provisions effectively linking each Tallgrass Equity unit with one of our Class B shares. Class B shares cannot be transferred without transferring an equal number of Tallgrass Equity units and vice versa.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. For additional information, please read “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Tallgrass Equity.”

Holding Company Structure

Our post-offering organizational structure will allow the Exchange Right Holders to retain a direct equity ownership in Tallgrass Equity, which is classified as a partnership for U.S. federal income tax purposes. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in Tallgrass Equity through our ownership of Tallgrass Equity units. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

Pursuant to our partnership agreement and the Tallgrass Equity limited liability company agreement, our capital structure and the capital structure of Tallgrass Equity will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the Tallgrass Equity units and our Class B shares, on the one hand, and our Class A shares, on the other hand.

The holders of interests in Tallgrass Equity units, including us, will be subject to tax on their share of any taxable income of Tallgrass Equity and will be allocated their share of any taxable loss of Tallgrass Equity.

For additional information, please read “Organizational Structure—Holding Company Structure” and “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Tallgrass Equity.”

Our and TEP’s Management

Our general partner’s board of directors and executive officers will manage our operations and activities. Class A shareholders are limited partners and will not participate in the management of our operations. Our general partner is liable for all of our debts and other obligations (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Our general partner has the sole discretion to incur indebtedness or other obligations on our behalf on a non-recourse basis. Neither our general partner nor any of its affiliates will receive any management fee in connection with the management of our business.

Unlike shareholders in a publicly traded corporation, our shareholders will not be entitled to select our general partner or elect the members of the board of directors of our general partner. Holdings is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including our independent directors. Holdings currently has a six person board of managers. Pursuant to the terms of Holdings’ limited liability company agreement that will be entered into as part of the Reorganization Transactions, EMG, Kelso and Tallgrass KC will each have the right to designate two members of the board of managers of Holdings for so long as they maintain certain ownership percentages in Holdings. Please read “Management— Our Management and Governance.” All of the executive officers and directors of our general partner are also officers and/or directors of TEP GP and Holdings. For additional information regarding the election of the directors of our general partner and TEP GP, please read “Management—Election of Directors.” Upon completion of this offering, our general partner will have six directors, one of which will have been appointed to the audit committee of the board of directors of our general partner and all of which also serve as a director to TEP GP. Under the listing requirements of the New York Stock Exchange, or NYSE, the board of directors of our general partner will be required to have an audit committee consisting of at least three independent directors meeting the NYSE’s independence standards within one year following the date our Class A shares are listed for trading on the NYSE.

In order to maintain operational flexibility, TEP’s operations are conducted through, and TEP’s operating assets are owned by, operating subsidiaries. However, neither TEP nor any of its operating subsidiaries have any employees; all of the employees that conduct TEP’s business are employed by Tallgrass Management, LLC, or Tallgrass Management. Similarly, we and Tallgrass Equity do not have employees; all of the employees that conduct our and Tallgrass Equity’s businesses, respectively, are employed by Tallgrass Management.

Tallgrass Equity will reimburse Tallgrass Management and its affiliates for all expenses it incurs and payments it makes (i) on our behalf, (ii) on behalf of our general partner, or (iii) for any other purposes related to our business and activities or those of our general partner, pursuant to an omnibus agreement, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain corporate, general and administrative services, in each case, to the extent properly allocable to us. Any direct expenses associated with being a separate publicly traded entity will be borne by Tallgrass Equity. We currently anticipate that Tallgrass Equity’s reimbursable expenses will be approximately $2.0 million for the twelve month period ending June 30, 2016. Neither our partnership agreement nor our omnibus agreement will limit the amount of expenses for which our general partner, Tallgrass Management and their respective affiliates may be reimbursed by Tallgrass Equity. All reimbursements to our general partner, Tallgrass Management and their respective affiliates by Tallgrass Equity will proportionately reduce cash distributions by Tallgrass Equity to its members, which in turn will reduce the amount of cash we distribute to our shareholders.

Principal Executive Offices

Our principal executive offices are located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, and our phone number is (913) 928-6060. Our website address will be located at www.tallgrassenergy.com, and the portion of the website applicable to our business will be activated at the completion of this offering. We expect to make our periodic reports and other information filed or furnished to the Securities and Exchange Commission, which we refer to as the SEC, available, free of charge, on our website. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

Summary of Conflicts of Interest and Duties

Our general partner has a duty to manage us in a manner it believes is in the best interests of our partnership and our shareholders. However, the officers and directors of our general partner also have a duty to manage the business of our general partner in a manner they believe is in the best interests of its owner, Holdings. As a result of this relationship, conflicts of interest may arise in the future between us and our shareholders, on the one hand, and our general partner and its affiliates, including Holdings, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to our Class A shareholders. For a more detailed description of the conflicts of interest and duties of our general partner, please read “Risk Factors—Risks Related to Conflicts of Interest” and “Conflicts of Interest and Fiduciary Duties.”

We anticipate that all of the officers and a majority of the directors of our general partner will also be officers or directors of TEP GP and, as a result, have separate contractual duties that govern their management of TEP’s business. Consequently, these officers and directors may encounter situations in which their obligations to us, on the one hand, and TEP, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our shareholders. In addition, our general partner’s officers who also serve as officers of TEP GP may face conflicts in allocating their time spent on our behalf and on behalf of TEP. These time allocations may adversely affect our or TEP’s results of operations, cash flows, and financial condition. It is unlikely that these allocations will be the result of arms-length negotiations between our general partner and TEP GP.

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement will contain various provisions that eliminate and replace the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of our general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our shareholders for actions taken by our general partner that might otherwise constitute breaches of its fiduciary duties. Our partnership agreement will also provide that affiliates of our general partner, including Holdings and its affiliates, are not restricted from competing with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us. By purchasing a Class A share, the purchaser agrees to be bound by the terms of our partnership agreement, and each Class A shareholder is treated as having consented to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties of Our General Partner” for a description of the fiduciary duties imposed on our general partner by Delaware law, the replacement of those duties with contractual standards under our partnership agreement and certain legal rights and remedies available to holders of our Class A shares. For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about executive compensation arrangements in our periodic reports.

We have elected to take advantage of certain applicable JOBS Act provisions. Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period for complying with new or revised accounting standards.

We will cease to be an emerging growth company prior to the last day of the fiscal year following the fifth anniversary of this offering if we (i) have more than $1.0 billion in annual revenues, (ii) issue more than $1.0 billion of non-convertible debt over a three-year period or (iii) qualify as a “large accelerated filer” under the SEC rules, which requires, among other things, that we have more than $700 million in market value of our limited partner interests held by non-affiliates on the last business day of the most recently completed second fiscal quarter and have been subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for at least 12 calendar months.

The Offering

Class A shares offered to the public	35,311,000 Class A shares.

We may issue up to 5,296,650 additional Class A shares if the underwriters exercise their option to purchase additional Class A shares in full.

Class A shares outstanding after this offering	35,311,000 Class A shares (or 40,607,650 Class A shares if the underwriters exercise their option to purchase additional Class A shares in full).

If all outstanding Class B shares and Tallgrass Equity units held by the Exchange Right Holders were exchanged for newly issued Class A shares on a one-for-one basis, 157,229,440 Class A shares would be outstanding (regardless of whether the underwriters’ option to purchase additional Class A shares is exercised).

Class B shares outstanding after this offering	121,918,440 Class B shares (or 116,621,790 Class B shares if the underwriters exercise their option to purchase additional Class A shares from us in full) or one Class B share for each Tallgrass Equity unit held by the Exchange Right Holders immediately following this offering. Class B shares vote as a class with Class A shares, but have no right to receive distributions. When a Tallgrass Equity unit currently held by an Exchange Right Holder is exchanged for a Class A share, a Class B share will be cancelled.

Voting power of Class A shares immediately after giving effect to this offering	22.46% (or 100% if all outstanding Tallgrass Equity units held by the Exchange Right Holders were exchanged, along with a corresponding number of Class B shares, for newly-issued Class A shares on a one-for-one basis).

25.83% if the underwriters exercise in full their option to purchase additional Class A shares from us (or 100% if all outstanding Tallgrass Equity units held by the Exchange Right Holders were exchanged, along with a corresponding number of Class B shares, for newly-issued Class A shares on a one-for-one basis).

Voting power of Class B shares immediately after giving effect to this offering	77.54% (or 0% if all outstanding Tallgrass Equity units held by the Exchange Right Holders were exchanged, along with a corresponding number of Class B shares, for newly-issued Class A shares on a one-for-one basis).

74.17% if the underwriters exercise in full their option to purchase additional Class A shares from us (or 0% if all outstanding Tallgrass Equity units held by the Exchange Right Holders were exchanged, along with a corresponding number of Class B shares, for newly-issued Class A shares on a one-for-one basis).

Use of proceeds	We expect to receive approximately $859.9 million of net proceeds from the sale of the Class A shares (or approximately $988.9 million if the underwriters exercise their option to purchase additional Class A shares in full), based upon the assumed initial public offering price of $25.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions.

We will contribute the net proceeds of this offering to Tallgrass Equity in exchange for Tallgrass Equity’s issuance to us of 35,311,000 Tallgrass Equity units.

At the closing of this offering, Tallgrass Equity intends to enter into a new $150 million revolving credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources Overview,” and to borrow approximately $150 million, the proceeds of which will be used, together with the net proceeds from this offering that Tallgrass Equity receives from us, to purchase 20 million TEP common units from Tallgrass Development at $47.68 per TEP common unit. Tallgrass Equity intends to distribute the remaining proceeds, if any, to the Exchange Right Holders.

If the underwriters exercise their option to purchase additional Class A shares, we intend to use the proceeds from the sale of such shares to purchase a corresponding number of Tallgrass Equity units from the Exchange Right Holders (which would equal 5,296,650 additional Tallgrass Equity units if the underwriters exercise their option to purchase additional Class A shares in full). In this case, an equivalent number of Class B shares will be cancelled. After the application of the net proceeds from this offering, we will own a 22.46% membership interest in Tallgrass Equity (or a 25.83% membership interest if the underwriters’ option to purchase additional Class A shares is exercised in full). Please read “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities.”

A $1.00 increase or decrease in the assumed initial public offering price of $25.50 per Class A share would cause the net proceeds from the offering, after deducting underwriting discounts and commissions, to increase or decrease, respectively, by approximately $33.7 million.

Cash distributions	For the twelve month period ending June 30, 2016, we expect to pay cash distributions of $0.6240 per Class A share, which represents an average quarterly distribution of $0.1560 per Class A share during the period. Our ability to pay cash distributions at this initial rate is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

Any cash distribution that we pay for the first quarter that we are a publicly traded company will be prorated to our Class A shareholders. This cash distribution, if any, will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. We expect to pay this cash distribution on or about August 24, 2015. Any distributions received by Tallgrass Equity from TEP and TEP GP related to periods prior to the closing of this offering will be paid to Tallgrass Development and the Exchange Right Holders, respectively.

Our pro forma available cash for the year ended December 31, 2014 would have been approximately $7.5 million. This amount would not have been sufficient for us to pay our estimated aggregate distribution of $22.0 million on all of our Class A shares for the twelve month period ending June 30, 2016.

We believe that we will have sufficient available cash to pay the estimated aggregate distribution for the twelve month period ending June 30, 2016. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Issuance of additional securities	Our partnership agreement will authorize us to issue an unlimited number of additional Class A shares and other equity securities without the approval of our shareholders. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage and operate us. You will have only limited voting rights on matters affecting our business. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our partnership agreement.

You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 80% of our outstanding shares, including any shares owned by our general partner, the Exchange Right Holders and their respective affiliates. Following the completion of this offering, the Exchange Right Holders will own an aggregate of approximately 77.54% of our shares, or 74.17% of our shares if the underwriters exercise their option to purchase additional Class A shares in full. This will give the Exchange Right Holders the ability to prevent the involuntary removal of our general partner. Please read “Description of Our Partnership Agreement—Limited Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of our outstanding shares, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the remaining Class A shares at a price not less than the then current market price of the Class A shares as calculated in accordance with our partnership agreement.

Exchange Right	The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units into Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. For additional information, please read “Certain Relationships and Related Party Transactions—Exchange Right.”

Directed share program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the Class A shares offered by this prospectus for sale to some of the directors, officers, employees, business associates and related persons of our general partner, Holdings and their respective affiliates. If these persons purchase reserved Class A shares, the purchased Class A shares will be subject to the lock-up restrictions described in “Underwriting” and the purchased Class A Shares will reduce the number of Class A shares available for sale to the general public. Any reserved Class A shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other Class A shares offered by this prospectus. Please read “Underwriting.”

Material U.S. federal income tax consequences	Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes. Under current law, our federal taxable income will be subject to a U.S. federal income tax at rates of up to 35% (and a 20% alternative minimum tax on our alternative minimum taxable income in certain cases), and we may be liable for state income taxes at varying rates in states in which TEP operates. Distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. Like distributions on corporate stock, our distributions will only be treated as dividends to the extent of our current or accumulated earnings and profits (as computed for federal income tax purposes).

We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2015, 2016 and 2017, and that during these periods, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Distributions not treated as taxable dividends will reduce your tax basis in your Class A shares, or will be taxable as capital gain to the extent they exceed your tax basis in your Class A shares. For additional information, please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Distributions.”

In addition, as the Exchange Right Holders exchange their retained interests in Tallgrass Equity and Class B shares in us into our Class A shares in the future, we expect to benefit from additional tax deductions resulting from those exchanges, the amount of which will vary depending on the value of the Class A shares at the time of the exchange. For additional information relating to our exchangeable structure, please read “Organizational Structure.”

Agreement to be bound by the partnership agreement	By purchasing a Class A share, you will be deemed to have agreed to be bound by all the terms of our partnership agreement.

Listing and trading symbol	We intend to apply to list our Class A shares on the New York Stock Exchange under the symbol “TEGP.”

Summary Historical Financial Data

The following table shows the summary historical financial and operating data of our predecessor, TEP, in each case for the periods and as of the dates indicated. In connection with TEP’s initial public offering on May 17, 2013, Tallgrass Development contributed to TEP its equity interests in the combined results of operations of Tallgrass Interstate Gas Transmission, LLC and Tallgrass Midstream, LLC, which TEP refers to collectively as TEP’s Predecessor. The term “TEP Pre-Predecessor” refers to the combined results of operations of TEP’s Predecessor prior to November 13, 2012, the date Kinder Morgan Energy Partners, LP sold those assets, among others, to Tallgrass Development. The summary historical statements of operations and cash flow data for the years ended December 31, 2014 and 2013, the period from November 13, 2012 to December 31, 2012, the period from January 1, 2012 to November 12, 2012 and the balance sheet data as of December 31, 2014 and 2013 are derived from the audited financial statements included elsewhere in this prospectus. For additional information regarding the presentation of TEP’s financial statements, please read “Presentation of Assets, Operations and Financial Statements.”

We were formed in February 2015 and, therefore, do not have historical financial statements. Upon completion of the Reorganization Transactions and this offering, we will own an approximate 22.46% of Tallgrass Equity, which will directly own TEP common units and indirectly own TEP’s IDRs and an approximate 1.37% general partner interest in TEP. Upon the completion of the Reorganization Transactions and this offering, our cash flows will consist of distributions from Tallgrass Equity on the membership interests we own in it. Because we have a controlling interest in Tallgrass Equity that owns TEP GP and 20 million TEP common units, we will reflect our ownership interest in Tallgrass Equity on a consolidated basis, which means that our financial results will be consolidated with those of Tallgrass Equity, TEP and TEP GP.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical financial statements referenced above. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma financial statements of TEGP as of and for the year ended December 31, 2014, are derived from the historical audited financial statements of TEP and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. These pro forma financial statements have been prepared to reflect the Reorganization Transactions and TEP’s acquisition of an additional 33.3% membership interest in Pony Express in March 2015 and related financing transactions.

	Pro Forma for TEGP	Consolidated Historical for TEP				TEP Pre- Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013		Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands, except per unit amounts)
Statement of operations data:
Revenue	$371,556	$371,556	$290,526		$38,572	$220,292
Operating income	53,413	53,413	33,999		69	50,113
Net income (loss)	51,554	59,329	7,624		(2,618)	51,496
Net income (loss) attributable to partners	5,851	70,681	9,747		(2,366)	51,496
Net income per limited partner unit - basic		$1.39	$0.17	(1)	N/A	N/A
Net income per limited partner unit - diluted		$1.36	$0.17	(1)	N/A	N/A
Pro forma net income per Class A share - basic(2)	$0.17
Pro forma net income per Class A share - diluted(2)	$0.17

	Pro Forma for TEGP	Consolidated Historical for TEP
	Year Ended December 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013
	(in thousands, except per unit amounts)
Balance sheet data (at end of period):
Property, plant and equipment, net	$1,853,081	$1,853,081	$1,116,806
Total assets	2,741,601	2,457,197	1,631,413
Long-term debt	857,051	559,000	135,000
Other:
Distributions declared per common unit		$1.6000	$0.7547

(1)	The net income allocated to the limited partners was based upon the number of days between the closing of TEP’s initial public offering on May 17, 2013 to December 31, 2013.
(2)	Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the Class A shareholders, by the number of Class A shares expected to be outstanding at the completion of this offering. For purposes of this calculation we assumed that the number of Class A shares outstanding was 35,311,000. All units were assumed to have been outstanding since January 1, 2014. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive shares at the date of closing of the Offering. Class B shares will not share in TEGP’s earnings. Accordingly, pro forma basic and diluted net income per Class B share has not been presented.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in this prospectus, in your evaluation of an investment in our Class A shares. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, we might not be able to pay or sustain our estimated annualized initial quarterly distribution on our Class A shares, the trading price of our Class A shares could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our only cash-generating assets are our interests in Tallgrass Equity and therefore our cash flow will be entirely dependent upon the ability of TEP to make cash distributions to Tallgrass Equity, and the ability of Tallgrass Equity to make cash distributions to us.

We currently anticipate that the only source of our earnings and cash flow will be cash distributions from Tallgrass Equity, which will consist exclusively of cash distributions from TEP. The amount of cash that TEP will be able to distribute to its partners, including Tallgrass Equity, each quarter principally depends upon the amount of cash it generates from its business. For a description of certain factors that can cause fluctuations in the amount of cash that TEP generates from its business, please read “—Risks Related to TEP’s Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” TEP may not have sufficient available cash each quarter to continue paying distributions at its current level or at all. If TEP reduces its per unit distribution, either because of reduced operating cash flow, higher expenses, capital requirements or otherwise, we will have less cash available for distribution to you and would likely be required to reduce our per share distribution to you. You should also be aware that the amount of cash TEP has available for distribution depends primarily upon TEP’s distributable cash flow, including cash flow from the release of financial reserves as well as borrowings, not profitability, which will be affected by non-cash items. As a result, TEP may make cash distributions during periods when it records losses and may not make cash distributions during periods when it records profits.

Furthermore, Tallgrass Equity’s ability to distribute cash to us and our ability to distribute cash received from Tallgrass Equity to our Class A shareholders is limited by a number of factors, including:

•

Tallgrass Equity’s payment of costs and expenses associated with our, Holdings’ and Tallgrass Equity’s operations, including expenses we will incur as a result of being a public company, which costs and expenses are not subject to a limit pursuant to the omnibus agreement;

•	our payment of any income taxes;

•	interest expense and principal payments on any indebtedness incurred by TEP, Tallgrass Equity, TEP GP or us;

•	restrictions on distributions contained in Tallgrass Equity’s and TEP’s respective revolving credit facilities and any future debt agreements entered into by Tallgrass Equity, TEP, TEP GP or us;

•

reserves created by our general partner as necessary to permit Tallgrass Equity to make required capital contributions to TEP GP for it to maintain or attain up to a 2.0% general partner interest in TEP; and

•

reserves our general partner or TEP GP establish for the proper conduct of our, Tallgrass Equity’s or TEP’s business, including reserves to comply with applicable law or any agreement binding on us, our subsidiaries, Tallgrass Equity, Tallgrass Equity’s subsidiaries, TEP and TEP’s subsidiaries, which reserves are not subject to a limit pursuant to our partnership agreement, TEP’s partnership agreement or Tallgrass Equity’s limited liability company agreement.

A material increase in amounts paid or reserved with respect to any of these factors could restrict our ability to pay quarterly distributions to our Class A shareholders.

We believe that we will have sufficient available cash to pay the estimated cash distribution on all of our Class A shares for the twelve month period ending June 30, 2016. For additional information, please read “Our Cash Distribution Policy and Restrictions on Distributions.” However, we can provide no assurance that we will be able to pay distributions at or above our estimated cash distribution for the twelve month period ending June 30, 2016 of $0.6240 per Class A share, which represents an average quarterly distribution of $ 0.1560 per Class A share, or at all. The actual amount of cash that is available for distribution to our Class A shareholders will depend on numerous other factors, many of which are beyond our control or the control of our general partner.

The assumptions underlying the estimated minimum cash available for distribution that we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

The estimated minimum cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes TEP’s estimated results of operations, Adjusted EBITDA and cash available for distribution for the twelve month period ending June 30, 2016 that will be necessary in order for us to pay the estimated aggregate cash distribution on all of our Class A shares during the period. We estimate that TEP’s estimated minimum cash available for distribution for the twelve month period ending June 30, 2016 will be approximately $206.1 million, as compared to approximately $96.1 million for the year ended December 31, 2014 on a pro forma basis. The prospective financial information has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the estimates are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. We expect that any significant variances between our actual and estimated cash available for distribution will primarily be driven by the distribution per TEP common unit, which will vary based on TEP’s cash available for distribution, and the number of TEP common units outstanding. We expect that any significant variances between TEP’s actual cash available for distribution during the twelve-month period ending June 30, 2016 and estimated cash available for distribution will be primarily driven by differences between (i) actual and estimated in-service dates for the Pony Express expansion to accommodate approximately 30,000 additional bbls/d of crude oil volumes, (ii) actual and estimated walk-up volumes on the Pony Express System and (iii) actual and estimated average inlet volumes at our Midstream Facilities. If we do not achieve the estimated results, we may not be able to pay the full estimated cash distribution for the twelve month period ending June 30, 2016 or any amount on our Class A shares during such period, in which event the market price of our Class A shares may decline materially.

We may limit or modify the incentive distributions that Tallgrass Equity is entitled to receive through its ownership of TEP’s incentive distribution rights without the consent of our shareholders, which may reduce cash distributions to you.

Upon the completion of this offering, we will own a 22.46% membership interest in Tallgrass Equity, which, through its ownership of all the membership interests in TEP GP, is entitled to receive increasing percentages (up to a maximum of 48%, to the extent not modified) of any cash distributed by TEP in excess of $0.3048 per TEP common unit in any quarter. The majority of the cash flow we receive from Tallgrass Equity is expected to be derived from its ownership of these IDRs. For the twelve month period ending June 30, 2016, we expect that approximately 49.5% of the cash that we receive from Tallgrass Equity will be attributable to Tallgrass Equity’s ownership of the IDRs. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

TEP, like other publicly traded partnerships, generally targets acquisitions or expansion capital projects that, after giving effect to related costs and expenses, would be expected to be accretive, meaning it would increase cash distributions per unit in future periods. Because Tallgrass Equity, through its ownership of TEP GP, currently participates in the IDRs at all levels, including the highest sharing level of 48%, it is harder for an acquisition or capital project to show accretion for the common unitholders of TEP than if the IDRs received less incremental cash flow. As a result, our general partner may cause TEP’s general partner to modify or reduce the IDRs to facilitate a particular acquisition or expansion capital project. Any such reduction or modification of IDRs will reduce the amount of cash that would have otherwise been distributed by Tallgrass Equity to us, which will in turn reduce the cash distributions we would otherwise be able to pay to you. Please read “Our Cash Distribution Policy and Restrictions on Distributions—General—The IDRs that Tallgrass Equity Indirectly Owns May Be Limited or Modified Without Your Consent.” Our shareholders will not be able to vote on or otherwise prohibit TEP’s general partner from modifying the TEP IDRs, and our general partner may cause TEP’s general partner to reduce or modify the IDRs without considering the interests of the holders of our Class A shares. In addition, there can be no guarantee that the expected benefits of any IDR reduction or modification will be realized.

A reduction in TEP’s distributions will disproportionately affect the amount of cash distributions to which Tallgrass Equity is currently entitled.

Tallgrass Equity’s indirect ownership of TEP’s IDRs entitle it to receive increasing percentages, ranging from 13% up to 48%, to the extent not reduced or modified, of all cash distributed by TEP in excess of $0.3048 per TEP common unit per quarter. A decrease in the amount of distributions paid by TEP to less than $0.4313 per TEP common unit per quarter would reduce Tallgrass Equity’s percentage of incremental cash distributions in excess of $0.3048 per TEP common unit per quarter from 48% to as low as 13%. A decrease in the amount of distributions paid by TEP to less than $0.3048 per TEP common unit per quarter would result in Tallgrass Equity not receiving any incremental cash distributions with respect to the IDRs for such quarter. As a result, any such reduction in quarterly cash distributions from TEP would have the effect of disproportionately reducing the amount of distributions that Tallgrass Equity receives from TEP in respect of the IDRs as compared to cash distributions TEP makes with respect to its common units and general partner interest.

Our distributions to our Class A shareholders will not be cumulative.

Our distributions to our Class A shareholders will not be cumulative. Consequently, if distributions on our Class A shares are not paid with respect to any fiscal quarter, including the estimated cash distribution for the twelve month period ending June 30, 2016, our Class A shareholders will not be entitled to receive that quarter’s payments in the future.

The amount of cash that we and TEP distribute each quarter may limit our ability to grow.

Because we distribute all of our available cash, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. In fact, because our cash flow will initially be generated solely from distributions we receive from Tallgrass Equity, which are derived from Tallgrass Equity’s direct and indirect partnership interests in TEP, our growth is expected to initially be completely dependent upon TEP. The amount of distributions received by Tallgrass Equity is based on TEP’s per unit distribution paid on each TEP unit, the number of TEP units outstanding, and the number of TEP units owned by Tallgrass Equity. Please read “Tallgrass Energy Partners, LP’s Cash Distribution Policy.” If we issue additional Class A shares, Tallgrass Equity incurs additional debt, we incur debt or we or Tallgrass Equity are required to pay taxes, the payment of distributions on those additional Class A shares or interest on that debt or payment of such taxes could increase the risk that we will be unable to maintain or increase our cash distribution levels.

Our rate of growth will be reduced to the extent we purchase additional equity interests from TEP, which will reduce the percentage of our cash flow that we receive from the IDRs.

Our business strategy includes, where appropriate, supporting the growth of TEP through the use of our capital resources, including by purchasing TEP common units or lending funds to TEP to finance acquisitions or internal growth projects. To the extent we purchase common units or securities not entitled to a current distribution from TEP, the rate of our distribution growth will be reduced, at least in the short term, because a smaller percentage of our cash distributions would come from our ownership of the IDRs, which increase at a faster rate than TEP’s common units and any similar equity interests TEP may issue in the future.

Restrictions in Tallgrass Equity’s and TEP’s respective revolving credit facilities could limit Tallgrass Equity’s ability to make distributions to us, thereby limiting our ability to make distributions to our Class A shareholders. Any credit facility we enter into in the future could pose similar restrictions that would further limit our ability to make distributions.

Tallgrass Equity’s and TEP’s respective revolving credit facilities contain various operating and financial restrictions and covenants. Tallgrass Equity’s and TEP’s respective ability to comply with these restrictions and covenants may be affected by events beyond their control, including prevailing economic, financial and industry conditions. If Tallgrass Equity or TEP is unable to comply with these restrictions and covenants, any indebtedness under these revolving credit facilities may become immediately due and payable and Tallgrass Equity’s and TEP’s respective lenders’ commitment to make further loans under these revolving credit facilities may terminate. Tallgrass Equity or TEP might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Tallgrass Equity’s payment of principal and interest on indebtedness will reduce its cash distributions to us, thereby reducing our cash available for distribution on our Class A shares. Tallgrass Equity’s revolving credit facility will limit our ability to pay distributions to our Class A shareholders during an event of default or if an event of default would result from the distribution.

We may enter into a credit facility in the future that would impose similar restrictions to those discussed above. In addition, our payment of principal and interest on any indebtedness would reduce our cash available for distribution to our Class A shares.

For more information regarding Tallgrass Equity’s revolving credit facility, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Overview.” For more information regarding TEP’s revolving credit facility, please see “—Risks Related to TEP’s Business—Restrictions in TEP’s revolving credit facility could adversely affect its business, financial condition, results of operations and ability to make quarterly cash distributions to its unitholders.”

Tallgrass Equity’s ownership in TEP’s IDRs, TEP’s common units and TEP’s general partner interest, will be pledged under Tallgrass Equity’s revolving credit facility.

Tallgrass Equity’s direct ownership of the Acquired TEP Units and its indirect ownership of TEP’s IDRs and general partner interest, will be pledged as security under Tallgrass Equity’s revolving credit facility. Tallgrass Equity’s revolving credit facility will contain customary and other events of default. Upon an event of default, the lenders under Tallgrass Equity’s revolving credit facility could foreclose on the IDRs in TEP, the Acquired TEP Units, and the general partner interest in TEP, which are the only assets from which our cash flows will initially be derived. Additionally, this foreclosure would result in a change in control of TEP GP, which would constitute an immediate event of default under TEP’s credit facility. This would have a material adverse effect on our business, financial condition and results of operations.

Our shareholders will not vote in the election of our general partner’s directors. Upon completion of this offering, the Exchange Right Holders will own a sufficient number of shares to allow them to prevent the removal of our general partner.

Our shareholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. The board of directors of our general partner, including our independent directors, will be designated and elected by Holdings or its designees. Our shareholders will not have the ability to elect our general partner or the members of the board of directors of our general partner.

In addition, if our Class A shareholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except by vote of the holders of at least 80% of our outstanding shares, voting together as a single class. At the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional Class A shares, the Exchange Right Holders will own 77.54% of our outstanding shares. This ownership level will enable the Exchange Right Holders to prevent our general partner’s removal. Please read “Description of Our Partnership Agreement—Withdrawal or Removal of the General Partner.”

As a result of these provisions, the price at which our shares will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

If TEP’s unitholders remove TEP GP, TEP GP may be required to sell or exchange its IDRs and general partner interest and TEP GP would lose the ability to manage and control TEP.

TEP’s partnership agreement gives unitholders of TEP the right to remove TEP GP upon the affirmative vote of holders of 66 2/3% of TEP’s outstanding units. If TEP GP withdraws as general partner in compliance with TEP’s partnership agreement or is removed as general partner of TEP where cause (as defined in TEP’s partnership agreement) does not exist and a successor general partner is elected in accordance with TEP’s partnership agreement, TEP GP could elect to receive cash in exchange for its IDRs and general partner interest. If TEP GP withdraws in circumstances other than those described in the preceding sentence and a successor general partner is elected in accordance with TEP’s partnership agreement, the successor general partner will have the option to purchase the IDRs and general partner interest for their fair market value. If TEP GP or the successor general partner do not exercise their options, TEP GP’s interests would be converted into common units based on an independent valuation. In each case, TEP GP would also lose its ability to manage TEP. Please read “Material Provisions of the Partnership Agreement of Tallgrass Energy Partners, LP.”

In addition, if TEP GP is removed as general partner of TEP, we would face an increased risk of being deemed an investment company. Please read “—If in the future we cease to manage and control TEP, we may be deemed to be an investment company under the Investment Company Act of 1940.”

You will experience immediate and substantial dilution of $11.33 per Class A share in the net tangible book value of your Class A shares.

The initial public offering price of our Class A shares is substantially higher than the pro forma net tangible book value per share immediately after the offering. If you purchase Class A shares in this offering you will incur immediate and substantial dilution in the pro forma net tangible book value per share from the price you pay for the Class A shares. Please read “Dilution.”

Our general partner may cause us to issue additional Class A shares or other equity securities, including equity securities that are senior to our Class A shares, without your approval, which may adversely affect you.

Our general partner may cause us to issue an unlimited number of additional Class A shares, or other equity securities of equal rank with the Class A shares, without shareholder approval. In addition, we may issue an unlimited number of shares that are senior to our Class A shares in right of distribution, liquidation and voting. Except for Class A shares issued in connection with the exercise of an Exchange Right or upon the exercise of the underwriters’ option to purchase additional Class A shares, each of which will result in the cancellation of an equivalent number of Class B shares and therefore have no effect on the total number of outstanding shares, the issuance of additional Class A shares, or other equity securities of equal or senior rank, may have the following effects:

•	each shareholder’s proportionate ownership interest in us may decrease;

•	the amount of cash available for distribution on each Class A share may decrease;

•	the relative voting strength of each previously outstanding Class A share may be diminished;

•	the ratio of taxable income to distributions may increase; and

•	the market price of the Class A shares may decline.

Please read “Description of Our Partnership Agreement—Issuance of Additional Securities.”

You may not have limited liability if a court finds that shareholder action constitutes control of our business.

Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our shareholders (who hold limited partner interests despite the fact that we use the term “shareholder” in this prospectus) as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the “control” of our business. Additionally, the limitations on the liability of holders of limited partner interests for the liabilities of a limited partnership have not been clearly established in many jurisdictions.

Furthermore, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a shareholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read “Description of Our Partnership Agreement—Limited Liability” for a discussion of the implications of the limitations on liability to a shareholder.

If in the future we cease to manage and control TEP we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to indirectly manage and control TEP and are deemed to be an investment company under the Investment Company Act of 1940, we would have to register as an investment company under the Investment Company Act of 1940, obtain exemptive relief from the Securities and Exchange Commission or modify our organizational structure or our contractual rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict the ability of TEP GP, Tallgrass Equity, TEP and us to borrow funds or engage in other transactions involving leverage, require us to add additional directors who are independent of us and our affiliates, and adversely affect the price of our Class A shares.

Our partnership agreement will restrict the rights of shareholders owning 20% or more of our shares.

Our shareholders’ voting rights will be restricted by the provision in our partnership agreement generally providing that any shares held by a person or group that owns 20% or more of any class of shares then outstanding, other than our general partner, the Exchange Right Holders or their respective affiliates and persons who acquired such shares with the prior approval of our general partner’s board of directors, cannot be voted on any matter. In addition, our partnership agreement will contain provisions limiting the ability of our shareholders to call meetings or to acquire information about our operations, as well as other provisions limiting our shareholders’ ability to influence the manner or direction of our management. As a result, the price at which our Class A shares will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

If TEP GP, which is owned by Tallgrass Equity, is not fully reimbursed or indemnified for obligations and liabilities it incurs in managing the business and affairs of TEP, its value, and, therefore, the value of our Class A shares, could decline.

TEP GP and its affiliates may make expenditures on behalf of TEP for which TEP GP will seek reimbursement from TEP. Under Delaware partnership law, TEP GP has unlimited liability for the obligations of TEP, such as its debts and environmental liabilities, except for those contractual obligations of TEP that are expressly made without recourse to the general partner. To the extent TEP GP incurs obligations on behalf of TEP, it is entitled to be reimbursed or indemnified by TEP. If TEP is unable or unwilling to reimburse or indemnify TEP GP, TEP GP may not be able to satisfy those liabilities or obligations, which would reduce TEP GP’s cash distributions to Tallgrass Equity and ultimately to us for the benefit of our Class A shareholders.

The price of our Class A shares may be volatile, and a trading market that will provide you with adequate liquidity may not develop.

Prior to this offering there has been no public market for our Class A shares. An active market for our Class A shares may not develop or may not be sustained after this offering. The initial public offering price of our Class A shares will be determined by negotiations between us and the underwriters, based on several factors that we discuss in the “Underwriting” section of this prospectus. This price may not be indicative of the market price for our Class A shares after this initial public offering. The market price of our Class A shares could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may be unable to resell your Class A shares at or above the initial public offering price. The following factors, among others, could affect our Class A share price:

•	TEP’s operating and financial performance and prospects and the trading price of its common units;

•	the level of TEP’s quarterly distributions and our quarterly distributions;

•	quarterly variations in the rate of growth of our financial indicators, such as distributable cash flow per Class A share, net income, Adjusted EBITDA and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation by the press or investment community;

•	sales of our Class A shares by our shareholders;

•	the exercise of the Exchange Right with respect to any retained Tallgrass Equity units;

•	announcements by TEP or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, securities offerings or capital commitments;

•	general market conditions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	adverse changes in tax laws or regulations;

•	domestic and international economic, legal and regulatory factors related to TEP’s performance; and

•	other factors described in these “Risk Factors.”

Our Class A shares and TEP’s common units may not trade in relation or proportion to one another.

Our Class A shares and TEP’s common units may not trade in simple relation or proportion to one another. Instead, while the trading prices of our Class A shares and TEP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	TEP’s cash distributions to its common unitholders have a priority over distributions on its IDRs;

•	we participate in the distributions on the IDRs and general partner interest in TEP while TEP’s common unitholders do not;

•	we expect to pay federal income taxes in the future; and

•	we may pursue business opportunities separate and apart from TEP or any of its affiliates.

An increase in interest rates may cause the market price of our shares to decline.

Like all equity investments, an investment in our Class A shares is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partner interests. Reduced demand for our Class A shares resulting from investors seeking other more favorable investment opportunities may cause the trading price of our Class A shares to decline.

Future sales of our Class A shares in the public market, including sales of Class A shares by the Exchange Right Holders after the exercise of the Exchange Right, could reduce our Class A share price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

Subject to certain limitations and exceptions, the Exchange Right Holders may cause the exchange of their Tallgrass Equity units (together with a corresponding number of Class B shares) for Class A shares (on a one-for-one basis, subject to customary conversion rate adjustments for equity splits and reclassification and other similar transactions) and then sell those Class A shares. We may also issue additional Class A shares or convertible securities in subsequent public or private offerings.

We cannot predict the size of future issuances of our Class A shares or securities convertible into Class A shares or the effect, if any, that future issuances and sales of our Class A shares, including sales of Class A shares by the Exchange Right Holders after the exercise of the Exchange Right, will have on the market price of our Class A shares. Sales of substantial amounts of our Class A shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A shares.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A shares.

Certain of our affiliates, the Exchange Right Holders and the directors and officers of our general partner have entered into lock-up agreements with respect to any sale of their Class A shares, pursuant to which they are subject to certain resale restrictions for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part. Citigroup Global Markets Inc. and Goldman, Sachs & Co., at any time and without notice, may release all or any portion of the Class A shares, subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then the applicable Class A shares will be available for sale into the public markets, which could cause the market price of our Class A shares to decline and impair our ability to raise capital.

Holdings has sole authority to elect the board of directors of our general partner.

Holdings will have the ability to elect all of the members of our board of directors. Please read “Management—Election of Directors.” In addition, Holdings will be able to determine the outcome of all matters requiring shareholder approval, including certain mergers and other material transactions, and will be able to cause or prevent a change in the composition of our board of directors or a change in control of our company that could deprive our shareholders of an opportunity to receive a premium for their Class A shares as part of a sale of our company. The Exchange Right Holders currently own 100% of the voting interests in Holdings and EMG, Kelso and Tallgrass KC will each have the right to designate two members of the board of managers of Holdings for so long as they maintain certain ownership percentages in Holdings. Holdings currently has a six person board of managers. Holdings will continue to be able to strongly influence all matters requiring shareholder approval, regardless of whether or not shareholders believe that the transaction is in their own best interests.

A valuation allowance on our deferred tax asset could reduce our earnings.

A significant deferred tax asset will be recorded as a result of certain of the transactions described in “Organizational Structure—Reorganization Transactions.” U.S. generally accepted accounting principles, or GAAP, require that a valuation allowance must be established for deferred tax assets when it is more likely than not that they will not be realized. If we were to determine that a valuation allowance was appropriate for our deferred tax asset, we would be required to take an immediate charge to earnings with a corresponding reduction of partners’ equity and increase in balance sheet leverage as measured by debt to total capitalization.

The NYSE does not require a limited partnership like us or TEP to comply with certain of its corporate governance requirements.

Because we and TEP are limited partnerships, the NYSE does not require our general partner or TEP’s general partner to have a majority of independent directors on their respective board of directors. The NYSE also does not require our general partner or TEP’s general partner to establish a compensation committee or a nominating and corporate governance committee. Accordingly, our shareholders and TEP’s unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. In addition, as limited partnerships, we and TEP are not required to seek shareholder or unitholder approval, as appropriate, for issuances of Class A shares or TEP common units, respectively, including issuances in excess of 20% of outstanding equity securities, or for issuances of equity to certain affiliates.

We may incur liability as a result of our ownership of TEP’s general partner.

Under Delaware law, a general partner of a limited partnership is generally liable for the debts and liabilities of the partnership for which it serves as general partner, subject to the terms of any indemnification agreements contained in the partnership agreement and except to the extent the partnership’s contracts are non-recourse to the general partner. As a result of our structure, we indirectly own and control the general partner of TEP. To the extent the indemnification provisions in TEP’s partnership agreement or non-recourse provisions in our contracts are not sufficient to protect TEP GP from such liability, we may in the future incur liabilities as a result of our indirect ownership of TEP’s general partner. Please read “Conflicts of Interest and Fiduciary Duties.”

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unitholder advisory votes on executive compensation.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and may need to hire additional accounting, finance and legal staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our fiscal year ended December 31, 2015, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2020 if we continue to maintain our emerging growth company status for a full five years. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A shares.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a publicly traded partnership. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results will be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our Class A shares.

Risks Related to Conflicts of Interest

Our existing organizational structure and the relationships among us, TEP, our respective general partners, Holdings, the owners of Holdings, including the Exchange Right Holders, and their affiliated entities present the potential for conflicts of interest. Moreover, additional conflicts of interest may arise in the future among us and the entities affiliated with any general partner or similar interests we acquire or among TEP and such entities. For a further discussion of conflicts of interest that may arise, please read “Conflicts of Interest and Fiduciary Duties.”

Conflicts of interest may arise as a result of our organizational structure and the relationships among us, TEP, our respective general partners, TEGP, the owners of Holdings, including the Exchange Right Holders, and their affiliated entities.

Our partnership agreement will define the duties of our general partner (and, by extension, its officers and directors). Our general partner’s board of directors or its conflicts committee will have authority on our behalf to resolve any conflict involving us and they have broad latitude to consider the interests of all parties to the conflict.

Conflicts of interest may arise between us and our shareholders, on the one hand, and our general partner and its direct and indirect owners, including Holdings and the Exchange Right Holders, and affiliated entities, on the other hand, or between us and our shareholders, on the one hand, and TEP and its unitholders, on the other hand. For a description of circumstances in which conflicts could arise, please read “Conflicts of Interest and Fiduciary Duties—Potential for Conflicts.” The resolution of these conflicts may not always be in our best interest or that of our shareholders.

The Exchange Right Holders will own 100% of the voting interests in Holdings and hold a majority of the combined voting power of our Class A and Class B shares.

Immediately following this offering, the Exchange Right Holders will own 100% of the voting interests in Holdings and will hold approximately 77.54% of the combined voting power of our Class A and Class B shares (or 74.17% if the underwriters exercise their option to purchase additional shares in full). Although each of the Exchange Right Holders are entitled to act separately in their own respective interests with respect to their ownership interest in Holdings and us, the Exchange Right Holders will collectively have the ability to elect all of the members of Holdings’ board of managers, each of whom will initially also serve as a member of the board of directors of our general partner. So long as any of the Exchange Right Holders continue to own a significant amount of the voting interests in Holdings, they will continue to be able to strongly influence our management and affairs.

Holdings may have interests that conflict with holders of our Class A shares.

Holdings owns our general partner and may have conflicting interests with holders of Class A shares. Please read “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Tallgrass Equity.”

Furthermore, conflicts of interest could arise in the future between us, on the one hand, and Holdings, on the other hand, concerning, among other things, a decision whether to modify or limit the IDRs in the future or potential competitive business activities or business opportunities. These conflicts of interest may not be resolved in our favor.

Our partnership agreement will replace our general partner’s fiduciary duties to holders of our Class A shares with contractual standards governing its duties.

Our partnership agreement will contain provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement will permit our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our shareholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the shareholders where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our shareholders. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its affiliates;

•	whether to exercise its limited call right;

•	whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

•	how to exercise its voting rights with respect to the units it owns; and

•	whether or not to consent to any merger, consolidation or conversion of the partnership or amendment to the partnership agreement.

In addition, our partnership agreement will provide that any construction or interpretation of our partnership agreement and any action taken pursuant thereto or any determination, in each case, made by our general partner in good faith, shall be conclusive and binding on all shareholders.

By purchasing shares, you agree to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties.”

Our general partner’s affiliates and Holdings may compete with us.

Our partnership agreement will provide that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. The restrictions contained in our general partner’s limited liability company agreement are subject to a number of exceptions. For example, affiliates of our general partner, including Holdings, the Exchange Right Holders, and their respective affiliates, will not be prohibited from engaging in other businesses or activities that might be in direct competition with us. For additional information regarding these agreements, please read “Description of our Partnership Agreement.”

Our general partner has a call right that may require you to sell your Class A shares at an undesirable time or price.

If at any time more than 80% of our outstanding shares (including Class A shares issuable upon the exchange of Class B shares) are owned by our general partner, Holdings or their respective affiliates, our general partner will have the right (which it may assign to any of its affiliates, Holdings or us), but not the obligation, to acquire all, but not less than all, of the remaining Class A shares held by public shareholders at a price equal to the greater of (x) the highest cash price paid by our general partner, Holdings, or their respective affiliates for any shares purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those shares and (y) the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed. As a result, you may be required to sell your Class A shares at an undesirable time or price and may not receive any return of or on your investment. You may also incur a tax liability upon a sale of your Class A shares. For additional information about the call right, please read “Description of Our Partnership Agreement—Limited Call Right.”

Risks Related to TEP’s Business

TEP may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to its general partner and its affiliates, to enable it to pay the quarterly distribution at the current distribution level, or at all, to holders of its common units.

TEP may not have sufficient available cash from operating surplus each quarter to enable it to pay the quarterly distribution at the current distribution level, at the minimum quarterly distribution level, or at all. The amount of cash TEP can distribute on its units principally depends upon the amount of cash TEP generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

•	the level of firm transportation and storage capacity sold, the volume of natural gas and crude oil TEP transports and the volume of natural gas TEP stores, processes and treats;

•	the level of production of crude oil and natural gas and the resultant market prices of natural gas, NGLs and crude oil;

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regional, domestic and foreign supply and perceptions of supply of natural gas and crude oil; the level of demand and perceptions of demand in its end-user markets; and actual and anticipated future prices of natural gas, crude oil and other commodities (and the volatility thereof), all of which may impact its ability to renew and replace firm transportation, storage and processing agreements;

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regulatory action affecting the supply of, or demand for, natural gas and crude oil, the rates TEP can charge on its assets, how TEP contracts for services, its existing contracts, its operating costs or its operating flexibility;

•	changes in the fees TEP charges for its services;

•	the effect of seasonal variations in temperature on the amount of natural gas and crude oil that TEP transports and the amount of natural gas that TEP stores, processes and treats;

•	the realized pricing impacts on revenues and expenses that are directly related to commodity prices;

•	the level of competition from other midstream energy companies in its geographic markets;

•	the creditworthiness of its customers;

•	the level of its operating and maintenance costs;

•	damages to pipelines, facilities, related equipment and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters or acts of terrorism;

•	outages in its pipeline systems or at its processing facilities;

•	the relationship between natural gas and NGL prices and resulting effect on processing margins;

•	leaks or accidental releases of hazardous materials into the environment, whether as a result of human error or otherwise; and

•	prevailing economic conditions.

In addition, the actual amount of cash TEP will have available for distribution will depend on other factors, including:

•	the level and timing of capital expenditures TEP makes;

•	the level of its general and administrative expenses, including reimbursements to its general partner and its affiliates, including Tallgrass Development, for services provided to TEP;

•	the cost of pursuing and completing acquisitions, if any;

•	its debt service requirements and other liabilities;

•	fluctuations in its working capital needs;

•	its ability to borrow funds and access capital markets;

•	restrictions contained in its debt agreements;

•	the amount of cash reserves established by its general partner; and

•	other business risks affecting its cash levels.

If TEP is not able to renew or replace expiring customer contracts at favorable rates or on a long-term basis, its financial condition, results of operation, cash flows and ability to make cash distributions to its unitholders will be adversely affected. With respect to its natural gas transportation and logistics segment, TEP has experienced decreases in revenues as compared to historical periods resulting from decreased renewals of long-haul firm capacity contracts with off-system customers over the last few years. If this trend continues, its ability to make cash distributions to its unitholders may be materially impacted.

TEP transports, stores and processes a substantial majority of the natural gas and crude oil on its systems under long-term contracts with terms of various durations. For the year ended December 31, 2014, approximately 93% of its natural gas transportation and storage revenues were generated under firm transportation and storage contracts. As of December 31, 2014, the weighted average remaining life of its long-term (defined as more than one-year in duration) natural gas transportation contracts and natural gas storage contracts was approximately three years and seven years, respectively, the weighted average remaining life of its oil transportation contracts was approximately five years, and the weighted average remaining life of its natural gas processing contracts was approximately three years. As these contracts expire, TEP may be unable to obtain new contracts on terms similar to those of its existing contracts, or at all. If TEP is unable to promptly resell capacity from expiring contracts on equivalent terms, its revenues may decrease and its ability to make cash distributions to its unitholders may be materially impaired.

For example, over the past several years, a number of TEP’s natural gas transportation and storage customers have opted not to renew their contracts for service on the TIGT System. TEP believes those non-renewals have been caused both by increased competition from large diameter long-haul pipeline systems that are more efficient and cost effective at transporting natural gas over long distances, as well as reduced drilling activity for dry gas in the Rocky Mountain region. These former customers are generally large producers that primarily used the TIGT System to access interstate pipelines for ultimate delivery to consuming markets outside TEP’s areas of operations, as opposed to TEP’s current customer base, which is primarily comprised of on-system regional customers, such as LDCs. The non-renewal of these transportation contracts has resulted in decreases in firm contracted capacity on the TIGT System and related decreases in total revenue. For example, TIGT’s average firm contracted capacity decreased from 842 MMcf/d for the year ended December 31, 2010 to 639 MMcf/d for the year ended December 31, 2014 and transportation services revenue decreased from $143.4 million to $102.0 million over the same period, primarily due to the loss of revenue from the non-renewal of transportation contracts.

TEP also may be unable to maintain the long-term nature and economic structure of its current contract portfolio over time. Depending on prevailing market conditions at the time of a contract renewal, transportation, storage and processing customers with fee-based contracts may desire to enter into contracts under different fee arrangements, and its potential customers may be generally unwilling to enter into long-term contracts. To the extent TEP is unable to renew or replace its existing contracts on terms that are favorable to it or successfully manage the long-term nature and economic structure of its contract profile over time, its revenues and cash flows could decline and its ability to make distributions to its unitholders could be materially and adversely affected. In addition, if an existing customer terminates or breaches its long-term firm transportation, storage or processing contract, TEP may be subject to a loss of revenue if TEP is unable to promptly resell the capacity to another customer on substantially equivalent terms.

TEP’s ability to renew or replace its expiring contracts on terms similar to, or more attractive than, those of its existing contracts is uncertain and depends on a number of factors beyond its control, including:

•	the level of existing and new competition to provide transportation, storage and processing services to its markets;

•	the macroeconomic factors affecting crude oil and natural gas gathering economics for its current and potential customers;

•	the balance of supply and demand for natural gas and crude oil, on a short-term, seasonal and long-term basis, in the markets it serves;

•	the extent to which the customers in its markets are willing to contract on a long-term basis; and

•	the effects of federal, state or local laws or regulations on the contracting practices of its customers.

As a result of the acquisition of an interest in Pony Express, TEP is engaged in crude oil transportation, which is a new line of business for TEP. TEP cannot provide assurance that its expansion into this line of business will succeed.

In September 2014, TEP acquired a 33.3% membership interest in Pony Express, which owns the Pony Express System, an approximately 698 mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock Development in Cushing. In March 2015, TEP acquired an additional 33.3% membership interest in Pony Express, resulting in TEP owning a 66.7% membership interest in Pony Express. In addition, upon completion of ongoing construction, the Pony Express System will also include an approximately 66-mile lateral in northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express System just east of Sterling, Colorado. The construction of the lateral in Northeast Colorado and its expected in-service date may be delayed, which could negatively impact its future financial performance and results of operations. Additionally, TEP shares joint tariffs with third-party pipelines delivering oil from the Bakken into Guernsey, Wyoming, and those pipelines are currently experiencing delays in their construction and expansion efforts, the continuance of which would further delay its ability to utilize the Pony Express System at full capacity, which in turn could negatively impact its financial performance and results of operations.

The ownership and operation of a crude oil pipeline is a new line of business for TEP, as its operations were previously focused on the transportation, storage and processing of natural gas. Operating a crude oil pipeline system requires different operating strategies and different managerial expertise than its current operations, and a crude oil pipeline system is subject to additional or different regulations. Failure to timely and successfully develop this new line of business in conjunction with its existing operations may have a material adverse effect on its business, financial condition and results of operations.

Increased competition from other companies that provide natural gas transportation, storage and processing and crude oil transportation services, or from alternative fuel sources, could have a negative impact on the demand for TEP’s services, which could materially and adversely affect its financial results.

TEP’s ability to renew or replace its existing contracts at rates sufficient to maintain current revenues and current cash flows could be adversely affected by the activities of its competitors. Some of TEP’s competitors have greater financial, managerial and other resources than TEP does and control substantially more transportation, storage and processing capacity and/or crude oil transportation capacity than TEP does. In addition, some of TEP’s competitors have assets in closer proximity to natural gas and/or crude oil supplies and have available idle capacity in existing assets that would not require new capital investments for use. For example, several pipelines access many of the same basins as TEP’s natural gas pipeline systems and transport gas to customers in the Rocky Mountain and Midwest regions of the United States. Pony Express also competes with rail facilities, which can provide more delivery optionality to crude oil producers and marketers looking to capitalize on basis differentials between two primary crude oil benchmarks (West Texas Intermediate Crude and Brent Crude). In addition, numerous other crude oil pipeline projects have been announced recently that would compete directly with TEP’s Pony Express crude oil pipeline system. TEP’s competitors may expand or construct new transportation, storage or processing systems that would create additional competition for the services TEP provides to its customers, or its customers may develop their own transportation, storage and processing facilities in lieu of using ours. The potential for the construction of new processing facilities in TEP’s areas of operation is particularly acute due to the nature of the processing industry and the attractive drilling profile of geographic areas served by its Midstream Facilities. Furthermore, Tallgrass Development and its affiliates are not limited in their ability to compete with TEP.

If TEP’s competitors were to substantially decrease the prices at which they offer their services, TEP may be unable to compete effectively and its cash flows and ability to make distributions to its unitholders may be materially impaired.

Further, natural gas as a fuel, and fuels derived from crude oil, compete with other forms of energy available to users, including electricity, coal and other liquid fuels. Increased demand for such forms of energy at the expense of natural gas or fuels derived from crude oil could lead to a reduction in demand for its services.

All of these competitive pressures could make it more difficult for TEP to renew its existing long-term, firm transportation, storage and processing contracts when they expire or to attract new customers as TEP seeks to expand its business, which could have a material adverse effect on its business, financial condition, results of operations and prospects. In addition, competition could intensify the negative impact of factors that decrease demand for natural gas and crude oil in the markets TEP serves, such as adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of natural gas or crude oil.

If TEP is unable to make acquisitions on economically acceptable terms from Tallgrass Development or third parties, its future growth will be limited, and the acquisitions TEP does make may reduce, rather than increase, its cash generated from operations on a per unit basis.

TEP’s ability to grow depends, in part, on its ability to make acquisitions that increase its cash generated from operations on a per unit basis. The acquisition component of its strategy is based, in large part, on its expectation of ongoing divestitures of midstream energy assets by industry participants, including Tallgrass Development. Other than Tallgrass Development’s obligation to offer TEP certain assets (if Tallgrass Development decides to sell such assets) pursuant to the right of first offer under the Omnibus Agreement, TEP has no contractual arrangement with Tallgrass Development that would require it to provide TEP with an opportunity to acquire midstream assets that it may sell. Accordingly, while TEP believes Tallgrass Development will be incentivized pursuant to its economic relationship with TEP to offer TEP opportunities to purchase midstream assets, there can be no assurance that any such offer will be made, and there can be no assurance TEP will reach agreement on the terms with respect to any acquisition opportunities offered to TEP by Tallgrass Development. Furthermore, many factors could impair its access to future midstream assets, including a change in control of Tallgrass Development or a transfer of the IDRs by its general partner to a third party. A material decrease in divestitures of midstream energy assets from Tallgrass Development or otherwise would limit its opportunities for future acquisitions and could have a material adverse effect on its business, results of operations, financial condition and ability to make quarterly cash distributions to its unitholders.

TEP’s future growth and ability to increase distributions will be limited if TEP is unable to make accretive acquisitions from Tallgrass Development or third parties because, among other reasons, (i) Tallgrass Development elects not to sell or contribute additional assets to TEP or to offer acquisition opportunities to TEP, (ii) TEP is unable to identify attractive third-party acquisition opportunities, (iii) TEP is unable to negotiate acceptable purchase contracts with Tallgrass Development or third parties, (iv) TEP is unable to obtain financing for these acquisitions on economically acceptable terms, (v) TEP is outbid by competitors or (vi) TEP is unable to obtain necessary governmental or third-party consents. Furthermore, even if TEP does make acquisitions that TEP believes will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about volumes, revenue and costs, including synergies and potential growth;

•	an inability to maintain or secure adequate customer commitments to use the acquired systems or facilities;

•	an inability to integrate successfully the assets or businesses TEP acquires;

•	the assumption of unknown liabilities for which TEP is not indemnified or for which its indemnity is inadequate;

•	the diversion of management’s and employees’ attention from other business concerns;

•	unforeseen difficulties operating in new geographic areas or business lines; and

•	a decrease in liquidity and increased leverage as a result of using significant amounts of available cash or debt to finance an acquisition.

If any acquisition eventually proves not to be accretive to TEP’s distributable cash flow per unit, it could have a material adverse effect on its business, results of operations, financial condition and ability to make quarterly cash distributions to its unitholders.

If TEP is unable to obtain needed capital or financing on satisfactory terms to fund expansions of its asset base, its ability to make quarterly cash distributions may be diminished or its financial leverage could increase.

In order to expand its asset base through acquisitions or capital projects, TEP may need to make expansion capital expenditures. If TEP does not make sufficient or effective expansion capital expenditures, TEP will be unable to expand its business operations and may be unable to maintain or raise the level of its quarterly cash distributions. TEP could be required to use cash from its operations or incur borrowings or sell additional common units or other limited partner interests in order to fund its expansion capital expenditures. Using cash from operations will reduce cash available for distribution to its common unitholders. TEP’s ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by its financial condition at the time of any such financing or offering as well as the covenants in its debt agreements, general economic conditions and contingencies and uncertainties that are beyond its control. Even if TEP is successful in obtaining funds for expansion capital expenditures through equity or debt financings, the terms thereof could limit its ability to pay distributions to its common unitholders. In addition, incurring additional debt may significantly increase its interest expense and financial leverage, and issuing additional limited partner interests may result in significant common unitholder dilution and increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease its ability to pay distributions at the then-current distribution rate.

TEP does not currently have any commitment with its general partner or other affiliates, including Tallgrass Development, to provide any direct or indirect financial assistance to TEP.

TEP is exposed to direct commodity price risk with respect to some of its processing revenues, and its exposure to direct commodity price risk may increase in the future.

TEP’s Processing & Logistics segment operates under three types of contracts, two of which directly expose its cash flows to increases and decreases in the price of natural gas and NGLs: percent of proceeds and keep whole processing contracts. As of December 31, 2014, approximately 13% of the reserved capacity in its Processing & Logistics segment was contracted under percent of proceeds or keep whole processing contracts. TEP does not currently hedge the commodity exposure inherent in these types of processing contracts due to the minimal impact to TEP’s overall financial condition and results of operations, and as a result, its revenues and results of operations will be impacted by fluctuations in the prices of natural gas and NGLs.

Percent of proceeds processing contracts generally provide upside in high commodity price environments, but result in lower margins in low commodity price environments. Under keep whole processing contracts, TEP’s revenues and cash flows generally increase or decrease as the prices of natural gas and NGLs fluctuate. The relationship between natural gas prices and NGL prices may also affect its profitability. When natural gas prices are low relative to NGL prices, it is more profitable for TEP to process natural gas under keep whole arrangements. When natural gas prices are high relative to NGL prices, it is less profitable for TEP and its customers to process natural gas both because of the higher value of natural gas and the increased cost (principally that of natural gas as a feedstock and a fuel) of separating the mixed NGLs from the natural gas. As a result, TEP may experience periods in which higher natural gas prices relative to NGL prices reduce its processing margins or reduce the volume of natural gas processed at some of its plants. In addition, NGL prices have historically been related to the market price of oil and as a result any significant changes in oil prices could also indirectly impact its operations. Indirectly, reduced commodity prices impact TEP through reduced exploration and production activity, which results in fewer opportunities for new business to offset potential volume declines. NGL and natural gas prices are impacted by changes in the supply and demand for NGLs and natural gas. In the latter half of 2014 and the beginning of 2015, natural gas prices have declined substantially and such declines may result in lower realizations on our percent of proceeds and keep whole processing contracts.

If third-party pipelines or other midstream facilities interconnected to its systems become partially or fully unavailable, or if the volumes TEP transports do not meet the quality requirements of such pipelines or facilities, its revenues and its ability to make distributions to its unitholders could be adversely affected.

TEP’s natural gas transportation, storage and processing facilities and its oil transportation facilities connect to other pipelines or facilities owned and operated by unaffiliated third parties, such as Phillips 66, Deeprock Development, LLC and others. For example, a substantial majority of the NGLs TEP processes are transported on the Powder River pipeline owned by Phillips 66, and therefore, any downtime on this pipeline as a result of maintenance or force majeure would adversely affect TEP. For example, its Pony Express System connects to upstream joint tariff pipelines, including the Belle Fourche Pipeline owned by the True Companies (which also own and operate the Bridger Pipeline) and Hiland Double H Pipeline, which are responsible for delivering a substantial portion of the crude oil for transportation on the Pony Express System. Plus, nearly all of the crude oil TEP transports on the Pony Express System is stored in crude oil tanks located on or pumped over to downstream pipelines that interconnect through the Deeprock Development terminal facility in Cushing, Oklahoma. The continuing operation of such third- party pipelines, processing plants, crude oil terminal facilities and other midstream facilities is not within its control. These pipelines, plants and other midstream facilities may become unavailable to TEP for any number of reasons, including because of testing, turnarounds, line repair, reduced operating pressure, lack of operating capacity, regulatory requirements, curtailments of receipt or deliveries due to insufficient capacity or because of damage from weather events or other operational hazards. For example, the operations of the Bridger Pipeline’s Poplar System will be down indefinitely due to an apparent pipeline release on or about January 21, 2015. Bridger has declared a Force Majeure as a result of this event and has indicated that it does not have the capacity to make up volumes on other lines that directly or indirectly deliver crude oil into designated origin points on the Pony Express System or the Belle Fourche Pipeline. The largest committed shipper on the Pony Express System has also declared a force majeure as a result of this incident. TEP is currently evaluating the impact this will have on the operations of its Pony Express System, but it could result in decreased transportation throughput, increased costs and reduced revenues.

In addition, if the costs to TEP to access and transport on these third-party pipelines significantly increase, its profitability could be reduced. If any such increase in costs occurred, if any of these pipelines or other midstream facilities become unable to receive, transport or process natural gas or to store or transport crude oil, or if the volumes TEP transports or process do not meet the quality requirements of such pipelines or facilities, its revenues and its ability to make quarterly cash distributions to its unitholders could be adversely affected. For example, in May 2014 Phillips 66 notified TEP of an allegation that Tallgrass Midstream, LLC had been delivering NGLs to the Powder River NGL pipeline with methanol levels in excess of applicable tolerances. The Douglas plant was shut in completely for five days, and operated at approximately 50% of its processing capacity for another 10 days, as a result. Although Tallgrass Midstream was reimbursed by its upstream suppliers for substantially all of the off-spec fees imposed by Phillips 66 during 2014, Phillips 66 could also attempt to seek payment for any other costs (including those associated with overtime, testing, and shipping), penalties or damages allegedly incurred by them in connection with their processing, use or sale of the NGLs. If TEP is required to make additional substantial payments to Phillips 66 for costs, penalties or other damages and are unable to recover such amounts from upstream suppliers, its revenues and ability to make distributions to unitholders could be adversely affected.

The revenue in TEP’s Processing and Logistics segment largely depends on the amount of natural gas that its customers actually deliver to its natural gas processing plants.

As of December 31, 2014, approximately 87% of its reserved capacity at its Casper and Douglas Natural Gas Processing Plants was subject to fee-based processing contracts (the remaining 13% was subject to percent of proceeds or keep whole processing contracts). On these fee-based contracts, TEP’s revenue is largely tied to the amount of natural gas that its customers actually deliver its Casper and Douglas plants for processing. Unlike many pipeline transportation customers, TEP’s natural gas processing customers are not generally subject to “take or pay” obligations. Thus, if its natural gas processing customers do not produce natural gas and deliver that natural gas to its processing plants to be processed, revenue for its Processing and Logistics Segment will decline. If natural gas, crude oil or NGL prices decline, as has been the case over the latter half of 2014 and the first part of 2015, TEP’s customers may make less money from the production of natural gas, crude oil or NGLs than it costs them to produce it. If that happens, its customers may not continue to produce natural gas and its revenue will decline. In addition, the fees its customers pay to reserve capacity at its processing plants may not deter those customers from processing their natural gas volumes at other facilities, with whom they may have had prior arrangements or otherwise.

Any significant decrease in available supplies of natural gas or crude oil in TEP’s areas of operation, or redirection of existing natural gas or crude oil supplies to other markets, could adversely affect its business and operating results. If recent lower commodity prices for oil and gas are prolonged beyond our contract lives, we may experience lower throughput volumes and reduced cash flows.

TEP’s business is dependent on the continued availability of natural gas and crude oil production and reserves. Production from existing wells and natural gas and crude oil supply basins with access to its transportation, storage and processing facilities will naturally decline over time. The amount of natural gas and crude oil reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Accordingly, to maintain or increase the contracted capacity or the volume of natural gas and crude oil transported and natural gas stored and processed on its systems and cash flows associated therewith, its customers must continually obtain adequate supplies of natural gas and crude oil.

However, the development of additional natural gas and crude oil reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, storage, transportation and other facilities that permit natural gas and crude oil to be produced and delivered to its transportation, storage and processing facilities. In addition, low prices for natural gas and crude oil, regulatory limitations, including environmental regulations, or the lack of available capital for these projects could have a material adverse effect on the development and production of additional reserves, as well as storage, pipeline transportation, and import and export of natural gas and crude oil supplies. A period of sustained price reductions in crude oil or refined products could lead to a decline in drilling activity, production and refining of crude oil, or import levels in these areas. For example, in response to recent declines in crude oil prices, a number of producers in TEP’s areas of operation have announced significant reductions in their capital budget and drilling plans for 2015. In addition, production may fluctuate for other reasons, including, for example, in the case of crude oil, the decisions made by the members of the Organization of the Petroleum Exporting Countries, or OPEC, regarding production controls. Furthermore, competition for natural gas and crude oil supplies to serve other markets could reduce the amount of natural gas and crude oil supply available for its customers. Accordingly, to maintain or increase the contracted capacity or the volume of natural gas and crude oil transported on TEP’s systems and cash flows associated with its operations, its customers must compete with others to obtain adequate supplies of natural gas and crude oil.

If new supplies of natural gas and crude oil are not obtained to replace the natural decline in volumes from existing supply basins, if natural gas and crude oil supplies are diverted to serve other markets, if environmental regulations restrict new natural gas and crude oil drilling or if OPEC does not agree to and maintain production controls, the overall demand for transportation, storage and processing services on its systems may decline, which could have a material adverse effect on its ability to renew or replace its current customer contracts when they expire and on its business, financial condition, results of operations and ability to make quarterly cash distributions to its unitholders.

TEP’s natural gas and crude oil operations are subject to extensive regulation by federal, state and local regulatory authorities. Changes or additional regulatory measures adopted by such authorities could have a material adverse effect on its business, financial condition, and results of operations.

TEP provides open-access interstate transportation service on its natural gas transportation systems pursuant to tariffs approved by the FERC. TEP’s natural gas transportation and storage operations are regulated by the FERC, under the Natural Gas Act of 1938, or the NGA, the Natural Gas Policy Act of 1978, or the NGPA, and the Energy Policy Act of 2005, or EPAct 2005. The TIGT System and the Trailblazer Pipeline each operates under a tariff approved by the FERC that establishes rates, cost recovery mechanisms and terms and conditions of service to its customers. The rates and terms of service on the Pony Express System are subject to regulation by the FERC under the Interstate Commerce Act, or the ICA, and the Energy Policy Act of 1992. TEP provides interstate transportation service on the Pony Express System pursuant to tariffs on file with the FERC.

Generally, the FERC’s authority over natural gas facilities extends to:

•	rates, operating terms and conditions of service;

•	the form of tariffs governing service;

•	the types of services TEP may offer to its customers;

•	the certification and construction of new, or the expansion of existing, facilities;

•	the acquisition, extension, disposition or abandonment of facilities;

•	creditworthiness and credit support requirements;

•	the maintenance of accounts and records;

•	relationships among affiliated companies involved in certain aspects of the natural gas business;

•	depreciation and amortization policies; and

•	the initiation and discontinuation of services.

The FERC’s authority over crude oil pipelines is less broad, extending to:

•	rates, operating terms and conditions of service;

•	the form of tariffs governing service;

•	the maintenance of accounts and records;

•	relationships among affiliated transporters and shippers; and

•	depreciation and amortization policies.

Interstate natural gas pipelines subject to the jurisdiction of the FERC may not charge rates or impose terms and conditions of service that, upon review by the FERC, are found to be unjust, unreasonable, unduly discriminatory, or preferential. The maximum recourse rate that TEP may charge for its natural gas transportation and storage services is established through the FERC’s ratemaking process. The maximum applicable recourse rate and terms and conditions for service are set forth in its FERC-approved tariff.

Pursuant to the NGA, existing interstate natural gas transportation and storage rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by the FERC. Additionally, rate increases and changes to terms and conditions of service proposed by a regulated interstate pipeline may be protested and such increases or changes can be delayed and may ultimately be rejected by the FERC. TEP currently holds authority from the FERC to charge and collect (i) “recourse rates” (i.e., the maximum cost-based rates an interstate natural gas pipeline may charge for its services under its tariff); (ii) “discount rates” (i.e., rates offered by the natural gas pipeline to shippers at discounts vis-à-vis the recourse rates and that fall within the cost-based maximum and minimum rate levels set forth in the natural gas pipeline’s tariff); and (iii) “negotiated rates” (i.e., rates negotiated and agreed to by the pipeline and the shipper for the contract term that may fall within or outside of the cost-based maximum and minimum rate levels set forth in the tariff, and which are individually filed with the FERC for review and acceptance). When capacity is available and offered for sale, the rates (which include reservation, commodity, surcharges, fuel and gas lost and unaccounted for) at which such capacity is sold are subject to regulatory approval and oversight. Regulators and customers on its natural gas pipeline systems have the right to protest or otherwise challenge the rates that TEP charges under a process prescribed by applicable regulations. The FERC may also initiate reviews of its rates. Customers on TEP’s natural gas pipeline systems may also dispute terms and conditions contained in its agreements, as well as the interpretation and application of its tariffs, among other things.

Rates for crude oil transportation service must be filed as a tariff with the FERC and are subject to applicable FERC regulation. The filed tariff rates include contract rates entered into with shippers willing to make long term commitments to the pipeline to support new pipeline capacity and “walk-up” rates available to uncommitted non-contract shippers. Crude oil pipelines typically must reserve at least ten percent of their capacity for walk-up shippers. Crude oil pipeline tariff rates may be adjusted, positively or negatively, on an annual basis through a FERC indexing procedure. A crude oil pipeline may also file new tariff rates at any time, subject to shipper contract restrictions and FERC regulatory procedures. The filing of any indexed rate increase or other rate increase may be protested and subjected to cost-of-service review by the FERC to determine whether the proposed new rate is just and reasonable.

Under the ICA, which applies to FERC-regulated liquids pipelines such as the Pony Express System, parties having standing may challenge new or existing rates and terms and conditions of service at any time. The FERC is authorized to suspend, subject to refund, the effectiveness of a protested rate for up to seven months while it determines if the protested rate is just and reasonable. TEP’s rates may be reduced and TEP may be required to issue refunds as a result of settlement or by an order of the FERC following a hearing finding that a protested rate is unjust and unreasonable. If the complaint is not resolved by settlement, the FERC may conduct a hearing and order the crude oil pipeline to make reparations going back for up to two years prior to the date on which a complaint was filed if a rate is found to be unjust and unreasonable. TEP cannot guarantee that any new or existing rate on the Pony Express System would not be rejected or modified by the FERC, or subjected to refunds or reparations. While the FERC regulates rates and terms and conditions of service for transportation of crude oil in interstate commerce by pipeline, state agencies may also regulate facilities (including construction, acquisition, disposition, financing, and abandonment), rates, and terms and conditions of service for crude oil pipeline transportation in intrastate commerce. Any successful challenge by a regulator or shipper in any of these matters could have a material adverse effect on its business, financial condition and results of operations.

The Trailblazer Pipeline, one of TEP’s interstate natural gas pipelines, uses two types of fuel to power its compressors: (1) natural gas and (2) electric power. For the natural gas compression, customers are charged a gas retainage percentage as an in-kind reimbursement for fuel. For the electric compression, customers are charged a commodity rate for the electricity used at the pipeline’s stations. The volume of gas and cost of electric power are tracked and adjusted in annual periodic rate adjustment filings made pursuant to the tariff. Lost and unaccounted for gas is also tracked and adjusted in annual periodic rate adjustment filings. These costs were subject to the NGA Section 4 rate case initiated by the Trailblazer Pipeline and resolved by settlement as approved by the FERC in May 2014. On TIGT, TEP’s gas compressor fuel costs and the cost of lost and unaccounted for gas, together referred to as Fuel Retention Factors, are recovered by retaining a fixed percentage of natural gas throughput on its transportation and storage facilities. These Fuel Retention Factors were the subject of a Section 5 proceeding initiated by the FERC that TEP resolved with customers by a settlement approved by the FERC in September 2011.

The FERC’s jurisdiction over natural gas facilities extends to the certification and construction of interstate transportation and storage facilities, including, but not limited to, acquisitions, facility maintenance, expansions, and abandonment of facilities and services. With some exceptions applicable to smaller projects, auxiliary facilities, and certain facility replacements, prior to commencing construction and/or operation of new or existing interstate natural gas transportation and storage facilities, an interstate pipeline must obtain a certificate authorizing the construction from, or file to amend its existing certificate with, the FERC. Typically, a significant expansion project requires review by a number of governmental agencies, including state and local agencies, whose cooperation is important in completing the regulatory process on schedule. Any delay or refusal by an agency to issue authorizations or permits as requested for one or more of these projects may mean that they will be constructed in a manner or with capital requirements that TEP did not anticipate or that TEP will not be able to pursue these projects. Such delay, modification or refusal could materially and negatively impact the additional revenues expected from these projects. The FERC does not regulate the construction, expansion, or abandonment of crude oil pipelines nor the initiation or discontinuation of services on those pipelines, provided that the action taken is not discriminatory or preferential among similarly situated shippers.

The FERC has the authority to conduct audits of regulated entities to assess compliance with FERC regulations and policies. The FERC also conducts audits to verify that the websites of interstate natural gas pipelines accurately provide information on the operations and availability of services on the pipeline. FERC regulations also require entities providing natural gas and crude oil transportation services to comply with uniform terms and conditions for service, as set forth in publicly available tariffs or, as it concerns natural gas facilities, agreements for transportation and storage services executed between interstate pipelines and their customers. These service agreements are generally required to conform, in all material respects, with the standard form of service agreements set forth in the natural gas pipeline’s FERC-approved tariff. The pipeline and a customer may choose to enter into a non-conforming service agreement so long as this agreement is filed with, and accepted by, the FERC. In the event that the FERC finds that an agreement, in whole or part, is materially non-conforming, FERC could reject the agreement or require TEP to modify the agreement, or alternatively require TEP to modify its tariff so that the non-conforming provisions are generally available to all customers. Agreements entered into with crude oil shippers are generally not available for public review, but the rates and terms and service provided to similarly situated shippers may not be unduly discriminatory or preferential.

The FERC has promulgated rules and policies covering many aspects of TEP’s natural gas pipeline business, including regulations that require TEP to provide firm and interruptible transportation service on an open access basis that is not unduly discriminatory or preferential, provide internet access to current information about its available pipeline capacity and other relevant transmission information, and permit pipeline shippers to release contracted transportation and storage capacity to other shippers, thereby creating secondary markets for such services. FERC regulations also prevent interstate natural gas pipelines from sharing customer information with marketing affiliates, and restrict how interstate natural gas pipelines share transportation with marketing affiliates. FERC regulations require that certain transmission function personnel of interstate natural gas pipelines function independently of personnel engaged in natural gas marketing functions. Crude oil pipelines subject to the ICA must comply with FERC regulations that require the pipeline to act as a common carrier and not engage in undue discrimination or preferential treatment with respect to shippers.

FERC policies also govern how interstate natural gas pipelines respond to interconnection requests from third party facilities, including other pipelines. Generally, an interstate natural gas pipeline must grant an interconnection request upon the satisfaction of several conditions. As a consequence, an interstate natural gas pipeline faces the risk that an interconnecting third party pipeline may pose a risk of additional competition to serve a particular market. Failure to comply with applicable provisions of the NGA, NGPA, EPAct and certain other laws, as well as with the regulations, rules, orders, restrictions and conditions associated with these laws, could result in the imposition of administrative and criminal remedies, including without limitation, revocation of certain authorities, disgorgement of ill-gotten gains, and civil penalties of up to $1.0 million per day, per violation. Violations of the ICA, the Energy Policy Act of 1992, or regulations and orders promulgated by the FERC are also subject to administrative and criminal penalties and remedies, including forfeiture and individual liability.

In addition, new laws or regulations or different interpretations of existing laws or regulations applicable to TEP’s pipeline systems or midstream facilities could have a material adverse effect on its business, financial condition, results of operations and prospects. For example, the FERC may not continue to pursue its approach of pro-competitive policies as it considers matters such as interstate pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity and transportation and storage facilities. TEP may face challenges to its rates or terms of service in the future. Any successful challenge could materially adversely affect its future earnings and cash flows.

The rates of TEP’s regulated assets are subject to review and possible adjustment by federal and state regulators, which could adversely affect its business, results of operations, financial condition and ability to make quarterly cash distributions to its unitholders.

TEP’s shippers or other interested stakeholders, such as state regulatory agencies, may challenge the rates or the terms and conditions of service applicable to its natural gas or crude oil pipeline tariffs, unless they have entered into agreements not to challenge such tariffs. The FERC has authority to investigate TEP’s rates and terms and conditions of service pursuant to NGA Section 5 for natural gas pipelines and the ICA for common carrier oil pipelines. TEP’s crude oil firm contract shippers have generally agreed not to complain or protest rates unless they are in conflict with their contracts. With regard to TEP’s natural gas pipelines, Trailblazer Pipeline Company LLC, which TEP refers to as Trailblazer, initiated on its own initiative under NGA Section 4 a rate proceeding with the FERC on July 1, 2013 to implement a general rate increase to its recourse rates, initiate a rolled-in rate structure for expansion facilities certificated in 2001, and adopt miscellaneous other updates to its General Terms and Conditions in its tariff. On February 24, 2014, Trailblazer submitted to the FERC an uncontested offer of settlement and stipulation to resolve the proceeding by, among other things: (a) setting new maximum recourse rates based upon a “black box” cost of service of $21.1 million, (b) revising the charges and methods for recovery of fuel (natural gas and electric power used in providing service) costs, (c) providing for revenue sharing of certain interruptible and short-term firm service revenues with eligible maximum recourse rate firm service shippers, (d) establishing a rate moratorium until January 1, 2016, and (e) requiring a general rate case to be filed no later than January 1, 2019. The FERC accepted the settlement agreement by letter order on May 29, 2014. Per the terms of the settlement, Trailblazer is required to file a new general rate case by January 1, 2019, and no customer or participant who joined the settlement (defined in the settlement as a “Settling Party”) may file to change the settlement rates before January 1, 2016. TIGT is not subject to any current moratorium on complaints or protests regarding its rates or terms and conditions of service. The rates on TEP’s TIGT natural gas pipeline system were subject to a NGA Section 5 proceeding initiated by the FERC relating to TIGT’s fuel retention factors, which generally are recovered by retaining a fixed percentage of natural gas throughput on TIGT’s natural gas transportation and storage facilities. TIGT resolved these issues with customers by a settlement approved by the FERC in September 2011, which resulted in a 27% reduction in the Fuel Retention Factors billed to shippers effective June 1, 2011. The Section 5 Settlement also provided for a second stepped reduction, resulting in a total 30% reduction in the Fuel Retention Factors billed to shippers and effective January 1, 2012, for certain segments of the former Pony Express natural gas pipeline system.

On TEP’s crude oil pipeline system, shippers may challenge new or existing rates at any time. As a result of settlement or by order of the FERC following hearing, its rates may be reduced. If a shipper files a complaint, and if the complaint is not resolved with that shipper, to the extent the FERC determines after hearing that TEP has collected payment on rates not previously found to be just and reasonable, TEP may be required to pay reparations to that shipper for up to two years prior to the date on which a complaint was filed. Regardless of the prospective just and reasonable rate, reparations may not be required below the last rates determined by the FERC to be just and reasonable. In other words, crude oil pipelines are not required to make reparations that refund revenues collected pursuant to rates previously determined to be just and reasonable.

Successful challenges to rates charged on TEP’s natural gas and crude oil pipeline systems, or to the terms and conditions of service on those systems, could have a material adverse effect on its business, results of operations, financial condition and ability to make quarterly cash distributions to its unitholders.

TEP is exposed to the creditworthiness and performance of its customers, suppliers and contract counterparties, and any material nonpayment or nonperformance by one or more of these parties could adversely affect its financial condition, cash flows, and operating results.

Although TEP attempts to assess the creditworthiness of its customers, suppliers and contract counterparties, there can be no assurance that its assessments will be accurate or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on its business, results of operations, financial condition and ability to make cash distributions to its unitholders. In addition, TEP’s long-term firm transportation and storage contracts obligate its customers to pay demand charges regardless of whether they transport or store natural gas or crude oil on its facilities, except for certain circumstances when TEP is unable to schedule the customer’s nomination for service. As a result, during the term of TEP’s long-term firm transportation and storage contracts and absent an event of force majeure, its revenues will generally depend on its customers’ financial condition and their ability to pay rather than upon the amount of natural gas or crude oil transported. Further, its contract counterparties may not perform or adhere to its existing or future contractual arrangements. Any material nonpayment or nonperformance by its contract counterparties due to inability or unwillingness to perform or adhere to contractual arrangements could have an adverse impact on its business, results of operations, financial condition and ability to make cash distributions to its unitholders.

The procedures and policies TEP uses to manage its exposure to credit risk, such as credit analysis, credit monitoring and, in some cases, requiring credit support, cannot fully eliminate counterparty credit risks. To the extent its procedures and policies prove to be inadequate, its financial and operational results may be negatively impacted.

Some of TEP’s counterparties may be highly leveraged or have limited financial resources and will be subject to their own operating and regulatory risks. Even if its credit review and analysis mechanisms work properly, TEP may experience financial losses in its dealings with such parties. As seen with the recent decline in crude oil prices, prices for crude oil and natural gas are subject to large fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of other factors that are beyond its control. Such volatility in commodity prices might have an impact on many of its counterparties and their ability to borrow and obtain additional capital on attractive terms, which, in turn, could have a negative impact on their ability to meet their obligations to TEP and may also increase the magnitude of these obligations.

Any material nonpayment or nonperformance by its counterparties could require TEP to pursue substitute counterparties for the affected operations, reduce operations or provide alternative services. There can be no assurance that any such efforts would be successful or would provide similar financial and operational results.

Constructing new assets subjects TEP to risks of project delays, cost overruns and lower-than-anticipated volumes of natural gas or crude oil once a project is completed. TEP’s operating cash flows from its capital projects may not be immediate or meet its expectations.

One of the ways TEP may grow its business is by constructing additions or modifications to its existing facilities. TEP also may construct new facilities, either near its existing operations or in new areas. For example, in 2013 TEP completed an expansion of its Casper and Douglas plants to increase processing capacity and upgrade compression. Pony Express substantially completed its approximately 698-mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma during 2014 and is currently constructing an approximately 66-mile lateral in Northeast Colorado. Construction projects require significant amounts of capital and involve numerous regulatory, environmental, political, legal and operational uncertainties, many of which are beyond its control. These projects also involve numerous economic uncertainties, including the impact of inflation on project costs and the availability of required resources.

TEP may be unable to complete announced construction projects, including the potential expansion of the Pony Express System announced in its public filings, on schedule, at the budgeted cost, or at all, which could have a material adverse effect on its business and results of operations. Moreover, TEP may not receive any material increase in operating cash flow from a project for some time. For instance, if TEP expands a pipeline or processing facility, the construction expenditures may occur over an extended period of time, yet TEP will not receive any material increases in cash flow until the project is completed and fully operational. In addition, its cash flow from a project may be delayed or may not meet its expectations. TEP’s project specifications and expectations regarding project cost, timing, asset performance, investment returns and other matters usually rely in part on the expertise of third parties such as engineers, technical experts and construction contractors. These estimates may prove to be inaccurate because of numerous operational, technological, economic and other uncertainties.

TEP relies in part on estimates from producers regarding the timing and volume of anticipated natural gas and crude oil production. Production estimates are subject to numerous uncertainties, all of which are beyond its control. These estimates may prove to be inaccurate, and new facilities may not attract sufficient volumes to achieve its expected cash flow and investment return.

TEP’s success depends on the supply and demand for natural gas and crude oil.

The success of its business is in many ways impacted by the supply and demand for natural gas and crude oil. For example, TEP’s business can be negatively impacted by sustained downturns in supply and demand for natural gas and crude oil in the markets that TEP serves, including reductions in its ability to renew contracts on favorable terms and to construct new infrastructure. One of the major factors that will impact natural gas demand will be the potential growth of the demand for natural gas in the power generation market, particularly driven by the speed and level of existing coal-fired power generation that is replaced with natural gas-fired power generation. One of the major factors impacting domestic natural gas and crude oil supplies has been the significant growth in unconventional sources such as shale plays and the continued progression of hydraulic fracturing technology. The supply and demand for natural gas and crude oil, and therefore the future rate of growth of its business, will depend on these and many other factors outside of its control, including, but not limited to:

•	adverse changes in general global economic conditions;

•	adverse changes in domestic regulations;

•	technological advancements that may drive further increases in production and reduction in costs of developing natural gas shales;

•	the price and availability of other forms of energy;

•	prices for natural gas, crude oil and NGLs;

•	decisions of the members of the Organization of the Petroleum Exporting Countries regarding price and production controls;

•	increased costs to explore for, develop, produce, gather, process and transport natural gas or to transport crude oil;

•	weather conditions, seasonal trends and hurricane disruptions;

•	the nature and extent of, and changes in, governmental regulation, for example greenhouse gas legislation, taxation and hydraulic fracturing;

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perceptions of customers on the availability and price volatility of its services and natural gas and crude oil prices, particularly customers’ perceptions on the volatility of natural gas and crude oil prices over the long term;

•	capacity and transportation service into, or out of, its markets; and

•	petrochemical demand for NGLs.

TEP is subject to numerous hazards and operational risks.

TEP’s operations are subject to all the risks and hazards typically associated with transportation, storage and processing of natural gas and the transportation of crude oil. These operating risks include, but are not limited to:

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damage to pipelines, facilities, equipment and surrounding properties caused by hurricanes, earthquakes, tornadoes, floods, fires or other adverse weather conditions and other natural disasters and acts of terrorism;

•	inadvertent damage from construction, vehicles, farm and utility equipment;

•	uncontrolled releases of crude oil, natural gas and other hydrocarbons;

•	leaks, migrations or losses of natural gas and crude oil as a result of the malfunction of equipment or facilities;

•	outages at its processing facilities;

•	ruptures, fires, leaks and explosions; and

•	other hazards that could also result in personal injury and loss of life, pollution and other environmental risks, and suspension of operations.

For example, failures occurred on two separate pipeline segments of the TIGT System during 2013; one in Kimball County, Nebraska on May 4, 2013 and one in Goshen County, Wyoming on June 13, 2013. The failures both resulted in the release of natural gas. Both lines were promptly brought back into service and neither failure caused any known injuries, fatalities, fires or evacuations. The costs to repair or replace the damaged section in Kimball County, Nebraska were not material. In February 2014, TEP communicated to PHMSA that TEP’s investigation of the pipeline involved in the Kimball County failure is complete. TEP has since placed this line into oil service and restored pressure to full maximum allowable operating pressure. TEP is currently working with PHMSA to develop a plan to close the Corrective Action Order received from PHMSA regarding the Goshen County failure and is evaluating the cost of anticipated remediation activities.

TEP has also had four minor incidents on the Pony Express System that TEP reported to PHMSA during final commissioning and since the line has been placed into commercial service. On August 31, 2014 a leak occurred at the Sterling Pump Station in Logan County, Colorado, which resulted in a release of approximately 200 bbls of crude oil. The spill was entirely contained on Tallgrass property. On October 7, 2014 an overpressure event occurred upstream of the Lincoln Pump Station, which resulted in an overflow of the sump at the Lincoln Pump Station. On October 28, 2014, an overpressure situation occurred at the Cushing Terminal in Payne County, Oklahoma. On November 17, 2014, a leak occurred at the Sterling Pig Adapter in Logan County, Colorado due to a one inch valve that was inadvertently left in a partial open state. This incident resulted in a spill of approximately 119 bbls of crude oil. The Pony Express System is a newly commissioned crude oil pipeline and these integrity issues may continue for the foreseeable future.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage. The location of certain segments of TEP’s pipeline systems in or near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas could increase the level of damages resulting from these risks. Despite the precautions TEP takes, events such as those described above could cause considerable harm to people or property, could result in loss of service available to customers, and could have a material adverse effect on its financial condition and results of operations and ability to make distributions to unitholders. In addition, maintenance, repair and remediation activities could result in service interruptions on segments of its systems or alter the operational profile of its systems. Potential impacts arising from these service interruptions or operational profile changes on segments of TEP’s systems could include, among others, limitations on its ability to satisfy customer requirements, obligations to provide reservation charge credits to customers in times of constrained capacity, and solicitation of existing customers by others for potential new projects that would compete directly with existing services.

TEP could be required by regulatory authorities to test or undertake modifications to its systems, operations or both that could result in a material adverse impact on its business, financial condition and results of operations. For example, TEP received a Corrective Action Order from PHMSA on June 19, 2013 directing TEP to take certain investigative, testing and corrective measures with regard to the segment of the TIGT pipeline that failed on June 13, 2013. Such actions, including those required by PHMSA, could materially and adversely impact its ability to meet contractual obligations and retain customers, with a resulting material adverse impact on its business and results of operations, and could also limit or prevent its ability to make quarterly cash distributions to its unitholders. Some or all of its costs arising from these operational risks may not be recoverable under insurance, contractual indemnification or increases in rates charged to its customers.

TEP’s insurance coverage may not be adequate.

TEP is not insured or fully insured against all risks that could affect its business, including losses from environmental accidents. For example, TEP does not maintain business interruption insurance in the type and amount to cover all possible losses. In addition, TEP does not carry insurance for certain environmental exposures, including but not limited to potential environmental fines and penalties, certain business interruptions, named windstorm or hurricane exposures and, in limited circumstances, certain political risk exposures. Further, in the event there is a total or partial loss of one or more of its insured assets, any insurance proceeds that TEP may receive in respect thereof may be insufficient to effect a restoration of such asset to the condition that existed prior to such loss. In addition, TEP is either not insured or not fully insured with respect to the legal proceedings described in Note 17 – Legal and Environmental Matters to the consolidated financial statements included in this prospectus and may, depending upon the circumstances, need to pay self-insured retention amounts prior to having losses covered by the insurance providers. The occurrence of any operating risks not fully covered by insurance could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Furthermore, TEP may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates, and it may elect to self-insure all or a portion of TEP’s risks of loss. As a result of market conditions, premiums and deductibles for certain types of insurance policies may substantially increase, and in some instances, certain types of insurance could become unavailable or available only for reduced amounts of coverage. Any insurance coverage TEP does obtain may contain large deductibles or fail to cover certain hazards or cover all potential losses.

TEP’s pipeline integrity program may impose significant costs and liabilities on TEP, while increased regulatory requirements relating to the integrity of its pipeline systems may require TEP to make additional capital and operating expenditures to comply with such requirements.

TEP is subject to extensive laws and regulations related to pipeline integrity. There are, for example, federal requirements set by PHMSA for owners and operators of natural gas and crude oil pipelines in the areas of pipeline design, construction, and testing, the qualification of personnel and the development of operations and emergency response plans. The rules require pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines and take measures to protect pipeline segments located in what the rules refer to as High Consequence Areas, or HCAs.

Its pipeline operations are subject to pipeline safety regulations administered by PHMSA. These regulations, among other things, include requirements to monitor and maintain the integrity of its pipeline systems and determine the pressures at which its pipeline systems can operate. The Pipeline Safety Act of 2011 enacted January 3, 2012, amends the Pipeline Safety Improvement Act of 2002, or the Pipeline Safety Act of 2002, in a number of significant ways, including:

•	reauthorizing funding for federal pipeline safety programs, increasing penalties for safety violations and establishing additional safety requirements for newly constructed pipelines;

•	requiring PHMSA to adopt appropriate regulations within two years and requiring the use of automatic or remote- controlled shutoff valves on new or rebuilt pipeline facilities;

•	requiring operators of pipelines to verify maximum allowable operating pressure and report exceedances within five days; and

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requiring studies of certain safety issues that could result in the adoption of new regulatory requirements for new and existing pipelines, including changes to integrity management requirements for HCAs, and expansion of those requirements to areas outside of HCAs.

PHMSA published an advanced notice of proposed rule making in August 2011 to solicit comments on the need for changes to its safety regulations, including whether to revise integrity management requirements. On August 13, 2012, PHMSA published rules to update pipeline safety regulations to reflect provisions included in the Pipeline Safety Act of 2011, including increasing maximum civil penalties from $0.1 million to $0.2 million per violation per day of violation and from $1.0 million to $2.0 million as a maximum amount for a related series of violations as well as changing PHMSA’s enforcement process.

The ultimate costs of compliance with the integrity management rules are difficult to predict. The majority of the costs to comply with the rules are associated with pipeline integrity testing and the repairs found to be necessary. Changes such as advances of in-line inspection tools, identification of additional threats to a pipeline’s integrity and changes to the amount of pipe determined to be located in HCAs or expansion of integrity management requirements to areas outside of HCAs can have a significant impact on the costs to perform integrity testing and repairs. TEP is currently performing inspections on certain segments of the Trailblazer Pipeline that collectively total approximately 70-miles as part of TEP’s integrity management program to identify potential areas for replacement and repair. In connection with TEP’s acquisition of the Trailblazer Pipeline, Tallgrass Development agreed to contractually indemnify TEP for any out of pocket costs TEP incurs between April 1, 2014 and April 1, 2017 related to repairing or remediating the Trailblazer Pipeline, to the extent that such actions are necessitated by external corrosion caused by the pipeline’s disbonded Hi-Melt CTE coating. The contractual indemnity provided to TEP by Tallgrass Development is capped at $20 million and is subject to TEP’s first paying an annual $1.5 million deductible. TEP may not be able to recover any or all of such out of pocket costs that are not covered by this contractual indemnity from its customers unless and until TEP receives FERC approval to recover such costs through a general rate increase or other FERC-approved recovery mechanism. TEP plans to continue its pipeline integrity testing programs to assess and maintain the integrity of its existing and future pipelines as required by the DOT rules. The results of these tests could cause TEP to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines, which expenditures could be material.

Further, additional laws, regulations and policies that may be enacted or adopted in the future or a new interpretation of existing laws and regulations could significantly increase the amount of these expenditures. For example, PHMSA issued an Advisory Bulletin in May 2012 which advised pipeline operators that they must have records to document the maximum allowable operating pressure for each section of their pipeline and that the records must be traceable, verifiable and complete. Locating such records and, in the absence of any such records, verifying maximum pressures through physical testing (including hydrotesting) or modifying or replacing facilities to meet the demands of verifiable pressures, could significantly increase TEP’s costs. TIGT continues to investigate and, when necessary, report to PHMSA the miles of pipeline for which it has incomplete records for MAOP. TEP is currently undertaking an extensive internal record review in view of the anticipated PHMSA annual reporting requirements. Additionally, failure to locate such records or verify maximum pressures could require TEP to operate at reduced pressures, which would reduce available capacity on its natural gas pipeline systems. These specific requirements do not currently apply to crude oil pipelines, but forthcoming regulations implementing the Pipeline Safety Act of 2012 likely will expand the scope of regulation applicable to crude oil pipelines. There can be no assurance as to the amount or timing of future expenditures required to comply with pipeline integrity regulation, and actual future expenditures may be different from the amounts TEP currently anticipates. Revised or additional regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on its business, financial position, results of operations and prospects. In addition, TEP may be subject to enforcement actions and penalties for failure to comply with pipeline regulations.

On August 29, 2012, PHMSA notified TIGT that a report from an audit conducted in 2010 indicated a probable violation for failing to perform a periodic review of personnel responses to certain abnormal operations. Specifically, PHMSA cited to the operation of a relief valve on March 3, 2010. TIGT responded to the notice of probable violation and requested a hearing in a response filed with PHMSA on October 1, 2012. A hearing was held on January 15, 2013 and a Final Order was received on October 30, 2013 that required TEP to modify its operating procedures to further address Abnormal Operating Conditions. Failures occurred on two separate pipeline segments of the TIGT System during 2013; one in Kimball County, Nebraska on May 4, 2013 and one in Goshen County, Wyoming on June 13, 2013. The failures both resulted in the release of natural gas. Both lines were promptly brought back into service and neither failure caused any known injuries, fatalities, fires or evacuations. The costs to repair or replace the damaged section in Kimball County, Nebraska were not material. In February 2014, TEP communicated to PHMSA that TEP’s investigation of the pipeline involved in the Kimball County failure is complete. TEP has since placed this line into oil service and restored pressure to full maximum allowable operating pressure. TEP is currently working with PHMSA to develop a plan to close the Corrective Action Order received from PHMSA regarding the Goshen County failure and is evaluating the cost of anticipated remediation activities.

TEP has also had four minor incidents on the Pony Express System that TEP reported to PHMSA during final commissioning and since the line has been placed into commercial service. On August 31, 2014 a leak occurred at the Sterling Pump Station in Logan County, Colorado, which resulted in a release of approximately 200 bbls of crude oil. The spill was entirely contained on Tallgrass property. On October 7, 2014 an overpressure event occurred upstream of the Lincoln Pump Station, which resulted in an overflow of the sump at the Lincoln Pump Station. On October 28, 2014, an overpressure situation occurred at the Cushing Terminal in Payne County, Oklahoma. On November 17, 2014, a leak occurred at the Sterling Pig Adapter in Logan County, Colorado due to a one-inch valve that was left in a partial open state. This incident resulted in a spill of approximately 119 bbls of crude oil. The Pony Express System is a newly commissioned crude oil pipeline and these integrity issues may continue for the foreseeable future. There can be no assurance as to the amount or timing of future expenditures required to remediate or resolve these issues, and actual future expenditures may be different from the amounts TEP currently anticipates. These integrity issues could have a material adverse effect on its business, financial position, results of operations and prospects.

Climate change regulation at the federal, state or regional levels could result in increased operating and capital costs for TEP.

Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas and products produced from crude oil, are examples of greenhouse gases, or GHGs. The United States Environmental Protection Agency, or the EPA, has determined that the emission of GHGs present an endangerment to public health and the environment because emissions of such gases contribute to the warming of the Earth’s atmosphere and other climatic changes. Various laws and regulations exist, or are under development that seek to regulate the emission of such GHGs, including the EPA programs to control GHG emissions and state actions to develop statewide or regional programs. In recent years, the U.S. Congress has considered, but not adopted, legislation to reduce emissions of GHGs.

Based on these findings, the EPA began adopting and implementing regulations to restrict the emission of GHGs under existing provisions of the federal Clean Air Act, or CAA, starting in 2011. The EPA has issued a final rule, known as the “Tailoring Rule,” that defines regulatory emission thresholds at which certain new and modified stationary sources are subject to permitting and other requirements for GHG emissions under the CAA’s Prevention of Significant Deterioration, or PSD, and Title V programs. The EPA has indicated in rule makings that it may reduce the current regulatory thresholds for GHGs, making additional sources subject to PSD permitting requirements. On June 23, 2014, the United States Supreme Court ruled that portions of EPA’s GHG regulatory program violated the CAA. Specifically, the Supreme Court determined that GHGs cannot independently trigger PSD permitting requirements. However, the Court held that certain PSD permitting requirements may apply to GHG emissions if emissions of another regulated pollutant, like sulfur dioxide or particulate matter, trigger PSD permitting. Additionally, the Supreme Court ruled that the Tailoring Rule thresholds violated the CAA, while suggesting that EPA could promulgate “de minimis” thresholds for GHGs. Further proceedings are ongoing in the United States Court of Appeals for the District of Columbia.

Some of TEP’s facilities emit GHGs in excess of the Tailoring Rule thresholds and have been required to obtain a Title V Permit that reflects this potential to emit GHGs. Although these existing facilities are not currently required to obtain a PSD permit containing enforceable limits on GHG emissions, any future modifications with a potential to emit GHGs above the applicable regulatory thresholds at the time of the application, and to emit a regulated non-GHG pollutant in excess of statutory thresholds as well, would require TEP to obtain a PSD permit containing enforceable limits on GHG emissions. TEP notes that, as described above, the Supreme Court’s recent decision on EPA’s GHG rules creates some uncertainty regarding applicable regulatory thresholds for GHG emissions for facilities that trigger permitting requirements based on emissions of non-GHG pollutants.

Additional direct regulation of GHG emissions in TEP’s industry may be implemented under other CAA programs, including the New Source Performance Standards, or NSPS, program. The EPA has already proposed to regulate GHG emissions from certain electric generating units under the NSPS program. While these proposed regulations for electric generating units would not apply to TEP’s operations, the EPA may propose to regulate additional sources under the NSPS program. For example, the EPA has proposed a rule that it calls the “Clean Power Plan” to compel state governments to reduce GHG emissions from sources within their jurisdictions. In addition, in 2009, the EPA published a final rule requiring that specified large GHG emissions sources annually report the GHG emissions for the preceding year in the United States. In 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities, including natural gas transportation compression facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule requires reporting of GHG emissions by regulated facilities to the EPA on an annual basis. Some of TEP’s facilities are required to report under this rule, and operational and/or regulatory changes could require additional facilities to comply with GHG emissions reporting requirements.

At the state level, more than one-third of the states, either individually or through multi-state regional initiatives, already have begun implementing legal measures to reduce emissions of GHGs, primarily through the planned development of emission inventories or regional greenhouse gas “cap and trade” programs. Many of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal. Depending on the particular program, TEP could be required to purchase and surrender emission allowances and its customers may find it less attractive to produce, own, ship or have natural gas or crude oil processed or refined.

Because TEP’s operations, including its compressor stations and processing facilities, emit various types of GHGs, primarily methane and carbon dioxide, new legislation or regulation could increase its costs related to operating and maintaining its facilities, and could delay future permitting. Depending on the particular new law, regulation or program adopted, TEP could be required to incur capital expenditures for installation of new emission controls on its compressor stations and processing facilities, acquire and surrender allowances for its GHG emissions, pay taxes related to its GHG emissions and administer and manage a GHG emissions program. TEP is not able at this time to estimate such increased costs; however, they could be significant. While TEP may be able to include some or all of such increased costs in the rates charged by its pipelines, such recovery of costs is uncertain in all cases and may depend on events beyond its control including the outcome of future rate proceedings before the FERC and the provisions of any final legislation or other regulations.

Similarly, while TEP may be able to recover some or all of such increased costs in the rates charged by its processing facilities, such recovery of costs is uncertain and may depend on the terms of its contracts with its customers. Any of the foregoing could have a material adverse effect on its business, financial position, results of operations and prospects. To the extent financial markets view climate change and greenhouse gas emissions as a financial risk, this could materially and adversely impact its cost of and access to capital. Legislation or regulations that may be adopted to address climate change, or incentives to conserve energy or use alternative energy sources, could also affect the markets for its services by making natural gas and crude oil products less desirable than competing sources of energy.

TEP’s operations are subject to governmental laws and regulations relating to the protection of the environment, which may expose it to significant costs, liabilities and expenditures that could exceed its current expectations.

Substantial costs, liabilities, delays and other significant issues related to environmental laws and regulations are inherent in natural gas transportation, storage and processing and crude oil transportation operations, and as a result, TEP may be required to make substantial expenditures that could exceed current expectations. TEP’s operations are subject to extensive federal, state, and local laws and regulations governing health and safety aspects of its operations, environmental protection, including the discharge of materials into the environment, and the security of chemical and industrial facilities. These laws include, but are not limited to, the following:

•	CAA and analogous state laws, which impose obligations related to air emissions;

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Clean Water Act, or CWA, and analogous state laws, which regulate discharge of pollutants (Section 402) or fill material (Section 404) from TEP’s facilities to state and federal waters, including wetlands;

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Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and analogous state laws, which regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by TEP or locations to which TEP has sent wastes for disposal;

•	Resource Conservation and Recovery Act, or RCRA, and analogous state laws, which impose requirements for the handling and discharge of hazardous and nonhazardous solid waste from TEP’s facilities;

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Occupational Safety and Health Act, or OSHA, which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures;

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The National Environmental Policy Act, or NEPA, which requires federal agencies to evaluate major agency actions having the potential to significantly impact the environment and which may require the preparation of Environmental Assessments and more detailed Environmental Impact Statements that may be made available for public review and comment;

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The Migratory Bird Treaty Act, or MBTA, which implements various treaties and conventions between the United States and certain other nations for the protection of migratory birds and, pursuant to which the taking, killing or possessing of migratory birds is unlawful without a permit, thereby potentially requiring the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas;

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Endangered Species Act, or ESA, and analogous state laws, which seek to ensure that activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species;

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Bald and Golden Eagle Protection Act, or BGEPA, prohibits anyone, without a permit issued by the Secretary of the Interior, from “taking” bald or golden eagles, including their parts, nests, or eggs. The Act defines “take” as “pursue, shoot, shoot at, poison, wound, kill, capture, trap, collect, molest or disturb;”

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The Oil Pollution Act, or OPA, and analogous laws, which imposes liability for discharges of oil into waters of the United States and requires facilities which could be reasonably expected to discharge oil into waters of the United States to maintain and implement appropriate spill contingency plans; and

•	National Historic Preservation Act, or NHPA, and analogous state laws, which is intended to preserve and protect historical and archeological sites.

Various governmental authorities, including but not limited to the EPA, the U.S. Department of the Interior, the U.S. Department of Homeland Security, and analogous Federal, State and local agencies have the power to enforce compliance with these laws and regulations and the permits and related plans issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations, permits, plans and agreements may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of injunctions limiting or preventing some or all of TEP’s operations, and delays in granting permits.

There is inherent risk of the incurrence of environmental costs and liabilities in TEP’s business, some of which may be material, due to its handling of the products it transports, processes and stores, air emissions related to its operations, historical industry operations, and waste disposal practices, and the prior use of flow meters and manometers containing mercury. Joint and several, strict liability may be incurred without regard to fault under certain environmental laws and regulations, including but not limited to CERCLA, RCRA and analogous state laws, for the remediation of contaminated areas and in connection with spills or releases of materials associated with oil, natural gas and wastes on, under, or from TEP’s properties and facilities. TEP is currently conducting remediation at several sites to address contamination. For 2014, TEP spent approximately $270,000 and for 2015 has budgeted approximately $691,000 for these ongoing environmental remediation projects. Private parties, including but not limited to the owners of properties through which TEP’s pipelines pass and facilities where its wastes are taken for reclamation or disposal, may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws, regulations and permits issued thereunder, or for personal injury or property damage arising from its operations. Some sites at which TEP operates are located near current or former third-party hydrocarbon storage and processing or natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours that could result in remedial action. In addition, increasingly strict laws, regulations and enforcement policies could materially increase its compliance costs and the cost of any remediation that may become necessary. TEP’s insurance does not cover all environmental risks and costs and may not provide sufficient coverage if an environmental claim is made against TEP.

In June 2013, the EPA extended its National Enforcement Initiatives, enforcement priorities list, including an initiative related to Energy Extraction Activities, for 2014 through 2016. TEP cannot predict what the results of the current initiative or any future initiative will be, or whether federal, state or local laws or regulations will be enacted in this area. If new regulations are imposed related to oil and gas extraction, the volumes of natural gas and crude oil that TEP transports and/or processes could decline and its results of operations could be materially adversely affected.

TEP’s business may be materially and adversely affected by changed regulations and increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits or plans developed thereunder. Also, TEP might not be able to obtain or maintain from time to time all required environmental regulatory approvals for its operations, or may have to implement contingencies or conditions in order to obtain such approvals. If there is a delay in obtaining any required environmental regulatory approvals, or if TEP fails to obtain and comply with them, the operation or construction of its facilities could be prevented or become subject to additional costs, resulting in potentially material adverse consequences to its business, financial condition, results of operations and cash flows.

TEP is also generally responsible for all liabilities associated with the environmental condition of its facilities and assets, whether acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and divestitures, TEP could acquire, or be required to provide indemnification against, environmental liabilities that could expose TEP to material losses, which may not be covered by insurance. In addition, the steps TEP could be required to take to bring certain facilities into compliance could be prohibitively expensive, and TEP might be required to shut down, divest or alter the operation of those facilities, which might cause TEP to incur losses. For example, in August 2011, the U.S. EPA and the Wyoming Department of Environmental Quality conducted an inspection of the Leak Detection and Repair Program, or LDAR, at the Casper Plant in Wyoming. In September 2011, Tallgrass Midstream, LLC received a letter from the U.S. EPA alleging violations of the Standards of Performance of Equipment Leaks for Onshore Natural Gas Processing Plant requirements under the CAA. Tallgrass Midstream, LLC received a letter from the U.S. EPA concerning settlement of this matter in April 2013 and received additional settlement communications from the U.S. EPA and Department of Justice beginning in July 2014. Settlement negotiations are continuing, including attempted resolution of more recently identified LDAR issues. TEP is not currently able to estimate the costs that may be associated with a settlement or other resolution of this matter, which could be substantial.

TEP has agreed to a number of conditions in its environmental permits and associated plans, approvals and authorizations that require the implementation of environmental habitat restoration, enhancement and other mitigation measures that involve, among other things, ongoing maintenance and monitoring. Governmental authorities may require, and community groups and private persons may seek to require, additional mitigation measures in the future to further protect ecologically sensitive areas where TEP currently operates, and would operate if its facilities are extended or expanded, or if TEP constructs new facilities, and TEP is unable to predict the effect that any such measures would have on its business, financial position, results of operations or prospects.

Further, such existing laws and regulations may be revised or new laws or regulations may be adopted or become applicable to TEP. In addition to potential GHG regulations, there may also be potential regulations under the NSPS and/or the maximum available control technology standard that may affect TEP. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. There can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be materially different from the amounts TEP currently anticipates. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from its customers, could have a material adverse effect on its business, financial position, results of operations and prospects.

Increased regulation of hydraulic fracturing and other oil and natural gas processing operations could affect TEP’s operations and result in reductions or delays in production by its customers, which could have a material adverse impact on its revenues.

A portion of TEP’s customers’ oil and natural gas production is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into shale formations to stimulate production. Hydraulic fracturing is currently exempt from federal regulation pursuant to the federal Safe Drinking Water Act, or the SDWA (except when the fracturing fluids or propping agents contain diesel fuels, and EPA released guidance on the permitting of wells that use diesel fuels during hydraulic fracturing activities in February 2014), because hydraulic fracturing is excluded from the SDWA definition of “underground injection” and therefore is not subject to permitting and federal regulatory control pursuant to SDWA. However, public concerns have been raised related to its potential environmental impact. Additional federal, state and local laws and regulations to more closely regulate hydraulic fracturing have been considered and, in some cases, adopted and implemented. For example, from time to time, legislation to further regulate hydraulic fracturing has been proposed in Congress, including repeal of the SDWA exemption for hydraulic fracturing, as well as to require disclosure for chemicals used in hydraulic fracturing. An EPA investigation requested by a committee of the House of Representatives to assess the potential environmental effects of hydraulic fracturing on drinking water and groundwater is underway, with a first progress report outlining work currently underway by the agency released on December 21, 2012, and a final draft report drawing conclusions about the potential impacts of hydraulic fracturing on drinking water resources was expected to be available for public comment and peer review in 2014, although it has not yet been released. Reports prepared by the U.S. Department of Energy’s Shale Gas Subcommittee could also lead to further restrictions on hydraulic fracturing. In addition, EPA has announced its intention to propose regulations under the CWA regarding wastewater discharges from hydraulic fracturing and other gas production and, on May 9, 2014, EPA issued an Advance Notice of Proposed Rulemaking under Section 8 of the Toxic Substances Control Act, or the TSCA, to seek public comment on hydraulic fracturing chemical information that could be reported and disclosed under TSCA. Most recently, the federal Bureau of Land Management issued a final rule on March 20, 2015 that establishes new or more stringent standards for performing hydraulic fracturing on federal and Indian lands including, among other things, submission of various detailed notices, plans and other information relating to the fracturing activities that are subject to BLM pre-approval, implementation of measures designed to protect usable water from fracturing activities; and public disclosure of chemicals used in hydraulic fracturing fluids through the FracFocus website. The BLM rule has an expected effective date of June 2015 but is currently subject to one or more legal challenges that seek to block implementation of the rule.

Apart from federal legislation and EPA regulations, other federal agencies and states have proposed or adopted legislation or regulations restricting hydraulic fracturing. On May 24, 2013, the U.S. Department of Interior published a proposed rule in the Federal Register that includes disclosure requirements and other mandates for hydraulic fracturing on federal lands. Some states have already imposed disclosure requirements associated with hydraulic fracturing, including states in which TEP operates.

Moreover, some state and local authorities have considered or imposed new laws and rules related to hydraulic fracturing, including additional permit requirements, operational restrictions, chemical disclosure obligations and temporary or permanent bans or, in municipal settings, time, place and manner restrictions, on hydraulic fracturing in certain jurisdictions or in environmentally sensitive areas. For example, Wyoming, Kansas, Colorado, North Dakota, Montana, and Oklahoma have imposed regulations regarding disclosure of information regarding chemicals in well stimulation operations. The Governor of Colorado recently announced that he would form a task force to consider additional regulation of oil and gas activities, including hydraulic fracturing. Although TEP does not have operations in the State of New York, the Governor of New York announced in December 2014 that hydraulic fracturing would be banned in that state. Many local governments have restricted or banned hydraulic fracturing within their jurisdictions, including some in states in which TEP operates.

State and federal regulatory agencies recently have focused on a possible connection between the operation of injection wells used for oil and gas waste waters and an observed increase in minor seismic activity and tremors. When caused by human activity, such events are called induced seismicity. In a few instances, operators of injection wells in the vicinity of minor seismic events have reduced injection volumes or suspended operations, often voluntarily. A 2012 report published by the National Academy of Sciences concluded that only a very small fraction of the tens of thousands of injection wells have been suspected to be, or have been, the likely cause of induced seismicity. However, some state regulatory agencies have modified their regulations to account for induced seismicity. For example, the Texas Railroad Commission rules allow the Commission to modify, suspend, or terminate a permit based on a determination that the permitted activity is likely to be contributing to seismic activity. Regulatory agencies are continuing to study possible linkage between injection activity and induced seismicity.

TEP cannot predict whether any additional federal, state or local laws or regulations will be enacted in this area and if so, what their provisions would be. If additional levels of reporting, regulation or permitting moratoria were required or imposed related to hydraulic fracturing, the volumes of crude oil and natural gas that TEP transports may decline and its results of operations could be materially and adversely affected. Further, additional state legislation or regulation may impact any potential expansion plans by delaying implementation or requiring additional approvals or modifications to expansion plans.

In addition, the EPA approved final rules that establish new air emission controls for oil and natural gas production, pipelines and processing operations that became effective on October 15, 2012. For new or reworked hydraulically fractured gas wells, the rules require the control of emissions through flaring or reduced emission, or green, completions until January 1, 2015. As of 2015, the rule requires the use of green completions by all such wells except wildcat (exploratory) and delineation gas wells and low reservoir pressure non-wildcat and non-delineation gas wells. The rules also establish specific new requirements regarding emissions from wet seal and reciprocating compressors at production facilities, gathering systems, boosting facilities and onshore natural gas processing plants, effective October 15, 2012, and from pneumatic controllers and storage vessels at production facilities, gathering systems, boosting facilities and onshore natural gas processing plants, effective October 15, 2013. In addition, the rules revise existing requirements for volatile organic compound emissions, or VOCs, from equipment leaks at onshore natural gas processing plants by lowering the leak definition for valves from 10,000 parts per million to 500 parts per million and requiring the monitoring of connectors, pumps, pressure relief devices and open-ended lines, effective October 15, 2012. These rules may therefore require a number of modifications to TEP’s and TEP’s customers’ operations, including the installation of new equipment to control emissions. In October 2012 several challenges to EPA’s rules were filed by various parties, including environmental groups and industry associations. In a January 1, 2013 unopposed motion to hold this litigation in abeyance, EPA indicated that it may reconsider some aspects of the rule and has since reconsidered certain aspects of the rule. The case is currently in abeyance and EPA may reconsider other aspects of the rule. Depending on the outcome of such proceedings, the rules may be modified or rescinded or EPA may issue new rules, the costs of compliance with any modified or newly issued rules cannot be predicted. Additionally, EPA has signaled its intent to regulate emissions of methane and volatile organic compounds from the oil and gas sector as a measure to implement President Obama’s Climate Action Plan. EPA has released a series of white papers addressing methane reductions from the oil and gas sector. On January 14, 2015, the Obama Administration announced that EPA will propose a rule in the summer of 2015 to set standards for methane and VOC emissions from new and modified sources in the oil and gas sector, including transmission. A final rule is expected in 2016. The Administration’s announcement also stated that other federal agencies, including PHMSA and the Department of Energy, will impose new or more stringent regulations on the oil and gas sector that will have the effect of reducing methane emissions. Depending on whether rules are promulgated and the applicability and restrictions in any promulgated rule, compliance with such rules could result in additional costs, including increased capital expenditures and operating costs. While TEP is not able at this time to estimate such additional costs, as is the case with similarly situated entities in the industry, they could be significant for TEP. Compliance with such rules may also make it more difficult for TEP’s customers to operate, thereby reducing the volume of natural gas or crude oil transported through its pipelines or the volumes of natural gas it processes, which may adversely affect its business. Compliance with such rules could also generally result in additional costs, including increased capital expenditures and operating costs, for TEP and its customers, which could have a material adverse effect on its business.

Potential increased costs as a result of EPA regulation of internal combustion engines could be significant.

Internal combustion engines used in TEP’s operations are also subject to EPA regulation under the CAA. The EPA published new regulations on emissions of hazardous air pollutants from reciprocating internal combustion engines on August 20, 2010. On January 14, 2013, the EPA signed a final rule amending these regulations and it was published in the Federal Register on January 30, 2013. The EPA also revised the NSPS for stationary compression ignition and spark ignition internal combustion engines on June 28, 2011 and made minor amendments, included in the January 14, 2013 final rule. Compliance with these new regulations may require significant capital expenditures for physical modifications and may require operational changes as well. TEP anticipates modest future cost increases for compliance with these rules, as activities such as routine major engine overhauls or facility permitting changes could subject existing engines to rule requirements which were not previously applicable.

TEP is exposed to costs associated with lost and unaccounted for volumes.

A certain amount of natural gas and crude oil may be lost or unaccounted for in normal operations in connection with their transportation across a pipeline system. Under its tariffs and contractual arrangements with its customers TEP is entitled to retain a specified volume of natural gas and crude oil in order to compensate TEP for such lost and unaccounted for volumes, as well as the natural gas used to run its natural gas compressor stations, which TEP refers to collectively as fuel usage. TEP’s pipeline tariffs, other than the Trailblazer Pipeline’s, do not contain fuel usage true-up mechanisms. The use of fuel (natural gas, electric and lost and unaccounted for gas) trackers on the Trailblazer Pipeline, while minimizing risk over time, nevertheless leaves the Trailblazer Pipeline exposed to the possibility of under- or over-collections on an annual basis. The level of lost and unaccounted for volumes, and natural gas fuel usage, on TEP’s pipeline systems may exceed the natural gas and crude oil volumes retained from its customers as compensation for its lost and unaccounted for volumes, and fuel usage, pursuant to its tariffs and contractual agreements, and it may be necessary to purchase natural gas or crude oil in the market to make up for the difference, which exposes TEP to commodity price risk. Future exposure to the volatility of natural gas and crude oil prices as a result of lost and unaccounted for volume imbalances could have a material adverse effect on its business, financial condition, results of operations and ability to make quarterly cash distributions to its unitholders.

TEP has certain long term fixed priced natural gas and crude oil transportation contracts that cannot be adjusted even if its costs increase, and TEP has certain crude oil transportation contracts that contain favored nation provisions that could require rate decreases if other similarly situated shippers are paying lower rates. As a result, its costs could exceed its revenues.

Approximately one-third of TEP’s contracted natural gas transportation firm capacity is provided under long-term, fixed price “negotiated rate” contracts that are not subject to adjustment, even if its cost to perform such services exceeds the revenues received from such contracts, and, as a result, its costs could exceed its revenues received under such contracts. It is possible that costs to perform services under TEP’s “negotiated rate” contracts will exceed the negotiated rates. If this occurs, it could decrease the cash flow realized by TEP’s assets and, therefore, the cash it has available for distributions to its unitholders. Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate,” which is fixed between the natural gas pipeline and the shipper for the contract term and does not necessarily vary with changes in the level of cost-based “recourse rates,” provided that the affected customer is willing to agree to such rates and that the FERC has approved the negotiated rate agreement. These “negotiated rate” contracts are not generally subject to adjustment for increased costs which could be caused by inflation or other factors relating to the specific facilities being used to perform the services. Any shortfall of revenue, representing the difference between “recourse rates” (if higher) and negotiated rates, under current FERC policy, may be recoverable from other shippers in certain limited circumstances. For example, the FERC may recognize this shortfall in the determination of prospective rates in a future rate case.

Approximately 90% of TEP’s crude oil pipeline capacity is provided to committed shippers under long-term “Throughput and Deficiency Agreements” or “TDAs.” Rates under the TDAs are typically subject to increase only through the FERC annual index process. TEP generally cannot file for rate increases outside of the annual FERC adjustment process with respect to committed shippers who have signed TDAs. Some of the TDAs also contain favored nations provisions which could result in lower rates being charged to certain committed shippers to ensure that the rates such shippers are paying are no greater than ninety to one hundred percent of the rates being charged to other similarly situated shippers for similar service at similar volumes and terms.

Any significant and prolonged change in or stabilization of natural gas prices could have a negative impact on TEP’s natural gas storage business.

Historically, natural gas prices have been seasonal and volatile, which has enhanced demand for TEP’s storage services. The natural gas storage business has benefited from significant price fluctuations resulting from seasonal price sensitivity, which impacts the level of demand for its services and the rates it is able to charge for such services. On a system-wide basis, natural gas is typically injected into storage between April and October when natural gas prices are generally lower and withdrawn during the winter months of November through March when natural gas prices are typically higher. However, the market for natural gas may not continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased production capacity or otherwise, then demand for TEP’s storage services and the prices that it will be able to charge for those services may decline.

In addition to volatility and seasonality, an extended period of high natural gas prices would increase the cost of acquiring base gas and likely place upward pressure on the costs of associated storage expansion activities. Alternatively, an extended period of low natural gas prices could adversely impact storage values for some period of time until market conditions adjust. These commodity price impacts could have a negative impact on its business, financial condition, results of operations and ability to make distributions.

Certain portions of TEP’s transportation, storage and processing facilities have been in service for several decades. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with its facilities that could have a material adverse effect on its business and results of operations.

Significant portions of TEP’s transportation, storage and processing systems have been in service for several decades. The age and condition of its facilities could result in increased maintenance or repair expenditures, and any downtime associated with increased maintenance and repair activities could materially reduce its revenue. Any significant increase in maintenance and repair expenditures or loss of revenue due to the age or condition of its facilities could adversely affect its business and results of operations and its ability to make cash distributions to its unitholders.

Restrictions in TEP’s revolving credit facility could adversely affect its business, financial condition, results of operations and ability to make quarterly cash distributions to its unitholders.

TEP’s revolving credit facility limits its ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

TEP’s revolving credit facility also contains covenants requiring it to maintain certain financial ratios. Its ability to meet those financial ratios and tests can be affected by events beyond its control, and TEP cannot assure us that it will meet those ratios and tests.

The provisions of TEP’s revolving credit facility may affect its ability to obtain future financing and pursue attractive business opportunities and its flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of its revolving credit facility, including a failure to meet the required financial ratios and tests, could result in a default or an event of default that could enable its lenders to restrict or prohibit its ability to make quarterly distributions and declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of its debt is accelerated, its assets may be insufficient to repay such debt in full, and its unitholders could experience a partial or total loss of their investment.

All of the membership interests in TEP GP that are owned by Tallgrass Equity will be pledged as security under Tallgrass Equity’s credit facility. Upon an event of default under that credit facility, a change in control of TEP could result.

Tallgrass Equity intends to pledge all of the equity interests it holds in TEP GP as collateral under its new revolving credit facility, which is expected to contain customary and other events of default. Upon an event of default, the lenders under Tallgrass Equity’s credit facility could foreclose on its collateral, which could result in a change in control of TEP GP and a change in indirect ownership of the general partner interests and incentive distribution rights in TEP held by TEP GP. Such change in control would constitute an immediate event of default under TEP’s credit facility, which would permit the lenders under TEP’s credit facility to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable.

TEP’s future debt levels may limit its flexibility to obtain financing and to pursue other business opportunities.

TEP’s level of debt could have important consequences to TEP, including the following:

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its ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	its funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of its cash flow required to make interest payments on its debt;

•	it may be more vulnerable to competitive pressures or a downturn in its business or the economy generally; and

•	its flexibility in responding to changing business and economic conditions may be limited.

Its ability to service its debt will depend upon, among other things, its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond its control. If its operating results are not sufficient to service its current or future indebtedness, TEP will be forced to take actions such as reducing distributions, reducing or delaying its business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. TEP may not be able to effect any of these actions on satisfactory terms or at all.

Increases in interest rates could adversely impact demand for TEP’s storage capacity, its unit price, its ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

There is a financing cost for TEP’s customers to store natural gas in its storage facilities. That financing cost is impacted by the cost of capital or interest rate incurred by the customer in addition to the commodity cost of the natural gas in inventory. Absent other factors, a higher financing cost adversely impacts the economics of storing natural gas for future sale. As a result, a significant increase in interest rates could adversely affect the demand for its storage capacity independent of other market factors.

In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing its financing costs to increase accordingly. As with other yield-oriented securities, its unit price is impacted by the level of its cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield- oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in TEP’s units, and a rising interest rate environment could have an adverse impact on its unit price, its ability to issue equity or incur debt for acquisitions or other purposes and its ability to make cash distributions at its intended levels.

Difficult conditions in the global capital markets, the credit markets and the economy in general could negatively affect its business and results of operations.

TEP’s business may be negatively impacted by adverse economic conditions or future disruptions in the global financial markets. Included among these potential negative impacts are reduced energy demand and lower prices for its services and increased difficulty in collecting amounts owed to TEP by its customers which could reduce its access to credit markets, raise the cost of such access or require TEP to provide additional collateral to its counterparties. TEP’s ability to access available capacity under its revolving credit facility could be impaired if one or more of its lenders fails to honor its contractual obligation to lend to TEP. If financing is not available when needed, or is available only on unfavorable terms, TEP may be unable to implement its business plans or otherwise take advantage of business opportunities or respond to competitive pressures.

The amount of cash TEP has available for distribution to unitholders depends primarily on its cash flow rather than on its profitability, which may prevent it from making distributions, even during periods in which TEP records net income.

The amount of cash TEP has available for distribution depends primarily upon its cash flow and not solely on profitability, which will be affected by non-cash items. As a result, TEP may make cash distributions during periods when its records losses for financial accounting purposes and may not make cash distributions during periods when it records net earnings for financial accounting purposes.

The lack of diversification of TEP’s assets and geographic locations could adversely affect its ability to make distributions to its common unitholders.

TEP relies primarily on revenues generated from transportation, storage and processing systems that it owns, which are primarily located in the Rocky Mountain and Midwest regions of the United States. Due to its lack of diversification in assets and geographic location, an adverse development in these businesses or its areas of operations, including adverse developments due to catastrophic events, weather, regulatory action and decreases in demand for crude oil or natural gas, could have a significantly greater impact on its results of operations and cash available for distribution to its common unitholders than if TEP maintained more diverse assets and locations.

TEP does not own most of the land on which its natural gas and crude oil pipeline systems and Midstream Facilities are located, which could disrupt its operations and subject it to increased costs.

TEP does not own most of the land on which its pipeline systems and Midstream Facilities have been constructed, and TEP is therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if TEP does not have valid rights-of-way, if such rights-of-way lapse or terminate or if its facilities are not properly located within the boundaries of such rights-of-way. For example, the West Frenchie Draw treating facility is located on land leased from the Wyoming Board of Land Commissioners pursuant to a contract that can be terminated at any time. Although many of these rights are perpetual in nature, TEP occasionally obtains the right to construct and operate pipelines on other owners’ land for a specific period of time. If TEP was to be unsuccessful in renegotiating rights-of-way, it might incur increased costs to maintain its pipeline systems, which could have a material adverse effect on its business, results of operations, financial condition and ability to make distributions to its unitholders. In addition, TEP is subject to the possibility of increased costs under its rental agreements with landowners, primarily through rental increases and renewals of expired agreements.

Some rights-of-way for its pipeline systems and other real property assets are shared with other pipeline systems and other assets owned by third parties. TEP or owners of the other pipeline systems may not have commenced or concluded eminent domain proceedings for some rights-of-way. In some instances, lands over which rights-of-way have been obtained are subject to prior liens which have not been subordinated to the right-of-way grants.

TEP’s interstate natural gas pipeline systems have federal eminent domain authority. Whether TEP has the power of eminent domain for the Pony Express crude oil pipeline varies from state to state, depending upon the laws of the particular state. Regardless, TEP must compensate landowners for the use of their property, which may include any loss of value to the remainder of their property not being used by TEP, which are sometimes referred to as “severance damages.” Severance damages are often difficult to quantify and their amount can be significant. In eminent domain actions, such compensation may be determined by a court. TEP’s inability to exercise the power of eminent domain could negatively affect its business if TEP were to lose the right to use or occupy the property on which its crude oil or natural gas pipeline systems are located.

TEP’s operations are dependent on its rights and ability to receive or renew the required permits and other approvals from governmental authorities and other third parties.

Performance of its operations requires that TEP obtain and maintain numerous environmental and land use permits and other approvals authorizing its business activities. A decision by a governmental authority or other third party to deny, delay or restrictively condition the issuance of a new or renewed permit or other approval, or to revoke or substantially modify an existing permit or other approval, could have a material adverse effect on its ability to initiate or continue operations at the affected location or facility. Expansion of its existing operations is also predicated on securing the necessary environmental or land use permits and other approvals, which TEP may not receive in a timely manner or at all.

In order to obtain permits and renewals of permits and other approvals in the future, TEP may be required to prepare and present data to governmental authorities pertaining to the potential adverse impact that any proposed pipeline or processing-related activities may have on the environment, individually or in the aggregate, including on public and Indian lands. Certain approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites or the expansion of existing sites. Compliance with these regulatory requirements is expensive and significantly lengthens the time needed to develop a site or pipeline alignment. Also, obtaining or renewing required permits or other approvals is sometimes delayed or prevented due to community opposition and other factors beyond TEP’s control. The denial of a permit or other approval essential to its operations or the imposition of restrictive conditions with which it is not practicable or feasible to comply could impair or prevent its ability to develop or expand a property or right-of-way. Significant opposition to a permit or other approval by neighboring property owners, members of the public or non-governmental organizations, or other third parties or delay in the environmental review and permitting process also could impair or delay TEP’s ability to develop or expand a property or right-of-way. New legal requirements, including those related to the protection of the environment, could be adopted at the federal, state and local levels that could materially adversely affect TEP’s operations (including its ability to store, transport or process natural gas or crude oil or the pace of storing, transporting or processing natural gas or crude oil), its cost structure or its customers’ ability to use its services. Such current or future regulations could have a material adverse effect on its business and TEP may not be able to obtain or renew permits or other approvals in the future.

A shortage of skilled labor in the midstream industry could reduce labor productivity and increase costs, which could have a material adverse effect on TEP’s business and results of operations.

The transportation, storage and processing of natural gas, the transportation of crude oil and the fractionation of NGLs requires skilled laborers in multiple disciplines such as equipment operators, mechanics and engineers, among others. If TEP experiences shortages of skilled labor in the future, its labor and overall productivity or costs could be materially and adversely affected. If TEP’s labor prices increase or if it experiences materially increased health and benefit costs for employees, its results of operations could be materially and adversely affected.

If TEP fails to develop or maintain an effective system of internal controls, it may not be able to report its financial results accurately or prevent fraud, which would likely have a negative impact on the market price of its common units.

Upon the completion of its initial public offering, TEP became subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. Effective internal controls are necessary for TEP to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. TEP’s efforts to develop and maintain its internal controls may not be successful, and TEP may be unable to maintain effective controls over its financial processes and reporting in the future or to comply with its obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which TEP refers to as Section 404. For example, Section 404 requires TEP, among other things, to annually review and report on, and its independent registered public accounting firm to attest to, the effectiveness of its internal controls over financial reporting (except for the requirement for an auditor’s attestation report, as described below). Any failure to develop, implement or maintain effective internal controls or to improve TEP’s internal controls could harm its operating results or cause it to fail to meet its reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, TEP can provide no assurance as to its, or its independent registered public accounting firm’s, conclusions about the effectiveness of its internal controls, and TEP may incur significant costs in its efforts to comply with Section 404. Ineffective internal controls will subject TEP to regulatory scrutiny and a loss of confidence in TEP’s reported financial information, which could have an adverse effect on its business and would likely have a negative effect on the trading price of its common units.

For as long as TEP is an emerging growth company, TEP will not be required to comply with certain disclosure requirements that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as TEP remains an “emerging growth company” as defined in the JOBS Act, TEP intends to continue taking advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor’s attestation report on management’s assessment of the effectiveness of its system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in its periodic reports. TEP will remain an emerging growth company for up to five full fiscal years, although TEP will lose that status sooner if it has more than $1.0 billion of revenues in a fiscal year, has more than $700 million in market value of its limited partner interests held by non-affiliates on the last business day of the most recently completed second fiscal quarter, or issues more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that TEP relies on any of the exemptions available to emerging growth companies, you will receive less information about its executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find TEP’s common units to be less attractive as a result, there may be a less active trading market for its common units and its trading price may be more volatile.

TEP’s election to take advantage of the JOBS Act extended accounting transition period may make its financial statements more difficult to compare to other public companies.

Pursuant to the JOBS Act, as an “emerging growth company,” TEP must make an election to opt in or opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. TEP has elected to take advantage of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, TEP can, for so long as TEP is an “emerging growth company,” adopt the standard for private companies. This may make comparison of its financial statements with any other public company that either is not an “emerging growth company” or has opted out of using the extended transition period difficult or impossible as a result of TEP’s use of different accounting standards.

The outcome of future rate cases will determine the amount of income taxes that TEP will be allowed to recover.

In May 2005, the FERC issued a statement of general policy permitting a pipeline to include in its cost-of-service computations an income tax allowance provided that an entity or individual has an actual or potential income tax liability on income from the pipeline’s public utility assets. The extent to which owners of pipelines have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis in rate cases where the amounts of the allowances will be established. An adverse determination by the FERC with respect to this issue could have a material adverse effect on TEP’s revenues, earnings and cash flows.

TEP’s business could be negatively impacted by security threats, including cyber security threats, and related disruptions.

TEP relies on its information technology infrastructure to process, transmit and store electronic information, including information it uses to safely operate its assets. TEP may face cyber security and other security threats to its information technology infrastructure, which could include threats to its operational and safety systems that operate its pipelines, plants and assets. TEP could face unlawful attempts to gain access to its information technology infrastructure, including coordinated attacks from hackers, whether state-sponsored groups, “hacktivists,” or private individuals. The age, operating systems or condition of its current information technology infrastructure and software assets and its ability to maintain and upgrade such assets could affect its ability to resist cyber security threats. TEP could also face attempts to gain access to information related to its assets through attempts to obtain unauthorized access by targeting acts of deception against individuals with legitimate access to physical locations or information, otherwise known as “social engineering.”

TEP’s information technology infrastructure is critical to the efficient operation of its business and essential to its ability to perform day-to-day operations. Breaches in its information technology infrastructure or physical facilities, or other disruptions, could result in damage to its assets, service interruptions, safety incidents, damage to the environment, potential liability or the loss of contracts, and have a material adverse effect on its operations, financial position, results of operations and prospects.

If TEP is unable to protect its information and telecommunication systems against disruptions or failures, its operations could be disrupted.

TEP relies extensively on computer systems to process transactions, maintain information and manage its business. Disruptions in the availability of its computer systems could impact its ability to service its customers and adversely affect its sales and results of operations. TEP is dependent on internal and third party information technology networks and systems, including the Internet and wireless communications, to process, transmit and store electronic information. Its computer systems are subject to damage or interruption due to system replacements, implementations and conversions, power outages, computer or telecommunication failures, computer viruses, security breaches, catastrophic events such as fires, tornadoes, snowstorms and floods and usage errors by its employees. If TEP’s computer systems are damaged or cease to function properly, it may have to make a significant investment to fix or replace them, and TEP may have interruptions in its ability to service its customers. Although TEP attempts to eliminate or reduce these risks by using redundant systems, this disruption caused by the unavailability of its computer systems could nevertheless significantly disrupt its operations or may result in financial damage or loss due to, among other things, lost or misappropriated information.

Tax Risks

As our only cash-generating assets at the closing of this offering will consist of our partnership interest in Tallgrass Equity and its related direct and indirect interests in TEP, our tax risks are primarily derivative of the tax risks associated with an investment in TEP.

The tax treatment of TEP depends on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service (“IRS”) were to treat TEP as a corporation or TEP becomes subject to additional amounts of entity-level taxation for state or foreign tax purposes, it would reduce the amount of cash available for distribution to us and increase the portion of our distributions treated as taxable dividends.

Upon completion of this offering, we will own a 22.46% membership interest in Tallgrass Equity, which will directly own the Acquired TEP Units and indirectly own all of TEP’s IDRs and TEP’s approximate 1.37%

general partner interest. Accordingly, the value of our indirect investment in TEP, as well as the anticipated after-tax economic benefit of an investment in our Class A shares, depends largely on TEP being treated as a partnership for federal income tax purposes, which requires that 90% or more of TEP’s gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code of 1986, as amended, or the Code.

Despite the fact that TEP is a limited partnership under Delaware law and, unlike us, has not elected to be treated as a corporation for federal income tax purposes, it is possible, under certain circumstances, for TEP to be treated as a corporation for federal income tax purposes. A change in TEP’s business could cause it to be treated as a corporation for federal income tax purposes or otherwise subject it to federal income taxation as an entity. For example, TEP would be treated as a corporation if less than 90% of its gross income for any taxable year consists of “qualifying income” within the meaning of Section 7704 of the Internal Revenue Code.

If TEP were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income taxes at varying rates. Distributions to TEP’s partners, including Tallgrass Equity, would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to TEP’s partners. Because a tax would be imposed upon TEP as a corporation, its cash available for distribution would be substantially reduced. Therefore, treatment of TEP as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to us, likely causing a substantial reduction in the value of our Class A shares.

Current law may change, causing TEP to be treated as a corporation for federal income tax purposes or otherwise subjecting TEP to entity-level taxation. In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any entity-level taxes on TEP will reduce its cash available for distribution to its partners.

TEP’s partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects TEP to taxation as a corporation or otherwise subjects TEP to entity-level taxation for federal income tax purposes, TEP’s minimum quarterly distribution and target distribution amounts will be adjusted to reflect the impact of that law on TEP. If this were to happen, the amount of distributions Tallgrass Equity receives from TEP and our resulting cash flows could be reduced substantially, which would adversely affect our ability to pay distributions.

Moreover, if TEP were treated as a corporation we would not be entitled to the deductions associated with our initial acquisition of interests in Tallgrass Equity or subsequent exchanges of retained Tallgrass Equity interests and Class B shares for our Class A shares. As a result, if TEP were treated as a corporation, (i) our liability for taxes would likely be higher, further reducing our cash available for distribution and (ii) a greater portion of the cash we are able to distribute would be treated as a taxable dividend.

We may incur substantial corporate income tax liabilities on our allocable share of TEP income.

We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2015, 2016 and 2017. This expectation is subject to numerous assumptions, including TEP’s earnings from its operations, the amount of those earnings allocated to us, the amount of distributions paid to us by TEP, and that there will not be an issuance of significant additional units by TEP without a corresponding increase in the aggregate tax deductions generated by TEP. These assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, our expectation is based on current tax law and tax reporting positions that we and TEP will adopt and with which the IRS could disagree. We are classified as a corporation for U.S. federal income tax purposes and, in most states in which TEP does business, for state income tax purposes. To the extent that TEP allocates to us net taxable income in any year, current law provides that we will be subject to U.S. federal income tax at rates of up to 35% (and a 20% alternative minimum tax in certain cases), and to state income tax at rates that vary from state to state. The amount of cash available for distribution to you will be reduced by the amount of any such income taxes payable by us for which we establish reserves. For additional information, please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Distributions.”

The tax treatment of publicly traded partnerships such as TEP could be subject to potential legislative, judicial, or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including TEP, may be modified by legislative, judicial, or administrative changes, or interpretations of applicable law at any time. Any modifications to the U.S. federal income tax laws that may be applied retroactively or prospectively could make it more difficult or impossible to meet the expectation of future cash distributions or reduce the cash available for distributions to our shareholders. For example, from time to time, the President or members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such recent legislative proposal would have eliminated, and the President proposed in his recently issued budget proposal to eliminate, the qualifying income exception upon which TEP relies for its treatment as a partnership for U.S. federal income tax purposes. TEP is unable to predict whether any of these changes or any other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of our indirect investment in TEP. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes.

The sale or exchange of 50% or more of TEP’s capital and profits interests during any twelve-month period will result in its termination as a partnership for federal income tax purposes.

TEP will be considered to have technically terminated as a partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. Tallgrass Development and its direct and indirect owners own a substantial interest in the capital and profits of TEP. Therefore, a transfer by them of all or a portion of their interests in TEP could result in a termination of TEP for U.S. federal income tax purposes. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. TEP’s termination would, among other things, result in a deferral of depreciation deductions allowable in computing TEP’s taxable income. A deferral of depreciation deductions could increase the amount of taxable income allocated to us from TEP which could increase our tax liabilities and thereby reduce the amount of cash available for distribution. TEP’s termination currently would not affect its classification as a partnership for federal income tax purposes, but could cause it to be subject to penalties if it were unable to determine that a termination occurred.

Taxable gain or loss on the sale of our Class A shares could be more or less than expected.

If a holder sells our Class A shares, the holder will recognize a gain or loss equal to the difference between the amount realized and the holder’s tax basis in those Class A shares. To the extent that the amount of our distributions exceeds our current and accumulated earnings and profits, the distributions will be treated as a tax free return of capital and will reduce a holder’s tax basis in the Class A shares. We do not expect to have any earnings and profits for, at a minimum, each of the periods ending December 31, 2015, 2016 and 2017. Because our distributions in excess of our earnings and profits decrease a holder’s tax basis in Class A shares, such excess distributions will result in a corresponding increase in the amount of gain, or a corresponding decrease in the amount of loss, recognized by the holder upon the sale of the Class A shares. Please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Gain on Disposition of Class A Shares” for a further discussion of the foregoing.

Our current tax treatment may change, which could affect the value of our Class A shares or reduce our cash available for distribution.

Our expectation that we will have available deductions that will offset a substantial portion of our taxable income and that our distributions will not constitute taxable dividends for, at a minimum, each of the periods ending December 31, 2015, 2016, and 2017, is based on current law, including with respect to the amortization of basis adjustments associated with our acquisition of interests in Tallgrass Equity. Similarly, our expectation that exchanges by the Exchange Right Holders of their retained interests in Tallgrass Equity and Class B shares in us for our Class A shares in the future will result in additional tax deductions is based on current law with respect to such exchanges. Changes in federal income tax law relating to such tax treatment could result in (i) our being subject to additional taxation at the entity level with the result that we would have less cash available for distribution and (ii) a greater portion of our distributions being treated as taxable dividends. Moreover, we are subject to tax in numerous jurisdictions. Changes in current law in these jurisdictions, particularly relating to the treatment of deductions attributable to acquisitions of interests in Tallgrass Equity, could result in our being subject to additional taxation at the entity level with the result that we would have less cash available for distribution. For additional information, please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Distributions.”

Any decrease in our Class A share price could adversely affect our amount of cash available for distribution.

Changes in certain market conditions may cause our Class A share price to decrease. If the Exchange Right Holders exchange their retained interests in Tallgrass Equity and Class B shares in us for our Class A shares at a point in time when our Class A share price is below the price at which Class A shares are being sold in this offering, the ratio of our income tax deductions to gross income would decline. This decline could result in our being subject to tax sooner than expected, our tax liability being greater than expected, or a greater portion of our distributions being treated as taxable dividends.

The IRS Form 1099-DIV that you receive from your broker may over-report your dividend income with respect to our shares for U.S. federal income tax purposes, and failure to report your dividend income in a manner consistent with the IRS Form 1099-DIV that you receive from your broker may cause the IRS to assert audit adjustments to your U.S. federal income tax return. If you are a non-U.S. holder of our shares, your broker or other withholding agent may overwithhold taxes from dividends paid to you, in which case you generally would have to timely file a U.S. tax return or an appropriate claim for refund in order to claim a refund of the overwithheld taxes.

Distributions we pay with respect to our shares will constitute “dividends” for U.S. federal income tax purposes only to the extent of our current and accumulated earnings and profits. Distributions we pay in excess of our earnings and profits will not be treated as “dividends” for U.S. federal income tax purposes; instead, they will be treated first as a tax-free return of capital to the extent of your tax basis in your shares and then as capital gain realized on the sale or exchange of such shares. Please read “Material U.S. Federal Income Tax Consequences.” We may be unable to timely determine the portion of our distributions that is a “dividend” for U.S. federal income tax purposes.

If you are a U.S. holder of our Class A shares, the IRS Form 1099-DIV may not be consistent with our determination of the amount that constitutes a “dividend” to you for U.S. federal income tax purposes or you may receive a corrected IRS Form 1099-DIV (and you may therefore need to file an amended federal, state or local income tax return). We will attempt to timely notify you of available information to assist you with your income tax reporting (such as posting the correct information on our website). However, the information that we provide to you may be inconsistent with the amounts reported to you by your broker on IRS Form 1099-DIV, and the IRS may disagree with any such information and may make audit adjustments to your tax return.

If you are a non-U.S. holder of our Class A shares, “dividends” for U.S. federal income tax purposes will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividends are effectively connected with your conduct of a U.S. trade or business. Please read “Material U.S. Federal Income Tax Consequences—Consequences to Non-U.S. Holders.” In the event that we are unable to timely determine the portion of our distributions that is a “dividend” for U.S. federal income tax purposes, or your broker or withholding agent chooses to withhold taxes from distributions in a manner inconsistent with our determination of the amount that constitutes a “dividend” for such purposes, your broker or other withholding agent may overwithhold taxes from distributions paid to you. In such a case, you generally would have to timely file a U.S. tax return or an appropriate claim for refund in order to obtain a refund of the overwithheld tax.

FORWARD-LOOKING STATEMENTS

All statements included in this prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast,” as well as similar expressions and statements regarding our or TEP’s business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

•	our ability to pay distributions to our Class A shareholders;

•	our expected receipt of, and amounts of, distributions from Tallgrass Equity;

•

TEP’s ability to complete and integrate acquisitions from Tallgrass Development or from third parties, including the Trailblazer acquisition and the recently completed acquisitions of an approximate 66.7% membership interest in Pony Express;

•	changes in general economic conditions;

•	competitive conditions in TEP’s industry;

•	actions taken by third-party operators, processors and transporters;

•	the demand for natural gas transportation, storage and processing services, and crude oil transportation services;

•	TEP’s ability to successfully implement its business plan;

•	TEP’s ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	the availability and price of natural gas and crude oil, and other fuel derived from both, to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting crude oil and transporting, storing and processing natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond TEP’s control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations; and

•	the effects of future litigation.

Other factors described elsewhere in this prospectus, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors.” Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

ORGANIZATIONAL STRUCTURE

The diagram below depicts our simplified organizational structure immediately following the completion of the Reorganization Transactions and this offering (assuming the underwriters’ option to purchase additional Class A shares is not exercised):

1.	Exchange Right Holders include Tallgrass Holdings, LLC, an affiliate of EMG (which owns approximately 38% of the voting interests of Holdings), KIA VIII (Rubicon), L.P. and KEP VI AIV (Rubicon), LLC, affiliates of Kelso (which owns approximately 37% of the voting interests of Holdings), Tallgrass KC, LLC, an entity owned by members of management (which owns approximately 25% of the voting interests of Holdings), and certain other investors (which own, collectively, a de minimis percentage of the voting interests of Holdings).
2.	Through our role as the sole managing member of Tallgrass Equity.

Reorganization Transactions

We are a Delaware limited partnership formed in February 2015. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

Tallgrass Equity, formerly known as Tallgrass GP Holdings, LLC, is a privately held limited liability company that currently owns the general partners of Tallgrass Development and TEP. In connection with the completion of this offering, the following transactions will be effected, which will result in the revised organizational structure depicted above under “Organizational Structure”:

•

Tallgrass Equity will distribute its interests in Holdings and Holdings will distribute its existing limited partner interest in TEGP, respectively, to the Exchange Right Holders. Holdings is the owner of our general partner and is the general partner of Tallgrass Development;

•	We will issue 35,311,000 Class A shares to the public for net proceeds of approximately $859.9 million;

•	The existing limited partner interests in TEGP held by the Exchange Right Holders will be converted into 121,918,440 Class B shares;

•

Tallgrass Equity will issue a 22.46% membership interest in Tallgrass Equity to us in exchange for the $859.9 million in net proceeds from the issuance of our Class A shares to the public and the limited liability company agreement of Tallgrass Equity will be amended to provide that we are the managing member of Tallgrass Equity; and

•

Tallgrass Equity will enter into a $150 million revolving credit facility and borrow $150 million thereunder, and will use the aggregate proceeds from these borrowings together with the net proceeds from this offering that Tallgrass Equity receives from us, to purchase 20 million TEP common units from Tallgrass Development at $47.68 per TEP common unit and pay offering expenses and other transaction costs. Tallgrass Equity intends to distribute the remaining proceeds, if any, to the Exchange Right Holders.

Upon completion of the Reorganization Transactions, our sole asset will be Tallgrass Equity units representing 22.46% of the membership interests in Tallgrass Equity, which will directly own (i) the Acquired TEP Units, representing an approximate 32.75% limited partner interest in TEP, and (ii) all of the membership interests of TEP GP. TEP GP owns all of the IDRs and 834,391 general partner units, representing an approximate 1.37% general partner interest in TEP.

Our Class A Shares and Class B Shares

Our partnership agreement will provide for two classes of shares, Class A shares and Class B shares, representing limited partner interests in us. Only the holders of our Class A shares are entitled to participate in our distributions. Each Class A share will also be entitled to one vote on the limited matters to be voted on by our shareholders.

Class B shares are not entitled to receive distributions but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. We do not intend to list Class B shares on any stock exchange. All of our Class B shares will initially be owned by the Exchange Right Holders. For a description of the rights and privileges of shareholders under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.”

Exchange Right

The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

For purposes of any transfer or exchange of Tallgrass Equity units initially owned by the Exchange Right Holders and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement will contain provisions effectively linking each such Tallgrass Equity unit with one of our Class B shares. Class B shares cannot be transferred without transferring an equal number of Tallgrass Equity units and vice versa.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. For additional information, please read “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Tallgrass Equity.”

Holding Company Structure

Our post-offering organizational structure will allow the Exchange Right Holders to retain a direct equity ownership in Tallgrass Equity, which is classified as a partnership for U.S. federal income tax purposes. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in Tallgrass Equity through our ownership of Tallgrass Equity units. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

Pursuant to our partnership agreement and the Tallgrass Equity limited liability company agreement, our capital structure and the capital structure of Tallgrass Equity will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the Tallgrass Equity units and our Class B shares, on the one hand, and our Class A shares, on the other hand.

The holders of interests in Tallgrass Equity units, including us, will be subject to tax on their share of any taxable income of Tallgrass Equity and will be allocated their share of any taxable loss of Tallgrass Equity.

We may accumulate cash balances in future years resulting from distributions from Tallgrass Equity. To the extent we do not distribute such cash balances as a distribution on our Class A shares and instead decide to hold or re-contribute such cash balances to Tallgrass Equity for use in its operations, holders who exchange Tallgrass Equity units and Class B shares for Class A shares in the future could also benefit from any value attributable to such accumulated cash balances.

For additional information, please read “Organizational Structure—Holding Company Structure” and “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Tallgrass Equity.”

USE OF PROCEEDS

We expect to receive approximately $859.9 million of net proceeds from the sale of the Class A shares (or approximately $988.9 million if the underwriters exercise their option to purchase additional Class A shares in full), based upon the assumed initial public offering price of $25.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions.

We will contribute the net proceeds of this offering to Tallgrass Equity in exchange for Tallgrass Equity’s issuance to us of Tallgrass Equity units.

At the closing of this offering, Tallgrass Equity intends to enter into a new $150 million revolving credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—New Tallgrass Equity Revolving Credit Facility,” and to borrow approximately $150 million, the proceeds of which will be used, together with the net proceeds from this offering that Tallgrass Equity receives from us, to purchase 20 million TEP common units from Tallgrass Development at $47.68 per TEP common unit (with the price per TEP common unit being determined based on a 2.25% discount to the volume weighted average price of the TEP common units for the 30 trading days prior to April 15, 2015) and to pay offering expenses and other transaction costs. Tallgrass Equity intends to distribute the remaining proceeds, if any, to the Exchange Right Holders.

If the underwriters exercise their option to purchase additional Class A shares, we intend to use the proceeds from the sale of such shares to purchase a corresponding number of Tallgrass Equity units from the Exchange Right Holders (which would equal 5,296,650 additional Tallgrass Equity units if the underwriters exercise their option to purchase additional Class A shares in full). In this case, an equivalent number of Class B shares will be cancelled. After the application of the net proceeds from this offering, we will own a 22.46% membership interest in Tallgrass Equity (or a 25.83% membership interest if the underwriters’ option to purchase additional Class A shares is exercised in full). Please read “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities.”

A $1.00 increase or decrease in the assumed initial public offering price of $25.50 per Class A share would cause the net proceeds from the offering, after deducting underwriting discounts and commissions, to increase or decrease, respectively, by approximately $33.7 million.

CAPITALIZATION

The following table sets forth TEGP’s cash and cash equivalents and capitalization as of December 31, 2014, including:

•	TEP, the predecessor of TEGP, on a historical basis;

•

as adjusted to give effect to TEP’s acquisition of an additional 33.3% membership interest in Pony Express effective March 1, 2015 and the related financing transactions, including (i) the underwritten public offering by TEP of 11,200,000 TEP common units that closed on February 27, 2015 (including the underwriters’ purchase of 1,200,000 TEP common units in March 2015 pursuant to the underwriters’ option to purchase up to an additional 1,500,000 TEP common units), which we refer to as the TEP Equity Offering, and (ii) additional borrowings under the TEP revolving credit facility to fund the remaining portion of the $700 million cash consideration paid for the additional 33.3% membership interest in Pony Express; and

•

as further adjusted to give effect to the Reorganization Transactions that will occur simultaneously with the closing of this offering, and the application of the net proceeds from this offering as set forth under “Use of Proceeds,” assuming an initial public offering price of $25.50 per Class A share (the midpoint of the range set forth on the cover of this prospectus).

The historical financial data of TEP, the predecessor of TEGP, presented in the table below is derived from and should be read in conjunction with TEP’s historical audited financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” There have been no material changes to the capitalization of TEP since December 31, 2014 other than the TEP Equity Offering.

	As of December 31, 2014
	TEP Historical	TEP As Adjusted	TEGP Pro Forma
	(in thousands)
Cash and cash equivalents	$867	$867	$867

Long-Term Debt:
Debt Obligations of Tallgrass Equity:
Tallgrass Equity Revolving Credit Facility (1)	$—	—	$150,000
Debt Obligations of TEP:
TEP Revolving Credit Facility (2)	559,000	707,051	707,051

Total Long-Term Debt	$559,000	$707,051	$857,051

Partners’ capital:
Partners’ equity (excluding noncontrolling interests)	$1,038,723	1,268,209	$—
Class A shares—public	—	—	1,230,790
Class B shares—Exchange Right Holders	—	—	—
Noncontrolling interest	756,428	378,891	550,714

Total members’ equity/partners’ capital	$1,795,151	1,647,100	$1,781,504

Total Capitalization	$2,354,151	$2,354,151	$2,638,555

(1)	Assumes utilization of the full borrowing capacity of $150 million under the Tallgrass Equity revolving credit facility.
(2)	As of April 20, 2015, TEP had $698 million of borrowings under its revolving credit facility, leaving $152 million for future borrowings based on its current borrowing capacity of $850 million, subject to compliance with the covenants required under its revolving credit facility.

DILUTION

Purchasers of Class A shares in this offering will experience immediate and substantial dilution in the net tangible book value per share for accounting purposes. Dilution is the amount by which the offering price paid by the purchasers of Class A shares sold in this offering will exceed the pro forma net tangible book value per Class A share after the offering. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (tangible assets less total liabilities and noncontrolling interests) by the total number of shares outstanding after giving effect to the Reorganization Transactions. Our pro forma net tangible book value as of December 31, 2014 would have been approximately $500.3 million, or $14.17 per Class A share, after giving effect to the Reorganization Transactions. The pro forma net tangible book value per Class A share assumes the underwriters’ option to purchase additional Class A shares is not exercised. The pro forma net tangible book value assumes a formation date of December 31, 2014. As of that date there would be no provision for income taxes and therefore no deferred tax asset. The following table illustrates the per share dilution to new investors purchasing Class A shares in this offering:

Assumed initial public offering price per Class A share		$25.50
Net tangible book value per Class A share as of December 31, 2014	$—
Increase per Class A share attributable to new investors in this offering	14.17

Pro forma net tangible book value per Class A share as of December 31, 2014		14.17

Immediate dilution in net tangible book value per Class A share to new investors in this offering (1)		$11.33

(1)	The dilution to new investors if the underwriters fully exercise their overallotment option would be $9.66 as a result of the increased distribution of remaining proceeds to the Exchange Right Holders.

The following table summarizes the total number of Class B shares to be owned by the Exchange Right Holders, the total number of Class A shares to be owned by new investors in this offering, and the total consideration paid by both. The price per Class A share shown as paid by new investors in the table below is $25.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, as calculated before deduction of estimated underwriting discounts and commissions and offering expenses (in millions, except percentages and per share amounts).

	Shares Acquired		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Exchange Right Holders (Class B shares)	122	77.54%	$—	—%	$—
New investors (Class A shares)	35	22.46%	900	100%	$25.50

Total	157	100%	$900	100%

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the more detailed information regarding the factors and assumptions upon which our cash distribution policy is based in “—Assumptions and Considerations Related to the Estimated Minimum Cash Available for Distribution by Tallgrass Equity Based upon Estimated Minimum TEP Adjusted EBITDA” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and material risks inherent in our and TEP’s business.

For additional information regarding our historical operating results, you should refer to TEP’s audited historical financial statements for the year ended December 31, 2014 included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy.    Our partnership agreement will require us to distribute all of our available cash quarterly. Generally, our available cash is all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from Tallgrass Equity in respect of such quarter) after the payment of our expenses and the establishment of cash reserves. Our partnership agreement will not restrict our ability to borrow to pay distributions.

Our cash flow is generated solely from distributions we receive from Tallgrass Equity. Tallgrass Equity currently receives all of its cash flows from distributions on its direct and indirect partnership interests in TEP. Tallgrass Equity is therefore entirely dependent upon the ability of TEP to make cash distributions to its partners. We currently have no independent operations. Accordingly, we believe we will initially have low cash requirements. Therefore, we believe that our investors are best served by our distributing all of our available cash to our Class A shareholders as described below.

Restrictions and Limitations on Our Cash Distribution Policy.    There is no guarantee that our Class A shareholders will receive quarterly distributions from us or that we will receive quarterly distributions from Tallgrass Equity. Neither we nor TEP have a legal obligation to pay distributions, except as provided in our partnership agreements.

The requirements in our and TEP’s partnership agreements to distribute all of our respective available cash quarterly are subject to certain restrictions. These restrictions include the following:

•

The amount of cash that TEP can distribute each quarter is subject to restrictions under its credit facilities, which prohibit distributions on, or purchases or redemptions of, units if any default or event of default is continuing. These credit facilities contain various covenants limiting TEP’s ability to, among other things, incur indebtedness if certain financial ratios are not maintained, grant liens, engage in transactions with affiliates, enter into sale-leaseback transactions, and sell substantially all of its assets or enter into a merger or consolidation. In addition, these revolving credit facilities treat a change of control or failure to maintain a certain debt coverage ratio as an event of default. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Overview” and in Note 10 – Long-Term Debt to the consolidated financial statements included in this prospectus. Should TEP be unable to comply with the restrictions under its debt agreements, TEP would be prohibited from making cash distributions to Tallgrass Equity, which in turn would prevent Tallgrass Equity from making cash distributions to us.

•

The amount of cash we have available for distribution will be subject to restrictions on distributions under Tallgrass Equity’s revolving credit facility. Specifically, Tallgrass Equity’s revolving credit facility contains material financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Tallgrass Equity Revolving Credit Facility.” Should Tallgrass

Equity be unable to satisfy these restrictions under its revolving credit facility, Tallgrass Equity would be prohibited from making cash distributions to us, and we would be prohibited from making cash distributions to you, notwithstanding our stated cash distribution policy.

•

TEP’s general partner has authority under TEP’s partnership agreement to establish cash reserves that are necessary or appropriate in its reasonable discretion for the proper conduct of TEP’s business, to comply with applicable law or any agreement binding on TEP and its subsidiaries and to provide for future cash distributions to TEP’s unitholders. The establishment of those reserves could result in a reduction in cash distributions that Tallgrass Equity would otherwise receive from TEP, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy. Any determination to establish cash reserves made by TEP’s general partner in its reasonable discretion will be binding on TEP’s unitholders as well as the holders of its IDRs and general partner interest.

•

Our general partner will have authority under our partnership agreement to establish cash reserves. Our general partner does not currently intend to establish any cash reserves, however the establishment of any such reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our shareholders. Our partnership agreement will provide that in order for a determination by our general partner to be made in good faith, it must subjectively believe the determination is in our best interests.

•

Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, TEP may not make a distribution to Tallgrass Equity, Tallgrass Equity may not make a distribution to us and we may not make a distribution to you if such distribution would cause TEP’s, Tallgrass Equity’s or our liabilities to exceed the fair value of each party’s respective assets, as applicable.

•

We may lack sufficient cash to pay distributions to our Class A shareholders due to increases in our, Tallgrass Equity’s or TEP’s operating or general and administrative expenses, principal and interest payments on debt, working capital requirements, taxes and other anticipated cash needs.

Our Cash Distribution Policy Limits Our Ability to Grow.    Because we distribute all of our available cash, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. In fact, because currently our only cash-generating assets are indirect partnership interests in TEP, our growth will be completely dependent upon TEP. The amount of cash distributions Tallgrass Equity receives from TEP is based on TEP’s per unit distribution paid on each TEP common unit. Accordingly, the cash distributions Tallgrass Equity receives from TEP are primarily a function of (i) TEP’s per unit distribution amount, (ii) the number of TEP units outstanding and (iii) the number of TEP units owned directly or indirectly by Tallgrass Equity. An increase in any factor (assuming the other factors remain constant or increase) will generally result in an increase in the amount of cash distributions Tallgrass Equity receives from TEP, a portion of which we, in turn, receive from Tallgrass Equity. Please read “Tallgrass Energy Partners, LP’s Cash Distribution Policy.” If we issue additional shares or we were to incur debt or be required to pay taxes, the payment of distributions on those additional shares, interest on that debt or payment of such taxes could increase the risk that we will be unable to maintain or increase our cash distribution levels. There will be no limitations in our partnership agreement on our ability to incur indebtedness or to issue additional shares, including shares ranking senior to our Class A shares.

TEP’s Ability to Grow is Dependent on its Ability to Access External Growth Capital.    Consistent with the terms of its partnership agreement, TEP distributes its available cash each quarter to its partners. In determining the amount of cash available for distribution, TEP is permitted to set aside cash, which it may use, among other things, to fund a portion of its acquisitions and growth capital expenditures. Additionally, TEP relies upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund its acquisition and growth capital expenditures. Accordingly, to the extent TEP does not have sufficient cash reserves or is unable to finance growth externally, its ability to grow will likely be impaired. If TEP issues additional units, the payment of distributions on those additional units may increase the risk that TEP will be unable to maintain or increase its per unit distribution amount, which in turn may impact the available cash Tallgrass Equity receives from TEP and we have to distribute to our Class A shareholders. There are no current limitations in TEP’s partnership agreement on its ability to incur indebtedness or to issue additional units, including units ranking senior to its common units. The incurrence of additional debt by TEP to finance its growth strategy would result in increased interest expense to TEP, which in turn may reduce its cash distributions to Tallgrass Equity and reduce the available cash that we have to distribute to our Class A shareholders.

The IDRs that Tallgrass Equity Indirectly Owns May Be Limited or Modified Without Your Consent.    Upon completion of this offering, we will own a 22.46% membership interest in Tallgrass Equity, which indirectly owns all of the IDRs, which entitle Tallgrass Equity to receive increasing percentages (up to a maximum of 48%, to the extent not modified) of any cash distributed by TEP in excess of $0.3048 per TEP unit in any quarter. For the year ended December 31, 2014, approximately 15.5% of the pro forma cash that Tallgrass Equity would have received from TEP would have been attributable to its ownership of the IDRs. The portion of the cash flow Tallgrass Equity receives from TEP that is attributed to IDRs is expected to increase over time.

TEP, like other publicly traded partnerships, will generally only undertake an acquisition or expansion capital project if, after giving effect to related costs and expenses, the transaction would be expected to be accretive, meaning it would increase cash distributions per unit in future periods. Because Tallgrass Equity currently participates in the IDRs at the highest sharing level, it is harder for an acquisition or capital project to show accretion for the common unitholders of TEP than if the IDRs received less incremental cash flow. Tallgrass Equity may determine, in certain cases, to propose a reduction to the IDRs to facilitate a particular acquisition or expansion capital project. Such a reduction may relate to all of the cash flow on the IDRs or only to the expected cash flow from the transaction and may be either temporary or permanent in nature. Any such reduction of the IDRs will reduce the amount of cash that would have otherwise been distributed by Tallgrass Equity to us, which will in turn reduce the cash distributions we would otherwise be able to pay to you.

Our general partner has the right to approve any waiver, reduction, limitation or modification to TEP’s IDRs without the consent of our shareholders. In determining whether or not to approve any such modification, our general partner’s board of directors may consider whatever information it subjectively believes is adequate in making such determination and must make such determination in “good faith” as such term is defined under applicable Delaware law and in our partnership agreement. Any determination with respect to such modification could include consideration of one or more financial cases based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. The assumptions will generally involve current estimates of future conditions, which are difficult to predict and realization of many of the assumptions will be beyond our general partner’s control. Moreover, the uncertainty and risk of inaccuracy associated with any financial projection will increase with the length of the forecasted period. To the extent such assumptions are not realized, the expected benefits from increases in distributions from TEP to Tallgrass Equity may not materialize, and our distributions to our Class A shareholders may be reduced.

Our Initial Distribution Rate

Our Cash Distribution Policy

For the twelve month period ending June 30, 2016, we expect to pay cash distributions of $0.6240 per Class A share, which represents an average quarterly distribution of $0.1560 per Class A share during the period. This equates to an average aggregate cash distribution of approximately $5.5 million per quarter, or approximately $22.0 million per year. Tallgrass Equity intends to use the proceeds it receives from us (together with borrowings of $150 million under the Tallgrass Equity revolving credit facility) to purchase the Acquired TEP Units and to pay offering expenses and other transaction costs. Tallgrass Equity intends to distribute any remaining proceeds to the Exchange Right Holders. We will use the net proceeds resulting from any issuance of Class A shares upon the exercise of the underwriters’ option to purchase additional membership interests in Tallgrass Equity from the Exchange Right Holders. As a result, the exercise of the underwriters’ option to purchase additional Class A shares will not have an impact on the expected per share distributions to be received by holders of Class A shares.

Our ability to make cash distributions at the estimated distribution rate for the twelve month period ending June 30, 2016 will be subject to the factors described above under the caption “—General—Restrictions and Limitations on Our Cash Distribution Policy.” We cannot assure you that any distributions will be declared or paid by us. Please read “Risk Factors—Risks Inherent in an Investment in Us—Our only cash-generating assets are our interests in Tallgrass Equity and therefore our cash flow will be entirely dependent upon the ability of TEP to make cash distributions to Tallgrass Equity, and the ability of Tallgrass Equity to make cash distributions to us.”

We will pay our cash distributions within 55 days after the end of each fiscal quarter to holders of record on the applicable record date. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately following the indicated distribution date. We will pay you a prorated cash distribution for the first quarter that we are a publicly traded partnership. This prorated cash distribution will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. Any distributions received by Tallgrass Equity from TEP and TEP GP related to periods prior to the closing of this offering will be paid to Tallgrass Development and the Exchange Right Holders, respectively.

The following table sets forth the number of Class A shares expected to be outstanding upon the completion of this offering (including upon any exercise of the underwriters’ option to purchase additional Class A shares) and the estimated aggregate distribution amounts payable on our Class A shares for the twelve month period ending June 30, 2016, at $0.6240 per Class A share (representing an average quarterly distribution of $0.1560 per Class A share during the period).

	No Exercise of the Underwriters’ Option to Purchase Additional Class A Shares			Full Exercise of the Underwriters’ Option to Purchase Additional Class A Shares
	Number of Shares	Average Quarterly Distribution	Twelve Month Period Ending June 30, 2016	Number of Shares	Average Quarterly Distribution	Twelve Month Period Ending June 30, 2016
			($ in millions)			($ in millions)
Distributions to Class A shareholders	35,311,000	$0.1560	$22.0	40,607,650	$0.1560	$25.3

Our cash distributions will not be cumulative. Consequently, if we do not pay distributions on our Class A shares with respect to any fiscal quarter or for the twelve month period ending June 30, 2016 at the estimated cash distribution rate, our Class A shareholders will not be entitled to receive such payments in the future.

Our cash distribution policy will be consistent with the terms of our partnership agreement, which requires that we distribute our available cash quarterly. Under our partnership agreement, available cash will be defined to mean generally, for each fiscal quarter, all cash on hand at the date of determination of available cash in respect of such quarter (including expected distributions from Tallgrass Equity in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

•	comply with applicable law;

•	comply with any agreement binding upon us or our subsidiaries (exclusive of TEP and its subsidiaries);

•	provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

•

permit us to pay a ratable amount to Tallgrass Equity as necessary to permit Tallgrass Equity to make required capital contributions to TEP GP for it to maintain or attain up to a 2.0% general partner interest in TEP upon the issuance of additional partnership securities by TEP; or

•	otherwise provide for the proper conduct of our business, including with respect to the matters described under “Description of Our Partnership Agreement—Purpose.”

Our available cash will also include cash on hand resulting from borrowings made after the end of the quarter.

Our partnership agreement will provide that any determination made by our general partner in its capacity as our general partner, including a determination with respect to establishing cash reserves, must be made in “good faith” and that any such determination will not be the subject of any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity. Our partnership agreement will also provide that, in order for a determination by our general partner to be made in “good faith,” our general partner must subjectively believe that the determination is in our best interests.

TEP’s Cash Distribution Policy

Like us, TEP is required pursuant to its partnership agreement to distribute its available cash to its partners on a quarterly basis. Under TEP’s partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from TEP’s business in excess of the amount TEP GP determines is necessary or appropriate to provide for the proper conduct of its business, to comply with applicable law or any agreement binding on TEP and its subsidiaries and to provide for future distributions to TEP’s unitholders for any one or more of the upcoming four quarters. TEP GP’s determination of available cash takes into account the possibility of establishing cash reserves in some quarterly periods that it may use to pay cash distributions in other quarterly periods, thereby enabling it to maintain relatively consistent cash distribution levels even if TEP’s business experiences fluctuations in its cash from operations due to seasonal and cyclical factors. TEP GP’s determination of available cash also allows TEP to maintain reserves to provide funding for its growth opportunities, and it has been a historical practice of TEP to reserve some of its available cash to fund growth projects. TEP makes its quarterly distributions from cash generated from its operations, and those distributions have grown over time as its business has grown, primarily as a result of numerous acquisitions and organic expansion projects that have been funded through external financing sources and cash from operations.

The following table sets forth, for the periods indicated, the amount of quarterly cash distributions TEP paid on each of its partnership interests, including the IDRs and general partner interest, with respect to the quarter indicated. The actual cash distributions paid by TEP to its partners occur within 45 days after the end of each quarter. Since its initial public offering, TEP has increased its quarterly cash distribution by approximately 69% from $0.2875 per common unit, or $1.15 on an annualized basis, to $0.4850 per common unit, or $1.94 on an annualized basis, for the quarter ended December 31, 2014. Such increase equates to a compounded annual growth rate in TEP distributions of approximately 42%.

	TEP’s Cash Distribution History (1)(2)
	Cash Distribution Per Limited Partner Unit	TEP Limited Partner Units Outstanding (3)	Distributions on TEP Limited Partner Units	Distributions on General Partner Interest(4)	Distributions on Incentive Distribution Rights(5)	Total TEP Cash Distributions	Pro Forma Distributions to Tallgrass Energy GP, LP (6)
	(in millions, except cash distribution per limited partner unit)
2013
Second Quarter(7)	$0.1422	40.5	$5.8	$0.1	$—	$5.9	$0.3
Third Quarter	0.2975	40.5	12.0	0.2	—	12.3	1.1
Fourth Quarter	0.3150	40.5	12.8	0.3	0.1	13.1	1.1
2014
First Quarter	0.3250	40.9	13.3	0.3	0.1	13.7	1.2
Second Quarter	0.3800	48.9	18.6	0.3	0.8	19.7	1.6
Third Quarter	0.4100	49.0	20.1	0.4	1.2	21.7	1.9
Fourth Quarter	0.4850	49.0	23.8	0.5	4.0	28.3	2.9

(1)	Amounts may not recalculate due to rounding.
(2)	Reflects cash distributions earned in each quarter indicated, but paid within 45 days of the end of each quarter.
(3)	Represents the approximate number of units outstanding as of the record date for each quarterly distribution.
(4)	Amounts reflect distributions paid to TEP GP for its general partner interest in TEP.
(5)	Amounts reflect distributions paid to TEP GP for its ownership of TEP’s IDRs.
(6)	Represents pro forma distributions from Tallgrass Equity based on historical distributions received from TEP. Pro forma distributions from Tallgrass Equity are net of (i) interest expense related to borrowings under Tallgrass Equity’s revolving credit facility, including pro forma interest expense associated with Tallgrass Equity’s borrowings under this facility to fund a portion of the consideration to Tallgrass Development in exchange for its sale to Tallgrass Equity of the Acquired TEP Units and (ii) pro forma general and administrative expenses, including other expenses associated with our becoming a publicly traded entity, which will be borne by Tallgrass Equity. These amounts assume no other cash reserves established by us as Tallgrass Equity’s managing member.
(7)	The distribution paid with respect to the second quarter of 2013 was a prorated amount of the minimum quarterly distribution of $0.2875 per common unit, based upon the number of days between the closing of TEP’s initial public offering on May 17, 2013 and the end of the second quarter.

Overview of Presentation

In the sections that follow, we present the basis for our belief that we will be able to pay cash distributions of $0.6240 per Class A share for the twelve month period ending June 30, 2016. In those sections, we present two tables, consisting of:

•

“Unaudited Pro Forma Cash Available for Distribution” in which we present the amount of available cash we would have had available for distribution to our Class A shareholders on a pro forma basis for the year ended December 31, 2014; and

•

“Estimated Minimum Cash Available for Distribution by Tallgrass Equity Based upon Estimated Minimum TEP Adjusted EBITDA” in which we present our estimate of the minimum amount of TEP Adjusted EBITDA necessary for TEP to pay distributions to its partners, including Tallgrass Equity, which would enable us to have sufficient available cash to pay our estimated cash distribution for the twelve month period ending June 30, 2016 on all of the Class A shares expected to be outstanding upon completion of this offering.

References to pro forma financial statements refer to the pro forma financial statements included elsewhere in this prospectus.

Unaudited Pro Forma Cash Available for Distribution

Our pro forma available cash for the year ended December 31, 2014 would have been approximately $7.5 million. This amount would not have been sufficient for us to pay our estimated aggregate cash distribution of approximately $22.0 million on all of our Class A shares for the 12 month period ending June 30, 2016.

Pro forma cash available for distribution includes estimated incremental general and administrative services, which we expect will initially be approximately $2.0 million per year, for recurring costs associated with being a separate publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. All of these anticipated expenses, other than income taxes payable by us, will be borne by Tallgrass Equity. Please read “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

The pro forma estimated amounts, upon which pro forma cash available for distribution is based, were derived from the audited financial statements and pro forma financial statements included elsewhere in this prospectus. However, cash available for distribution is generally a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution in the manner described in the table below.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2014, the amount of cash that would have been available for distribution to our Class A shareholders. Certain of the pro forma adjustments presented below are explained in the accompanying footnotes.

Tallgrass Energy GP, LP

Unaudited Pro Forma Cash Available for Distribution

Year Ended December 31, 2014
($ in thousands, except unit or per unit amounts)
Tallgrass Energy Partners, LP (a)
Total Revenues	$371,556
Less:
Cost of sales and transportation services	191,654
Operations and maintenance	39,577
Depreciation and amortization	47,048
General and administrative	33,160
Taxes, other than income taxes	6,704

Operating Income	53,413

Less:
Interest expense, net	(7,292)
Gain on remeasurement of unconsolidated investment (b)	9,388
Loss on extinguishment of debt	—
Equity in earnings of unconsolidated investment	717
Other income, net	3,103

Net income	59,329
Net loss attributable to noncontrolling interest (c)	11,352

Net income attributable to partners	70,681

Plus:
Interest expense, net of noncontrolling interest	7,648
Depreciation and amortization expense, net of noncontrolling interest	45,389
Non-cash gain related to derivative instruments	(184)
Non-cash compensation expense (d)	5,136
Distributions from unconsolidated investment	1,464
Gain on remeasurement of unconsolidated investment (b)	(9,388)
Less:
Non-cash loss allocated to noncontrolling interest (c)	(10,151)
Equity in earnings of unconsolidated investment	(717)

Adjusted EBITDA of TEP (e)	109,878

Adjustments:
Expansion capital expenditures	(762,073)
Pony Express capital expenditures (g)	743,729
Debt financing from expansion capital expenditures	18,344
Maintenance capital expenditures (f)	(9,913)
Cash interest cost	(6,266)
Pony Express preferred distributions in excess of distributable cash flow attributable to Pony Express (h)	5,429
Pony Express deficiency payments (i)	5,378
Distributions to noncontrolling interest (d)	(5,361)
Cash flow attributable to predecessor operations	(3,086)

Distributable cash flow of TEP (j)	$96,059

Year Ended December 31, 2014
($ in thousands, except unit or per unit amounts)
Distributions to TEP Unitholders
Distributions to common unitholders – public	33,638
Distributions to common unitholders – Tallgrass Development	10,120
Distributions to Tallgrass Equity
General partner interest	1,440
Incentive distribution rights	6,131
TEP common units held by Tallgrass Equity	32,000

Total pro forma distributions to Tallgrass Equity	39,571

Total distributions to TEP unitholders	$83,329

Cash distributions per TEP common unit	$1.60
Tallgrass Equity
Pro forma distributions received by Tallgrass Equity from TEP	$39,571
Less:
Cash Interest Expense (l)	4,038
General and administrative expenses	2,000
Cash reserves (m)	—

Pro forma cash available for distribution by Tallgrass Equity	$33,533

Pro forma distributions to TEGP	7,530
Pro forma distributions to Exchange Right Holders	26,003

Total pro forma cash distributed by Tallgrass Equity	33,533

Tallgrass Energy GP, LP
Pro forma distributions received from Tallgrass Equity	7,530
Less:
Income tax (k)	—
Cash reserves (m)	—
Pro forma cash available for distribution to Class A shareholders	$7,530

Aggregate estimated cash distribution per share (35,311,000 Class A shares)	0.2133
Excess (Shortfall)	(0.4107)

(a)	This table reconciles TEP’s Adjusted EBITDA and distributable cash flow with net income, the most directly comparable GAAP financial measure. The amounts presented reflect TEP’s actual results as reported for the year.
(b)	Gain on remeasurement of unconsolidated investment of $9.4 million was related to the remeasurement to fair value of TEP’s original 50% equity investment in Grasslands Water Services I, LLC (now known as BNN Redtail, LLC) in connection with TEP’s consolidation of the Water Solutions business on May 13, 2014.
(c)	Net income or loss at Pony Express is attributed to TEP and noncontrolling interests. This is done in accordance with a substantive profit sharing arrangement set forth in the Pony Express LLC Agreement (as defined below), which generally follows the allocation of cash distributions and may not follow the respective ownership percentages in Pony Express held by TEP and Tallgrass Development. Concurrent with TEP’s acquisition of a 33.3% membership interest in Pony Express in September 2014, TEP, Tallgrass Development and Pony Express entered into the Second Amended and Restated Limited Liability Company Agreement of Tallgrass Pony Express Pipeline, LLC, or the Pony Express LLC Agreement, which provides TEP a minimum quarterly preference payment of $16.65 million through the quarter ending September 30, 2015. The Pony Express LLC Agreement provides that the net income or loss of Pony Express be allocated, to the extent possible, consistent with the allocation of Pony Express cash distributions, including the preference payments. Distributions made by Pony Express to its noncontrolling interests reduce the distributable cash flow available to TEP.
(d)	Represents the amount of equity-based compensation expense incurred by TEP that will not be settled in cash.

(e)	TEP defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments.
(f)	Maintenance capital expenditures are cash expenditures incurred (including expenditures for the construction or development of new capital assets) that we expect to maintain our long-term operating income or operating capacity. These expenditures typically include certain system integrity, compliance and safety improvements.
(g)	Includes amounts paid by Tallgrass Development on behalf of Pony Express and amounts contributed by TEP to Pony Express in connection with its acquisition of its initial 33.3% membership interest in Pony Express in September 2014.
(h)	TEP receives a minimum quarterly preference payment from Pony Express of $16.65 million through the quarter ending September 30, 2015 (pro-rated to approximately $5.4 million for the quarter ended September 30, 2014). To the extent that Pony Express does not have sufficient distributable cash flow to cover this preference payment, Tallgrass Development, as the noncontrolling interest owner, is required to contribute cash to Pony Express to fund the excess preference payment. The cash received by Pony Express from Tallgrass Development to fund the minimum quarterly preference payment in excess of distributable cash flow from Pony Express is considered distributable cash flow at TEP.
(i)	Pony Express collects deficiency payments for barrels committed by the customer to be transported in a month but not physically received for transport or delivered to the customers’ agreed upon destination point. These deficiency payments are recorded as a deferred liability until the barrels are physically transported and delivered by TEP.
(j)	TEP defines distributable cash flow as Adjusted EBITDA, plus preferred distributions received from Pony Express in excess of its distributable cash flow attributable to TEP’s net interest and adjusted for deficiency payments received from or utilized by Pony Express shippers, less cash interest expense, maintenance capital expenditures, and distributions to noncontrolling interests in excess of earnings allocated to noncontrolling interests.
(k)	Assumes tax deductions, including depreciation and amortization, exceed taxable income resulting in no payment of income taxes.
(l)	Interest expense on Tallgrass Equity’s revolving credit facility is based on an assumed interest rate of 2.655% based on a floating 30-day LIBOR rate and a borrowing spread over LIBOR at 2.50%.
(m)	Assumes no reserves are established by our general partner or Tallgrass Equity.

Estimated Minimum TEP Adjusted EBITDA Necessary for Us to Pay the Aggregate Estimated Distribution for the Twelve-Month Period Ending June 30, 2016

In the table below, we show the minimum Adjusted EBITDA that TEP would need to generate during the twelve month period ending June 30, 2016 in order for us to receive from Tallgrass Equity the $22.0 million necessary for us to be able to pay cash distributions of $0.6240 per share on all of our Class A shares for the period.

Please read “—Assumptions and Considerations Related to the Estimated Minimum Cash Available for Distribution by Tallgrass Equity Based upon Estimated Minimum TEP Adjusted EBITDA” for a discussion of the material assumptions underlying our belief that TEP will be able to generate sufficient Adjusted EBITDA to provide us with the estimated minimum cash distributions. Although we believe that these assumptions are reasonable in light of our current expectations regarding future events, the assumptions underlying the estimated minimum cash distributions to be received from TEP are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If the estimated minimum TEP Adjusted EBITDA is not achieved, we may not be able to make cash distributions of $0.6240 per Class A share on all of our Class A shares for the period. Consequently, the statement that we believe that cash distributions from TEP will be sufficient to allow us to pay the aggregate estimated distribution on all of our Class A shares for the twelve month period ending June 30, 2016 should not be regarded as a representation by us or the underwriters or any other person that we will declare and make such distributions.

The statements made below are forward-looking statements and should be read together with the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The accompanying prospective information was prepared in accordance with TEP’s and our accounting policies; however, it was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of our management, the prospective financial information has been prepared on a reasonable basis, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that TEP can generate the estimated minimum Adjusted EBITDA necessary for us to have sufficient cash available for distributions to pay the initial quarterly distribution to all of our Class A shareholders. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither PricewaterhouseCoopers LLP nor any other independent accountant has examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountant expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in this offering document relate only to the historical information of TEP and TEGP. Such reports do not extend to the prospective financial information and should not be read to do so.

When reading these sections, you should keep in mind the risk factors and other cautionary statements under “Risk Factors” in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause TEP’s or our financial condition and consolidated results of operations to vary significantly from those set forth below.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the estimated cash available for distribution or to update our estimate to reflect events or circumstances after the date of this prospectus.

Tallgrass Energy GP, LP

Estimated Minimum Cash Available for Distribution by TEP

Based on Estimated Minimum TEP Adjusted EBITDA

(Unaudited)

Twelve Month Period Ending June 30, 2016
($ in thousands, except unit or per unit amounts)
Tallgrass Energy Partners, LP
Total Revenues	$607,711
Less:
Cost of sales and transportation services	146,047
Operations and maintenance	51,993
Depreciation and amortization	92,294
General and administrative	52,915
Taxes, other than income taxes	49,246

Operating Income	215,216

Less:
Interest expense (income), net(a)	20,955
Other (income) expense	(2,338)

Net Income (Loss)	196,599

Less:
Net Income (Loss) attributable to noncontrolling interest(b)	60,325

Net Income (Loss) attributable to partners	136,274

Plus:
Interest expense (income), net of noncontrolling interest	20,958
Depreciation and amortization expense, net of noncontrolling interest	74,246
Non-cash compensation expense	7,471

Estimated minimum Adjusted EBITDA of TEP	238,950

Adjustments:
Expansion capital expenditures	(31,850)
Debt and noncontrolling interest financing for expansion capital expenditures	31,850
Maintenance capital expenditures	(13,529)
Cash interest cost(a)	(19,326)

Estimated minimum cash available for distribution by TEP	$206,094

Distributions to TEP Unitholders
Distributions to common unitholders – public	85,603
Distributions to common unitholders – Tallgrass Development	15,825
Distributions to Tallgrass Equity
General partner interest	2,786
Incentive distribution rights	51,563
TEP common units held by Tallgrass Equity(c)	49,800

Total distributions to Tallgrass Equity	104,149

Total distributions to TEP unitholders(d)	$205,577

Estimated minimum cash distributions per TEP common unit	$2.49

Twelve Month Period Ending June 30, 2016
($ in thousands, except unit or per unit amounts)
Tallgrass Equity
Estimated minimum cash distributions received by Tallgrass Equity from TEP	$104,149
Less:
Cash Interest Expense(e)	4,038
General and administrative expenses	2,000
Cash reserves(f)	—
Estimated minimum cash available for distribution by Tallgrass Equity	$98,111

Distributions to TEGP	22,034
Distributions to Exchange Right Holders	76,077

Total estimated minimum cash distribution by Tallgrass Equity	98,111
Tallgrass Energy GP, LP
Distributions received from Tallgrass Equity	22,034
Less:
Income tax(g)	—
Cash reserves(f)	—
Estimated minimum cash available for distribution to Class A shareholders	$22,034

Aggregate estimated cash distribution per share (35,311,000 Class A shares)	0.6240

(a)	Interest expense and cash interest cost assumes additional borrowings on TEP’s revolving credit facility to fund all TEP expansion capital expenditures during the forecast period.
(b)	Net income or loss at Pony Express is attributed to TEP and noncontrolling interests. This is done in accordance with a substantive profit sharing arrangement set forth in the Pony Express LLC Agreement, which generally follows the allocation of cash distributions and may not follow the respective ownership percentages in Pony Express held by TEP and Tallgrass Development. Concurrent with TEP’s acquisition of a 33.3% membership interest in Pony Express in September 2014, TEP, Tallgrass Development and Pony Express entered into the Pony Express LLC Agreement, which provides TEP a minimum quarterly preference payment of $16.65 million through the quarter ending September 30, 2015. Concurrent with TEP’s acquisition of an additional 33.3% membership interest in Pony Express in March 2015, the Pony Express LLC Agreement was further amended to increase the preference payment to $36.65 million per quarter and extend the preference period through the quarter ending December 31, 2015. The Pony Express LLC Agreement provides that the net income or loss of Pony Express be allocated, to the extent possible, consistent with the allocation of Pony Express cash distributions, including the preference payments. For periods beginning after December 31, 2015, distributions and net income or loss from Pony Express will be attributed to TEP and noncontrolling interests in accordance with the respective ownership interests. Distributions made by Pony Express to its noncontrolling interests reduce the distributable cash flow available to TEP.
(c)	Assumes that Tallgrass Equity purchases 20 million TEP common units from Tallgrass Development with the proceeds from this offering that it receives from us (together with borrowings of $150 million under the Tallgrass Equity revolving credit facility).
(d)	Assumes 60,734,105 TEP common units outstanding throughout the period.
(e)	Interest expense on Tallgrass Equity’s revolving credit facility is based on an assumed interest rate of 2.655% based on a floating 30-day LIBOR rate and a borrowing spread over LIBOR at 2.50%.
(f)	Assumes no reserves are established by our general partner or Tallgrass Equity.
(g)	Assumes tax deductions, including depreciation and amortization, exceed taxable income resulting in no payment of income taxes.

Assumptions and Considerations Related to the Estimated Minimum Cash Available for Distribution by Tallgrass Equity Based upon Estimated Minimum TEP Adjusted EBITDA

In order for us to have sufficient available cash to pay the aggregate estimated cash distribution on all of our outstanding Class A shares for the twelve month period ending June 30, 2016, we will need to receive cash distributions from Tallgrass Equity of at least $22.0 million. We base this amount on the number of our Class A shares outstanding at the closing of this offering, which we assume will remain constant through the end of the period. We have established the estimated distribution on the assumption that TEP’s per unit distribution during the period will be $2.49 (which represents an average quarterly distribution of $0.6225 per common unit during the period), which takes into account anticipated increases to TEP’s most recent announced distribution based on TEP’s recent acquisition of an additional 33.3% membership interest in Pony Express. In order for Tallgrass Equity to pay us at least $22.0 million in cash distributions, we calculate that TEP will need to generate Adjusted EBITDA of at least $238.9 million for the twelve month period ending June 30, 2016, as compared to Adjusted EBITDA of $109.9 million for the year ended December 31, 2014.

TEP’s estimated minimum Adjusted EBITDA of $238.9 million for the twelve month period ending June 30, 2016 disclosed in the table is only intended to be an indicator or benchmark of the amount management considers to be the lowest amount of TEP Adjusted EBITDA needed to generate sufficient available cash to make cash distributions to our Class A shareholders of $0.6240 per Class A share for the twelve month period ending June 30, 2016. The baseline estimate of TEP revenues and Adjusted EBITDA should not be viewed as management’s full projection of TEP’s expected operating results and financial performance for the period, nor is such baseline estimate intended to modify or replace the guidance that TEP has previously provided publicly. Management of TEP believes that TEP’s Adjusted EBITDA for the twelve month period ending June 30, 2016 will exceed the amount presented in the table above.

Segment Data

The following table compares assumed segment Adjusted EBITDA in each of TEP’s reportable business segments for the twelve-month period ending June 30, 2016 to the historical financials for the year ended December 31, 2014:

	Historical	Estimated Minimum
	Year Ended December 31, 2014	Twelve Month Period Ending June 30, 2016
	(in thousands)
Segment Adjusted EBITDA
Natural Gas Transportation & Logistics	$67,593	$63,503
Crude Oil Transportation & Logistics	15,711	154,976
Processing & Logistics	33,089	23,382

Total Segment Adjusted EBITDA	$116,393	$241,861
Public Company Cost	(2,500)	(2,911)
Eliminations of intersegment activity	(4,015)	—

TEP Adjusted EBITDA	$109,878	$238,950

For more information regarding Segment Adjusted EBITDA and TEP Adjusted EBITDA, please read “Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures.”

The following table compares assumed volumes and operational data by segment for the twelve-month period ending June 30, 2016 to the historical volumes and operational data for the year ended December 31, 2014:

	Historical	Estimated Minimum
	Year Ended December 31, 2014	Twelve Month Period Ending June 30, 2016
Approximate Average Daily Throughput
Natural Gas Transportation & Logistics (MMcf/d)	955	924
Crude Oil Transportation & Logistics (bbls/d)(1)	85,229	290,831
Approximate Average Inlet Volumes
Processing & Logistics (MMcf/d)	152	126

(1)	Approximate average daily throughput for the year ended December 31, 2014 is reflective of the volumetric ramp up due to commercial in-service of the Pony Express System beginning in October 2014.

The following charts illustrate TEP’s assumed Adjusted EBITDA contribution by segment and by contract type for the twelve-month period ending June 30, 2016.

Adjusted EBITDA by Contract Type	Adjusted EBITDA by Segment

Revenues

We estimate that TEP will need to generate approximately $607.7 million in revenues for the twelve-month period ending June 30, 2016 in order to generate TEP Adjusted EBITDA of at least $238.9 million. This compares to revenues of approximately $371.6 million for the year ended December 31, 2014. The assumed increase in revenues is primarily attributable to increased revenues in the Crude Oil Transportation & Logistics segment, as discussed more fully below.

TEP’s business operations are conducted primarily under long-term, fixed-fee arrangements with its customers. TEP’s assumed revenues have been estimated by considering the firm contracted capacity under our transportation, storage and processing agreements, forecasted processing volumes with respect to our current reserved capacity at the Midstream Facilities, and expected in-service date for the lateral in Northeast Colorado that will interconnect with the Pony Express System and is currently under construction. We have not assumed any new contracted capacity on our existing systems or any anticipated expansion projects other than:

•

the expansion of the Pony Express System to accommodate approximately 30,000 additional bbls/d of crude oil volumes (includes 10,000 bbls/d of firm commitments from a new contract executed as part of the expansion and volumetric increases on contracts related to the Northeast Colorado lateral that can be accomodated as a result of the expansion) and is expected to be in-service sometime during the first half of 2016; and

•	a NGL pipeline currently under construction within the Processing and Logistics segment, which is expected to be in-service by the fourth quarter of 2015.

Natural Gas Transportation & Logistics Segment Adjusted EBITDA

We have assumed that Natural Gas Transportation & Logistics segment adjusted EBITDA for the twelve-month period ending June 30, 2016 of $63.5 million compared to $67.6 million for the year ended December 31, 2014. We have assumed that we will have an average of 1,500 MMcf/d of firm contracted capacity on the TIGT System and Trailblazer pipeline during the forecast period, based on existing firm contracted capacity with existing customers and renewals at historical rates and volumes of substantially all existing firm contracted capacity that is up for renewal during the forecast period. We believe this is a reasonable assumption because the TIGT System primarily provides transportation and storage services to on-system customers such as local distribution companies and Trailblazer pipeline primarily provides transportation to customers with long tenures on the pipeline with a history of contract renewals. In addition, we have included a conservative assumption of interruptible service volumes that is well below the interruptible service volumes we have seen in recent years.

Crude Oil Transportation & Logistics Segment Adjusted EBITDA

We assume that Crude Oil Transportation & Logistics segment adjusted EBITDA for the twelve-month period ending June 30, 2016 will be $155.0 million compared to $15.7 million for the year ended December 31, 2014. The increase in segment adjusted EBITDA for our Crude Oil Transportation & Logistics segment is primarily attributable to a full year of operations for the Pony Express System, which was placed in service in October 2014, completion of the lateral in Northeast Colorado, which is expected to be in service sometime during the second quarter of 2015, and completion of TEP’s acquisition of an additional 33.3% membership interest in Pony Express in March 2015 (including the related increases in preference payments from Tallgrass Development). We assume that the Pony Express System will have average firm contracted capacity of approximately 286,413 bbls/d and average walk-up volumes of 12,250 bbls/d during the forecast period. Of the 286,413 bbls/d of assumed contracted capacity, approximately 203,000 bbls/d are attributable to contracts that are currently active. In addition, we have assumed that contracts for an average of approximately 78,225 bbls/d on the lateral in Northeast Colorado will be activated during the second quarter of 2015 and that the expansion project will commence service on January 1, 2016, resulting in an average of approximately 10,377 additional bbls/d during the last six months of the forecast period (equivalent to an average of 5,188 bbls/d during the entire forecast period). Although we do not have a lengthy historical basis on which to base the average walk-up volumes during the forecast period due to the limited operational history of Pony Express, we believe our average walk-up volume projection for the forecast period is reasonable because we have assumed a walk-up rate that would account for less than half of the volume required to be reserved for walk-up shippers. Our estimates assume that the Pony Express lateral in Northeast Colorado is in-service during the entire forecast period and that there are no material force majeure events during the forecast period that would cause system downtime. Please read “Risk Factors—Risks Related to TEP’s Business— If third-party pipelines or other midstream facilities interconnected to its systems become partially or fully unavailable, or if the volumes TEP transports do not meet the quality requirements of such pipelines or facilities, its revenues and its ability to make distributions to its unitholders could be adversely affected.”

Processing & Logistics Segment Adjusted EBITDA

We assume Processing & Logistics segment adjusted EBITDA for the twelve-month period ending June 30, 2016 of $23.4 million compared to $33.1 million for the year ended December 31, 2014. We assume that we will have an average inlet volume at our Midstream Facilities of approximately 126 MMcf/d during the forecast period, compared to an average inlet volume of approximately 152 MMcf/d for the year ended December 31, 2014. The assumed decrease in segment adjusted EBITDA is primarily attributable to the anticipated decreases in volumes, based on our assumption that certain customers will not produce natural gas and/or deliver produced gas to our processing plants for processing, and that NGL prices will remain low. As of December 31, 2014, approximately 87% of our reserved capacity at our Casper and Douglas Natural Gas Processing Plants was subject to fee-based processing contracts (the remaining 13% was subject to percent of proceeds or keep whole processing contracts). TEP does not currently hedge the commodity price exposure in its percent of proceeds or keep whole processing contracts in its Processing and Logistics Segment, and we do not expect TEP will do so in the foreseeable future, due to the minimal impact to TEP’s overall financial condition and results of operations. TEP’s Processing & Logistics segment is forecasted to comprise less than 10% of TEP’s Adjusted EBITDA for the twelve-month period ending June 30, 2016. Based on a theoretical 10% fluctuation in commodity prices, the impact to TEP’s Adjusted EBITDA would be less than 1%. On fee-based contracts, TEP’s revenue is largely tied to the amount of natural gas that our customers actually deliver to TEP’s Casper and Douglas plants for processing. Unlike many pipeline transportation customers, TEP’s natural gas processing customers are not generally subject to “take or pay” obligations. Thus, if TEP’s natural gas processing customers do not produce natural gas and deliver that natural gas to TEP’s processing plants to be processed, revenue for TEP’s Processing & Logistics segment will decline.

Cost of Sales and Transportation Services

We assume total cost of sales and transportation services for the twelve month period ending June 30, 2016 of approximately $146.0 million, as compared to $191.7 for the year ended December 31, 2014. The decrease is primarily attributable to assumed decreases in NGL prices and processing volumes within the Processing and Logistics segment in the forecast period as compared to the pro forma year ended December 31, 2014, as explained above. Cost of sales and transportation services is primarily comprised of NGL and natural gas purchases and settlements. TEP recognizes revenues for all of the natural gas liquids and to a lesser extent, the residue gas that it produces and sells pursuant to TEP’s processing contracts. A substantial majority of these revenues received from downstream parties are remitted to TEP’s customers and reflected as cost of goods sold in TEP’s income statement. As a result, only a small portion of these revenues, after deducting the associated costs of goods sold, are retained by TEP.

Operations and Maintenance Expenses

We assume total operating expenses for the twelve-month period ending June 30, 2016 of approximately $52.0 million, as compared to $39.6 million for the year ended December 31, 2014. The increase is primarily attributable to increased costs associated with a full year of operations for the Pony Express System.

General and Administrative Expenses

We assume that TEP’s general and administrative expenses will be approximately $52.9 million for the twelve-month period ending June 30, 2016, as compared to $33.2 million for the year ended December 31, 2014. The increase in assumed general and administrative expenses for TEP is primarily due to increased costs associated with a full year of operations for the Pony Express System.

Capital Expenditures

The following table compares estimated maintenance capital expenditures and expansion capital expenditures for the twelve-month period ending June 30, 2016 to the historical maintenance capital expenditures and expansion capital expenditures for the year ended December 31, 2014:

	Historical	Estimated
	Year Ended December 31, 2014	Twelve Month Period Ending June 30, 2016
	(in thousands)
Maintenance capital expenditures	$9,913	$13,529
Expansion capital expenditures(1)	762,073	31,850

Total capital expenditures	$771,986	$45,379

(1)	Of the $762.1 million of expansion capital expenditures during the year ended December 31, 2014, $743.7 million related to Pony Express expansion activities funded through a combination of amounts paid by Tallgrass Development on behalf of Pony Express and amounts contributed by TEP to Pony Express in connection with its acquisition of a 33.3% interest in Pony Express in September 2014.

We have assumed that maintenance capital expenditures will be primarily attributable to certain system integrity, compliance and safety improvements primarily within our Natural Gas Transportation & Logistics and Processing & Logistics segments. The assumed expansion capital expenditures during the forecast period consist of a NGL pipeline currently under construction within the Processing and Logistics segment, which is expected to be in-service by the fourth quarter of 2015 and the expansion of the Pony Express System to accommodate approximately 30,000 additional bbls/d of crude oil volumes and is expected to be in-service sometime during the first half of 2016.

For additional information regarding TEP’s maintenance capital expenditures and expansion capital expenditures, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Capital Requirements.”

Distributions from TEP to Tallgrass Equity

Distributions from TEP to Tallgrass Equity assumes the following:

•

TEP will pay an aggregate cash distribution of $2.49 per TEP common unit for the twelve month period ending June 30, 2016, which represents an average quarterly distribution during the period of $0.6225 per TEP common unit; and

•

60,734,105 TEP common units and 834,391 TEP general partner units will be outstanding during the twelve month period ending June 30, 2016, assuming 500,000 TEP common units are issued under TEP’s long term incentive plan that are currently expected to vest in May 2015.

We believe that it is reasonable to expect TEP to achieve the financial performance necessary to generate the estimated minimum Adjusted EBITDA and maintain, at a minimum, its current distribution level due to the following:

•

TEP’s 2014 Adjusted EBITDA reflects only three months of initial operations for the Pony Express System and is reflective of the volumetric ramp up due to commercial in-service of the Pony Express System beginning in October 2014, whereas operating results for the twelve-month period ending June 30, 2016 assume the Pony Express System and its joint tariff partners will be fully operational for the entire period.

•

Our estimated minimum Adjusted EBITDA assumes that TEP does not consummate any material acquisitions from Tallgrass Development or third parties during the twelve-month period ending June 30, 2016, even though TEP has a consistent track record of executing accretive acquisitions from Tallgrass Development since its initial public offering.

Other Assumptions

•

Depreciation and Amortization.    TEP’s depreciation and amortization expense is assumed to be $92.3 million for the twelve month period ending June 30, 2016, as compared to $47.0 million for the year ended December 31, 2014. The increase is primarily due to the in-service of the Pony Express System October 2014.

•

TEP Interest Expense.    TEP’s interest expense is assumed to be $21.0 million for the twelve month period ending June 30, 2016, as compared to $7.3 million for the year ended December 31, 2014. This amount assumes an average long-term debt balance of approximately $739.2 million during the period. Borrowings under TEP’s revolving credit facilities are assumed to bear interest at approximately 2.7%, which is based on the current forward curve for applicable interest rates. Also included in interest expense are commitment fees, amortization of long-term debt discounts or premiums. Interest expense is net of amounts capitalized for major expansion projects.

•

Tallgrass Equity Interest Expense.    Tallgrass Equity’s interest expense is assumed to be $4.1 million for the twelve month period ending June 30, 2016. This amount assumes an average long-term debt balance of approximately $150.0 million during the period under Tallgrass Equity’s revolving credit facility. Tallgrass Equity does not anticipate additional borrowings under its revolving credit facility during the period. Borrowings under Tallgrass Equity’s revolving credit facility are assumed to bear interest at approximately 2.7%. The assumed interest rate of LIBOR + 2.50% is based on the quoted rate from the lead arranger for the Tallgrass Equity credit facility.

•

Other Income Tax Expense.    Our initial acquisition of interests in Tallgrass Equity will result in deductions that we anticipate will offset all of our taxable income for the twelve month period ending June 30, 2016. As a result, we have assumed that we will incur no income tax expense during this period.

•

Compliance with Credit Agreements.    TEP and Tallgrass Equity will remain in compliance with the restrictive financial covenants in their existing and future debt agreements such that our ability to pay distributions to our Class A shareholders will not be encumbered.

•

Incremental General and Administrative Expenses.    We have assumed that our incremental general and administrative expenses will be approximately $2.0 million for the twelve month period ending June 30, 2016. All of these anticipated expenses will be borne by Tallgrass Equity. Please read “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

•	Other. Other assumptions underlying our Minimum Adjusted EBITDA of Tallgrass Energy Partners, LP include:

¡	TEP does not issue any limited partner units, general partner units or other partnership securities during the twelve-month period ending June 30, 2016.

¡

Our general partner does not approve any waiver, reduction, limitation or modification of or to TEP’s incentive distribution rights that would alter incentive distributions during the twelve-month period ending June 30, 2016.

¡

There will not be any new federal, state or local regulation of the portions of the energy industry in which TEP operates, or any new interpretations of existing regulations, that will be materially adverse to our or TEP’s business.

¡

There will not be any major adverse change in the portions of the energy industry in which TEP operates resulting from supply or production disruptions, reduced demand for our products or services, or significant changes in the market prices of crude oil, natural gas or NGLs.

¡	Market, insurance and overall economic conditions will not change substantially.

We cannot assure you that any of the assumptions summarized above, or any other assumptions upon which our Estimated Minimum Adjusted EBITDA of Tallgrass Energy Partners, LP is based, will prove to be correct. If the assumptions are incorrect or not achieved, we may not have sufficient available cash to make the contemplated distributions.

HOW WE MAKE CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Our partnership agreement will require that, within 55 days after the end of each quarter beginning with the quarter ending June 30, 2015, we distribute our available cash to Class A shareholders of record on the applicable record date. We will prorate the actual distribution paid in the first quarter following this offering based on the number of days in the period from the closing of the offering through June 30, 2015.

Definition of Available Cash

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from Tallgrass Equity in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

•	comply with applicable law;

•	comply with any agreement binding upon us or our subsidiaries (exclusive of TEP and its subsidiaries);

•	provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

•

permit us to pay a ratable amount to Tallgrass Equity as necessary to permit Tallgrass Equity to make capital contributions to TEP GP for it to maintain or attain up to a 2.0% general partner interest in TEP upon the issuance of additional partnership securities by TEP; or

•	otherwise provide for the proper conduct of our business, including with respect to the matters described under “Description of Our Partnership Agreement—Purpose.”

Our available cash will also include cash on hand resulting from borrowings made after the end of the quarter.

Our Sources of Available Cash

Our only cash-generating assets will consist of our indirect partnership interests in TEP through our 22.46% membership interest in Tallgrass Equity. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of TEP to make distributions in respect of those partnership interests. The actual amount of cash that TEP, and correspondingly Tallgrass Equity, will have available for distribution will primarily depend on the amount of cash TEP generates from its operations. For a description of factors that may impact our results and TEP’s results, please read “Forward-Looking Statements.”

In addition, the actual amount of cash that TEP and Tallgrass Equity will have available for distribution will depend on other factors, some of which are beyond TEP’s or our control, including:

•	the level of revenue TEP and Tallgrass Equity are able to generate from their respective businesses;

•	the level of capital expenditures TEP or Tallgrass Equity makes;

•	the level of TEP’s and Tallgrass Equity’s operating, maintenance and general and administrative expenses or related obligations;

•	the cost of acquisitions, if any;

•	TEP’s and Tallgrass Equity’s debt service requirements and other liabilities;

•	TEP’s and Tallgrass Equity’s working capital needs;

•	restrictions on distributions contained in TEP’s or Tallgrass Equity’s debt agreements and any future debt agreements;

•	TEP’s and Tallgrass Equity’s ability to borrow under their respective revolving credit agreements to make distributions; and

•	the amount, if any, of cash reserves established by each of TEP GP and our general partner, in their sole discretion, for the proper conduct of TEP’s and our business.

Shares

As of the closing of this offering, we will have 35,311,000 Class A shares and 121,918,440 Class B shares outstanding. Only our Class A shares will be entitled to receive distributions. For additional information regarding our shares, please read “Description of Our Shares.”

General Partner Interest

Our general partner is not entitled to receive distributions on its general partner interest. Please read “Organizational Structure—Reorganization Transactions.”

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our Class A shares would be entitled to share ratably in the distribution of any remaining proceeds.

SELECTED HISTORICAL FINANCIAL DATA

The following table shows the summary historical financial and operating data of our predecessor, TEP, in each case for the periods and as of the dates indicated. In connection with TEP’s initial public offering on May 17, 2013, Tallgrass Development contributed to TEP its equity interests in the combined results of operations of Tallgrass Interstate Gas Transmission, LLC and Tallgrass Midstream, LLC, which TEP refers to collectively as TEP’s Predecessor. The term “TEP Pre-Predecessor” refers to the combined results of operations of TEP’s Predecessor prior to November 13, 2012, the date Kinder Morgan Energy Partners, LP sold those assets, among others, to Tallgrass Development. The summary historical statements of operations and cash flow data for the years ended December 31, 2014 and 2013, the period from November 13, 2012 to December 31, 2012, the period from January 1, 2012 to November 12, 2012 and the balance sheet data as of December 31, 2014 and 2013 are derived from the audited financial statements included elsewhere in this prospectus.

We were formed in February 2015 and, therefore, do not have historical financial statements. Upon completion of the Reorganization Transactions and this offering, we will own an approximate 22.46% of Tallgrass Equity, which will directly own TEP common units and indirectly own TEP’s IDRs and an approximate 1.37% general partner interest in TEP. Upon the completion of the Reorganization Transactions and this offering, our cash flows will consist of distributions from Tallgrass Equity on the membership interests we own in it. Because we have a controlling interest in Tallgrass Equity that owns TEP GP and 20 million TEP common units, we will reflect our ownership interest in Tallgrass Equity on a consolidated basis, which means that our financial results will be consolidated with those of Tallgrass Equity, TEP and TEP GP.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical financial statements referenced above. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma financial statements of TEGP as of and for the year ended December 31, 2014, are derived from the historical audited financial statements of TEP and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. These pro forma financial statements have been prepared to reflect the Reorganization Transactions and TEP’s acquisition of an additional 33.3% membership interest in Pony Express in March 2015 and related financing transactions.

	Pro Forma for TEGP	Consolidated Historical for TEP				TEP Pre- Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013		Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands, except per unit amounts)
Statement of operations data:
Revenue	$371,556	$371,556	$290,526		$38,572	$220,292
Operating income	53,413	53,413	33,999		69	50,113
Net income (loss)	51,554	59,329	7,624		(2,618)	51,496
Net income (loss) attributable to partners	5,851	70,681	9,747		(2,366)	51,496
Net income per limited partner unit - basic		$1.39	$0.17	(1)	N/A	N/A
Net income per limited partner unit - diluted		$1.36	$0.17	(1)	N/A	N/A
Pro forma net income per Class A share - basic(2)	$0.17
Pro forma net income per Class A share - diluted(2)	$0.17

	Pro Forma for TEGP	Consolidated Historical for TEP
	Year Ended December 31, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013
	(in thousands, except per unit amounts)
Balance sheet data (at end of period):
Property, plant and equipment, net	$1,853,081	$1,853,081	$1,116,806
Total assets	2,741,601	2,457,197	1,631,413
Long-term debt	857,051	559,000	135,000
Other:
Distributions declared per common unit		$1.6000	$0.7547

(1)	The net income allocated to the limited partners was based upon the number of days between the closing of TEP’s initial public offering on May 17, 2013 to December 31, 2013.
(2)	Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the Class A shareholders, by the number of Class A shares expected to be outstanding at the completion of this offering. For purposes of this calculation we assumed that the number of Class A shares outstanding was 35,311,000. All units were assumed to have been outstanding since January 1, 2014. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive shares at the date of closing of the Offering. Class B shares will not share in TEGP’s earnings. Accordingly, pro forma basic and diluted net income per Class B share has not been presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the historical consolidated financial statements of TEP and the unaudited pro forma condensed consolidated financial statements of Tallgrass Energy GP, LP included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following discussion. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding certain risks inherent in our and TEP’s business.

Overview

Introduction

We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. Our only cash-generating assets at the closing of this offering will consist of 35,311,000 Tallgrass Equity units, representing a controlling 22.46% membership interest in Tallgrass Equity (through our role as the sole managing member of Tallgrass Equity). At the closing of this offering, Tallgrass Equity will own, through its ownership of TEP GP, all of TEP’s IDRs and 834,391 TEP general partner units, representing an approximate 1.37% general partner interest in TEP. Tallgrass Equity will also own directly the Acquired TEP Units, representing an approximate 32.75% limited partner interest in TEP. We believe TEP’s stable, fee-based cash flow and strong potential for future distribution growth will directly benefit us as a result of our interest in Tallgrass Equity.

Based on TEP’s most recent quarterly distribution of $0.4850 per common unit for the fourth quarter of 2014 and the 60,234,105 outstanding common units as of March 31, 2015, aggregate quarterly cash distributions received by Tallgrass Equity would have been approximately $15.1 million ($4.9 million on incentive distribution rights, $9.7 million on the Acquired TEP Units and $0.5 million on the general partner interest). We and the Exchange Right Holders will each receive our proportionate share of the distributions received with respect to the TEP partnership interests owned by Tallgrass Equity, after Tallgrass Equity deducts certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on Tallgrass Equity’s outstanding indebtedness, if any, taxes owed by Tallgrass Equity, and any capital contributed (or retained for future contribution) by Tallgrass Equity to TEP GP for it to maintain its existing general partner interest or attain up to a 2.0% general partner interest in TEP. We intend to pay to our Class A shareholders quarterly distributions equal to the cash Tallgrass Equity distributes to us, less income taxes and any reserves established by our general partner.

Financial Presentation

TEGP has no operations outside of the ownership interests in TEP. We will be the managing member of and therefore control Tallgrass Equity, which in turn controls TEP through the direct ownership of TEP’s general partner. As a result, under generally accepted accounting principles, we will consolidate Tallgrass Equity, TEP, its subsidiaries and its general partner. As such, our results of operations will not differ materially from the results of operations of TEP. The most noteworthy reconciling items between TEGP’s pro forma consolidated financial statements and those of TEP primarily relate to (i) the inclusion of the Tallgrass Equity revolving credit facility, (ii) the impact of TEGP’s election to be treated as a corporation for U.S. federal income tax purposes and (iii) the presentation of noncontrolling interests in Tallgrass Equity and TEP. The interests in Tallgrass Equity and TEP that are not owned by us will be reflected as being attributable to noncontrolling interests in our statement of financial position and results of operations.

In addition, TEP’s historical results of operations do not reflect anticipated incremental general and administrative costs, which we estimate will be $2.0 million per year and are associated with becoming a separate publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting.

Factors That Significantly Affect Our and TEP’s Results

Our only cash-generating assets consist of our partnership interests, including our indirect ownership of TEP’s IDRs, TEP common units and an approximate 1.37% general partner interest in TEP. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of TEP to make distributions in respect of those partnership interests. The actual amount of cash that TEP will have available for distribution will primarily depend on the amount of cash it generates from its operations.

The amount of cash TEP generates from its operations will fluctuate from quarter to quarter based on, among other things:

•	the level of firm transportation and storage capacity sold, the volume of natural gas and crude oil TEP transports and the volume of natural gas TEP stores, processes, and treats;

•	the level of production of crude oil and natural gas and the resultant market prices of natural gas, NGLs and crude oil;

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regional, domestic and foreign supply and perceptions of supply of natural gas and crude oil; the level of demand and perceptions of demand in its end-user markets; and actual and anticipated future prices of natural gas, crude oil and other commodities (and the volatility thereof), all of which may impact its ability to renew and replace firm transportation, storage and processing agreements;

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regulatory action affecting the supply of, or demand for, natural gas and crude oil, the rates TEP can charge on its assets, how TEP contracts for services, its existing contracts, its operating costs or its operating flexibility;

•	changes in the fees TEP charges for its services;

•	the effect of seasonal variations in temperature on the amount of natural gas and crude oil that TEP transports and the amount of natural gas that TEP stores, processes and treats;

•	the realized pricing impacts on revenues and expenses that are directly related to commodity prices;

•	the level of competition from other midstream energy companies in its geographic markets;

•	the creditworthiness of its customers;

•	the level of its operating and maintenance costs;

•	damages to pipelines, facilities, related equipment and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters or acts of terrorism;

•	outages in its pipeline systems or at its processing facilities;

•	the relationship between natural gas and NGL prices and resulting effect on processing margins;

•	leaks or accidental releases of hazardous materials into the environment, whether as a result of human error or otherwise; and

•	prevailing economic conditions.

In addition, the actual amount of cash TEP will have available for distribution will depend on other factors, including:

•	the level and timing of capital expenditures TEP makes;

•	the level of its general and administrative expenses, including reimbursements to its general partner and its affiliates, including Tallgrass Development, for services provided to TEP;

•	the cost of pursuing and completing acquisitions, if any;

•	its debt service requirements and other liabilities;

•	fluctuations in its working capital needs;

•	its ability to borrow funds and access capital markets;

•	restrictions contained in its debt agreements;

•	the amount of cash reserves established by its general partner; and

•	other business risks affecting its cash levels.

Tallgrass Equity Revolving Credit Facility

In connection with this offering, Tallgrass Equity will enter into a new $150 million senior secured revolving credit facility with Barclays Bank PLC, as administrative agent, and a syndicate of lenders, which will mature on the fifth anniversary of the closing date of this offering. The credit facility will include a $10 million sublimit for letters of credit and a $10 million sublimit for swing line loans. The credit facility will be available on and after the closing date of this offering, subject to Tallgrass Equity’s satisfaction of conditions precedent that are usual and customary for credit facilities of this type. The revolving credit facility may be used (i) to pay transaction costs and any fees and expenses incurred in connection with the revolving credit facility and certain transactions relating to the initial public offering, (ii) to fund the purchase of the Acquired TEP Units and (iii) for general company purposes, including distributions. The revolving credit facility will also contain an accordion feature whereby Tallgrass Equity can increase the size of the credit facility to an aggregate of $200 million, subject to receiving increased or new commitments from lenders and the satisfaction of certain other conditions precedent.

Upon the closing of this offering, Tallgrass Equity will have approximately $150 million in outstanding borrowings under the credit facility leaving approximately $0 million available for future borrowings or letter of credit issuances. The initial borrowings under the credit facility will be used to fund a portion of the purchase of the Acquired TEP Units and to pay origination and arrangement fees associated with the new revolving credit facility and transaction costs associated with the initial public offering. Tallgrass Equity’s obligations under the revolving credit facility will be secured by a first priority lien on all of the present and after acquired equity interests held by Tallgrass Equity in TEP GP and TEP. Borrowings under the credit facility will bear interest, at Tallgrass Equity’s option, at either (a) a base rate, which will be a rate equal to the greatest of (i) the prime rate, (ii) the U.S. federal funds rate plus 0.5% and (iii) a one-month reserve adjusted Eurodollar rate plus 1.00% or (b) a reserve adjusted Eurodollar Rate, plus, in each case, an applicable margin. For loans bearing interest based on the base rate, the applicable margin will be 1.50%, and for loans bearing interest based on the reserve adjusted Eurodollar rate, the applicable margin will be 2.50%.

The credit agreement will contain various affirmative and negative covenants that, among other things, will limit or restrict Tallgrass Equity’s or TEP GP’s ability to:

•	incur or guarantee additional debt;

•	incur certain liens on assets;

•	dispose of certain assets;

•

make certain distributions, including distributions from available cash, if a default or event of default under the credit agreement then exists or would result therefrom; and subject to pro forma compliance with the financial covenant described below

•	change the nature of its business;

•	engage in certain mergers or make certain investments and acquisitions; and

•	enter into certain non arms-length transactions with affiliates.

Additionally, the revolving credit facility will contain a financial covenant, to be tested quarterly for the four most recently completed fiscal quarters with respect to Tallgrass Equity that will require Tallgrass Equity to maintain a maximum leverage ratio of 3.00 to 1.00 (which will be based on EBITDA as defined in the Credit Agreement) .

The credit agreement will contain certain events of default, including, but not limited to, the failure to pay any principal, interest or fees when due, breach of covenants, material inaccuracy of representations or warranties, cross-defaults to other material debt, insolvency, certain bankruptcy proceedings, impairment of security interests, change of control, liquidation and material money judgments. Upon the occurrence and during the continuation of an event of default under the credit agreement, the lenders may, among other things, terminate their revolving loan commitments, accelerate and declare the outstanding loans to be immediately due and payable, charge Tallgrass Equity with additional interest on overdue amounts in the amount of 2.0% per annum plus the rate otherwise applicable to such amounts and exercise remedies against Tallgrass Equity and the collateral as may be available to the lenders under the credit agreement and other loan documents.

Borrowings under the credit facility will be subject to mandatory prepayment with the net cash proceeds of certain sales or dispositions of the collateral.

Summary of Results for the Year Ended December 31, 2014

TEP’s net income attributable to partners for the year ended December 31, 2014 was $70.7 million, with Adjusted EBITDA and Distributable Cash Flow (each as defined below under “—Non-GAAP Financial Measures”) of $109.9 million and $96.1 million, respectively, compared to net income attributable to partners for the year ended December 31, 2013 of $9.7 million, with Adjusted EBITDA and Distributable Cash Flow of $78.4 million and $62.3 million, respectively. The increase in net income, Adjusted EBITDA, and Distributable Cash Flow was largely driven by TEP’s acquisition of a 33.3% membership interest in Pony Express in September 2014, which was placed in service in October 2014, as discussed further under “Results of Operations” below.

During 2014, TEP completed a follow-on public offering of 8,050,000 common units as well as the acquisitions of the 100% membership interest in Trailblazer Pipeline Company LLC, a 33.3% membership interest in Pony Express, and an 80% interest in Water Solutions. In October 2014, TEP implemented an at-the-market, or ATM, offering program whereby it may sell newly issued common units to the public. As of December 31, 2014, TEP had issued 28,625 limited partner common units under its ATM program.

Factors and Trends Impacting TEP’s Business

TEP expects to continue to be affected by certain key factors and trends described below. TEP’s expectations are based on assumptions made by TEP and information currently available to TEP. To the extent TEP’s underlying assumptions about, or interpretations of, available information prove to be incorrect, its actual results may vary materially from its expected results. See also “Risk Factors.”

Growth Associated with Acquisitions and Expansion Projects

Growth associated with acquisitions

TEP believes that it is well-positioned to grow through accretive acquisitions. It intends to pursue acquisition opportunities from third parties as they become available and expects to continue to acquire assets from Tallgrass Development’s portfolio of midstream assets, which include the remaining 33.3% ownership interest in Pony Express, Terminals and Tallgrass Development’s 50% interest in, and operation of, REX. Pursuant to the omnibus agreement, Tallgrass Development granted TEP the right of first offer to acquire each of the remaining Retained Assets if Tallgrass Development decides to sell those assets. Terminals is not a Retained Asset. Other than its obligations under the omnibus agreement, Tallgrass Development is under no obligation to offer to sell TEP additional assets or to pursue acquisitions jointly with TEP, and TEP is under no obligation to buy any assets from Tallgrass Development or pursue any such joint acquisitions.

However, given the significant economic interest in TEP held by Tallgrass Development and its affiliates, TEP believes Tallgrass Development will be incentivized to offer TEP the opportunity to acquire its assets as each matures into an operating profile more conducive to TEP’s principal business objective of increasing the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing stability of its business.

On March 1, 2015, TEP acquired an additional 33.3% membership interest in Pony Express from Tallgrass Development for total cash consideration of approximately $700 million, resulting in TEP owning a 66.7% membership interest in Pony Express. As part of the acquisition, TEP, Tallgrass Development and Pony Express entered into a Third Amended and Restated Limited Liability Company Agreement of Pony Express on March 1, 2015, which sets forth the relative rights of TEP and Tallgrass Development as the owners of Pony Express, including a minimum quarterly preference payment of $36.65 million through the quarter ending December 31, 2015 with distributions thereafter shared in accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement.

Although it is uncertain when or if Tallgrass Development will offer TEP the opportunity to acquire the other Retained Assets, it is possible Tallgrass Development will offer TEP the opportunity to purchase its remaining membership interests in Pony Express at some point in the next 9-12 months, and all or a portion of its 50% interest in, and the operation of, REX thereafter.

Growth associated with expansion projects

As production and demand for TEP’s services increase in the areas that its operations are located, TEP believes that it is well positioned to increase volumes to its systems through cost-effective capacity expansions. For example, in 2013, TEP completed an expansion of its Casper and Douglas plants and increased processing capacity from approximately 138.5 MMcf/d to approximately 190 MMcf/d and fractionation capabilities from approximately 2,000 barrels per day to approximately 3,500 barrels per day.

In 2014, Pony Express completed the conversion and construction of its approximately 698-mile crude oil pipeline commencing in Guernsey, Wyoming, and terminating in Cushing, Oklahoma. Pony Express is also constructing an approximately 66-mile lateral in Northeast Colorado that will commence in Weld County, Colorado, and interconnect with the Pony Express System just east of Sterling, Colorado. That lateral is expected to be in service sometime during the second quarter of 2015.

U.S. Crude Oil and Natural Gas Supply and Demand Dynamics

Crude oil, natural gas and products derived from both continue to be critical components of energy supply and demand in the United States. Although crude oil and natural gas prices have declined in the latter part of 2014 and early 2015, TEP believes that the long-term prospects for continued crude oil and natural gas production increases are favorable and will be driven in part by increased domestic demand resulting from population and economic growth, higher industrial consumption in the U.S. and a desire to reduce domestic reliance on imports. TEP expects natural gas to continue to displace coal-fired electricity generation due to the low prices of natural gas and stricter environmental regulations on the mining and burning of coal. For additional information, please see “—Quantitative and Qualitative Disclosures About Market Risk.”

Growth in Production from Shale Plays

TEP expects productivity of oil and natural gas wells to continue increasing over the long-term in some basins across the United States because of the increasing precision and efficiency of horizontal drilling and hydraulic fracturing in oil and natural gas extraction. TEP believes that any production growth over time in the Wind River Basin and Powder River Basin will benefit its Midstream Facilities and, to a lesser extent, the TIGT System and Trailblazer Pipeline with increased throughput volumes. TEP also believes that increasing yields over time in the Bakken Shale and Denver-Julesburg Basin will benefit the Pony Express System, as well as the TIGT System and the Trailblazer Pipeline. Finally, despite recent decreases in crude oil and natural gas prices, TEP also believes that there may even be short term growth in production, as producers will likely try to maximize revenue from existing production activity.

Interest Rates

The credit markets recently have experienced near-record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten, resulting in higher interest rates to counter possible inflation. If this occurs, interest rates on floating rate credit facilities and future offerings in the debt capital markets could be higher than current levels, causing TEP’s financing costs to increase accordingly. In addition, there is a financing cost for the storage capacity user to carry the cost of the inventory while it is stored in the facility. That financing cost is impacted by the cost of capital or interest rate incurred by the storage user as well as the commodity cost of the natural gas in inventory. The higher the financing cost, the lower the margin that will remain from the price spread that was intended to be captured. Accordingly, a significant increase in interest rates could impact the demand for storage capacity independent of other market fundamentals. For additional information, please see “—Quantitative and Qualitative Disclosures About Market Risk.”

Rising Operating Costs and Inflation

The high level of crude oil and natural gas exploration, development and production activities during the past several years across the United States has resulted in increased competition for personnel and equipment. Even with lower crude oil prices, as discussed above there may still be short term production growth, which leads to competition for skilled workers. This may ultimately increase the prices TEP pays for labor, supplies, property and equipment. An increase in the general level of prices in the economy could have a similar effect. TEP may be unable to recover all of these increased costs from its customers. To the extent TEP is unable to procure necessary supplies or recover higher costs, its operating results will be negatively impacted.

How TEP Evaluates Its Operations

TEP evaluates its results using, among other measures, contract profile and volumes, operating costs and expenses, Adjusted EBITDA and distributable cash flow. Adjusted EBITDA and distributable cash flow are non-GAAP measures and are defined below.

Contract Profile and Volumes

TEP’s results are driven primarily by the volume of crude oil transportation capacity under firm contracts, the volume of natural gas transportation and storage capacity under firm contracts, the volume of natural gas that it processes and the fees assessed for such services.

Operating Costs and Expenses

The primary components of TEP’s operating costs and expenses that it evaluates include cost of sales and transportation services, operations and maintenance and general and administrative costs. TEP’s operating expenses are driven primarily by expenses related to the operation, maintenance and growth of its asset base.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of TEP’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•

its operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of its assets to generate sufficient cash flow to make distributions to its unitholders;

•	its ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

TEP believes that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing its financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP, nor should Adjusted EBITDA and distributable cash flow be considered alternatives to available cash, operating surplus, distributions of available cash from operating surplus or other definitions in TEP’s partnership agreement. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in TEP’s industry, its definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Non-GAAP Financial Measures

TEP defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments. TEP also uses distributable cash flow, which it defines as Adjusted EBITDA, plus preferred distributions received from Pony Express in excess of its distributable cash flow attributable to TEP’s net interest and adjusted for deficiency payments received from or utilized by Pony Express shippers, less cash interest expense, maintenance capital expenditures, and distributions to noncontrolling interests in excess of earnings allocated to noncontrolling interests, to analyze its performance. Maintenance capital expenditures are cash expenditures incurred (including expenditures for the construction or development of new capital assets) that TEP expects to maintain its long-term operating income or operating capacity. These expenditures typically include certain system integrity, compliance and safety improvements.

TEP receives a minimum quarterly preference payment from Pony Express of $16.65 million through the quarter ending September 30, 2015 (prorated to approximately $5.4 million for the quarter ended September 30, 2014). To the extent that Pony Express does not have sufficient distributable cash flow to cover this preference payment, Tallgrass Development, as the noncontrolling interest owner, is required to contribute cash to Pony Express to fund the excess preference payment. The cash received by Pony Express from Tallgrass Development to fund the minimum quarterly preference payment in excess of distributable cash flow from Pony Express is considered distributable cash flow at TEP. Pony Express collects deficiency payments for barrels committed by the customer to be transported in a month but not physically received for transport or delivered to the customers’ agreed upon destination point. These deficiency payments are recorded as a deferred liability until the barrels are physically transported and delivered by TEP. As discussed further in Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements included in this prospectus, earnings at Pony Express are allocated between TEP and noncontrolling interests in accordance with a substantive profit sharing arrangement rather than pro rata by ownership. Distributions made by Pony Express to its noncontrolling interests reduce the distributable cash flow available to TEP.

Neither Adjusted EBITDA nor distributable cash flow will be impacted by changes in working capital balances that are reflected in operating cash flow. Distributable cash flow and Adjusted EBITDA are not presentations made in accordance with GAAP. The following table presents a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities and a reconciliation of distributable cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measures, for each of the periods indicated:

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Reconciliation of Adjusted EBITDA to Net Income
Net Income (Loss) attributable to partners	$70,681	$9,747	$(2,366)	$51,496
Add:
Interest expense (income), net of noncontrolling interest	7,648	11,035	3,179	(1,661)
Depreciation and amortization expense, net of noncontrolling interest	45,389	37,898	5,197	20,647
Loss on extinguishment of debt	—	17,526	—	—
Non-cash (gain) loss related to derivative instruments	(184)	386	(273)	—
Non-cash compensation expense	5,136	1,798	—	—
Distributions from unconsolidated investment	1,464	—	—	—
Gain on remeasurement of unconsolidated investment	(9,388)	—	—	—
Texas Margin Tax	—	—	—	279
Less:
Non-cash loss allocated to noncontrolling interest	(10,151)	—	—	—
Equity in earnings of unconsolidated investment	(717)	—	—	—

Adjusted EBITDA	$109,878	$78,390	$5,737	$70,761

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$79,444	$82,482	$10,464	$81,335
Add:
Interest expense (income), net of noncontrolling interest	7,648	11,035	3,179	(1,661)
Texas Margin Tax	—	—	—	279
Other, including changes in operating working capital	22,786	(15,127)	(7,906)	(9,192)

Adjusted EBITDA	$109,878	$78,390	$5,737	$70,761

Add:
Pony Express preferred distributions in excess of distributable cash flow attributable to Pony Express	5,429	—
Pony Express deficiency payments	5,378	—
Less:
Maintenance capital expenditures	(9,913)	(15,951)
Cash interest expense	(6,266)	(3,555)
Distributions to noncontrolling interest	(5,361)	—
Cash flow attributable to predecessor operations	(3,086)	3,367

Distributable Cash Flow	$96,059	$62,251

The following table presents a reconciliation of Adjusted EBITDA by segment to segment operating income, the most directly comparable GAAP financial measure, for each of the periods indicated:

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Reconciliation of Adjusted EBITDA to Operating Income in the Natural Gas Transportation & Logistics Segment(1)
Operating income (loss)	$40,887	$24,040	$(1,474)	$34,563
Add:
Depreciation and amortization expense	23,788	30,169	4,248	17,895
Non-cash (gain) loss related to derivative instruments	(184)	386	(273)	—
Other income	3,102	2,226	492	1

Segment Adjusted EBITDA	$67,593	$56,821	$2,993	$52,459

Reconciliation of Adjusted EBITDA to Operating Income in the Crude Oil Transportation & Logistics Segment(1)
Operating income (loss)	$3,601	$(3,156)	$(378)	$—
Add:
Depreciation and amortization expense, net of noncontrolling interest	10,553	1,009	126	—
Adjusted EBITDA attributable to noncontrolling interests	1,557	2,104	252	—

Segment Adjusted EBITDA	$15,711	$(43)	$—	$—

Reconciliation of Adjusted EBITDA to Operating Income in the Processing & Logistics Segment(1)
Operating income	$20,577	$16,472	$1,921	$15,550
Add:
Depreciation and amortization expense, net of noncontrolling interest	11,048	6,720	823	2,752
Distributions from unconsolidated investment	1,464	—	—	—

Segment Adjusted EBITDA	$33,089	$23,192	$2,744	$18,302

Total Segment Adjusted EBITDA	$116,393	$79,970	$5,737	$70,761

Public company costs	(2,500)	(1,580)	—	—
Elimination of intersegment activity	(4,015)	—	—	—

Total Adjusted EBITDA	$109,878	$78,390	$5,737	$70,761

(1)	Segment results as presented represent total operating income and Adjusted EBITDA, including intersegment activity, for the Natural Gas Transportation & Logistics, Crude Oil Transportation & Logistics, and Processing & Logistics segments. For reconciliations to the consolidated financial data, see Note 18 – Reporting Segments to the consolidated financial statements included in this prospectus.

Results of Operations

The following provides a summary of TEP’s consolidated results of operations for the periods indicated:

	TEP			TEP Pre-Predecessor(1)
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands, except operating data)			(in thousands, except operating data)
Revenues:
Natural gas liquids sales	$170,924	$146,313	$18,554	$106,355
Natural gas sales	10,325	9,387	2,326	15,634
Natural gas transportation services	126,733	120,025	15,970	93,214
Crude oil transportation services	28,343	—	—	—
Processing and other revenues	35,231	14,801	1,722	5,089

Total Revenues	371,556	290,526	38,572	220,292

Operating Costs and Expenses:
Cost of sales and transportation services	191,654	146,154	19,050	101,452
Operations and maintenance	39,577	35,404	3,921	29,901
Depreciation and amortization	47,048	39,917	5,449	20,647
General and administrative	33,160	27,651	8,806	11,318
Taxes, other than income taxes	6,704	7,401	1,277	6,861

Total Operating Costs and Expenses	318,143	256,527	38,503	170,179

Operating Income	53,413	33,999	69	50,113

Other (Expense) Income:
Interest (expense) income, net	(7,292)	(11,054)	(3,179)	1,661
Gain on remeasurement of unconsolidated investment	9,388	—	—	—
Loss on extinguishment of debt	—	(17,526)	—	—
Equity in earnings of unconsolidated investment	717	—	—	—
Other income, net	3,103	2,205	492	1

Total Other Income (Expense)	5,916	(26,375)	(2,687)	1,662

Net Income (Loss) Before Taxes	59,329	7,624	(2,618)	51,775
Texas Margin Taxes	—	—	—	279

Net Income (Loss)	59,329	7,624	(2,618)	51,496

Net loss attributable to noncontrolling interests	11,352	2,123	252	—

Net Income (Loss) attributable to partners	70,681	9,747	(2,366)	51,496

Other Financial Data(2)
Adjusted EBITDA	$109,878	$78,390	$5,737	$70,761
Operating Data
Gas transportation firm contracted capacity (Mmcf/d)	1,537	1,411	1,383	762
Crude oil transportation average throughput (Bbls/d)(3)	85,229	N/A	N/A	N/A
Natural gas processing inlet volumes (Mmcf/d)	152	133	127	122

(1)	As discussed further in Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements included in this prospectus, financial information for the TEP Pre-Predecessor has not been recast to reflect the operations of Trailblazer and the 33.3% membership interest in Pony Express.
(2)	For more information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, please see “—Non-GAAP Financial Measures” above.
(3)	Approximate average daily throughput for the year ended December 31, 2014 is reflective of the volumetric ramp up due to commercial in-service of the Pony Express System beginning in October 2014 and delays in the construction and expansion efforts of third party pipelines with which Pony Express shares joint tariffs.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Revenues.    Total revenues were $371.6 million for the year ended December 31, 2014, compared to $290.5 million for the year ended December 31, 2013, which represents an increase of $81.0 million, or 28%, in total revenues. Revenue in the Natural Gas Transportation & Logistics segment increased $12.2 million, or 10%, while revenues in the Processing & Logistics segment increased $43.8 million, or 27%. There were revenues of $28.3 million in the Crude Oil Transportation & Logistics segment for the year ended December 31, 2014, but no revenues in that segment for the year ended December 31, 2013 as Pony Express had not yet commenced commercial operations.

Operating costs and expenses.    Operating costs and expenses were $318.1 million for the year ended December 31, 2014 compared to $256.5 million for the year ended December 31, 2013, which represents an increase of $61.6 million, or 24%. The increase in operating costs and expenses is a result of increased costs of $39.7 million in the Processing & Logistics segment primarily driven by increased cost of sales and transportation services of $32.0 million, higher depreciation and amortization of $4.5 million and higher operations and maintenance of $2.7 million, and increased costs of $21.6 million in the Crude Oil & Logistics segment due to the start of commercial operations at Pony Express in October 2014. The increased costs in the Processing & Logistics and Crude Oil & Logistics segments were partially offset by decreased costs of $4.6 million in the Natural Gas Transportation & Logistics segment primarily driven by lower depreciation and amortization of $6.4 million and lower general and administrative expenses of $3.8 million, partially offset by higher cost of sales and transportation services of $5.8 million.

Interest (expense) income, net.    Interest expense of $7.3 million for the year ended December 31, 2014 was primarily composed of interest and fees associated with TEP’s revolving credit facility, partially offset by interest income of $1.5 million on the cash balance swept to Tallgrass Development under the Pony Express cash management agreement. Interest expense of $11.1 million for the year ended December 31, 2013 primarily represents the interest expense related to the $400 million term loan allocated from Tallgrass Development, which was legally assumed by TEP and repaid upon closing of its initial public offering on May 17, 2013, as well as interest and fees associated with TEP’s revolving credit facility.

Gain on remeasurement of unconsolidated investment.    Gain on remeasurement of unconsolidated investment of $9.4 million for the year ended December 31, 2014 was related to the remeasurement to fair value of TEP’s original 50% equity investment in Grasslands Water Services I, LLC, or GWSI, in connection with TEP’s consolidation of the Water Solutions business on May 13, 2014.

Loss on extinguishment of debt.    Loss on extinguishment of debt of $17.5 million for the year ended December 31, 2013 represents the loss associated with the write off of deferred financing costs and unamortized discounts associated with the repayment of debt allocated from Tallgrass Development.

Equity in earnings of unconsolidated investment.    Equity in earnings of unconsolidated investment of $0.7 million for the year ended December 31, 2014 was related to TEP’s investment in GWSI prior to TEP’s consolidation of the Water Solutions business on May 13, 2014.

Other income, net.    Other income, net typically includes rental income, income earned from certain customers related to the capital costs TEP incurred to connect these customers to TEP’s system, the allowance for funds used during construction at TEP’s regulated entities, and other noncash gains and losses. Other income for the year ended December 31, 2014 was $3.1 million compared to $2.2 million for the year ended December 31, 2013.

Year Ended December 31, 2013 Compared to the Period from January 1, 2012 to November 12, 2012

Revenues.    Total revenues were $290.5 million for the year ended December 31, 2013, compared to $220.3 million for the period from January 1, 2012 to November 12, 2012, which represents a 15% increase in average monthly revenues. Average monthly revenues in the Natural Gas Transportation & Logistics segment increased 7% while average monthly revenues in the Processing & Logistics segment increased 22%.

Operating costs and expenses.    Operating costs and expenses were $256.5 million for the year ended December 31, 2013 compared to $170.2 million for the period from January 1, 2012 to November 12, 2012, which represents a 31% increase in average monthly operating costs and expenses.

Cost of sales and transportation services were $146.2 million for the year ended December 31, 2013 compared to $101.5 million for the period from January 1, 2012 to November 12, 2012, which represents a 25% increase in average monthly cost of sales and transportation services. Average monthly cost of sales and transportation services increased 27% in the Processing & Logistics segment and 17% in the Natural Gas Transportation & Logistics segment.

Operations and maintenance costs were $35.4 million for the year ended December 31, 2013 compared to $29.9 million for the period from January 1, 2012 to November 12, 2012, which represents a 3% increase in average monthly operations and maintenance costs driven by a 7% increase in average operations and maintenance in the Natural Gas Transportation & Logistics segment, partially offset by an 8% decrease in average operations and maintenance in the Processing & Logistics segment.

Depreciation and amortization was $39.9 million for the year ended December 31, 2013 compared to $20.6 million for the period from January 1, 2012 to November 12, 2012, which represents a 68% increase in average monthly depreciation and amortization. Average monthly depreciation and amortization in the Natural Gas Transportation & Logistics and Processing & Logistics segments increased 46% and 112%, respectively. In addition, depreciation and amortization of $3.0 million was recognized in the Crude Oil Transportation & Logistics segment during the year ended December 31, 2013.

General and administrative expenses during the year ended December 31, 2013 were $27.7 million compared to $11.3 million for the period from January 1, 2012 to November 12, 2012, which represents a 112% increase in average monthly general and administrative expenses. Average monthly general and administrative expenses in the Natural Gas Transportation & Logistics and Processing & Logistics segments increased 99% and 33%, respectively. In addition, general and administrative expenses of $0.1 million was recognized in the Crude Oil Transportation & Logistics segment during the year ended December 31, 2013.

Taxes, other than income taxes, were $7.4 million for the year ended December 31, 2013 compared to $6.9 million for the period from January 1, 2012 to November 12, 2012 which represents a 6% decrease in average monthly taxes, other than income taxes. Taxes, other than income taxes, decreased 13% in the Processing & Logistics segment and 6% in the Natural Gas Transportation & Logistics segment.

Interest (expense) income, net.    Interest expense of $11.1 million for the year ended December 31, 2013 primarily represents the interest expense related to the $400 million term loan allocated from Tallgrass Development, which was legally assumed by TEP and repaid upon closing of TEP’s initial public offering on May 17, 2013, as well as interest and fees associated with TEP’s revolving credit facility.

Loss on extinguishment of debt.    The loss on extinguishment of debt of $17.5 million during the year ended December 31, 2013 represents the loss associated with the write off of deferred financing costs and unamortized discounts associated with the repayment of debt allocated from Tallgrass Development.

Other income, net.    Other income, net for the year ended December 31, 2013 was $2.2 million compared to a negligible amount for the period from January 1, 2012 to November 12, 2012. Other income for the year ended December 31, 2013 primarily relates to rental income and a gain related to the favorable elimination of a liability associated with a small inactive storage field.

Texas Margin Tax.    During 2012, TEP Pre-Predecessor incurred Texas Margin Taxes because it was a part of an affiliated group that generated sales in the State of Texas.

Year Ended December 31, 2013 Compared to the Period from November 13, 2012 to December 31, 2012

Revenues.    Total revenues were $290.5 million for the year ended December 31, 2013, compared to $38.6 million for the period from November 13, 2012 to December 31, 2012, which represents consistent average monthly revenues for the periods across all segments.

Operating costs and expenses.    Operating costs and expenses were $256.5 million for the year ended December 31, 2013 compared to $38.5 million for the period from November 13, 2012 to December 31, 2012, which represents a 12% decrease in average monthly operating costs and expenses. The overall decrease in average monthly operating costs and expenses was driven by a 59% decrease in general and administrative expenses, primarily in the Natural Gas Transportation & Logistics and Processing & Logistics segments.

Interest (expense) income, net.    Interest expense of $11.1 million for the year ended December 31, 2013 primarily represents the interest expense related to the $400 million term loan allocated from Tallgrass Development, which was legally assumed by TEP and repaid upon closing of TEP’s initial public offering on May 17, 2013, as well as interest and fees associated with TEP’s revolving credit facility. Interest expense of $3.2 million for the period from November 13, 2012 to December 31, 2012 represents the interest expense related to the $400 million term loan allocated to TEP from Tallgrass Development.

Loss on extinguishment of debt.    The loss on extinguishment of debt of $17.5 million during the year ended December 31, 2013 represents the loss associated with the write off of deferred financing costs and unamortized discounts associated with the repayment of debt allocated to TEP from Tallgrass Development.

Other income (expense), net.    Other income for the year ended December 31, 2013 was $2.2 million compared to $0.5 million for the period from November 13, 2012 to December 31, 2012. Other income for the year ended December 31, 2013 primarily relates to rental income and a gain related to the favorable elimination of a liability associated with a small inactive storage field. Other income for the period from November 13, 2012 to December 31, 2012 primarily relates to rental income.

The following provides a summary of TEP’s Natural Gas Transportation & Logistics segment results of operations for the periods indicated:

	TEP			TEP Pre-Predecessor (2)
Segment Financial Data - Natural Gas Transportation & Logistics(1)	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Revenues:
Natural gas sales	$7,868	$5,906	$624	$9,814
Natural gas transportation services	131,990	121,945	16,066	93,910
Processing and other revenues	222	26	6	278

Total revenues	140,080	127,877	16,696	104,002

Operating costs and expenses:
Cost of sales and transportation services	25,115	19,293	2,312	14,378
Operations and maintenance	27,422	26,682	3,040	21,625
Depreciation and amortization	23,788	30,169	4,248	17,895
General and administrative	16,767	20,604	7,335	8,994
Taxes, other than income taxes	6,101	7,089	1,235	6,547

Total operating costs and expenses	99,193	103,837	18,170	69,439

Operating income (loss)	$40,887	$24,040	$(1,474)	$34,563

Segment Adjusted EBITDA	$67,593	$56,821	$2,993	$52,459

(1)	Segment results as presented represent total revenue and Adjusted EBITDA, including intersegment activity. For reconciliations to the consolidated financial data, see Note 18 – Reporting Segments to the consolidated financial statements included in this prospectus.
(2)	As discussed further in Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements included in this prospectus, financial information for the TEP Pre-Predecessor has not been recast to reflect the operations of Trailblazer.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Revenues.    Natural Gas Transportation & Logistics segment revenues were $140.1 million for the year ended December 31, 2014, compared to $127.9 million for the year ended December 31, 2013, which represents a $12.2 million, or 10%, increase in segment revenues. The increase in segment revenues was driven by a $10.0 million increase in transportation services revenue primarily due to increased volumes at the Trailblazer Pipeline and increased fuel reimbursements as a result of higher prices at the TIGT System, and a $2.0 million increase in natural gas sales primarily due to 38% higher prices, partially offset by decreased volumes.

Operating costs and expenses.    Operating costs and expenses in the Natural Gas Transportation & Logistics segment were $99.2 million for the year ended December 31, 2014 compared to $103.8 million for the year ended December 31, 2013, which represents a decrease of $4.6 million, or 4%.

Cost of sales and transportation services increased $5.8 million, or 30%, in the year ended December 31, 2014 when compared to the same period in the prior year, due to increased costs of $9.3 million at the TIGT System primarily driven by increased fuel reimbursements and gas purchases, partially offset by decreased costs of $3.5 million at the Trailblazer Pipeline driven by lower fuel costs in 2014 as a result of the Trailblazer Pipeline rate case settlement.

Operations and maintenance costs increased $0.7 million, or 3%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily driven by increased costs associated with repairs and maintenance activities and pipeline compliance requirements at the Trailblazer Pipeline during the year ended December 31, 2014, partially offset by lower costs related to the timing of pipeline integrity projects at the TIGT System.

Depreciation and amortization decreased $6.4 million, or 21%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily driven by the sale of the Pony Express Assets in the fourth quarter of 2013 and the decreased depreciation rates included in the Trailblazer Pipeline rate case settlement in the second quarter of 2014.

General and administrative costs decreased $3.8 million, or 19%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily due to the decrease in costs allocated to the Trailblazer Pipeline by TEP in periods subsequent to TEP’s acquisition of Trailblazer on April 1, 2014 as compared to the costs allocated to the Trailblazer Pipeline by Tallgrass Development prior to April 1, 2014.

Taxes, other than income taxes, decreased $1.0 million, or 14%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily due to lower property taxes as a result of successful appeals with state taxing authorities on the assessed value of property.

Year Ended December 31, 2013 Compared to the Period from January 1, 2012 to November 12, 2012

Revenues.    Natural Gas Transportation & Logistics segment revenues were $127.9 million for the year ended December 31, 2013, compared to $104.0 million for the period from January 1, 2012 to November 12, 2012, which represents a 7% increase in average monthly revenues. The increase in average monthly revenues was primarily driven by a 13% increase in average monthly transportation services revenue during 2013, partially offset by a 48% decrease in average monthly natural gas sales revenue. The increase in average monthly transportation services revenue was primarily due to $21.5 million of transportation services revenue at the Trailblazer Pipeline during the year ended December 31, 2013, partially offset by a decrease in transportation firm contracted capacity and lower throughput volumes at the TIGT System, primarily from off-system customers. The decrease in average monthly natural gas sales revenue was primarily caused by lower sales volumes as well as a 29% decrease in natural gas sales prices at the TIGT System, partially offset by $1.4 million of natural gas sales at the Trailblazer Pipeline during the year ended December 31, 2013. Natural gas sales volumes at the TIGT System decreased due to reduced natural gas recoveries from TEP’s customers caused by lower throughput as well as decreased sales of gas inventory during the year ended December 31, 2013.

Operating costs and expenses.    Operating costs and expenses were $103.8 million for the year ended December 31, 2013 compared to $69.4 million for the period from January 1, 2012 to November 12, 2012, which represents a 30% increase in average monthly operating costs and expenses.

Cost of sales and transportation services were $19.3 million for the year ended December 31, 2013 compared to $14.4 million for the period from January 1, 2012 to November 12, 2012, which represents a 17% increase in average monthly cost of sales and transportation services. This increase is primarily due to cost of sales and transportation services of $9.0 million at the Trailblazer Pipeline during the year ended December 31, 2013, partially offset by decreased gas sales and decreased fuel recoveries as a result of lower throughput at the TIGT System.

Operations and maintenance costs were $26.7 million for the year ended December 31, 2013 compared to $21.6 million for the period from January 1, 2012 to November 12, 2012, which represents a 7% increase in average monthly operations and maintenance costs. The increase is primarily driven by $3.5 million of operations and maintenance costs at the Trailblazer Pipeline during the year ended December 31, 2013, partially offset by decreased operating costs at the TIGT System associated with a section of pipe that was idled in the second quarter of 2013, resulting in the sole shipper under contract for that section not transporting gas in the second half of 2013, and a reduction in integrity maintenance projects at the TIGT System during 2013 when compared to the period from January 1, 2012 to November 12, 2012.

Depreciation and amortization was $30.2 million for the year ended December 31, 2013 compared to $17.9 million for the period from January 1, 2012 to November 12, 2012, which represents a 46% increase in average monthly depreciation and amortization. The increase was primarily driven by $7.3 million of depreciation and amortization at the Trailblazer Pipeline during the year ended December 31, 2013, as well as the higher cost basis of property, plant and equipment as a result of the acquisition of the TIGT System by Tallgrass Development on November 13, 2012.

General and administrative expenses during the year ended December 31, 2013 were $20.6 million compared to $9.0 million for the period from January 1, 2012 to November 12, 2012, which represents a 99% increase in average monthly general and administrative expenses. The increase was due in part to general and administrative costs of $5.6 million at the Trailblazer Pipeline during the year ended December 31, 2013. The remaining increase was largely reflective of TEP Pre-Predecessor Parent’s scale advantage during the 2012 period in supporting similar required administrative functions by a substantially larger number of operated businesses, as well as the addition of general and administrative costs associated with the Trailblazer Pipeline and Pony Express during the year ended December 31, 2013.

Taxes, other than income taxes, were $7.1 million for the year ended December 31, 2013 compared to $6.5 million for the period from January 1, 2012 to November 12, 2012, which represents a 6% decrease in average monthly taxes, other than income taxes. The decrease was primarily due to lower property taxes as a result of successful appeals with state taxing authorities on the assessed value of property during 2013, partially offset by $1.1 million of taxes, other than income taxes, recognized at the Trailblazer Pipeline during the year ended December 31, 2013.

Year Ended December 31, 2013 Compared to the Period from November 13, 2012 to December 31, 2012

Revenues.    Natural Gas Transportation & Logistics segment revenues were $127.9 million for the year ended December 31, 2013, compared to $16.7 million for the period from November 13, 2012 to December 31, 2012, which represents consistent average monthly revenues for the periods.

Operating costs and expenses.    Operating costs and expenses were $103.8 million for the year ended December 31, 2013 compared to $18.2 million for the period from November 13, 2012 to December 31, 2012, which represents a 25% decrease in average monthly operating costs and expenses.

Cost of sales and transportation services were $19.3 million for the year ended December 31, 2013 compared to $2.3 million for the period from November 13, 2012 to December 31, 2012, which represents a 10% increase in average monthly cost of sales and transportation services driven by an increase in natural gas sales.

Operations and maintenance costs were $26.7 million for the year ended December 31, 2013 compared to $3.0 million for the period from November 13, 2012 to December 31, 2012, which represents a 15% increase in average monthly operations and maintenance costs. The increase was primarily due to increased integrity maintenance projects, as the majority of planned integrity maintenance projects for 2012 were completed prior to the sale of the TIGT System to Tallgrass Development in November 2012.

Depreciation and amortization was $30.2 million for the year ended December 31, 2013 compared to $4.2 million for the period from November 13, 2012 to December 31, 2012, which represents a 7% decrease in average monthly depreciation and amortization.

General and administrative expenses during the year ended December 31, 2013 were $20.6 million compared to $7.3 million for the period from November 13, 2012 to December 31, 2012, which represents a 63%

decrease in average monthly general and administrative expenses. The decrease was primarily due to significant legal and other acquisition costs recognized during the 2012 period associated with the acquisition of the TIGT System, the Trailblazer Pipeline and Tallgrass Midstream, LLC, or TMID, on November 13, 2012.

Taxes, other than income taxes, were $7.1 million for the year ended December 31, 2013 compared to $1.2 million for the period from November 13, 2012 to December 31, 2012, which represents a 25% decrease in average monthly taxes, other than income taxes. The decrease was primarily due to lower property taxes as a result of successful appeals with state taxing authorities on the assessed value of property during 2013.

The following provides a summary of TEP’s Crude Oil Transportation & Logistics segment results of operations for the periods indicated:

	TEP			TEP Pre-Predecessor(1)
Segment Financial Data - Crude Oil Transportation & Logistics	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Revenues:
Crude Oil transportation services	$28,343	$—	$—	$—

Total revenues	28,343	—	—	—

Operating costs and expenses:
Cost of sales and transportation services	7,025	—	—	—
Operations and maintenance	717	—	—	—
Depreciation and amortization	12,067	3,028	378	—
General and administrative	4,683	128	—	—
Taxes, other than income taxes	250	—	—	—

Total operating costs and expenses	24,742	3,156	378	—

Operating income (loss)	$3,601	$(3,156)	$(378)	$—

Segment Adjusted EBITDA	$15,711	$(43)	$—	$—

(1)	As discussed further in Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements included in this prospectus, financial information for the TEP Pre-Predecessor has not been recast to reflect the operations of Pony Express.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Revenues.    Crude Oil Transportation & Logistics segment revenues of $28.3 million for the year ended December 31, 2014 represents transportation revenue on the Pony Express System, which was placed in service in October 2014. There were no revenues for the year ended December 31, 2013.

Operating costs and expenses.    Operating costs and expenses in the Crude Oil Transportation & Logistics segment were $24.7 million for the year ended December 31, 2014 compared to $3.2 million for the year ended December 31, 2013. Operating costs and expenses for the year ended December 31, 2014 include costs associated with the start of commercial operations in October 2014 as well as the amortization of the Pony Express oil conversion use rights as discussed further in Note 8 – Goodwill and Other Intangible Assets to the consolidated financial statements included in this prospectus. For the year ended December 31, 2013, operating costs and expenses consisted primarily of the amortization of the Pony Express oil conversion use rights.

Year Ended December 31, 2013 Compared to the Period from November 13, 2012 to December 31, 2012

Revenues.    There were no Crude Oil Transportation & Logistics segment revenues for the year ended December 31, 2013 or the period from November 13, 2012 to December 31, 2012.

Operating costs and expenses.    Operating costs and expenses were $3.2 million for the year ended December 31, 2013 compared to $0.4 million for the period from November 13, 2012 to December 31, 2012, which represents a 10% increase in average monthly operating costs and expenses. Operating costs and expenses in the segment for the year ended December 31, 2013 and the period from November 13, 2012 to December 31, 2012 consisted primarily of amortization of the Pony Express oil conversion use rights, as well as general & administrative costs during the year ended December 31, 2013.

The following provides a summary of TEP’s Processing & Logistics segment results of operations for the periods indicated:

	TEP			TEP Pre-Predecessor
Segment Financial Data - Processing & Logistics(1)	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Revenues:
Natural gas liquids sales	$170,924	$146,313	$18,554	$106,355
Natural gas sales	2,457	3,481	1,702	5,820
Processing and other revenues	35,009	14,775	1,716	4,811

Total revenues	208,390	164,569	21,972	116,986

Operating costs and expenses:
Cost of sales and transportation services	160,756	128,781	16,834	87,770
Operations and maintenance	11,438	8,722	881	8,276
Depreciation and amortization	11,193	6,720	823	2,752
General and administrative	4,073	3,562	1,471	2,324
Taxes, other than income taxes	353	312	42	314

Total operating costs and expenses	187,813	148,097	20,051	101,436

Operating income	$20,577	$16,472	$1,921	$15,550

Segment Adjusted EBITDA	$33,089	$23,192	$2,744	$18,302

(1)	Segment results as presented represent total revenue and Adjusted EBITDA, including intersegment activity. For reconciliations to the consolidated financial data, see Note 18 – Reporting Segments to the consolidated financial statements included in this prospectus.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Revenues.     Processing & Logistics segment revenues were $208.4 million for the year ended December 31, 2014, compared to $164.6 million for the year ended December 31, 2013, which represents a $43.8 million, or 27%, increase in segment revenues. The increase in segment revenues was primarily due to a $24.6 million increase in NGL sales driven by increased volumes processed partially offset by a 7% decrease in average NGL prices, a $20.2 million increase in processing fees driven by the conversion of two significant customers from percent of proceeds or keep whole processing contracts to fee-based processing contracts and revenue of $5.0 million from Water Solutions, which was consolidated in May 2014, partially offset by decreased natural gas sales of $1.0 million due to lower volumes.

Operating costs and expenses.     Operating costs and expenses in the Processing & Logistics segment were $187.8 million for the year ended December 31, 2014 compared to $148.1 million for the year ended December 31, 2013, which represents an increase of $39.7 million, or 27%.

Cost of sales and transportation services increased $32.0 million, or 25%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily driven by an increase in NGL producer settlements as a result of increased volumes processed under contracts converted to fee based as discussed above and increased volumes processed, partially offset by a 7% decrease in average NGL prices.

Operations and maintenance costs increased $2.7 million, or 31%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily driven by $1.3 million of costs attributable to Water Solutions, which was consolidated in May 2014, increased environmental reserves recorded in 2014, and increased costs associated with testing and treatment resulting from high water content of gas processed during the period.

Depreciation and amortization increased $4.5 million, or 67%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily driven by depreciation and amortization of $3.3 million from the Water Solutions fixed and intangible assets consolidated in May 2014 and $1.1 million from asset additions as a result of expansion activities at TMID that were substantially completed in the third quarter of 2013.

General and administrative costs increased $0.5 million, or 14%, in the year ended December 31, 2014 when compared to the same period in the prior year, primarily driven by costs associated with Water Solutions, which was consolidated in May 2014.

Taxes, other than income taxes, were comparable during the year ended December 31, 2014 and the same period in the prior year.

Year Ended December 31, 2013 Compared to the Period from January 1, 2012 to November 12, 2012

Revenues.    Processing & Logistics segment revenues were $164.6 million for the year ended December 31, 2013, compared to $117.0 million for the period from January 1, 2012 to November 12, 2012, which represents a 22% increase in average monthly revenues primarily attributable to increased average monthly NGL sales due to an increase in average monthly volumes of natural gas processed during the year ended December 31, 2013 compared to the 2012 period as a result of new contracts, and an increase in average monthly processing fees of 167% resulting from new and revised fee-based contracts that were not in effect during the 2012 period. Increases were partially offset by a decrease in natural gas sales due to sales of residue gas purchased from a customer during the 2012 period that did not occur during the 2013 period and natural gas purchase and sales transactions in 2012 to redirect processed dry gas around the Casper plant in order to optimize plant capacity and efficiency.

Operating costs and expenses.    Operating costs and expenses were $148.1 million for the year ended December 31, 2013 compared to $101.4 million for the period from January 1, 2012 to November 12, 2012, which represents a 27% increase in average monthly operating costs and expenses.

Cost of sales and transportation services were $128.8 million for the year ended December 31, 2013 compared to $87.8 million for the period from January 1, 2012 to November 12, 2012, which represents a 27% increase in average monthly cost of sales and transportation services due to increased volumes during 2013 due to new or revised fee-based contracts, partially offset by the purchase of residue gas from a customer in 2012 and gas purchases related to the natural gas purchase and sales transactions in 2012 (both discussed above).

Operations and maintenance costs were $8.7 million for the year ended December 31, 2013 compared to $8.3 million for the period from January 1, 2012 to November 12, 2012, which represents a 8% decrease in average monthly operations and maintenance costs.

Depreciation and amortization was $6.7 million for the year ended December 31, 2013 compared to $2.8 million for the period from January 1, 2012 to November 12, 2012, which represents a 112% increase in average monthly depreciation and amortization due to the higher cost basis of property, plant and equipment as a result of the acquisition of TMID by Tallgrass Development on November 13, 2012.

General and administrative expenses during the year ended December 31, 2013 were $3.6 million compared to $2.3 million for the period from January 1, 2012 to November 12, 2012, which represents a 33% increase in average monthly general and administrative expenses. The increase was largely reflective of TEP Pre-Predecessor Parent’s scale advantage during the 2012 period in supporting similar required administrative functions by a substantially larger number of operated businesses.

Taxes, other than income taxes, were $0.3 million for the year ended December 31, 2013 compared to $0.3 million for the period from January 1, 2012 to November 12, 2012, which represents a 13% decrease in average monthly taxes, other than income taxes. The decrease was primarily due to lower property taxes as a result of successful appeals with state taxing authorities on the assessed value of property during 2013.

Year Ended December 31, 2013 Compared to the Period from November 13, 2012 to December 31, 2012

Revenues.    Processing & Logistics segment revenues were $164.6 million for the year ended December 31, 2013, compared to $22.0 million for the period from November 13, 2012 to December 31, 2012, which represents a 2% decrease in average monthly revenue. The decrease in revenues was primarily attributable to lower natural gas sales revenue due to sales of residue gas purchased from a customer during the 2012 period which did not occur in 2013, partially offset by increased average monthly NGL sales due to an increase in average monthly volumes of NGLs processed during the year ended December 31, 2013 as a result of new contracts.

Operating costs and expenses.    Operating costs and expenses were $148.1 million for the year ended December 31, 2013 compared to $20.1 million for the period from November 13, 2012 to December 31, 2012, which represents a 3% decrease in average monthly operating costs and expenses.

Cost of sales and transportation services were $128.8 million for the year ended December 31, 2013 compared to $16.8 million for the period from November 13, 2012 to December 31, 2012, which represents a 1% increase in average monthly cost of sales and transportation services.

Operations and maintenance costs were $8.7 million for the year ended December 31, 2013 compared to $0.9 million for the period from November 13, 2012 to December 31, 2012, which represents a 30% increase in average monthly operations and maintenance costs. The increase was primarily due to maintenance projects during the Casper and Douglas plant turnarounds in the third quarter of 2013. There were no plant turnarounds during the period from November 13, 2012 to December 31, 2012.

Depreciation and amortization was $6.7 million for the year ended December 31, 2013 compared to $0.8 million for the period from November 13, 2012 to December 31, 2012, which represents a 7% increase in average monthly depreciation and amortization.

General and administrative expenses during the year ended December 31, 2013 were $3.6 million compared to $1.5 million for the period from November 13, 2012 to December 31, 2012, which represents a 68% decrease in average monthly general and administrative expenses. The decrease was primarily due to significant legal and other acquisition costs recognized during the 2012 period associated with the acquisition of the TIGT System and TMID on November 13, 2012.

Taxes, other than income taxes, were $0.3 million for the year ended December 31, 2013 compared to $42,000 for the period from November 13, 2012 to December 31, 2012, which represents a 4% decrease in average monthly taxes, other than income taxes.

Liquidity and Capital Resources Overview

TEP’s primary sources of liquidity for the year ended December 31, 2014 were proceeds from the issuance of common units, borrowings under its revolving credit facility, and cash generated from operations. TEP expects its sources of liquidity in the future to include:

•	cash generated from its operations;

•	borrowing capacity available under its revolving credit facility; and

•	future issuances of additional partnership units and/or debt securities.

TEP believes that cash on hand, cash generated from operations and availability under its revolving credit facility will be adequate to meet its operating needs, its planned short-term capital and debt service requirements and its planned cash distributions to unitholders. TEP believes that future internal growth projects or potential acquisitions will be funded primarily through a combination of borrowings under its revolving credit facility and issuances of debt and/or equity securities.

TEP’s total liquidity as of December 31, 2014 and 2013 was as follows:

	December 31, 2014	December 31, 2013
	(in thousands)
Cash on hand	$867	$—
Total capacity under the revolving credit facility	850,000	500,000
Less: Outstanding borrowings under the revolving credit facility	(559,000)	(135,000)
Less: Letters of credit issued under the revolving credit facility	—	(654)

Available capacity under the revolving credit facility	291,000	364,346

Total liquidity	$291,867	$364,346

Revolving Credit Facility

TEP has a senior secured revolving credit facility with Barclays Bank PLC, as administrative agent, and a syndicate of lenders, which will mature on May 17, 2018. On June 25, 2014, TEP and certain of its subsidiaries entered into Amendment No. 1 to the credit agreement. The amendment modified certain provisions of the credit agreement to, among other things, (i) increase the amount of the revolving facility from $500 million to $850 million, (ii) increase the sublimit for swing line loans from $40 million to $60 million, (iii) increase the sublimit for letters of credit from $50 million to $75 million, (iv) increase the accordion feature to allow TEP to borrow up to an additional $250 million, subject to TEP’s receipt of increased or new commitments from lenders and satisfaction of certain other conditions and (v) reduce the applicable margin for loans by 0.25%

The revolving credit facility contains various covenants and restrictive provisions that, among other things, limit or restrict TEP’s ability (as well as the ability of its restricted subsidiaries) to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain distributions (including distributions from available cash, if a default or event of default under the credit agreement then exists or would result from making such a distribution), change the nature of TEP’s business, engage in certain mergers or make certain investments and acquisitions, enter into non-arms-length transactions with affiliates and designate certain subsidiaries as “Unrestricted Subsidiaries.” In addition, TEP is required to maintain a consolidated leverage ratio of not more than 4.75 to 1.00 (which will be increased to 5.25 to 1.00 for certain measurement periods following the consummation of certain acquisitions) and a consolidated interest coverage ratio of not less than 2.50 to 1.00. As of December 31, 2014, TEP is in compliance with the covenants required under the revolving credit facility.

The unused portion of the revolving credit facility is subject to a commitment fee, which was initially 0.375%, and after June 25, 2014, ranges from 0.300% to 0.500%, based on TEP’s total leverage ratio. As of December 31, 2014, the weighted average interest rate on outstanding borrowings was 2.45%.

TEP Public Offering

On July 25, 2014, TEP sold 8,050,000 common units representing limited partner interests in an underwritten public offering at a price of $41.07 per unit, or $39.74 per unit net of the underwriter’s discount, for net proceeds of approximately $319.3 million after deducting the underwriter’s discount and offering expenses paid by TEP. TEP used the net proceeds from the offering to fund a portion of the consideration for the September 2014 acquisition of a 33.3% membership interest in Pony Express.

On February 24, 2015, TEP sold 10,000,000 common units representing limited partner interests in an underwritten public offering at a price of $50.82 per unit, or $49.29 per unit net of the underwriter’s discount, for net proceeds of approximately $492.6 million after deducting the underwriter’s discount and offering expenses paid by TEP. TEP used the net proceeds from the offering to fund a portion of the consideration for the March 2015 acquisition of an additional 33.3% membership interest in Pony Express. Pursuant to the underwriters’ option to purchase additional units, TEP sold an additional 1,200,000 common units representing limited partner interests to the underwriters at a price of $50.82 per unit, or $49.29 per unit net of the underwriter’s discount, for net proceeds of approximately $59.3 million after deducting the underwriter’s discount and offering expenses paid by TEP. TEP used the net proceeds from this additional purchase of common units to reduce borrowings under its revolving credit facility, a portion of which were used to fund the March 2015 acquisition of an additional 33.3% membership interest in Pony Express.

Equity Distribution Agreement

On October 31, 2014, TEP entered into an equity distribution agreement pursuant to which it may sell from time to time through a group of managers, as its sales agents, common units representing limited partner interests having an aggregate offering price of up to $200 million. Sales of the common units, if any, will be made by means of ordinary brokers’ transactions, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, or as otherwise agreed by TEP and one or more of the managers. TEP intends to use the net proceeds from any sale of the units for general partnership purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt.

As of December 31, 2014, TEP had issued and sold 28,625 common units with a weighted average sales price of $44.20 per unit under its equity distribution agreement for net proceeds of approximately $1.1 million (net of approximately $215,000 in commissions and professional service expenses). TEP used the net proceeds for general partnership purposes. At December 31, 2014, approximately $198.7 million in aggregate offering price remained available to be issued and sold under the equity distribution agreement.

Working Capital

Working capital is the amount by which current assets exceed current liabilities. As of December 31, 2014, TEP had a working capital surplus of $35.7 million compared to a working capital deficit of $127.0 million at December 31, 2013, which represents an increase in working capital of $162.8 million.

TEP’s working capital requirements have been, and TEP expects will continue to be, primarily driven by changes in accounts receivable and accounts payable. Factors impacting changes in accounts receivable and accounts payable could include the timing of collections from customers, payments to suppliers, and receivables from related parties, as well as the level of spending for capital expenditures and changes in the market prices of energy commodities that TEP buys and sells in the normal course of business. The overall increase in working capital from December 31, 2013 to December 31, 2014 was primarily attributable to a decrease of $87.1 million in accounts payable driven by a decrease in construction accruals at Pony Express, an increase of $73.4 million in receivables from related parties resulting from the Pony Express cash balance swept to Tallgrass Development under the cash management agreement, and an increase of $9.7 million in trade receivables primarily due to Pony Express commencing commercial operations in 2014.

A material adverse change in operations, available financing under TEP’s revolving credit facility, or available financing from the equity or debt capital markets could impact its ability to fund its requirements for liquidity and capital resources in the future.

Cash Flows

The following table and discussion presents a summary of TEP’s cash flow for the periods indicated:

	TEP			TEP Pre-Predecessor(1)
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Net cash provided by (used in):
Operating activities	$79,444	$82,482	$10,464	$81,335
Investing activities	$(1,102,729)	$(347,610)	$(12,754)	$(21,692)
Financing activities	$1,024,152	$265,128	$308	$(57,661)

(1)	As discussed further in Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements included in this prospectus, financial information for the TEP Pre-Predecessor has not been recast to reflect the operations of Trailblazer and Pony Express

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Operating Activities.    Cash flows provided by operating activities were $79.4 million and $82.5 million for the years ended December 31, 2014 and 2013, respectively. The decrease in net cash flows provided by operating activities of $3.0 million was primarily driven by the increase in net cash outflows for changes in working capital, primarily due to the timing of payments and a decrease in producer settlements at TMID as a result of lower NGL prices, partially offset by the increase in operating results in the year ended December 31, 2014 compared to the year ended December 31, 2013.

Investing Activities.    Cash flows used in investing activities were $1.1 billion and $347.6 million for the years ended December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, net cash used in investing activities were driven by capital expenditures of $665.7 million, primarily due to construction of the Pony Express System, including the lateral in Northeast Colorado, as well as the capacity expansion projects at TMID and other expansion projects at the Trailblazer Pipeline, cash outflows of $270.0 million associated with the related party loan to Tallgrass Development under the Pony Express cash management agreement, and cash outflows of $150.0 million, $7.6 million, and $27.0 million for the acquisitions of the Trailblazer Pipeline, Water Solutions and Pony Express, respectively. These cash outflows were partially offset by cash inflows of $20 million from the return of funds deposited with Shell in support of the crude oil resale obligation of Pony Express.

In the year ended December 31, 2013, net cash used in investing activities was driven by $346.0 million in capital expenditures, consisting primarily of spending on the conversion and construction of the Pony Express System and capacity expansion and efficiency upgrade projects at TMID, and to a lesser extent, capital expenditures at the TIGT System.

Financing Activities.    Cash flows provided by financing activities were $1.0 billion and $265.1 million for the years ended December 31, 2014 and 2013, respectively. Financing cash inflows for the year ended December 31, 2014 were primarily driven by the proceeds from net borrowings under the revolving credit facility of $424.0 million, net proceeds of $320.4 million from the issuance of 8,050,000 common units in a public offering which closed on July 25, 2014 and units issued under the ATM program in the fourth quarter of 2014, net contributions from predecessor member of $312.1 million, and a contribution from Tallgrass Development of $27.5 million representing the difference between the carrying amount of the Replacement Gas Facilities and the proceeds received from Tallgrass Development. These cash inflows were partially offset by distributions to TEP unitholders of $68.1 million. Cash flows provided by financing activities for the year ended December 31, 2013 consisted primarily of net contributions from predecessor member of $379.9 million, net cash inflows of $290.5 million from the completion of TEP’s initial public offering on May 17, 2013, and net borrowings under TEP’s revolving credit facility of $135.0 million. These cash inflows were partially offset by the repayment of $400.0 million of debt assumed from Tallgrass Development, net distributions to Tallgrass Development of $118.5 million prior to the closing of TEP’s initial public offering on May 17, 2013, and distributions to unitholders of $18.2 million.

Year Ended December 31, 2013 Compared to the Period from January 1, 2012 to November 12, 2012 and the Period from November 13, 2012 to December 31, 2012

Operating Activities.    Cash flows provided by operating activities were $82.5 million for the year ended December 31, 2013, compared to cash flows provided of $81.3 million and $10.5 million for the period January 1, 2012 through November 12, 2012 and the period November 13, 2012 through December 31, 2012, respectively. The decrease in cash flows provided by operating activities is primarily driven by decreased operating results during the year ended December 31, 2013, partially offset by an increase in net cash flows from changes in working capital.

Investing Activities.    Cash flows used in investing activities were $347.6 million for the year ended December 31, 2013, compared to cash flows used in investing activities of $21.7 million and $12.8 million for the period January 1, 2012 through November 12, 2012 and the period November 13, 2012 through December 31, 2012, respectively. Cash flows used in investing activities for the year ended December 31, 2013 consisted primarily of capital expenditures of $346.0 million as discussed above. For the year ended December 31, 2012, expansion capital projects were approximately $23.1 million. Approximately $9.8 million of this amount was incurred for initial engineering, permitting, hydraulic studies and right-of way acquisitions for Pony Express and was settled pursuant to the centralized cash management program in place at the time. In the Midstream segment, TEP spent approximately $7.5 million to increase the capacity and efficiency of TEP’s Douglas processing plant in order to accommodate TEP’s customers’ increasing natural gas production in the region. In addition, TEP settled and paid a dispute related to the construction of West Frenchie Draw treating plant in the amount of $5.9 million.

Financing Activities.    Cash flows provided by financing activities were $265.1 million for the year ended December 31, 2013, compared to cash flows provided by financing activities of $308,000 and cash flows used in financing activities of $57.7 million for the period January 1, 2012 through November 12, 2012 and the period November 13, 2012 through December 31, 2012, respectively. Cash flows provided by financing activities of $265.1 million for the year ended December 31, 2013 were primarily driven by contributions from Predecessor Member, proceeds from TEP’s initial public offering, and net borrowings under TEP’s revolving credit facility, partially offset by the repayment of debt assumed from Tallgrass Development, net distributions to Tallgrass Development prior to the closing of TEP’s initial public offering on May 17, 2013, and distributions to unitholders as discussed above. Cash flows used in financing activities of $57.7 million for the period from January 1, 2012 to November 12, 2012 represent net distributions to Tallgrass Development.

Distributions

TEP intends to pay quarterly distributions at or above the amount of the minimum quarterly distribution, or MQD, which is $0.2875 per unit. As of January 26, 2015 (the record date for TEP’s distribution with respect to the fourth quarter of 2014), TEP had a total of 49,868,496 common and general partner units outstanding, which equates to an aggregate MQD of approximately $14.3 million per quarter and approximately $57.3 million per year. TEP does not have a legal obligation to pay distributions except as provided in its partnership agreement.

The following table shows the distributions for the years ended December 31, 2014 and 2013:

		Distributions
			General Partner
Three Months Ended	Date Paid	Limited Partner Units	Incentive Distribution Rights	General Partner Units	Total	Distributions per Limited Partner Unit
		(in thousands, except per unit amounts)
December 31, 2014	February 13, 2015	$23,782	$4,039	$473	$28,294	$0.4850
September 30, 2014	November 14, 2014	20,092	1,208	363	21,663	0.4100
June 30, 2014	August 14, 2014	18,596	758	330	19,684	0.3800
March 31, 2014	May 14, 2014	13,288	126	274	13,688	0.3250
December 31, 2013	February 12, 2014	12,757	63	262	13,082	0.3150
September 30, 2013	November 13, 2013	12,049	—	245	12,294	0.2975
June 30, 2013	August 13, 2013	5,759	—	118	5,877	0.1422	(1)
March 31, 2013	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The distribution declared on July 18, 2013 for the second quarter of 2013 represented a prorated amount of the MQD of $0.2875 per common unit, based upon the number of days between the closing of TEP’s initial public offering on May 17, 2013 and June 30, 2013.

Capital Requirements

The midstream energy business can be capital-intensive, requiring significant investment to maintain and upgrade existing operations. TEP’s capital requirements have consisted primarily of, and it anticipates will continue to consist of the following:

•

maintenance capital expenditures, which are cash expenditures incurred (including expenditures for the construction or development of new capital assets) that it expects to maintain TEP’s long-term operating income or operating capacity. These expenditures typically include certain system integrity, compliance and safety improvements; and

•

expansion capital expenditures, which are cash expenditures to increase its operating income or operating capacity over the long term. Expansion capital expenditures include acquisitions or capital improvements (such as additions to or improvements on the capital assets owned, or acquisition or construction of new capital assets).

TEP expects to incur approximately $185 million for capital expenditures in 2015, of which approximately $135 million is expected for the construction of the lateral on the Pony Express System located in Northeast Colorado and remaining costs associated with completion of the construction of the Pony Express System, approximately $37 million is expected for other expansion projects, and approximately $13 million is expected for maintenance capital expenditures.

The determination of capital expenditures as maintenance or expansion is made at the individual asset level during TEP’s budgeting process and as TEP approves, executes, and monitors its capital spending. The following table summarizes the maintenance and expansion capital expenditures incurred at its consolidated entities.

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13, 2012 to December 31, 2012	Period from January 1, 2012 to November 12, 2012
	(in thousands)
Maintenance capital expenditures	$9,913	$15,951	$5,562	$6,218
Expansion capital expenditures	762,073	422,981	9,608	13,322

Total capital expenditures incurred	$771,986	$438,932	$15,170	$19,540

The decrease in maintenance capital expenditures to $9.9 million for the year ended December 31, 2014 from $16.0 million for the year ended December 31, 2013 is primarily driven by a decrease in maintenance capital expenditures in the Gas Transportation & Logistics segment due to certain compressor and pipeline integrity projects in the Gas Transportation & Logistics segment during the year ended December 31, 2013. Maintenance capital expenditures on TEP’s assets occur on a regular schedule, but most major maintenance projects are not required every year so the level of maintenance capital expenditures naturally varies from year to year and varies from quarter to quarter. The increase in expansion capital expenditures to $762.1 million for the year ended December 31, 2014 from $423.0 million for the year ended December 31, 2013 is primarily driven by increased expenditures associated with the conversion and construction of the Pony Express System, which was placed in commercial service in October 2014, and the lateral on the Pony Express System located in Northeast Colorado, which is expected to be placed into commercial service during the second quarter of 2015.

The increase in maintenance capital expenditures to $16.0 million for the year ended December 31, 2013 from $5.6 million and $6.2 million for the periods from November 13, 2012 to December 31, 2012 and January 1, 2012 to November 12, 2012, respectively, is primarily driven by variability in the timing of planned maintenance activities as discussed above. The increase in expansion capital expenditures to $423.0 million for the year ended December 31, 2013 from $9.6 million and $13.3 million for the periods from November 13, 2012 to December 31, 2012 and January 1, 2012 to November 12, 2012, respectively, is primarily driven by expenditures associated with the Pony Express System and lateral in Northeast Colorado as discussed above, and to a lesser extent, capacity expansion and efficiency upgrade projects at TMID, which were substantially completed in the third quarter of 2013.

In addition, TEP invested cash in unconsolidated affiliates of $2.0 million and $1.3 million during the years ended December 31, 2014 and 2013, respectively, to fund its share of capital expansion projects. There were no investments in unconsolidated affiliates during the periods from November 13, 2012 to December 31, 2012 or January 1, 2012 to November 12, 2012.

TEP intends to make cash distributions to its unitholders and its general partner. Due to its cash distribution policy, TEP expects that its will distribute to its unitholders most of the cash generated by its operations. TEP expects to fund future capital expenditures with funds generated from its operations, borrowings under its credit agreement, the issuance of additional partnership units and/or the issuance of long-term debt. If these sources are not sufficient, TEP may reduce its discretionary spending.

Contractual Obligations

Following is a summary of TEP’s contractual cash obligations in future periods, representing amounts that were fixed and determinable as of December 31, 2014:

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Debt obligations(1)	$559,000	$—	$—	$559,000	$—
Interest on debt obligations(2)	46,113	13,673	27,346	5,094	—
Operating lease and service contract obligations(3)	644,456	24,439	55,859	57,745	506,413
Land site lease and right-of-way(4)	889	101	194	174	420
Other purchase commitments(5)	65,474	65,439	35	—	—

Total	$1,315,932	$103,652	$83,434	$622,013	$506,833

(1)	Debt obligations at December 31, 2014 consisted of borrowings under the revolving credit facility. For additional information, see Note 10 – Long-term Debt to the consolidated financial statements included in this prospectus.

(2)	Interest on debt obligations is estimated using current borrowings and interest rates as of December 31, 2014. For additional information, see Note 10 – Long-term Debt to the consolidated financial statements included in this prospectus.
(3)	Operating leases and service contracts consist of leases for crude oil storage as well as office space and equipment. For additional information, see Note 12 – Commitments & Contingent Liabilities to the consolidated financial statements included in this prospectus.
(4)	Land site lease and right-of-way contracts consist of payments to landowners, primarily in TEP’s Natural Gas Transportation & Logistics and Crude Oil Transportation & Logistics segments. For additional information, see Note 12 – Commitments & Contingent Liabilities to the consolidated financial statements included in this prospectus.
(5)	Other purchase commitments primarily relate to planned non-reimbursable capital expenditures.

On May 17, 2013, in connection with the closing of TEP’s initial public offering, TEP and its general partner entered into an omnibus agreement with Tallgrass Development and certain of its affiliates, including Tallgrass Operations, LLC, which TEP refers to as the Omnibus Agreement. The Omnibus Agreement provides that, among other things, TEP will reimburse Tallgrass Development and its affiliates for all expenses they incur and payments they make on TEP’s behalf, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain centralized corporate functions performed by Tallgrass Development, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology and human resources in each case to the extent reasonably allocable to TEP. In addition to these costs, TEP pays a quarterly reimbursement to Tallgrass Development for costs associated with being a public company.

For the calendar year 2015, TEP’s annual cost reimbursements to Tallgrass Development for costs discussed above are expected to be $24.0 million. In addition, annual cost reimbursements from Pony Express to Tallgrass Development are expected to be $20.6 million before noncontrolling interests. The quarterly public company reimbursement is expected to be $625,000 in 2015. However, these reimbursement amounts will be periodically reviewed and adjusted as necessary to continue to reflect reasonable allocation of costs to TEP. These reimbursements are not included in the contractual obligations table above.

Off-Balance Sheet Arrangements

TEP does not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

TEP’s significant accounting policies are described in Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements included in this prospectus. Management’s discussion and analysis of financial condition and results of operations are based upon TEP’s financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. The accounting policies discussed below are considered by management to be critical to an understanding of TEP’s financial statements as their application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on TEP’s results of operations, equity or cash flows. For additional information concerning TEP’s other accounting policies, please read the notes to TEP’s consolidated financial statements included in this prospectus.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Impairment of Long-lived assets

We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections expected to be realized over the remaining useful life of the primary asset. The carrying amount is not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.	We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Our impairment analyses require management to apply judgment in identifying impairment indicators and estimating future cash flows as well as asset fair values, including forecasting useful lives of the assets, assessing the probability of different outcomes, and selecting the discount rate that reflects the risk inherent in future cash flows. If the carrying value is not recoverable, we assess the fair value of long-lived assets using a discounted cash flow model and other commonly accepted techniques.	Using the impairment review
methodology described herein,
we have not recorded any
impairment charges on long-
lived assets during the year
ended December 31, 2014. If
actual results are not consistent
with our assumptions and
estimates or our assumptions and
estimates change due to new
information, we may be exposed
to an impairment charge.
Ultimately, a prolonged period of
lower commodity prices may
adversely affect our estimate of
future operating results through
lower throughput volumes on our
assets, which could result in
future impairment charges due to
the potential impact on our
operations and cash flows.

Impairment of Goodwill

We evaluate goodwill for impairment annually in the third quarter, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount.	We determine fair value using widely accepted valuation techniques, primarily discounted cash flow and market multiple analyses. These techniques are also used when assigning the purchase price to acquired assets and liabilities. These types of analyses require us to make assumptions and estimates regarding industry and economic factors and the profitability of future business strategies. It is our policy to conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations.	We primarily use a discounted
cash flow analysis, supplemented
by a market approach analysis, to
perform the assessment. Key
assumptions in the analysis
include the use of an appropriate
discount rate, terminal year
multiples, and estimated future
cash flows including an estimate
of operating and general and
administrative costs. In
estimating cash flows, we
incorporate current market
information, as well as historical
and other factors, into our
forecasts. If our assumptions
differ from actual results, or
future events indicate that our
goodwill is impaired, our net
income would be impacted by
the amount by which the carrying
value exceeds the fair value of
the reporting unit, to the extent of
the balance of goodwill.
Ultimately, a prolonged period of

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions

lower commodity prices may
adversely affect our estimate of
future operating results through
lower throughput volumes on our
assets, which could result in
future impairment charges due to
the potential impact on our
operations and cash flows. We
completed our impairment
testing of goodwill in the third
quarter of 2014 using the
methodology described herein,
and determined there was no
impairment.

Risk Management Activities

Derivative assets and liabilities are recorded on our consolidated balance sheets at their estimated fair value as of each reporting date. Changes in the fair value of derivative contracts are recognized in earnings in the period in which the change occurs.	When available, quoted market prices or prices obtained through external sources are used to determine a contract’s fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on pricing models developed primarily from historical information and the expected relationship with quoted market prices.	If our estimates of fair value
differ from actual results, we
may be exposed to losses or
gains that could be material. As
of December 31, 2014, we had
no natural gas derivatives
outstanding and thus no fair
value change due to a
hypothetical increase in the
natural gas price forward curve.

Equity-Based Compensation

Equity-based compensation grants are measured at their grant date fair value and related compensation cost is recognized over the vesting period of the grant. Compensation cost for awards with graded vesting provisions is recognized on a straight-line basis over the requisite service period of each separately vesting portion of the award.	Estimating the fair value of each award, the number of awards that will ultimately vest, and the forfeiture rate requires management to apply judgment to estimate the tenure of our employees and the achievement of certain performance targets over the performance period.	If actual results are not consistent with our assumptions and judgments or our assumptions and estimates change due to new information, we may experience material changes in compensation expense.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

The profitability of TEP’s processing contracts that include keep whole or percent of proceeds components is affected by volatility in prevailing NGL and natural gas prices. As of December 31, 2014 approximately 87% of TEP’s reserved processing capacity was subject to fee-based processing contracts, with the remaining 13% subject to percent of proceeds or keep whole processing contracts, a notable shift toward fee-based processing contracts as compared to approximately 66% fee-based contracts and approximately 34% of percent of proceeds or keep whole processing contracts as of December 31, 2013. TEP does not currently hedge the commodity exposure in its processing contracts and it does not expect to in the foreseeable future. TEP’s Processing & Logistics segment comprised approximately 30% of its Adjusted EBITDA for the years ended December 31, 2014 and 2013.

TEP has a limited amount of direct commodity price exposure related to crude oil collected as part of its contractual pipeline loss allowance at Pony Express. TEP does not currently hedge this commodity exposure.

TEP also have a limited amount of direct commodity price exposure related to natural gas collected related to electrical compression costs and lost and unaccounted for gas on the TIGT System. Historically, TEP has entered into derivative contracts with third parties for a substantial majority of the gas it expects to collect during the current year for the purpose of hedging its commodity price exposures. TEP expects to continue these hedging activities for the foreseeable future. As of December 31, 2014, TEP had no natural gas hedges outstanding.

TEP measures the risk of price changes in its natural gas swaps utilizing a sensitivity analysis model. The sensitivity analysis measures the potential income or loss (i.e., the change in fair value of the derivative instruments) based upon a hypothetical 10% movement in the underlying quoted market prices. In addition to these variables, the fair value of each portfolio is influenced by fluctuations in the notional amounts of the instruments and the discount rates used to determine the present values. TEP enters into derivative contracts solely for the purpose of mitigating the risks that accompany certain of its business activities and, therefore, both the sensitivity analysis model and the change in the market value of its outstanding derivative contracts are offset largely by changes in the value of the underlying physical natural gas sales. As of December 31, 2014, TEP had no natural gas hedges outstanding and thus no fair value change due to a hypothetical increase in the natural gas price forward curve.

The Commodity Futures Trading Commission, or the CFTC, has promulgated regulations to implement Dodd-Frank’s changes to the Commodity Exchange Act, including the definition of commodity-based swaps subject to those regulations. The CFTC regulations are intended to implement new reporting and record keeping requirements related to those swap transactions and a mandatory clearing and exchange-execution regime for various types, categories or classes of swaps, subject to certain exemptions, including the trade-option and end-user exemptions. Although TEP anticipates that most, if not all, of its swap transactions should qualify for an exemption to the clearing and exchange-execution requirements, it will still be subject to record keeping and reporting requirements. Other changes to the Commodity Exchange Act made as a result of the Dodd-Frank Act and the CFTC’s implementing regulations could significantly increase the cost of entering into new swaps.

Interest Rate Risk

As described in “—Liquidity and Capital Resources Overview” above, TEP currently has an $850 million revolving credit facility. Borrowings under the revolving credit facility will bear interest, at TEP’s option, at either (a) a base rate, which will be a rate equal to the greatest of (i) the prime rate, (ii) the U.S. federal funds rate plus 0.5% and (iii) a one-month reserve adjusted Eurodollar rate plus 1.00% or (b) a reserve adjusted Eurodollar Rate, plus, in each case, an applicable margin. For loans bearing interest based on the base rate, the applicable margin was initially 1.00%, and for loans bearing interest based on the reserve adjusted Eurodollar rate, the applicable margin was initially 2.00%. After June 25, 2014, the applicable margin ranges from 0.75% to 2.75%, based upon TEP’s total leverage ratio and whether it has elected the base rate or the reserve adjusted Eurodollar rate. TEP does not currently hedge the interest rate risk on its borrowings under the revolving credit facility. However, in the future TEP may consider hedging the interest rate risk or may consider choosing longer Eurodollar borrowing terms in order to fix all or a portion of its borrowings for a period of time. TEP estimates that a 1% increase in interest rates would decrease the fair value of the debt by $0.2 million based on the debt obligations as of December 31, 2014.

Credit Risk

TEP is exposed to credit risk. Credit risk represents the loss that TEP would incur if a counterparty fails to perform under its contractual obligations. TEP manages its exposure to credit risk associated with customers to whom it extends credit through a credit approval process which includes credit analysis, the establishment of credit limits and ongoing monitoring procedures. TEP may request letters of credit, cash collateral, prepayments, guarantees or bonds as forms of credit support. TEP has historically experienced only minimal credit losses in connection with its receivables.

A substantial majority of TEP’s revenue is produced under long-term, firm, fee-based contracts with high-quality customers. The customer base TEP currently serves under these contracts generally has a strong credit profile, with over 70% of TEP’s revenues derived from customers with investment grade credit ratings as of December 31, 2014.

OUR BUSINESS

General

We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. Our only cash-generating assets at the closing of this offering will consist of              Tallgrass Equity units, representing a controlling 22.46% membership interest in Tallgrass Equity (through our role as the sole managing member of Tallgrass Equity). At the closing of this offering, Tallgrass Equity will own, through its ownership of TEP GP, all of TEP’s IDRs and 834,391 TEP general partner units, representing an approximate 1.37% general partner interest in TEP. Tallgrass Equity will also own directly the Acquired TEP Units, representing an approximate 32.75% limited partner interest in TEP. We believe TEP’s stable, fee-based cash flow and strong potential for future distribution growth will directly benefit us as a result of our interest in Tallgrass Equity.

Based on TEP’s most recent quarterly distribution of $0.4850 per common unit for the fourth quarter of 2014 and the 60,234,105 outstanding common units as of March 31, 2015, aggregate quarterly cash distributions received by Tallgrass Equity would have been approximately $15.1 million ($4.9 million on incentive distribution rights, $9.7 million on the Acquired TEP Units and $0.5 million on the general partner interest). We and the Exchange Right Holders will each receive our proportionate share of the distributions received with respect to the TEP partnership interests owned by Tallgrass Equity, after Tallgrass Equity deducts certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on Tallgrass Equity’s outstanding indebtedness, if any, taxes owed by Tallgrass Equity, and any capital contributed (or retained for future contribution) by Tallgrass Equity to TEP GP for it to maintain its existing general partner interest or attain up to a 2.0% general partner interest in TEP. We intend to pay to our Class A shareholders quarterly distributions equal to the cash Tallgrass Equity distributes to us, less income taxes and any reserves established by our general partner.

TEP is a publicly traded limited partnership primarily engaged in the transportation, storage, and processing of natural gas, the transportation of crude oil and the provision of water business services primarily to the oil and gas exploration and production industry. TEP’s assets are principally located in the Rocky Mountains and Midwest regions, and we believe these assets are an integral part of the energy infrastructure required to transport natural gas and crude oil between producers and consumers in these areas. TEP’s business operations are conducted primarily under long-term, fixed-fee arrangements with its customers. As of March 31, 2015, the market capitalization of TEP’s common units totaled approximately $3.1 billion, including units held by affiliates.

TEP’s existing business is comprised primarily of the TIGT System, the Trailblazer Pipeline, a 66.7% membership interest in Pony Express, and the Midstream Facilities. The TIGT System is a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming. The Trailblazer Pipeline is a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska. Combined, the TIGT System and the Trailblazer Pipeline have approximately 73% of their capacity reserved with a weighted average remaining contract life of approximately 3 years as of December 31, 2014. Pony Express owns a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, referred to as the Pony Express System, with 100% of its current contractible capacity secured by contracts with a weighted average remaining contract life of approximately 5 years as of December 31, 2014. Ten percent of current available design capacity on the Pony Express System is required to be available for uncommitted or “walk-up” shippers and is therefore not under contract. The Midstream Facilities include natural gas processing and treating facilities in the Wind River and Powder River basins with approximately 87% of their capacity under fee-based contracts with a weighted average remaining contract life of approximately 3 years as of December 31, 2014.

TEP’s principal business strategy is to ensure the ongoing stability of its business, while increasing the quarterly cash distributions that it pays to its unitholders over time. TEP intends to pursue a combination of accretive acquisitions from Tallgrass Development and third parties and capitalize on organic expansion opportunities to increase its quarterly cash distributions. Tallgrass Development currently holds the following operating assets, which we refer to as the Development Assets: (i) an approximate 33.3% membership interest in Pony Express, (ii) a 50% interest in, and operation of REX and (iii) a 100% interest in Terminals. Since its initial public offering, TEP has purchased the Trailblazer Pipeline and an approximate 66.7% membership interest in Pony Express from Tallgrass Development. The remaining Development Assets are of strategic interest to TEP and would complement its existing asset base by, among other things, expanding and diversifying its cash flow sources.

Importantly, REX owns an approximately 1,712-mile natural gas pipeline, which we refer to as the Rockies Express Pipeline, with approximately 1.8 Bcf/d of long-haul design capacity that transports Rocky Mountain and Appalachian Basin natural gas. We believe that REX is well-positioned to benefit from changing natural gas flows resulting from recent natural gas developments in the Marcellus and Utica shale formations. For example, REX is pursuing a conversion and upgrade of its easternmost Zone 3, which runs from an interconnect with Panhandle Eastern Pipe Line Company located in Audrain County, Missouri to delivery points in Clarington, Ohio, to become bi-directional and transport up to 1.8 Bcf/d of Appalachian Basin natural gas westward to Midwest markets. REX is also pursuing an expansion of the Zone 3 bi-directional capacity, which would increase total capacity of REX’s Zone 3 conversion project to up to 2.6 Bcf/d. These projects are supported by firm contracts for Zone 3 transportation with weighted average remaining contract life of approximately 17 years. Therefore, we believe that REX represents a significant future growth opportunity for TEP and us.

Through TEP’s existing assets and the additional Development Assets that may be offered by Tallgrass Development to TEP, we believe we are exposed to some of the most important basins and high-consumption regions for natural gas and crude oil in the United States because of the overall supply and demand of the regions that TEP’s and Tallgrass Development’s assets serve. With respect to natural gas supply, TEP and Tallgrass Development operate in the Rocky Mountain and Appalachian regions, two of the largest natural gas regions by production in the United States according to the EIA, through the ownership and operation of the TIGT System, Tallgrass Midstream, LLC, the Trailblazer Pipeline, and the Rockies Express Pipeline. With respect to crude oil supply, the Pony Express System sources crude oil from the Bakken and Rocky Mountain regions, two of the largest crude oil production regions in the United States according to the EIA. Further, TEP and Tallgrass Development serve natural gas consumer markets in the Midwest, Mid-Atlantic and in portions of the Northeast United States that have historically consisted of, and continue to make up, 42% of end-user demand according to EIA. The Pony Express System, which runs from Guernsey, Wyoming to Cushing, Oklahoma, delivers crude into a significant hub in the U.S. crude market, which is vital both in terms of overall storage capacity, with nearly 20% of the nation’s crude tank farm storage according to EIA, and contribution to the predominant refining regions of the United States. We believe this exposure provides significant optionality for both organic growth and third-party acquisitions. TEP intends to continue pursuing accretive acquisition opportunities as a part of its growth strategy, which we believe will in turn be significantly beneficial to us. We believe that TEP’s presence in strategically important basins, experienced management team, and abundant opportunities for growth, both organically and through acquisitions, provide a strong platform for continued growth over the next several years.

Our management team operates TEP’s assets and the Development Assets. Since TEP’s initial public offering, our management team has successfully implemented a number of growth projects involving both sets of assets, including the following:

•	the construction and conversion (from natural gas to crude oil) of the Pony Express System;

•	an inlet expansion on the west end of the TIGT System;

•	a capacity expansion of the Douglas and Casper natural gas processing plants;

•	the construction of a freshwater transportation pipeline;

•	the construction of a lateral on the Trailblazer Pipeline;

•	the ongoing construction of an approximate 66-mile lateral on the Pony Express System;

•	the construction of the Seneca Lateral on the Rockies Express Pipeline; and

•	contracting volumes for bi-directional flow within the Rockies Express Pipeline’s easternmost Zone 3.

In addition to these growth projects, our management team has successfully executed acquisitions by TEP of Water Solutions which is TEP’s water services business, the Trailblazer Pipeline, and an approximate 66.7% membership interest in Pony Express.

These activities have resulted in TEP’s quarterly distribution per common unit growing from the minimum quarterly distribution of $0.2875 per unit (prorated) for the second quarter of 2013, TEP’s first quarter as a publicly traded partnership, paid on 40,500,000 common units to $0.4850 per unit for the fourth quarter of 2014 paid on 49,034,105 common units, representing an increase in distributions per common unit of approximately 69%. Throughout that same period, TEP has maintained a high and increasing percentage of fee-based cash flows.

The graph below illustrates the historical growth in TEP’s actual distributions per unit per quarter, the number of TEP common units outstanding and the aggregate distributions paid by TEP on all of its partnership interests during each of the periods presented.

Historical Growth in Quarterly TEP Cash Distributions*

*	TEP’s historical distributions and distribution growth rate are not necessarily indicative of TEP’s ability to distribute similar amounts or continue to increase such distributions in the future.

(1)	The distribution paid with respect to the second quarter of 2013 was a prorated amount of the minimum quarterly distribution of $0.2875 per common unit, based upon the number of days between the closing of TEP’s initial public offering on May 17, 2013 and the end of the second quarter of 2013.
(2)	Represents the approximate number of TEP common units outstanding as of the record date for the distribution paid with respect to the quarter indicated. In connection with its initial public offering on May 17, 2013, TEP issued 40,500,000 limited partner units (14,600,000 to the public and 25,900,000 to Tallgrass Development). Since its initial public offering, TEP has issued an additional 19,734,105 common units, which represents an approximately 49% increase in the total number of units outstanding.

The graph set forth below illustrates the impact on distributions from TEP to Tallgrass Equity as a result of TEP raising or lowering its quarterly cash distribution from its distribution with respect to the fourth quarter of 2014 of $0.4850 per unit, or $1.94 on an annualized basis. It is based on Tallgrass Equity’s direct and indirect ownership of TEP’s IDRs, general partner units, and common units as of the closing of this offering. The IDRs entitle Tallgrass Equity to receive, without duplication, the following:

•	13% of all cash distributed in a quarter after $0.3048 has been distributed in respect of each common unit of TEP for that quarter;

•	23% of all cash distributed in a quarter after $0.3536 has been distributed in respect of each common unit of TEP for that quarter; and

•	48% of all cash distributed in a quarter after $0.4313 has been distributed in respect of each common unit of TEP for that quarter.

Based on TEP’s cash distribution for the fourth quarter of 2014, the IDRs participated at the maximum target cash distribution level of 48% for distributions paid with respect to the fourth quarter of 2014. This information is presented for illustrative purposes only and is not intended to be a prediction or forecast of future performance. Please read “Risk Factors.”

Hypothetical Annualized TEP Distributions to Tallgrass Equity

Note: Amounts shown in the graph above represent potential distributions by TEP to Tallgrass Equity assuming different hypothetical TEP distributions per common unit, based on the 60,234,105 common units outstanding as of March 31, 2015. Amounts shown assume that (i) Tallgrass Equity owns 20 million TEP common units, and (ii) TEP GP owns 834,391 TEP general partner units. Amounts shown also assume that TEP GP does not exercise its right to limit or modify IDRs or obtain additional general partner units. Please read “Risk Factors—Risks Inherent in an Investment in Us—, we may limit or modify the incentive distributions that Tallgrass Equity is entitled to receive through its ownership of TEP’s incentive distribution rights without the consent of our shareholders, which may reduce cash distributions to you.” In addition, the level of cash distributions Tallgrass Equity receives is subject to risks associated with the underlying business of, and an investment in, TEP, and is calculated in accordance with the terms of TEP’s partnership agreement. Please read “Tallgrass Energy Partners, LP’s Cash Distribution Policy.”

The graph set forth below illustrates the impact on distributions from TEP to Tallgrass Equity at various hypothetical annualized distribution levels if the total number of outstanding TEP common units increased from the number of outstanding common units as of March 31, 2015 of 60,234,105 common units. The impact on Tallgrass Equity of changes in TEP’s per unit cash distribution amounts will vary depending on several factors, including the number of TEP’s outstanding partnership interests on the record date for cash distributions, the number of TEP’s outstanding partnership interests owned by Tallgrass Equity on the record date for cash distributions and the impact of the IDR structure. This information is presented for illustrative purposes only and is not intended to be a prediction or forecast of future performance. Please read “Risk Factors.”

Hypothetical Annualized TEP Distributions to Tallgrass Equity

Note: Amounts shown in the graph above represent potential distributions by TEP to Tallgrass Equity assuming different hypothetical TEP distributions per common unit and different hypothetical amounts of TEP common units outstanding. Amounts shown assume that (i) Tallgrass Equity owns 20 million TEP common units, and (ii) TEP GP owns 834,391 TEP general partner units. Amounts shown also assume that TEP GP does not exercise its right to limit or modify IDRs or obtain additional general partner units. Please read “Risk Factors—Risks Inherent in an Investment in Us—We may limit or modify the incentive distributions that Tallgrass Equity is entitled to receive through its ownership of TEP’s incentive distribution rights without the consent of our shareholders, which may reduce cash distributions to you.” In addition, the level of cash distributions Tallgrass Equity receives is subject to risks associated with the underlying business of, and an investment in, TEP, and is calculated in accordance with the terms of TEP’s partnership agreement. Please read “Tallgrass Energy Partners, LP’s Cash Distribution Policy.”

(1)	Represents aggregate annual distribution based on the distribution of $0.4850 per unit paid with respect to the fourth quarter of 2014 and the 60,234,105 common units outstanding as of March 31, 2015.

We and the Exchange Right Holders will each receive our proportionate share of the distributions received with respect to the TEP partnership interests owned by Tallgrass Equity, after Tallgrass Equity deducts certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on Tallgrass Equity’s outstanding indebtedness, if any, taxes owed by Tallgrass Equity, and any capital contributed (or retained for future contribution) by Tallgrass Equity to TEP GP for it to maintain its existing general partner interest or attain up to a 2.0% general partner interest in TEP. We intend to pay to our Class A shareholders quarterly distributions equal to the cash Tallgrass Equity distributes to us, less income taxes and any reserves established by our general partner.

Our primary business objective is to increase our cash available for distribution to our Class A shareholders through the execution by TEP of its business strategy. In addition, we may facilitate TEP’s growth activities through agreeing to limit or modify the IDRs on a temporary or permanent basis to enhance TEP’s competitiveness for acquisitions and manage TEP’s overall cost of equity capital while achieving an appropriate balance between short-term and long-term accretion to TEP’s limited partners and the holders of its general partner interest and IDRs. We may also support TEP’s growth by making a loan or capital contribution to TEP with funds raised through the offering of our equity or debt securities or our potential borrowing under a future credit facility to fund an acquisition or growth capital project by TEP or providing TEP with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction. We do not intend to use the proceeds from this offering to facilitate TEP’s growth activities. As described under ‘‘Use of Proceeds,’’ Tallgrass Equity will receive all the proceeds from this offering. At the closing of this offering, Tallgrass Equity intends to enter into a new $150 million revolving credit facility, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Overview,” and to borrow approximately $150 million, the proceeds of which will be used, together with the net proceeds from this offering that Tallgrass Equity receives from us, to purchase 20 million TEP common units from Tallgrass Development at $47.68 per TEP common unit. Tallgrass Equity intends to distribute the remaining proceeds, if any, to the Exchange Right Holders.

While we, like TEP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of TEP. Most notably, (i) we will elect to be treated as a corporation for U.S. federal income tax purposes, (ii) neither our general partner nor the holder of our Class B shares are entitled to receive any distributions from us and (iii) our capital structure does not include incentive distribution rights. Therefore, our distributions will be allocated exclusively to our Class A shares.

We expect our cash distribution for the twelve month period ending June 30, 2016 to be $0.6240 per Class A share, which represents an average quarterly distribution of $0.1560 per Class A share during the period (though the actual distribution paid in the first quarter following this offering will be prorated as described under “—The Offering—Cash distributions”). In general, distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2015, 2016 and 2017, and that during this period, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Please read “—The Offering—Material U.S. federal income tax consequences.”

How Our Partnership Agreement Terms Differ from those of Other Publicly Traded Partnerships

Although we are organized as a limited partnership, the terms of our partnership agreement will differ from those of TEP and many other publicly traded partnerships. For example:

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Our general partner is not entitled to incentive distributions. Most publicly traded partnerships have incentive distribution rights that entitle the general partner to receive increasing percentages, commonly up to 50%, of the cash distributed in excess of a certain per share distribution.

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Distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. Like distributions on corporate stock, our distributions will only be treated as dividends to the extent of our current or accumulated earnings and profits (as computed for federal income tax purposes).

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We have Class B shares. The Class B shares have no rights to receive distributions, but will be entitled to vote on the limited matters to be voted on by our shareholders generally. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. For purposes of any transfer or exchange of Tallgrass Equity units and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement will contain provisions effectively linking each Tallgrass Equity unit with one of our Class B shares. Our Class B shares cannot be transferred unless such transfer occurs simultaneously with the transfer of an equal number of Tallgrass Equity units and vice versa. Please read “Organizational Structure—Reorganization Transactions.”

For a more complete description of the terms of our partnership agreement, please read the summaries in “Description of Our Shares” and “Description of Our Partnership Agreement,” as well as Appendix A—Amended and Restated Agreement of Limited Partnership of Tallgrass Energy GP, LP.

Legal Proceedings

We are not currently a party to any legal proceedings. TEP is a party to various legal proceedings and/or regulatory proceedings incidental to its business. Any adverse result in these proceedings could result in a reduction in the cash that TEP distributes to Tallgrass Equity, which in turn, would reduce the cash we have available to distribute to our Class A shareholders. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Commitments and Contingencies.”

Employees

In order to maintain operational flexibility, our operations are conducted through, and our operating assets are owned by operating subsidiaries. However, neither we nor any of our operating subsidiaries have any employees. Although all of the employees that conduct our business are employed by Tallgrass Management, LLC, we sometimes refer to these individuals in this prospectus as our employees.

Neither our general partner nor TEP’s general partner and its affiliates will receive any management fee in connection with the management of our business, but Tallgrass Equity will reimburse our general partner for all expenses it incurs and payments it makes on our behalf pursuant to our partnership agreement. In addition, Tallgrass Equity will reimburse Tallgrass Management for all expenses its incurs and payments it makes on our behalf pursuant to the omnibus agreement, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain corporate, general and administrative services in each case to the extent properly allocable to us. Any direct expenses associated with being a separate publicly traded entity will be borne by Tallgrass Equity. We currently anticipate that Tallgrass Equity’s reimbursable expenses will be approximately $2.0 million for the twelve month period ending June 30, 2016 based on our current operations. Neither our partnership agreement nor our omnibus agreement will limit the amount of expenses for which our general partner, Tallgrass Management and their respective affiliates may be reimbursed by Tallgrass Equity. All reimbursements to our general partner, Tallgrass Management and their respective affiliates by Tallgrass Equity will reduce cash distributions by Tallgrass Equity to its members, which in turn will reduce the amount of cash we distribute to our shareholders. Our general partner is liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever economically practical, our general partner intends to cause us to incur indebtedness or other obligations that are nonrecourse to it.

BUSINESS OF TALLGRASS ENERGY PARTNERS, LP

General

TEP is a publicly traded, growth-oriented Delaware limited partnership formed in 2013 to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through the TIGT System and the Trailblazer Pipeline. TEP provides crude oil transportation to customers in Wyoming and the surrounding region, servicing the Bakken oil production area of North Dakota and eastern Montana through its membership interest in Pony Express, which owns the Pony Express System. TEP also provides services for customers in Wyoming at its Midstream Facilities, and TEP provides water business services to customers in Colorado and Texas through Water Solutions. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

TEP intends to continue to leverage its relationship with Tallgrass Development and utilize the significant experience of its management team to execute its growth strategy of acquiring midstream assets from Tallgrass Development and third parties, increasing utilization of its existing assets and expanding its systems through construction of additional assets. TEP’s reportable business segments are:

•	Natural Gas Transportation & Logistics—the ownership and operation of FERC-regulated interstate natural gas pipelines and integrated natural gas storage facilities;

•	Crude Oil Transportation & Logistics—the ownership and operation of a crude oil pipeline system; and

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Processing & Logistics—the ownership and operation of natural gas processing, treating and fractionation facilities as well as water business services provided primarily to the oil and gas exploration and production industry.

TEP’s Strategy

TEP’s principal business objective is to increase its quarterly cash distributions over time while ensuring the ongoing stability of its business. TEP expects to achieve this objective by focusing on the following two core goals:

•	Investment of Capital in Opportunities Offering Attractive Risk-Adjusted Rates of Return.

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Accretive Acquisitions from Tallgrass Development.    We believe Tallgrass Development will sell its interests in the Development Assets to TEP over time for several reasons, including (a) Tallgrass Development’s obligation under the existing right of first offer in favor of TEP with respect to its remaining interest in Pony Express and its 50% interest in and the operation of REX, which we refer to as the Retained Assets, and (b) Tallgrass Development’s and its affiliates’ substantial aligned economic interests in both our performance and the performance of TEP. Since its initial public offering in 2013, TEP has completed three acquisitions from Tallgrass Development with an aggregate purchase price of approximately $1.46 billion. It is uncertain if or when Tallgrass Development will make additional acquisition opportunities available to TEP, however, given the significant economic interest in TEP held by Tallgrass Development and its affiliates, we believe Tallgrass Development will offer TEP the opportunity to acquire each of the Development Assets.

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Organic Development and Increased Utilization.    TEP continually evaluates economically attractive, organic expansion opportunities in existing or new areas of operation that will allow it to leverage its market position and other competitive strengths. It will continue to target expansion opportunities that are secured by long-term, fee-based, firm commitments. Since 2013, our management team has completed or is currently overseeing internal expansion projects at TEP and Tallgrass

Development totaling over $2 billion of capital expenditures, including approximately (i) $90 million, collectively, on the TIGT System, the Trailblazer Pipeline and the Midstream Facilities, (ii) $1.2 billion on the Pony Express System, (iii) $700 million on the Rockies Express Pipeline and (iv) $60 million at Terminals. TEP’s management team believes that utilizing the existing footprint of both TEP’s assets and the Development Assets will continue to provide opportunities for organic growth projects that will generate potentially attractive returns with acceptable levels of business risk.

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Accretive Acquisition from Third-Parties.    TEP plans to continue to seek third-party acquisitions of natural gas and crude oil transportation and logistics, natural gas processing and other energy assets that have characteristics and return opportunities similar to its current business lines and enable TEP to leverage its existing assets, knowledge and skill sets.

•	Financial Stability and Flexibility.

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Stable Operating Cash Flow.    TEP will seek to continue to maintain and grow cash flows by increasing utilization of its existing assets in a cost effective manner by focusing on customer service. TEP’s current contract profile is primarily composed of long-term, firm, fee-based contracts. TEP intends to maintain and grow the fee-based component of its contract portfolio through contract renewal negotiations, acquisitions or other growth projects.

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Conservative Capitalization and Financing Policies.    TEP intends to continue to target credit metrics consistent with the profile of investment grade midstream energy companies. TEP intends to maintain a conservative and balanced capital structure which, when combined with its stable, fee-based cash flows, will afford it efficient access to the capital markets at a competitive cost of capital. TEP believes this approach will provide it the flexibility to compete for and complete accretive acquisitions and organic growth projects as they become available.

For a discussion of the possible risks that could adversely affect TEP’s strategy, please read “Risk Factors—Risks Related to TEP’s Business.”

TEP’s Competitive Strengths

We believe that TEP is well-positioned to successfully execute its strategy because of the following competitive strengths:

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Stable Cash Flows Supported by Traditional Midstream Assets.    We believe that TEP’s midstream assets, along with its contract profile, give it the ability to maintain stable cash flows and provide operating visibility and flexibility.

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Strategic Infrastructure with Close Proximity to Demand Markets and Supply Sources.    We believe TEP’s assets represent an important link to end-user markets in the Midwest and are well positioned to provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

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Relationship with Tallgrass Development.    We believe that Tallgrass Development and its affiliates, which will own direct and indirect ownership in TEP and TEGP upon the completion of this offering, have substantial aligned economic interests in both our performance and the performance of TEP and, therefore, are motivated to promote and support the successful execution of TEP’s principal business objectives and to pursue projects that directly or indirectly enhance the value of TEP’s assets.

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Financial Flexibility to Pursue Expansion and Acquisition Opportunities.    We believe that TEP’s cash flows and access to debt and equity capital markets will provide it financial flexibility to competitively pursue acquisition and expansion opportunities.

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Incentivized Management Team.    We believe TEP’s management team is strongly incentivized to grow TEP’s business and cash flows through their indirect ownership interests in Holdings, Tallgrass Equity and us.

TEP’s Assets

TEP’s assets currently consist of the TIGT System, the Trailblazer Pipeline, the Pony Express System, the Midstream Facilities and Water Solutions, each of which is described in more detail below. The following map shows the TIGT System, the Trailblazer Pipeline, the Midstream Facilities, the Pony Express System and Water Solutions’ fresh water pipeline located in Weld County, Colorado.

Natural Gas Transportation & Logistics Segment

TIGT System.    The TIGT System is a FERC-regulated natural gas transportation and storage system with approximately 4,653 miles of varying diameter transportation pipelines serving Wyoming, Colorado, Kansas, Missouri and Nebraska. The natural gas currently transported on the TIGT System primarily comes from the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations. The TIGT System also includes the Huntsman natural gas storage facility located in Cheyenne County, Nebraska. The TIGT System primarily provides transportation and storage services to on-system customers such as local distribution companies and industrial users, including ethanol plants, and irrigation and grain drying operations, which depend on the TIGT System’s interconnections to their facilities to meet their demand for natural gas and a majority of whom pay FERC-approved recourse rates. For the year ended December 31, 2014, approximately 87% of the TIGT System’s transportation revenue was generated from contracts with on-system customers.

Trailblazer Pipeline.    The Trailblazer Pipeline is a FERC-regulated natural gas pipeline system with approximately 436-miles of transportation pipelines that begins along the border of Wyoming and Colorado and extends to Beatrice, Nebraska with a total system design capacity of approximately 902 MMcf/d, substantially all of which is subscribed for under firm transportation contracts.

The following tables provide information regarding TEP’s Natural Gas Transportation & Logistics segment assets as of December 31, 2014 and for the years ended December 31, 2014, 2013, and 2012:

	Approximate Number of Miles	Approximate Compression (Horsepower)	Approximate Average Daily Throughput (MMcf/d)
			Year Ended December 31,
			2014	2013	2012
Transportation	5,089	196,958	955	991	1,074

	Overall Gas Storage Capacity (Bcf)	Working Gas Storage Capacity (Bcf)	Maximum Withdrawal Rate (MMcf/d)
Storage	35.1	15.1	210

	Approximate Design Capacity		Total Firm Contracted Capacity(1)	Approximate % of Capacity Subscribed under Firm Contracts	Weighted Average Remaining Firm Contract Life(2)
Transportation	1,982 MMcf/d		1,439 MMcf/d	73%	3 years
Storage	15.1 Bcf	(3)	11 Bcf	73%	7 years

(1)	Reflects total capacity reserved under long-term firm contracts (contracts with an initial duration greater than one year), including backhaul service, as of December 31, 2014.
(2)	Weighted by contracted capacity as of December 31, 2014.
(3)	Represents working gas storage capacity.

Crude Oil Transportation & Logistics Segment

Pony Express System.    TEP owns a 66.7% membership interest in Pony Express, which is consolidated by TEP for financial reporting purposes. Pony Express owns and operates the Pony Express System, an approximately 698-mile crude oil pipeline commencing in Guernsey, Wyoming, and terminating in Cushing, Oklahoma, with delivery points at the Ponca City Refinery and at Deeprock in Cushing. Upon completion of ongoing construction, the Pony Express System will also include an approximately 66-mile lateral in Northeast Colorado that will commence in Weld County, Colorado, and interconnect with the Pony Express System just east of Sterling, Colorado. The lateral in Northeast Colorado is expected to be in service sometime during the first half of 2015. Tallgrass Development owns the remaining 33.3% membership interest in Pony Express.

The table below sets forth certain information regarding TEP’s Crude Oil Transportation & Logistics segment as of December 31, 2014 and for the year ended December 31, 2014:

Approximate Design Capacity (bbls/d)(1)	Approximate Contractible Capacity Under Contract(2)	Weighted Average Remaining Firm Contract Life(3)	Approximate Average Daily Throughput (bbls/d)(4)
229,500	100%	5 years	85,229

(1)	In service capacity out of Guernsey, Wyoming as of December 31, 2014. The completion of the lateral on the Pony Express System located in Northeast Colorado will add approximately 90,500 bbls/d of design capacity and is expected to be completed in the second quarter of 2015.
(2)	TEP will always make no less than ten percent of design capacity available for uncommitted, or “walk-up”, shippers. Approximately 100% of the remaining design capacity (or available contractible capacity) is committed under contract.
(3)	Based on the average annual reservation capacity for each such contract’s remaining life.
(4)	Approximate average daily throughput for the year ended December 31, 2014 is reflective of the volumetric ramp up due to commercial in-service of the Pony Express System beginning in October 2014 and delays in the construction and expansion efforts of third-party pipelines with which Pony Express shares joint tariffs.

Processing & Logistics Segment

Midstream Facilities.    TEP owns and operates natural gas processing plants in Casper and Douglas, Wyoming and a natural gas treating facility at West Frenchie Draw, Wyoming. The Casper plant also has a NGL fractionator with a capacity of approximately 3,500 barrels per day. The West Frenchie Draw treating facility extracts or reduces impurities, such as carbon dioxide and sulfur, from certain volumes of TEP’s natural gas prior to delivery to its Casper or Douglas processing plants.

The Casper and Douglas plants currently have combined processing capacity of approximately 190 MMcf/d. The natural gas processed and treated at these facilities primarily comes from the Wind River Basin and the Powder River Basin, both in central Wyoming. The Douglas and Casper plants straddle the TIGT System for inlet feed to provide residue gas delivery to the TIGT System. Gathering systems owned by third parties deliver gas into TEP’s processing facilities. NGLs produced by the Casper and Douglas plants are either sold into local markets consisting primarily of retail propane dealers and oil refiners or sold to Phillips 66 Company via its Powder River NGL pipeline.

Currently, over 96% of TEP’s existing processing capacity at its Midstream Facilities has been reserved with a weighted average contract life of three years as of December 31, 2014. The majority of TEP’s cash flow generated in this segment is fee-based due to the conversion of certain keep whole and percent of proceeds processing contracts to fee-based processing contracts during 2013 and early 2014. As of December 31, 2014, approximately 87% of TEP’s reserved capacity was subject to fee-based processing contracts, with the remaining 13% subject to percent of proceeds or keep whole processing contracts. On TEP’s fee-based processing contracts, TEP typically receives one, or a combination of, a reservation fee, an acreage or gathering system dedication, or a volumetric based processing fee. The revenue of TEP’s Processing and Logistics segment largely depends on the amount of natural gas that TEP’s customers actually deliver to TEP’s Casper and Douglas plants for processing. A significant percentage of TEP’s revenue is attributable to Phillips 66 Company. For the year ended December 31, 2014, Phillips 66 Company accounted for approximately 55% of TEP’s segment revenue in the Processing & Logistics segment and 31% of TEP’s revenues on a consolidated basis.

The table below sets forth certain information regarding TEP’s Processing & Logistics segment as of December 31, 2014 and for the years ended December 31, 2014, 2013, and 2012:

Approximate Plant Capacity (MMcf/d)(1)	Approximate Capacity Under Contract	Weighted Average Remaining Contract Life(2)	Approximate Average Inlet Volumes (MMcf/d)
			Year Ended December 31,
			2014	2013	2012
190	96%	3 years	152	133	123

(1)	The West Frenchie Draw natural gas treating facility treats natural gas before it flows into the Casper and Douglas plants and therefore does not result in additional inlet capacity.
(2)	Based on the average annual reservation capacity for each such contract’s remaining life.

Water Solutions.    TEP also provides water business services through its approximate 80% membership interest in Water Solutions. Water Solutions owns and operates a fresh water transportation pipeline located in Weld County, Colorado that transports water primarily for use in the exploration, development, and production of oil and natural gas. It also sources treated wastewater from municipalities in Texas and recently commenced recycling flowback water and other water produced in association with the production of oil and gas for a customer in Colorado.

Competition

TEP’s principal competitors in its natural gas transportation and storage market include companies that own major natural gas pipelines, such as Wyoming Interstate Company, LLC, Colorado Interstate Gas Company, LLC, Cheyenne Plains Gas Pipeline Company, LLC and Southern Star Central Gas Pipeline, Inc., many of whom also have existing storage facilities connected to their transportation systems that compete with TEP’s storage facilities. In addition to this competition, which is primarily comprised of other pipeline companies that transport gas out of the Rocky Mountain Region, the Trailblazer Pipeline also delivers gas into a very competitive marketplace that receives gas from the developing shale plays like the Bakken, Marcellus and Utica. As these supplies increase, it reduces the need for traditional Rockies gas production that is accessible to the Trailblazer Pipeline.

Pony Express encounters competition in the crude oil transportation business. A number of pipeline companies directly compete with Pony Express to service takeaway volumes in markets that Pony Express currently serves, including pipelines owned and operated by Spectra Energy, Plains All American, Suncor and SemGroup. Pony Express also competes with rail facilities, which can provide more delivery optionality to crude oil producers and marketers looking to capitalize on basis differentials between two primary crude oil price benchmarks (West Texas Intermediate Crude and Brent Crude), and with refineries that source barrels in areas served by Pony Express

TEP also experiences competition in the natural gas processing business. TEP’s principal competitors for processing business include other facilities that service its supply areas, such as the other regional processing and treating facilities in the Greater Powder River Basin which include plants owned and operated by Kinder Morgan, Inc., which TEP refers to as Kinder Morgan, ONEOK Partners, LP, Western Gas Partners, LP, Williams Partners L.P. and Meritage Midstream Services II, LLC. In addition, due to the growing nature of the liquids-rich plays in the Wind River Basin and Powder River Basin, it is possible that one of TEP’s competitors could build additional processing facilities that service its supply areas.

Additionally, pending and future construction projects, if and when brought online, may also compete with TEP’s natural gas transportation, storage and processing services and its crude oil transportation services. These current and future competitors may have capital and other resources greater than TEP’s. In addition, as a provider of midstream services to the natural gas and crude oil industries, TEP generally competes with other forms of energy available to consumers, including electricity, coal, propane and fuel oils. Several factors influence the demand for natural gas and crude oil, including price changes, the availability of natural gas and crude oil and other forms of energy, the level of business activity, conservation, legislation and governmental regulations, weather, and the ability to convert to alternative fuels.

Regulatory Environment

Federal Energy Regulatory Commission

TEP provides open-access interstate transportation service on its natural gas transportation systems pursuant to tariffs approved by the FERC. As interstate transportation and storage systems, the rates, terms of service and continued operations of the TIGT System and the Trailblazer Pipeline are subject to regulation by the FERC, under among other statutes, the Natural Gas Act of 1938, or NGA, the Natural Gas Policy Act of 1978, or the NGPA, and the Energy Policy Act of 2005, or EP Act 2005. The rates and terms of service on the Pony Express System are subject to regulation by the FERC under the Interstate Commerce Act, or the ICA, and the Energy Policy Act of 1992. TEP provides interstate transportation service on the Pony Express System pursuant to tariffs on file with the FERC.

The FERC’s authority over crude oil pipelines is less broad than its authority over interstate natural gas pipelines and extends to rates, operating terms and conditions of service, the form of tariffs governing service, the maintenance of accounts and records, relationships among affiliated transporters and shippers, and depreciation and amortization policies.

The FERC has jurisdiction over, among other things, the construction, ownership and commercial operation of pipelines and related facilities used in the transportation and storage of natural gas in interstate commerce, including the modification, extension, enlargement and abandonment of such facilities. The FERC also has jurisdiction over the rates, charges and terms and conditions of service for the transportation and storage of natural gas in interstate commerce.

The rates and terms for access to natural gas pipeline transportation services are subject to extensive regulation, and the FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of these initiatives, interstate natural gas transportation and marketing entities have been substantially restructured to remove barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from competing effectively with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The FERC’s regulations require, among other things, that interstate natural gas pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas market participants, provide internet access to current information about available pipeline capacity and other relevant information, and permit pipeline shippers under certain circumstances to release contracted transportation and storage capacity to other shippers, thereby creating secondary markets for such services. The result of the FERC’s initiatives has been to eliminate interstate natural gas pipelines’ historical role of providing bundled sales service of natural gas and to require pipelines to offer unbundled storage and transportation services on a nondiscriminatory basis. The rates for such transportation and storage services are subject to the FERC’s ratemaking authority, and the FERC exercises its authority by applying cost-of-service principles to limit the maximum and minimum levels of tariff-based recourse rates; however it also allows for the negotiation of rates as a cost-based alternative rate and may grant market-based rates in certain circumstances, typically with respect to storage services. The FERC regulations also restrict interstate natural gas pipelines from sharing transportation or customer information with marketing affiliates and require that the transmission function personnel of interstate natural gas pipelines operate independently of the marketing function personnel of the pipeline or its affiliates.

2014 Trailblazer Rate Settlement

Trailblazer initiated a rate proceeding with the FERC on July 1, 2013 to implement a general rate increase to its recourse rates, initiate a rolled-in rate structure for expansion facilities certificated in 2001, and adopt miscellaneous other updates to its General Terms and Conditions in its tariff. On February 24, 2014, Trailblazer submitted to the FERC an uncontested offer of settlement and stipulation to resolve the proceeding by, among other things: (a) setting new maximum recourse rates based upon a “black box” cost of service of $21.1 million, (b) revising the charges and methods for recovery of fuel costs (natural gas and electric power used in providing service), (c) providing for revenue sharing of certain interruptible and short-term firm service revenues with eligible maximum recourse rate firm service shippers, (d) establishing a rate moratorium until January 1, 2016, and (e) requiring a general rate case to be filed no later than January 1, 2019. The FERC accepted the settlement agreement by letter order on May 29, 2014. Per the terms of the settlement, Trailblazer is required to file a new general rate case by January 1, 2019, and no settling party may file to change the settlement rates before January 1, 2016.

2011 TIGT Section 5 Fuel Settlement

In 2011, the FERC approved a settlement reducing TIGT’s rates for fuel and lost and unaccounted for gas prospectively. TEP’s current fuel rates reflect the settlement rates. As part of the settlement, TIGT is required to file with the FERC a cost and revenue study prior to November 1, 2015, although TIGT has no obligation to file an NGA Section 4 rate proceeding.

Pony Express Abandonment

On August 6, 2012, TIGT filed an application with the FERC to: (1) abandon approximately 433 miles of mainline natural gas pipeline facilities, along with associated rights of way and other related equipment, which TEP refers to as the Pony Express Assets, and the natural gas service therefrom, and transfer those assets to Pony Express (which has since converted those assets into the Pony Express System); and (2) construct and operate certain replacement-type facilities necessary to continue service to existing natural gas firm transportation customers following the conversion, which TEP refers to as the Replacement Gas Facilities. The FERC approved TIGT’s application on September 12, 2013.

In December 2013, TIGT removed the Pony Express Assets from gas service and sold those assets to Pony Express for approximately $83.0 million. In TEP’s Annual Report for the year ended December 31, 2014, it refers to (i) the abandonment of the Pony Express Assets, (ii) the construction of the Replacement Gas Facilities and incremental costs of continuing existing gas service at TIGT and related contractual reimbursements, (iii) the sale of the Pony Express Assets to Pony Express and (iv) ongoing reimbursements from Pony Express to TIGT for costs incurred to construct the Replacement Gas Facilities and to transport gas on third party pipelines to enable continuation of service to customers who previously received gas transported on the abandoned portion of the TIGT System, collectively as the Pony Express Abandonment. For additional information, see Note 16 – Regulatory Matters to the consolidated financial statements included in this prospectus.

Initiation of Service on the Pony Express System

The construction of the Pony Express System consists of three primary phases: (1) conversion of 433 miles of the Pony Express Assets from a natural gas pipeline into a crude oil pipeline, (2) construction of an approximately 266-mile extension from the converted pipeline to Cushing, Oklahoma, and (3) construction of an approximate 66-mile expansion lateral in northeast Colorado. The first two parts of the project are complete. Following line fill, the Pony Express System was placed in service in October 2014. The third part of the project is scheduled to be placed in service during the second quarter of 2015. Following completion of the lateral in northeast Colorado, the total system design capacity of the Pony Express System will be approximately 320,000 bbls/d. Of that, approximately 287,450 bbls/d, equal to 90% of the pipeline capacity, is committed to shippers under 5 year firm contracts. The remaining 10%, equal to approximately 32,550 bbls/d, of the system design capacity is allocated for walk-up (or uncommitted) shippers.

In anticipation of placing the Pony Express System into service, several petitions for declaratory orders were submitted to the FERC by Tallgrass Pony Express Pipeline LLC, its predecessor Kinder Morgan Pony Express Pipeline, LLC, and certain upstream pipelines interconnected with Pony Express to address considerations related to the Pony Express pipeline system and other matters. In response to these petitions, the FERC issued three declaratory orders (two in 2012 and one in 2014) approving the proposed rate structures and terms of service for Pony Express. Pony Express also submitted public tariff filings to the FERC to adopt a tariff with initial terms and conditions of service, as well as initial contract and non-contract rates. The effective date of these filings was October 1, 2014 for initial terms and conditions and non-contract rates and November 1, 2014 for initial contract rates.

Compliance with 2014 FERC Show Cause Order Issued to All Interstate Pipelines Regarding Notice of Offers to Purchase Released Capacity

On March 20, 2014, the FERC issued an Order to Show Cause to all interstate natural gas pipelines requiring the pipelines to revise their respective FERC Gas Tariffs to provide for the posting of offers to purchase released capacity as required by 18 C.F.R. §284.8(d). Both TIGT and Trailblazer submitted compliance filings proposing revisions to their respective tariffs, and the FERC accepted their compliance filings to be effective October 21, 2014.

Market Behavior Rules; Posting and Reporting Requirements

The Energy Policy Act of 2005, or the EPAct 2005, among other matters, amended the NGA to add an anti-manipulation provision that makes it unlawful for any entity to engage in prohibited behavior in contravention of rules and regulations to be prescribed by the FERC and, furthermore, provides the FERC with additional civil penalty authority. The FERC adopted rules implementing the anti- manipulation provision of the EPAct 2005 that make it unlawful for any entity, directly or indirectly in connection with the purchase or sale of natural gas transportation services subject to the jurisdiction of the FERC to (1) use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person.

These anti-manipulation rules apply to interstate gas pipelines and storage companies and intrastate gas pipelines and storage companies that provide interstate services as well as otherwise non-jurisdictional entities to the extent the activities are conducted ‘‘in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. These anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but only to the extent such transactions do not have a ‘‘nexus’’ to jurisdictional transactions. The EPAct 2005 also amended the NGA and the NGPA to give the FERC authority to impose civil penalties for violations of these statutes, up to $1 million per day per violation. In connection with this enhanced civil penalty authority, the FERC issued policy statements on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. Should TEP fail to comply with all applicable FERC-administered statutes, rule, regulations and orders, it could be subject to substantial penalties and fines.

The EPAct of 2005 also amended the NGA to authorize the FERC to facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. The FERC has taken steps to enhance its market oversight and monitoring of the natural gas industry by adopting rules that (1) require buyers and sellers of annual quantities of 2,200,000

MMBtu or more of gas in any year to report by May on the aggregate volumes of natural gas they purchased or sold at wholesale in the prior calendar year; (2) report whether they provide prices to any index publishers and, if so, whether their reporting complies with the FERC’s policy statement on price reporting; and (3) increase the Internet posting obligations of interstate pipelines.

In addition, the Commodity Futures Trading Commission, or CFTC, is directed under the Commodities Exchange Act, or CEA, to prevent price manipulations for the commodity and futures markets, including the energy futures markets. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, in July 2010 and other authority, the CFTC has adopted anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity and futures markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of $1 million or triple the monetary gain to the violator for violations of the anti-market manipulation sections of the CEA.

Further, the Federal Trade Commission, or the FTC, has the authority under the Federal Trade Commission Act, or the FTCA, and the Energy Independence and Security Act of 2007, or EISA, to regulate wholesale petroleum markets. The FTC has adopted anti-market manipulation rules, including prohibiting fraud and deceit in connection with the purchase or sale of certain petroleum products, and prohibiting omissions of material information which distort or are likely to distort market conditions for such products. In addition to other enforcement powers it has under the FTCA, the FTC can sue violators under EISA and request that a court impose fines of up to $1 million per violation per day. The FERC also has the authority under the Interstate Commerce Act, or ICA, to regulate the interstate transportation of petroleum on common carrier pipelines, including whether a pipeline’s rates or rules and regulations for service are “just and reasonable.” Among other enforcement powers, the FERC can order prospective rate changes, suspend the effectiveness of rates, and order reparations for damages.

Pipeline and Hazardous Materials Safety Administration

TEP is also subject to safety regulations imposed by PHMSA, including those regulations requiring TEP to develop and maintain integrity management programs to comprehensively evaluate certain areas along its pipelines and take additional measures to protect pipeline segments located in areas, which are referred to as high consequence areas, where a leak or rupture could potentially do the most harm.

The ultimate costs of compliance with the integrity management rules are difficult to predict. Changes such as advances of in-line inspection tools, identification of additional threats to a pipeline’s integrity and changes to the amount of pipe determined to be located in high consequence areas, or HCAs, can have a significant impact on the costs to perform integrity testing and repairs. TEP is currently performing inspections on certain segments of the Trailblazer Pipeline that collectively total approximately 70-miles as part of TEP’s integrity management program to identify potential areas for replacement and repair. In connection with TEP’s acquisition of the Trailblazer Pipeline, Tallgrass Development agreed to contractually indemnify TEP for any out of pocket costs it incurs between April 1, 2014 and April 1, 2017 related to repairing or remediating the Trailblazer Pipeline, to the extent that such actions are necessitated by external corrosion caused by the pipeline’s disbonded Hi-Melt CTE coating. The contractual indemnity provided to TEP by Tallgrass Development is capped at $20 million and is subject to TEP first paying an annual $1.5 million deductible. TEP may not be able to recover any or all of such out of pocket costs that are not covered by this contractual indemnity from its customers unless and until TEP receives FERC approval to recover such costs through a general rate increase or other FERC-approved recovery mechanism. TEP will continue pipeline integrity testing programs to assess and maintain the integrity of its existing and future pipelines as required by the U.S. Department of Transportation regulations. The results of these tests could cause TEP to incur material and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipeline systems.

In addition, TEP may be subject to enforcement actions and penalties for failure to comply with pipeline regulations. For example, on August 29, 2012, PHMSA notified TIGT that a report from an audit conducted in 2010 indicated a probable violation for failing to perform a periodic review of personnel responses to certain abnormal operations. Specifically, PHMSA cited the operation of a relief valve on March 3, 2010. TIGT responded to the notice of probable violation and requested a hearing in a response filed with PHMSA on October 1, 2012. A hearing was held on January 15, 2013 and a Final Order was received on October 30, 2013 that required TEP to modify its operating procedures to further address Abnormal Operating Conditions.

The President signed into law in January 2012 The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, or The Pipeline Safety Act of 2011, which increased penalties for violations of safety laws and rules, among other matters, and may result in the imposition of more stringent regulations in the next few years. PHMSA is also currently considering changes to its regulations. PHMSA issued an Advisory Bulletin in May 2012, which advised pipeline operators of anticipated changes in annual reporting requirements and that if they are relying on design, construction, inspection, testing, or other data to determine the pressures at which their pipelines should operate, the records of that data must be traceable, verifiable and complete. Locating such records and, in the absence of any such records, verifying maximum pressures through physical testing (including hydrotesting) or modifying or replacing facilities to meet the demands of such pressures, could significantly increase TEP’s costs. TIGT continues to investigate and, when necessary, report to PHMSA the miles of pipeline for which it has incomplete records for maximum allowable operating pressure, or MAOP. TEP is currently undertaking an extensive internal record review in view of the anticipated PHMSA annual reporting requirements. Additionally, failure to locate such records or verify maximum pressures could result in reductions of allowable operating pressures, which would reduce available capacity on TEP’s pipeline. There can be no assurance as to the amount or timing of future expenditures for pipeline integrity regulation, and actual future expenditures may be different from the amounts TEP currently anticipates. Regulations, changes to regulations or an increase in public expectations for pipeline safety may require additional reporting, the replacement of some of TEP’s pipeline segments, the addition of monitoring equipment and more frequent inspection or testing of its pipeline facilities. Any repair, remediation, preventative or mitigating actions may require significant capital and operating expenditures.

Pipeline Integrity and Releases

From time to time, TEP’s pipelines may experience integrity issues. These integrity issues may cause explosions, fire, damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, TEP may be sued for damages caused by an alleged failure to properly mark the locations of its pipelines and/or to properly maintain its pipelines. For example, failures occurred on two separate pipeline segments of the TIGT System during 2013; one in Kimball County, Nebraska on May 4, 2013 and one in Goshen County, Wyoming on June 13, 2013. The failures both resulted in the release of natural gas. Both lines were promptly brought back into service and neither failure caused any known injuries, fatalities, fires or evacuations. The costs to repair or replace the damaged section in Kimball County, Nebraska were not material. In February 2014, TEP communicated to PHMSA that its investigation of the pipeline involved in the Kimball County failure is complete. TEP has since placed this line into oil service and restored pressure to the maximum allowable operating pressure. TEP is currently working with PHMSA to develop a plan to close the Corrective Action Order received from PHMSA regarding the Goshen County failure and is evaluating the cost of anticipated remediation activities.

On August 31, 2014 a leak occurred at the Sterling Pump Station on the Pony Express System in Logan County, Colorado, which resulted in a release of approximately 200 bbls of crude oil. The spill was entirely contained on Tallgrass property. TEP has presented its incident investigation findings to PHMSA and is currently working with PHMSA on the matter. On October 7, 2014 an overpressure event occurred upstream of the Lincoln Pump Station, which resulted in an overflow of the sump at the Lincoln Pump Station. On October 28, 2014, an overpressure situation occurred at the Cushing Terminal in Payne County, Oklahoma. On November 17, 2014 a leak occurred at the Sterling Pig Adapter on the Pony Express System in Logan County, Colorado due to a one inch valve that was inadvertently left in a partial open state. This incident resulted in a spill of approximately 119 bbls of crude oil. TEP has presented its incident investigation findings to PHMSA and is currently working with PHMSA on the matter. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties, and TEP may also be subject to private civil liability for such matters. For additional information, see Note 17 – Legal and Environmental Matters to the consolidated financial statements included in this prospectus.

Environmental, Health and Safety Matters

The ownership, operation and expansion of TEP’s assets are subject to federal, state and local laws, regulations and potential liabilities arising under or relating to the protection or preservation of the environment, natural resources and human health. Moreover, TEP is subject to federal and state laws and regulations, the purpose of which is to maintain the safety of workers and the integrity of TEP’s pipelines, both generally and according to the standards applicable to the pipeline industry. The cost of complying with these laws and regulations can be significant, and TEP expects to incur significant compliance costs in the future as new, more stringent requirements are adopted and implemented. For example, regulation of greenhouse gas emissions under the Clean Air Act, or the CAA, and its implementing regulations could particularly result in significant cost additions. In addition, permitting requirements arising under these laws and regulations can negatively affect TEP’s ability to complete on a timely or cost-effective basis any future projects, for example, pipeline extensions, capacity expansion at processing facilities, and construction of storage facilities. TEP has an internal program of inspection designed to monitor and enforce compliance with pollution control and pipeline safety requirements. Such laws and regulations affect many aspects of TEP’s present and future operations, and generally require TEP to obtain and comply with various environmental registrations, licenses, permits, authorizations and other approvals, or submit to inspections or investigations. Liability under such laws and regulations may be incurred without regard to fault, including, for example, under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, Resource Conservation and Recovery Act, or RCRA, and analogous state laws that establish liability for contaminated areas. TEP is currently conducting remediation at several sites to address contamination. For 2014, TEP spent approximately $270,000 and, for 2015, has budgeted approximately $691,000 for these ongoing environmental remediation projects.

Private parties, including but not limited the owners of properties through which TEP’s pipelines pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for noncompliance with such laws, regulations and permits issued thereunder or for personal injury or property damage. TEP’s insurance may not cover all environmental risks and costs and may not provide sufficient coverage in the event that an environmental claim is made against TEP.

Failure to comply with these laws, regulations, permits, approvals or authorizations or to meet the requirements of new environmental laws, regulations or permits, approvals and authorizations, may also expose TEP to civil, criminal and administrative fines, penalties and/or temporary or permanent interruptions in TEP’s operations that could influence its business, financial position, results of operations and prospects. For example, if an accidental leak or release of crude oil, natural gas or other hazardous substance occurs from TEP’s pipelines, TEP may experience significant operational disruptions and it may also have to pay a significant amount in costs to clean up the leak or release, pay for government penalties, address natural resource damages, provide compensation for human exposure or property damage, comply with issued injunctions, which could compel TEP to take steps such as installing costly pollution control equipment or limiting or ceasing some or all of its operations, or a combination of these and other measures. The costs and liabilities resulting from failure to comply with environmental laws and regulations could negatively affect TEP’s business, financial position, results of operations and prospects. In addition, emission controls required under the CAA and other similar federal, state and local laws could require significant capital expenditures at its facilities.

In addition, TEP has agreed to a number of conditions in TEP’s environmental permits, approvals and authorizations that require the implementation of environmental habitat restoration, enhancement and other mitigation measures that involve, among other things, ongoing maintenance and monitoring. Governmental authorities may require, and community groups and private persons may seek to require, additional mitigation measures in the future to further protect ecologically sensitive areas where TEP currently operates, and would operate in the future, and TEP is unable to predict the effect that any such measures would have on its business, financial position, results of operations or prospects.

TEP is also subject to the requirements of the Occupational Health and Safety Act, or OSHA, the Pipeline Safety Improvement Act and other comparable federal and state statutes. In general, TEP expects that it may have to increase expenditures in the future to comply with higher industry and regulatory safety standards. Such increases in expenditures could become significant over time.

For additional information regarding Environmental, Health and Safety Matters, please read “Risk Factors.”

Developments in GHG Regulations

Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas and products produced from crude oil, are examples of greenhouse gasses, or GHGs. The United States Environmental Protection Agency, or the EPA, has determined that the emission of GHGs present an endangerment to public health and the environment because emissions of such gases contribute to the warming of the Earth’s atmosphere and other climatic changes. Various laws and regulations exist or are under development that seek to regulate the emission of such GHGs, including EPA programs to control GHG emissions and state actions to develop statewide or regional programs. In recent years, the U.S. Congress has considered, but not adopted, legislation to reduce emissions of GHGs.

Because TEP’s operations, including its compressor stations, emit various types of GHGs, primarily methane and carbon dioxide, such new legislation or regulation could increase TEP’s costs related to operating and maintaining its facilities. Depending on the particular new law, regulation or program adopted, TEP could be required to incur capital expenditures for installing new emission controls on its facilities, acquire permits or other authorizations for emissions of GHGs from its facilities, acquire and surrender allowances for its GHG emissions, pay taxes related to its GHG emissions and administer and manage a GHG emissions program. TEP is not able at this time to estimate such increased costs; however, as is the case with similarly situated entities in the industry, they could be significant to TEP. While TEP may be able to include some or all of such increased costs in the rates charged by its pipelines, such recovery of costs in all cases is uncertain and may depend on events beyond its control including the outcome of future rate proceedings before the FERC and the provisions of any final legislation or other regulations. Similarly, while TEP may be able to recover some or all of such increased costs in the rates charged by its processing facilities, such recovery of costs is uncertain and may depend on the terms of TEP’s contracts with ITS customers. Any of the foregoing could have an adverse effect on TEP’s business, financial position, results of operations and prospects.

EPA Regulation of Internal Combustion Engines

Internal combustion engines used in TEP’s operations are also subject to EPA regulation under the CAA. The EPA published new regulations on emissions of hazardous air pollutants from reciprocating internal combustion engines on August 20, 2010. On January 14, 2013, the EPA signed a final rule amending these regulations that was published in the Federal Register on January 30, 2013. The EPA also revised the New Source Performance Standards, or NSPS, for stationary compression ignition and spark ignition internal combustion engines on June 28, 2011 and made minor amendments, included in the January 14, 2013 final rule. Compliance with these new regulations may require significant capital expenditures for physical modifications and may require operational changes as well. TEP anticipates modest future cost increases for compliance with these rules, as activities such as routine major engine overhauls or facility permitting changes could subject existing engines to rule requirements which were not previously applicable.

Regulation of Hydraulic Fracturing

A portion of TEP’s customers’ crude oil and natural gas production is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into shale formations to stimulate crude oil and/or gas production. The practice of hydraulic fracturing has been subject to public scrutiny in recent years and various efforts to regulate, or in some cases prohibit, hydraulic fracturing have been, and are still being, pursued at the local, state and federal levels of government. For example, several states, including states in which TEP operates, have imposed disclosure requirements on hydraulic fracturing. Restrictions on hydraulic fracturing could adversely affect TEP’s operations by reducing the volumes of crude oil and natural gas that it transports and in other ways.

EPA Rules Regarding Oil and Natural Gas Air Emissions

On April 17, 2012, the EPA approved final rules that establish new air emission controls for oil and natural gas production, pipelines and processing operations. These rules were published in the Federal Register on August 16, 2012 and became effective on October 15, 2012. They have since been modified by EPA and are currently subject to ongoing legal challenge. Compliance with such rules could result in additional costs, including increased capital expenditures and operating costs. While TEP is not able at this time to estimate such additional costs, as is the case with similarly situated entities in the industry, they could be significant for TEP. Compliance with such rules may also make it more difficult for TEP’s customers to operate, thereby reducing the volume of crude oil and/or natural gas transported through its pipelines, which may adversely affect its business.

Hazardous Substances and Waste

TEP’s operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, nonhazardous and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of nonhazardous and hazardous waste and may impose strict joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. For instance, CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release or threatened release of a hazardous substance into the environment. TEP may handle hazardous substances within the meaning of CERCLA, or analogous state laws, in the course of its ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released or threatened to be released into the environment.

TEP also generates wastes that are subject to RCRA and comparable state laws. RCRA regulates both nonhazardous and hazardous solid wastes, but it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. It is possible that wastes resulting from our operations that are currently treated as non-hazardous wastes could be designated as “hazardous wastes” in the future, subjecting TEP to more rigorous and costly management and disposal requirements. It is also possible that federal or state regulatory agencies will adopt stricter management or disposal standards for non-hazardous wastes, including natural gas wastes. Any such changes in the laws and regulations could have a material adverse effect on TEP’s maintenance capital expenditures and operating expenses or otherwise impose limits or restrictions on its operations or those of its customers.

TEP currently owns or leases properties where hydrocarbons are being or have been handled for many years. Hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by TEP or on or under the locations where these hydrocarbons and wastes have been transported for treatment or disposal. TEP could also have liability for releases or disposal on properties owned or leased by others. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, TEP could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners and operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination.

Water

The federal Clean Water Act, or CWA, the Oil Pollution Act of 1990, or OPA, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants, including petroleum products, into state waters as well as waters of the United States and impose requirements affecting TEP’s ability to conduct construction activities in waters and wetlands. The term “waters of the United States” is already broadly construed, and the EPA and the U.S. Army Corps of Engineers recently proposed a rule to clarify the term “waters of the United States.” While the proposed rule is ambiguous, many interested parties believe that the proposed rule will expand federal jurisdiction under the Clean Water Act, if it is made final in its current form. Certain state regulations and general permits issued under the federal National Pollutant Discharge Elimination System program prohibit the discharge of pollutants and chemicals. Unauthorized discharges can subject owners of regulated facilities to strict, joint, and potentially unlimited liability for containment and removal costs, natural resource damages and other consequences. Spill prevention, control and countermeasure requirements of federal laws and analogous state laws require TEP to maintain spill prevention control and countermeasure plans. These laws also require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon tank spill, rupture or leak. Regulations promulgated pursuant to OPA further require certain facilities to maintain oil spill prevention and oil spill contingency plans. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of stormwater runoff and wastewater from certain types of facilities. These permits may require TEP to monitor and sample the stormwater runoff and wastewater from certain of its facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater. TEP’s water business services are also subject to unique regulation at the state and federal levels. As an example of state-level regulation, the Colorado Oil and Gas Conservation Commission regulates the reuse and recycling of water associated with oil and gas operations. Additionally, the Texas Commission on Environmental Quality regulates the production, provision, and use of reclaimed water. As discussed further in “Risk Factors”, the EPA, in addition to other federal agencies, is considering regulation of hydraulic fracturing. Any federal regulation of water used in, or produced in association with, hydraulic fracturing could directly affect TEP’s water business services, as well as reducing demand for its other services. State regulation of water supply could also affect TEP’s water business services, particularly in Texas, which has experienced drought conditions for many years.

Federal and state regulatory agencies can impose administrative, civil and criminal penalties for noncompliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

Endangered Species

The Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. While some of TEP’s operations may be located in areas that are designated as habitats for endangered or threatened species, it believes that it is in substantial compliance with the ESA. However, the designation of previously unlisted endangered or threatened species could cause TEP to incur additional costs or become subject to operating restrictions or bans or limit future development in the affected areas.

National Environmental Policy Act

The National Environmental Policy Act, or NEPA, establishes a national environmental policy and goals for the protection, maintenance and enhancement of the environment and provides a process for implementing these goals within federal agencies. A major federal agency action having the potential to significantly impact the environment requires review under NEPA and, as a result, many activities requiring FERC or other federal approval must undergo a NEPA review. A NEPA review can create delays and increased costs that could materially adversely affect TEP’s operations.

Employee Safety

TEP is subject to the requirements of OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. TEP believes that its operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Seasonality

Weather generally impacts natural gas demand for power generation and heating purposes, which in turn influences the value of transportation and storage. Price volatility also affects gas prices, which in turn influences drilling and production. Peak demand for natural gas typically occurs during the winter months, caused by heating demand. TEP does not expect its crude oil transportation segment to encounter market based seasonality. Nevertheless, because a high percentage of TEP’s natural gas transportation and storage and crude oil transportation revenues are derived from firm capacity reservation fees under long-term, firm contracts, our revenues attributable to those segments are not generally seasonal in nature. TEP experiences some seasonality in its processing segment, as volumes at its processing facilities are slightly higher in the summer months. TEP also experiences some seasonality in its maintenance, repair, overhaul, integrity, and other projects, as warm weather months are most conducive to efficient execution of these activities.

Title to Properties and Rights-of-Way

TEP’s real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for its operations. Portions of the land on which TEP’s pipelines and facilities are located are owned by TEP in fee title, and TEP believes that it has satisfactory title to these lands. The remainder of the land on which TEP’s pipelines and facilities are located are held by TEP pursuant to surface leases between TEP, as lessee, and the fee owner of the lands, as lessors. TEP has leased or owned much of these lands for many years without any challenge relating to the title to the land upon which the assets are located that has resulted in any material adverse impact to our operations, and TEP believes that it has satisfactory leasehold estates or fee ownership to such lands in all material respects. TEP believes that it has satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses, and TEP has no knowledge of any challenge that it expects will impact its title to such assets or their underlying fee title in any material respect.

Some of the leases, easements, rights-of-way, permits and licenses TEP acquire, including those TEP acquired in its initial public offering, require the consent of the grantor of such rights, which in certain instances is a governmental entity. The transferor, such as Tallgrass Development or its affiliates, may continue to hold record title to portions of certain assets until TEP makes the appropriate filings in the jurisdictions in which such assets are located and obtains any consents and approvals that are not obtained prior to transfer. Such consents and approvals would include those required by federal and state agencies or political subdivisions. In some cases, Tallgrass Development may, where required consents or approvals have not been obtained, temporarily hold record title to property as nominee for TEP’s benefit and in other cases may, on the basis of expense and difficulty associated with the conveyance of title, cause its affiliates to retain title, as nominee for TEP’s benefit, until a future date. TEP anticipates that there will be no material change in the tax treatment of its common units resulting from Tallgrass Development holding the title to any part of such assets subject to future conveyance or as TEP’s nominee.

Insurance

TEP generally shares insurance coverage with Tallgrass Development, for which TEP reimburses Tallgrass Development and its affiliates pursuant to the terms of the omnibus agreement. The Tallgrass Development insurance program includes general and excess liability insurance, auto liability insurance, workers’ compensation insurance and property insurance. TEP maintains, through its general partner, director and officer liability insurance under a separate policy from Tallgrass Development’s general partner, for which TEP reimburses its general partner pursuant to its partnership agreement. All insurance coverage is in amounts which management believes are reasonable and appropriate.

Facilities

TEP’s principal executive offices are located at 4200 W. 115th Street, Suite 350, Leawood, KS 66211 and TEP’s telephone number is 913-928-6060.

TEP owns two office buildings in Lakewood, Colorado, with a portion being leased to a third party pursuant to a lease with an initial term through 2020. In addition, TEP leases its principal executive offices in Leawood, Kansas. Tallgrass Development pays a proportionate share of the costs to occupy the building to TEP pursuant to the omnibus agreement.

Employees

TEP does not have any employees. It is managed and operated by the board of directors and executive officers of its general partner. All of TEP’s employees are employed by an affiliate of the general partner of Tallgrass Development and devote the portion of their time to TEP’s business and affairs that is reasonably required to manage and conduct its operations. Under the terms of the omnibus agreement and TEP’s partnership agreement, TEP reimburses Tallgrass Development and TEP’s general partner, respectively, for the provision of various general and administrative services for TEP’s benefit and for direct expenses incurred by Tallgrass Development or TEP’s general partner on TEP’s behalf, including services performed and expenses incurred by TEP’s executive management personnel in connection with its business and affairs.

Legal and Environmental Proceedings

Legal

In addition to the matters discussed below, TEP is a defendant in various lawsuits arising from the day-to-day operations of its business. Although no assurance can be given, TEP believes, based on its experiences to date, that the ultimate resolution of such routine items will not have a material adverse impact on its business, financial position, results of operations or cash flows. TEP has evaluated claims in accordance with the accounting guidance for contingencies that it deems both probable and reasonably estimable and, accordingly, had aggregate reserves for legal claims of approximately $0.6 million and $0.3 million as of December 31, 2014 and 2013, respectively.

TIGT

Prairie Horizon.    On July 3, 2014, Prairie Horizon Agri-Energy LLC (“Prairie Horizon”) filed an action in the District Court of Phillips County, Kansas against TIGT seeking damages from an alleged intrusion of foreign material and oil from TIGT into Prairie Horizon’s ethanol plant. The matter was removed to the US District Court for the District of Kansas. Prairie Horizon asserts that this intrusion caused substantial damage to Prairie Horizon’s ethanol production facilities and resulted in corresponding business income losses. Prairie Horizon also claims that the intrusion was a violation of TIGT’s FERC Gas Tariff. Prairie Horizon alleges that it has suffered damages in the amount of approximately $2.0 million. TIGT believes Prairie Horizon’s claims are without merit and plans to vigorously contest all of the claims in this matter.

System Failures.    On May 4, 2013 and on June 13, 2013, a failure occurred on two separate segments of the TIGT pipeline system; one in Kimball County, Nebraska and one in Goshen County, Wyoming. Both failures resulted in the release of natural gas. Both lines were promptly brought back into service and neither failure caused any known injuries, fatalities, fires or evacuations. The costs to repair or replace the damaged section in Kimball County, Nebraska were not material. In February 2014, TEP communicated to PHMSA that TEP’s investigation of the pipeline involved in the Kimball County failure is complete and TEP intends to restore pressure to full maximum allowable operating pressure. TEP has since placed this line into oil service and restored pressure to full maximum allowable operating pressure. TEP is currently working with PHMSA to develop a plan to close the Corrective Action Order received from PHMSA regarding the Goshen County failure and is evaluating the cost of anticipated remediation activities.

On August 31, 2014, a leak occurred at the Sterling Pump Station on the Pony Express System in Logan County, Colorado, which resulted in a release of approximately 200 bbls of crude oil. The spill was entirely contained on TEP property. We have presented our incident investigation findings to PHMSA and are currently working with PHMSA on the matter. On October 7, 2014 an overpressure event occurred upstream of the Lincoln Pump Station, which resulted in an overflow of the sump at the Lincoln Pump Station. On October 28, 2014, an overpressure situation occurred at the Cushing Terminal in Payne County, Oklahoma. On November 17, 2014, a leak occurred at the Sterling Pig Adapter on the Pony Express System in Logan County, Colorado due to a one-inch valve that was left in a partial open state. This incident resulted in a spill of approximately 119 bbls of crude oil. TEP has presented TEP’s incident investigation findings to PHMSA and is currently working with PHMSA on the matter. TEP is currently evaluating the cost of anticipated remediation activities.

Environmental

TEP is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. TEP believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause TEP to incur significant costs. TEP had environmental accruals of $5.3 million and $5.0 million at December 31, 2014 and 2013, respectively.

TMID

Casper Plant, U.S. EPA Notice of Violation.    In August 2011, the U.S. EPA and the Wyoming Department of Environmental Quality, or WDEQ, conducted an inspection of the Leak Detection and Repair, or LDAR, Program at the Casper Gas Plant in Wyoming. In September 2011, TMID received a letter from the U.S. EPA alleging violations of the Standards of Performance of Equipment Leaks for Onshore Natural Gas Processing Plant requirements under the Clean Air Act. TMID received a letter from the U.S. EPA concerning settlement of this matter in April 2013 and received additional settlement communications from the U.S. EPA and Department of Justice beginning in July 2014. Settlement negotiations are continuing, including attempted resolution of more recently identified LDAR issues.

Casper Mystery Bridge Superfund Site.    The Casper Gas Plant is part of the Mystery Bridge Road/U.S. Highway 20 Superfund Site also known as Casper Mystery Bridge Superfund Site. Remediation work at the Casper Gas Plant has been completed and TEP has requested that the portion of the site attributable to TEP be delisted from the National Priorities List.

Casper Gas Plant.    On November 25, 2014, WDEQ issued a Notice of Violation for violations of Part 60 Subpart OOOO related to the Depropanizer project (wv-14388, issued 7/9/13) in Docket No. 5506-14. TMID had discussed the issues in a meeting with WDEQ in Cheyenne on November 17, 2014, and submitted a disclosure on November 20, 2014 detailing the regulatory issues and potential violations. The project triggered a modification of Subpart OOOO for the entire plant. The project equipment as well as plant equipment subjected to Subpart OOOO was not monitored timely, and initial notification was not made timely. Settlement negotiations with WDEQ are currently ongoing.

MANAGEMENT

Our Management and Governance

Our general partner’s board of directors and executive officers will manage our operations and activities. Class A shareholders are limited partners and will not participate in the management of our operations.

Unlike shareholders in a publicly traded corporation, our shareholders will not be entitled to select our general partner or elect the members of the board of directors of our general partner. Holdings is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including our independent directors. Pursuant to the terms of Holdings’ limited liability company agreement that will be entered into as part of the Reorganization Transactions, EMG, Kelso and Tallgrass KC will each have the right to designate two members of the board of managers of Holdings for so long as they maintain certain ownership percentages in Holdings. All of the executive officers and certain of the directors of our general partner are also officers and/or directors of TEP GP and Holdings. For additional information regarding the election of the directors of our general partner and TEP GP, please read “—Election of Directors.”

Neither we nor our general partner have any employees. Although all of the employees that conduct our business are employed by Tallgrass Management, LLC, we sometimes refer to these individuals in this prospectus as our employees.

Neither our general partner nor TEP’s general partner and its affiliates will receive any management fee in connection with the management of our business, but Tallgrass Equity will reimburse our general partner for all expenses it incurs and payments it makes on our behalf pursuant to our partnership agreement. In addition, Tallgrass Equity will reimburse Tallgrass Management for all expenses it incurs and payments it makes on our behalf pursuant to the omnibus agreement, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain corporate, general and administrative services in each case to the extent properly allocable to us. Any direct expenses associated with being a separate publicly traded entity will be borne by Tallgrass Equity. We currently anticipate that Tallgrass Equity’s reimbursable expenses will be approximately $2.0 million for the twelve month period ended June 30, 2016 based on our current operations. Neither our partnership agreement nor our omnibus agreement limits the amount of expenses for which our general partner, Tallgrass Management and their respective affiliates may be reimbursed. All reimbursements to our general partner, Tallgrass Management and their respective affiliates by Tallgrass Equity will reduce cash distributions by Tallgrass Equity to its members, which in turn will reduce the amount of cash we distribute to our shareholders.

Directors and Executive Officers of Our General Partner and TEP GP

The following table sets forth certain information with respect to the executive officers and directors of our general partner. The table also shows certain individuals who serve as directors of TEP GP who are not currently directors of our general partner. Directors will serve until their successors are duly elected and qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the board of directors. There are no family relationships among any of the directors or executive officers of our general partner. Ages shown are as of March 31, 2015.

Name	Age	Position with Our General Partner	Position with TEP GP
David G. Dehaemers, Jr.	54	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director

William R. Moler	49	Executive Vice President, Chief Operating Officer and Director	Executive Vice President, Chief Operating Officer and Director

Gary J. Brauchle	41	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer

Name	Age	Position with Our General Partner	Position with TEP GP
George E. Rider	61	Executive Vice President, General Counsel and Secretary	Executive Vice President, General Counsel and Secretary

Richard L. Bullock	60	Vice President, Human Resources, Tax and Risk Management	Vice President, Human Resources, Tax and Risk Management

Gary D. Watkins	42	Vice President and Chief Accounting Officer	Vice President and Chief Accounting Officer

Frank J. Loverro	46	Director	Director

Stanley de J. Osborne	44	Director	Director

Jeffrey A. Ball	40	Director	Director

John T. Raymond	44	Director	Director

Terrance D. Towner	56	—	Director

Roy N. Cook	57	—	Director

Jeffrey R. Armstrong	45	—	Director

David G. Dehaemers, Jr.has been a director and the President and Chief Executive Officer of our general partner since February 2015 and of TEP GP since February 2013. Mr. Dehaemers has served as a director and the President and Chief Executive Officer of Tallgrass Equity since February 2013 and as the President and Chief Executive Officer of Tallgrass Development and its general partner since August 2012. Prior to joining our general partner, Mr. Dehaemers served as Co-Founder, Chief Executive Officer and Chief Investment Officer of Tallgrass MLP Fund I, L.P., a private MLP Investment Fund from 2008 to 2012. Mr. Dehaemers also served as Executive Vice President of corporate development at Inergy, LP, or NRGY, from 2003 to 2007. Mr. Dehaemers played a role in NRGY’s corporate development group, where he focused on developing its long-term expansion strategies in the midstream area, which included acquisitions and expansion projects in excess of $500 million. Mr. Dehaemers also was an owner of Inergy Holdings, L.P., or NRGP, when that entity went public in 2005. Before Inergy, Mr. Dehaemers was part of the executive management team of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, LP from 1997 to 2003, where he served as the Chief Financial Officer from 1997 to 2000. In 2000, Mr. Dehaemers assumed responsibility for Kinder Morgan’s corporate development efforts, in which role he and his team developed and executed Kinder Morgan’s growth strategies. Mr. Dehaemers holds an undergraduate degree in Accounting from Creighton University in Omaha, Nebraska and is a Certified Public Accountant. He also holds a Juris Doctorate in Law from University of Missouri-Kansas City. We believe that Mr. Dehaemers’ education and experience, coupled with the leadership qualities demonstrated by his executive background, bring important experience and skill to the board of directors of our general partner.

William R. Moler has been a director, Executive Vice President and Chief Operating Officer of our general partner since February 2015 and of TEP GP since February 2013. Mr. Moler has also served as a director, Executive Vice President and Chief Operating Officer of Tallgrass Equity since February 2013 and as Executive Vice President and Chief Operating Officer of Tallgrass Development and its general partner since October 2012. From 2004 until his departure in October 2012, Mr. Moler served in various capacities with Inergy, L.P. and its affiliates, most recently as Senior Vice President and Chief Operating Officer of Inergy Midstream, L.P. and President and Chief Operating Officer—Natural Gas Midstream Operations of Inergy, L.P. Prior to joining Inergy, L.P., Mr. Moler was with Westport Resources Corporation from 2002 to 2004, where he served as both

General Manager of Marketing and Transportation Services and General Manager of Westport Field Services, LLC. Prior to Westport, Mr. Moler served in various leadership positions at Kinder Morgan, Inc. and its predecessors from 1988 to 2002. Mr. Moler earned a Bachelor of Science degree in Mechanical Engineering from Texas Tech University in 1988. We believe that as a result of his background and knowledge, as well as the attributes of leadership demonstrated by his executive experience, Mr. Moler brings substantial experience and skill to the board of directors of our general partner.

Gary J. Brauchle has been Executive Vice President and Chief Financial Officer of our general partner since February 2015 and of TEP GP since February 2013. Mr. Brauchle has also served as Executive Vice President and Chief Financial Officer of Tallgrass Equity since February 2013 and of Tallgrass Development and its general partner since November 2012. Prior to joining Tallgrass, Mr. Brauchle was Vice President and Chief Accounting Officer at McDermott International, Inc., a global engineering and construction company serving the oil and gas industry during 2012 and as Corporate Controller from 2010 to 2012. He joined McDermott in 2003 and served in various positions of increasing responsibility, including as Director of Internal Audit from 2005 to 2007 and as Director of Operational Accounting and Assistant Controller for an operating subsidiary from 2007 to 2008 and 2008 to 2010, respectively. Mr. Brauchle also served in the Houston office of PricewaterhouseCoopers’ energy and utilities practice from 1997 to 2003, including as a Manager from 2001 to 2003, and with a focus on midstream master limited partnerships, or MLPs. Mr. Brauchle was a postgraduate technical assistant at the Financial Accounting Standards Board (FASB) from 1996 to 1997. Mr. Brauchle is a Certified Public Accountant and a graduate of Texas A&M University, where he received a Master of Science in Accounting in 1996 and a Bachelor of Business Administration in Accounting in 1995.

George E. Rider has been Executive Vice President, General Counsel and Secretary of our general partner since February 2015 and of TEP GP since February 2013. Mr. Rider has also served as Executive Vice President, General Counsel and Secretary of Tallgrass Equity since February 2013 and for Tallgrass Development and its general partner since August 2012. From 2008 to August 2012, Mr. Rider was Vice President and General Counsel for Tallgrass Capital, LLC and its affiliate, Tallgrass MLP Fund I, L.P., a private MLP Investment Fund. From 1986 to 2008, Mr. Rider was an attorney with the law firm that is now known as Stinson Leonard Street LLP, becoming a partner in 1987. Mr. Rider holds an undergraduate degree from Phillips University and a Juris Doctorate in Law from the University of Kansas, where he was a member of Order of the Coif.

Richard L. Bullock has been Vice President of Human Resources, Tax and Risk Management of our general partner since February 2015 and of TEP GP since February 2013. Mr. Bullock has also served as Vice President of Human Resources, Tax and Risk Management of Tallgrass Equity since February 2013 and for Tallgrass Development and its general partner since November 2012. Previously, Mr. Bullock served as the Vice President, Chief Financial Officer and Treasurer of Tallgrass Development and its general partner. Mr. Bullock previously served as Vice President and Chief Financial Officer of Tallgrass MLP Fund I, L.P. from 2008 to 2011. Prior to Tallgrass, Mr. Bullock worked at Kinder Morgan Energy Partners, L.P. Mr. Bullock joined Kinder Morgan Energy Partners, L.P. in 1997 where he served as Vice President, Controller and Chief Accounting Officer through 2002 and, thereafter served as Vice President-Tax through October 2008. In those roles Mr. Bullock was principally responsible for all quarterly and annual SEC filings, integrating the accounting and financial reporting functions for acquisitions, tax compliance and tax planning for both Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. Mr. Bullock is a Certified Public Accountant. He received his undergraduate degree in Accounting from Missouri State University in Springfield, Missouri.

Gary D. Watkins has been Vice President and Chief Accounting Officer and the principal accounting officer of the general partner since February 2015 and of TEP GP since April 2014. Previously, Mr. Watkins served as Vice President, Controller and principal accounting officer of DCP Midstream Partners, LP and DCP Midstream, LLC from May 2011 until April 2014. Prior to that, Mr. Watkins had held the positions of Senior Director—Marketing Accounting and Director of Corporate Accounting with DCP Midstream, LLC. Prior to joining DCP Midstream, LLC in November 2004, Mr. Watkins held various positions of increasing responsibility at Advanced Energy Industries, Inc. Mr. Watkins also served in the Denver offices of Arthur Andersen LLP and KPMG LLP from 1996 through 2002.

Frank J. Loverro has served as a director of our general partner since February 2015 and of TEP GP since 2013. Mr. Loverro has also served as a director of Tallgrass Equity since August 2012. Mr. Loverro joined Kelso in 1993 and has been Managing Director since 2004 and became a Member of Kelso’s Management Committee in 2013. He spent the preceding three years in the private equity investment and high yield groups at The First Boston Corporation. Mr. Loverro is also a director of Delphin Shipping LLC, Hunt Marcellus, LLC, Poseidon Containers Holdings LLC and Helios (the new name of Progressive Medical and PMSI). Mr. Loverro was also a director of Buckeye GP LLC. Mr. Loverro received a B.A. in Economics with Distinction from the University of Virginia in 1991. Mr. Loverro has extensive experience in corporate financing and in evaluating the financial performance and operations of companies across a variety of business sectors, including the energy sector. We believe that this background, in addition to Mr. Loverro’s valuable experience serving on the boards of various public and private companies, provides an important source of insight and perspective to the board of directors of our general partner.

Stanley de J. Osborne has served as a director of our general partner since February 2015 and of TEP GP since February 2013. Mr. Osborne has also served as a director of Tallgrass Equity since August 2012. Mr. Osborne joined Kelso in 1998 and has been Managing Director since 2007. He spent the preceding two years as an Associate at Summit Partners. He spent the previous three years at J.P. Morgan & Co. as an Associate in the Private Equity Group and an Analyst in the Financial Institutions Group. Mr. Osborne is also a director of 4Refuel Canada LP, Hunt Marcellus, LLC, Logan’s Roadhouse, Inc., Traxys S.a.r.l and Power Team Services, LLC. Mr. Osborne was also previously a director of CVR Energy, Inc. and Global Geophysical Services, Inc. Mr. Osborne received a B.A. in Government from Dartmouth College in 1993. Mr. Osborne has extensive experience in corporate financing and in evaluating the financial performance and operations of companies across a variety of business sectors, including the energy sector. We believe that this background, in addition to Mr. Osborne’s valuable experience serving on the boards of various public and private companies, provides an important source of insight and perspective to the board of directors of our general partner.

Jeffrey A. Ball has served as a director of our general partner since February 2015 and as Chairman of the Audit Committee of TEP GP since February 2013. Mr. Ball has also served as a director of the general partner of Tallgrass Development since August 2012. Mr. Ball is a Managing Director at EMG, a diversified natural resource private equity fund manager, and is responsible for transaction origination, structuring and execution, portfolio company management and investment realization. Prior to joining EMG in October 2007, Mr. Ball was a Director in the investment banking group at Credit Suisse Securities (USA), LLC covering the energy industry with a particular focus on MLPs and the midstream sector. Mr. Ball has completed over $50 billion of mergers and acquisitions and capital markets financing transactions during his career in the energy and minerals sector. Mr. Ball currently serves on the Boards of Ferus Inc., Ferus GP LLC, Ferus Natural Gas Fuels Inc., Ferus Natural Gas Fuels GP, LLC, Ferus Natural Gas Fuels (CNG), LLC, American Energy Appalachia Holdings, LLC, American Energy Permian Basin Holdings, LLC and is a board observer of MarkWest Utica EMG, LLC. Mr. Ball received a B.S. in Economics with honors from the Wharton School at the University of Pennsylvania. We believe that Mr. Ball’s experience with mergers & acquisitions and financings of a variety of MLPs and other midstream assets provides a valuable resource to the board of directors of our general partner.

John T. Raymond has served as a director of our general partner since February 2015 and of TEP GP since February 2013. Mr. Raymond has also served as a director of the general partner of Tallgrass Development since August 2012. Mr. Raymond is an owner and founder of The Energy & Minerals Group. EMG is a diversified natural resource private equity fund manager with approximately $17.1 billion of regulatory assets under management (RAUM). EMG has allocated approximately $8.1 billion in commitments across the energy sector since inception. Mr. Raymond has been Managing Partner and CEO since EMG’s inception in 2006. Prior to that time, Mr. Raymond held leadership positions with various energy companies, including President and CEO of Plains Resources Inc., President and Chief Operating Officer of Plains Exploration and Production Company and Director of Development for Kinder Morgan, Inc. Mr. Raymond currently serves on numerous other boards, including the board of directors of each of NGL Energy Holdings, LLC, the general partner of NGL Energy Partners, LP, Plains All American GP LLC, the general partner of Plains All American Pipeline, LP, and PAA

GP Holdings LLC, the general partner of Plains GP Holdings, LP. Mr. Raymond received a BSM degree from the A.B. Freeman School of Business at Tulane University with dual concentrations in finance and accounting. We believe that Mr. Raymond’s experience with investment in and management of a variety of upstream and midstream assets and operations provides a valuable resource to the board of directors of our general partner.

Terrance D. Towner has served as a director of TEP GP since August 2013 and has also served as a member of the audit committee of TEP GP since August 2013. Mr. Towner currently provides advisory services to various private equity clients and private companies. Between 2000 and December 2014, Mr. Towner was employed by Watco Companies, a Kansas based transportation company, in various capacities, including Vice Chairman, President, COO and CFO. As President and COO, Mr. Towner was responsible for all operations, safety, quality, human resources, information services and the financial performance of Watco’s transportation, mechanical, and terminal and port divisions. Prior to joining Watco, Mr. Towner spent thirteen years in banking including three years as President and CEO of First State Bank & Trust Company of Pittsburg, Kansas. He also served for five years as President of Pitsco, a company that develops and markets computer based education products, and approximately two years as a financial and strategic consultant with Grant Thornton. Following his departure from Grant Thornton, Mr. Towner acquired Joplin.com, an internet service provider located in Joplin, Missouri and subsequently sold the company to Empire District Electric Company, a public utility. Mr. Towner earned his bachelor’s degree in Economics from Pittsburg State University in 1981 and his MBA from Pittsburg State University in 1993.

Roy N. Cook has served as a director of TEP GP since September 2013. From 2001 to 2013, Mr. Cook was employed by, and held a variety of roles within, the terminals division of Kinder Morgan, focusing on acquisitions, management, design and operations and specializing in the dry bulk side of the terminals business. Prior to 2001, Mr. Cook owned and managed several business in the service industry, including Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminals, Inc., each of which were sold to Kinder Morgan in 2001. Mr. Cook currently owns several small businesses across diverse industries, including a self-storage business, an electrical service company and a commercial real estate management and development company. He graduated from Kansas State University in 1979 with a B.S. degree in Agriculture Economics.

Jeffrey R. Armstrong has served as a director of TEP GP since April 2014. He is also a member of the audit committee of TEP GP. Mr. Armstrong also serves as a director and a member of the audit committee of the general partner of Arc Logistics Partners LP, a publicly traded limited partnership that is principally engaged in the terminalling, storage, throughput and transloading of crude oil and petroleum products. In August 2014, Mr. Armstrong became the Chief Executive Officer of Zenith Energy, LP, a privately held midstream energy company focused on international matters. In October 2014, Mr. Armstrong became the chairman of MID-SHIP Group, a privately held logistics and transportation company. From March 2001 until December 2013, Mr. Armstrong was employed by Kinder Morgan and held various positions within the company including Vice President of Corporate Strategy and President of the Terminals division. Prior to 2001, Mr. Armstrong was employed by GATX Corporation where he held various commercial and operational roles including General Manager of the company’s east coast operations. He received his bachelor’s degree from the U.S. Merchant Marine Academy and an MBA from the University of Notre Dame.

Tallgrass Energy GP, LP

Board Role in Risk Oversight

Our corporate governance guidelines will provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by the audit committee, which will be responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Committees of the Board of Directors

Because we are a limited partnership, the listing standards of the NYSE do not require that we establish or maintain a nominating or compensation committee of the board. We are, however, required to have an audit committee consisting of at least three members, all of whom are required to be “independent” as defined by the NYSE.

To be considered independent under NYSE listing standards, our board of directors must determine that a director has no material relationship with us other than as a director. The standards specify the criteria by which the independence of directors will be determined, including guidelines for directors and their immediate family members with respect to employment or affiliation with us or with our independent public accountants.

Audit Committee.    Our general partner will have an audit committee that will initially be comprised of one director who meets the independence standards established by the NYSE and the Exchange Act. Our general partner will appoint two additional independent directors within one year following this offering. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

Conflicts Committee.    Our general partner may, from time to time, have a conflicts committee to which the board of directors will appoint at least two independent directors and which may be asked to review specific matters that the board believes may involve conflicts of interest between us and our general partner or the owners of our general partner or between us and TEP or its affiliates. The conflicts committee will determine if the resolution of any conflict of interest referred to it by our general partner is in the best interests of our partnership. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates or TEP GP, may not hold an ownership interest in the general partner or its affiliates other than shares or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by the general partner or the partnership, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee in good faith will be deemed to be approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Any unitholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of the board of directors of our general partner including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person’s professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith.

Election of Directors

Unlike shareholders in a publicly traded corporation, our shareholders will not be entitled to select our general partner or elect the members of the board of directors of our general partner. Holdings is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including our independent directors. Pursuant to the terms of Holdings’ limited liability company agreement that will be entered into as part of the Reorganization Transactions, each of EMG, Kelso and Tallgrass KC will initially have the right to designate two members of the board of managers of Holdings, subject to maintenance of certain ownership thresholds at Holdings. All of the executive officers and certain of the directors of our general partner will also be officers and/or directors of TEP GP and Holdings. Upon completion of this offering, our general partner will have six directors, one of whom will have been appointed to the audit committee of the board of directors of our general partner, all of whom also serve as a director of TEP GP and all of whom will initially also serve as a manager of Holdings. Under the listing requirements of the NYSE, the board of directors of our general partner will be required to have an audit committee consisting of at least three independent directors meeting the NYSE’s independence standards within one year following the date our Class A shares are listed for trading on the NYSE.

Executive Compensation

We and our general partner were formed in Delaware in February 2015. Accordingly, our general partner has not accrued any obligations with respect to management incentive or retirement benefits for its directors and executive officers for the 2014 fiscal year or prior periods. Because the executive officers of our general partner are employed by Tallgrass Management, compensation of the executive officers, other than the long-term incentive plan benefits described below, will be set by Holdings. The executive officers of our general partner will participate in employee benefit plans and arrangements sponsored by Tallgrass Management, including plans that may be established in the future. Other than the employment agreement with our chief executive officer, David G. Dehaemers, Jr., none of our executive officers have entered into any employment agreements with Tallgrass Management, our general partner or any other affiliate. We expect that compensation for our executive officers in 2015 will be structured under Tallgrass Management’s compensation program.

Compensation of Directors

Directors, officers or employees of Holdings or its affiliates who also serve as directors of our general partner will not receive additional compensation for such service. Directors of our general partner who are not also officers or employees of Holdings or its affiliates will receive cash compensation on a quarterly basis as a retainer and for attending meetings of the board of directors and committee meetings as follows:

•	An annual cash retainer of $40,000.

•	For the audit committee chair and the conflicts committee chair, an annual committee chair retainer of $5,000.

In addition, all directors will be reimbursed for out-of-pocket expenses in connection with attending meetings. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law pursuant to our partnership agreement. Directors of our general partner will also be eligible to receive grants under the TEGP Management, LLC Long-Term Incentive Plan.

TEGP Management, LLC Long-Term Incentive Plan

In connection with this offering, our general partner intends to adopt the TEGP Management, LLC Long-Term Incentive Plan, or the LTIP, on our behalf for (i) the employees of our general partner and its affiliates who perform services for us, (ii) the non-employee directors of our general partner and (iii) the consultants who perform services for us. Awards under the LTIP will consist of unrestricted shares, restricted shares, equity participation shares, options and share appreciation rights. The LTIP will limit the number of shares that may be delivered pursuant to awards to 3,144,589 Class A shares (subject to any adjustment due to recapitalization, reorganization or a similar event permitted under the LTIP). Shares that are forfeited or withheld to satisfy exercise price or tax withholding obligations are available for delivery pursuant to other awards.

The LTIP will be administered by the compensation committee of the board of directors of our general partner, unless the full board of directors determines to take action or appoints an alternative committee under the LTIP. For the remainder of this section the applicable plan administrator will be referred to as the “committee.”

The board of directors of our general partner has the right to terminate or amend the LTIP or any part of the LTIP from time to time, including increasing the number of shares that may be granted, subject to shareholder approval as may be required by the exchange upon which the Class A shares are listed at that time, if any. No change may be made in any outstanding grant that would materially reduce the benefits of the participant without the consent of the participant. The LTIP will expire upon the earliest of the date established by the board of directors or the committee, the date that no shares remain available under the LTIP for awards or the 10-year anniversary of the adoption of the LTIP. Upon termination of the LTIP, awards then outstanding will continue pursuant to the terms of their grants.

Class A shares to be delivered in settlement of awards under the LTIP may be newly issued Class A shares, Class A shares acquired in the open market, Class A shares acquired from any other person, or any combination of the foregoing.

Awards

We intend the awards under the LTIP to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our Class A shares. Therefore, participants will not pay any consideration for the Class A shares they receive, and we will receive no remuneration for the shares.

Unrestricted Shares.    An unrestricted share is a Class A share that is fully vested upon grant and is not subject to forfeiture. The committee shall have the discretion to determine the employees, consultants and directors to whom unrestricted shares shall be granted and the number of shares to be granted.

Restricted Shares.    A restricted share is a Class A share that vests over a period of time and that during such time is subject to forfeiture. In the future, the committee may determine to make grants of restricted shares under the LTIP to eligible employees and directors containing such terms as the committee determines. The committee will determine the period over which restricted shares granted to participants will vest. The committee, in its discretion, may base its determination upon the achievement of performance metrics. Distributions made on restricted shares may be subjected to the same vesting provisions as the restricted share.

Equity Participation Shares.    An equity participation share entitles the grantee to receive a Class A share upon the vesting of the equity participation share or, in the discretion of the plan administrator, cash equivalent to the value of a Class A share. The plan administrator may make grants of equity participation shares under the plan containing such terms as the plan administrator shall determine, including the period over which equity participation shares granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial or other performance objectives.

The committee, in its discretion, may grant distribution equivalent rights, which we refer to as DERs, with respect to an equity participation share. DERs entitle the grantee to receive an amount in cash equal to the cash distributions made on a Class A share during the period the related award is outstanding. The committee will establish whether the DERs are paid currently, when the tandem equity participation share vests or on some other basis.

Options.    An option provides a participant with the option to acquire Class A shares at a specified price. The exercise price of each option granted under the LTIP will be stated in the option agreement and may vary between participants; provided, however, that the exercise price for an option must not be less than 100% of the fair market value per Class A share as of the date of grant of the option. Options may be exercised in the manner and at such times as the committee determines for each option. The committee will determine the methods and form of payment for the exercise price of an option and the methods and forms in which Class A shares will be delivered to a participant. The committee, in its discretion, may grant DERs with respect to an option.

Share Appreciation Rights.    A share appreciation right is an award that, upon exercise, entitles the holder to receive the excess, if any, of the fair market value of a Class A share on the exercise date over the grant price of the share appreciation right. The excess may be paid in cash and/or in Class A shares, as determined by the committee in its discretion. The committee will have the authority to determine to whom share appreciation rights will be granted, the number of Class A shares to be covered by each grant, and the conditions and limitations applicable to the exercise of the share appreciation right. The grant price per share appreciation right will be determined by the committee at the time the share appreciation right is granted, but each share appreciation right must have an exercise price that is not less than the fair market value of the Class A shares on the date of grant. The committee will determine the time or times at which a share appreciation right may be exercised in whole or in part. The committee, in its discretion, may grant DERs with respect to a share appreciation right.

Other LTIP Provisions

Tax Withholding.    Unless other arrangements are made, our general partner and its affiliates will be authorized to withhold from any award, from any payment due under any award, or from any compensation or other amount owing to a participant the amount (in cash, shares, shares that would otherwise be issued pursuant to such award, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

Anti-Dilution Adjustments.    Upon the occurrence of any “equity restructuring” event that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as FASB ASC Topic 718, if adjustments to awards with respect to such event were discretionary, the committee will equitably adjust the number and type of shares covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the committee will adjust the number and type of shares with respect to which future awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to awards were discretionary, the committee shall have complete discretion to adjust awards in the manner it deems appropriate.

Change of Control.    Unless specifically provided otherwise in an award agreement, upon a change of control (as defined in the LTIP), all outstanding awards will automatically vest and be payable or become exercisable in full, as the case may be.

Transferability of Awards.    Awards are only exercisable by or payable to the participant during the participant’s lifetime, or by the person to whom the participant’s rights pass by will or the laws of descent and distribution. No award or right granted under the LTIP may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered and any such purported transfer shall be void and unenforceable. Notwithstanding the foregoing, the committee may, in its discretion, allow a participant to transfer an award without consideration to an immediate family member or a related family trust, limited partnership, or similar entity on the terms and conditions established by the committee from time to time.

Tallgrass Energy Partners, LP

Executive Compensation

Because our only cash-generating assets are membership interests in Tallgrass Equity, whose assets consist of their direct and indirect interest in the IDRs, the Acquired TEP Units and the general partner interest of TEP, we expect that the officers of our general partner, who are also executive officers of TEP GP, will devote a substantial majority of their time to TEP’s business. Neither our general partner nor TEP GP directly employ any of the persons responsible for managing its respective business. Rather, Tallgrass Management employs all of the individuals who service our and TEP’s business, including the executive officers of our general partner and TEP GP, and these individuals devote such portion of their productive time to our and TEP’s business and affairs as is required to manage and conduct our and TEP’s respective operations. Tallgrass Equity reimburses Tallgrass Management for its share of all salaries, related benefits and compensation expenses for the employees of Tallgrass Management who provide services to us pursuant to the terms of the Omnibus Agreement. Other than the employment agreement with our chief executive officer, David G. Dehaemers, Jr., none of TEP’s executive officers have entered into any employment agreements with Tallgrass Management, TEP GP or any other affiliate.

We expect the amount of time that the officers of our general partner devote to our business as opposed to TEP’s business in future periods will not be substantial unless significant changes are made to the nature of our business. Accordingly, we do not expect that the officers of our general partner will receive any compensation for services rendered to us in addition to the compensation that such officers receive as officers of TEP GP. The following discussion relates to the compensation of the officers of TEP GP, who are also officers of our general partner, as it relates to their services performed on behalf of TEP for the year ended December 31, 2014.

Summary Compensation Table

The following table reflects the total compensation of the principal executive officer and of the three other most highly compensated executive officers of TEP GP for 2014, or the named executive officers, for services rendered to all Tallgrass-related entities, including TEP, Tallgrass Management and Tallgrass Development for the fiscal year ending December 31, 2014.

	Year	Salary	Bonus(1)	EPU Awards(2)	All Other Compensation(3)	Total
David G. Dehaemers, Jr.	2014	$301,000	$250,000	$—	$31,274	$582,274
President, Chief Executive Officer and Director	2013	$300,000	$100,000	$—	$33,186	$433,186

William R. Moler	2014	$301,000	$500,000	$—	$30,436	$831,436
Executive Vice President, Chief Operating Officer and Director	2013	$275,000	$200,000	$874,500	$30,578	$1,380,078

Gary J. Brauchle	2014	$276,000	$500,000	$—	$26,059	$802,059
Executive Vice President and Chief Financial Officer	2013	$250,000	$200,000	$874,500	$26,432	$1,350,932

George E. Rider	2014	$276,000	$500,000	$—	$29,930	$805,930
Executive Vice President, General Counsel and Secretary	2013	$250,000	$200,000	$874,500	$27,893	$1,352,393

(1)	Represents discretionary bonuses paid in 2015 and 2014 based on performance in 2014 and 2013, respectively.

(2)	The amounts in this column represent the aggregate grant date fair value determined in accordance with ASC Topic 718 for equity participation units, or EPUs, granted in June 2013 under the Tallgrass MLP GP, LLC Long-Term Incentive Plan. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. The EPU grants are measured at their grant date fair value. The EPUs are non-participating, therefore the grant date fair value is discounted from the grant date fair value of TEP’s common units for the present value of the expected (but non-participating) future dividends during the vesting period. For additional information, see Note 15– Equity-Based Compensation to the consolidated financial statements included in this prospectus. These amounts do not correspond to the actual value that will be recognized by the executive.
(3)	The amounts in the column include the following: contributions under the 401(k) savings plan (includes $30,000 for Mr. Dehaemers, $29,615 for Mr. Moler, $25,519 for Mr. Brauchle and $26,366 for Mr. Rider for the year ended December 31, 2014 and $30,000 for Mr. Dehaemers, $27,500 for Mr. Moler, $23,460 for Mr. Brauchle and $24,923 for Mr. Rider for the year ended December 31, 2013) and the dollar value of premiums paid for group life, accidental death and dismemberment insurance.

Employment Agreement

On May 17, 2013, Mr. Dehaemers entered into an amended and restated employment agreement with Tallgrass Management, Holdings, Tallgrass GP Holdings, LLC and TEP GP pursuant to which he agreed to serve as their President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Dehaemers is entitled to receive an annual salary of $300,000. In addition, Mr. Dehaemers is entitled to receive (i) benefits that are normally provided to senior executives of Tallgrass Management, (ii) reimbursement for all ordinary and necessary out-of-pocket expenses incurred by Mr. Dehaemers, and (iii) a policy of directors and officers liability insurance. Mr. Dehaemers’ employment is “at-will” and may be terminated at any time.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards of TEP GP’s named executive officers as of December 31, 2014.

	Equity Participation Unit Awards(1)
	Number of EPU Awards That Have Not Vested(2)	Market Value of EPU Awards That Have Not Vested(3)	Number of Unearned EPUs That Have Not Vested	Market or Payout Value of Unearned EPUs That Have Not Vested
David G. Dehaemers, Jr.	—	$—	—	$—
William R. Moler	50,000	$2,235,000	—	$—
Gary J. Brauchle	50,000	$2,235,000	—	$—
George Rider	50,000	$2,235,000	—	$—

(1)	The plan administrator may make grants of equity participation units under the plan containing such terms as the plan administrator shall determine, including the period over which equity participation units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial or other performance objectives. The award agreements pursuant to which the EPUs set forth above were granted to provide for the settlement of the EPUs in common units.
(2)	Vesting of the EPUs is contingent upon the Pony Express System being placed into commercial service and will occur in two parts, with one-third vesting on the later of the Pony Express System in-service date or May 13, 2015, and the remaining two-thirds vesting on the later of the Pony Express System in-service date or May 13, 2017. The Pony Express System was placed in service in October 2014.
(3)	Reflects the closing price of $44.70 per TEP common unit at December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Tallgrass Energy GP, LP

The following tables set forth certain information regarding the beneficial ownership of our Class A shares and Class B shares following the consummation of the Reorganization Transactions and this offering by:

•	each person who is known to us to beneficially own more than 5% of the Class A shares (calculated in accordance with Rule 13d-3);

•	the named executive officers of our general partner;

•	each of the directors of our general partner; and

•	all of the directors and executive officers of our general partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more shareholders, as the case may be. The amounts and percentage of Class A shares and Class B shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all Class A shares and Class B shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise noted, the address of each beneficial owner named in the chart below is 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, Attn: General Counsel.

Name and Address of Beneficial Owner	Class A shares Beneficially Owned After Offering(1)	Percentage of Class A shares to be Beneficially Owned(1)	Class B shares Beneficially Owned After Offering	Percentage of Class B shares to be Beneficially Owned	Percentage of Total Class A shares and Class B shares to be Beneficially Owned
5% shareholders
Entities affiliated with Kelso(2)	—	—	44,690,146	36.66%	28.42%
Entities affiliated with EMG(3)	—	—	45,719,415	37.50%	29.08%
Tallgrass KC	—	—	30,479,610	25.00%	19.39%
Directors and named executive officers:
David G. Dehaemers, Jr.(4)	—	—	30,479,610	25.00%	19.39%
William R. Moler	—	—	—	—	—
Gary J. Brauchle	—	—	—	—	—
George E. Rider	—	—	—	—	—
Frank J. Loverro(2)	—	—	44,690,146	36.66%	28.42%
Stanley de J. Osborne(2)	—	—	44,690,146	36.66%	28.42%
Jeffrey A. Ball	—	—	—	—	—
John T. Raymond(5)	—	—	45,719,415	37.50%	29.08%
All directors and executive officers of our general partner as a group (10 persons)	—	—	120,889,171	99.16%	76.89%

*	Less than 1%.

(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Subject to the terms of the Tallgrass Equity limited liability company agreement and our partnership agreement, the Tallgrass Equity units (together with a corresponding number of shares of our Class B shares) are generally exchangeable at any time and from time to time for shares of our Class A shares on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Exchange Right.” However, Class B shares cannot be exchanged prior to the expiration or waiver of the 180 day lock-up period, as described in “Shares Eligible for Future Sale—Lock-Up Agreements.” Thus, this column does not include Class A shares that may be issuable upon an exchange of Class B shares and Tallgrass Equity Units following the expiration or waiver of the lock-up period. In addition, this column does not include Class A shares that may be purchased pursuant to the Directed Share Program.
(2)	Consists of Class B shares held of record by: (i) KIA VIII (Rubicon), L.P., a Delaware limited partnership, or KIA VIII, and (ii) KEP VI AIV (Rubicon), LLC, a Delaware limited liability company, or KEP VI AIV. KIA VIII and KEP VI AIV, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KIA VIII and KEP VI AIV disclaim such beneficial ownership. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, John K. Kim and Henry Mannix, III (the “Kelso Individuals”) may be deemed to share beneficial ownership of shares held of record or beneficially owned by KIA VIII and KEP VI AIV, by virtue of their status as managing members of KEP VI AIV and of Kelso GP VIII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of KIA VIII (Rubicon) GP, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VIII. Each of Kelso GP VIII, LLC and KIA VIII (Rubicon) GP, L.P. due to their common control, could be deemed to beneficially own each other’s securities and the shares held of record or beneficially owned by KIA VIII and KEP VI AIV, Kelso GP VIII, LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KIA VIII (Rubicon) GP, L.P., KIA VII and KEP VI AIV, except to the extent, if any, of its pecuniary interest therein, and the inclusion of these securities in the table above shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KIA VIII (Rubicon) GP, L.P. disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by Kelso GP VIII, LLC, KIA VIII and KEP VI AIV, except to the extent, if any, of its pecuniary interest therein, and the inclusion of these securities in the table above shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. The Kelso Individuals may be deemed to share beneficial ownership of securities owned of record or beneficially owned by Kelso GP VIII, LLC, KIA VIII (Rubicon) GP, L.P., KIA VIII and KEP VI AIV, by virtue of their status as managing members of Kelso GP VIII, LLC and KEP VI AIV, but disclaim beneficial ownership of such securities, and the inclusion of these securities in the table above shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for any purposes. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.
(3)	Consists of Class B shares held of record by Tallgrass Holdings, LLC. John T. Raymond has sole voting and dispositive power with respect to the shares held by Tallgrass Holdings, LLC. The address for Tallgrass Holdings, LLC is The Energy & Minerals Group, 811 Main Street, Suite 4200, Houston, TX 77002.
(4)	Consists of Class B shares held of record by Tallgrass KC. Mr. Dehaemers has sole voting and dispositive power with respect to the shares held by Tallgrass KC; however he disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(5)	John T. Raymond is the sole member of the general partner of the manager of Tallgrass Holdings, LLC and may be deemed to beneficially own the Class B shares owned by Tallgrass Holdings, LLC; however, he disclaims beneficial ownership except to the extent of his indirect pecuniary interest therein.

Ownership of Tallgrass Energy Partners, LP

The following table sets forth, as of March 31, 2015, the number of common units of TEP owned by each of the named executive officers and directors of our general partner and all directors and executive officers of our general partner as a group. Unless otherwise noted, the address of each beneficial owner named in the chart below is 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, Attn: General Counsel.

Name of Beneficial Owner	Common Units Beneficially Owned(1)	Percentage of Common Units Beneficially Owned(2)
Tallgrass Development	26,355,480	44%
David G. Dehaemers, Jr.	235,272	*
William R. Moler	—	—
Gary J. Brauchle	9,113	*
George E. Rider	2,500	*
Richard L. Bullock	4,672	*
Gary D. Watkins	1,000	*
Frank J. Loverro	—	—
Stanley de J. Osborne	—	—
Jeffrey A. Ball	20,000	*
John T. Raymond	100,000	*
All directors and executive officers of our general partner as a group (10 persons)	372,557	*

(1)	This column reflects the number of TEP common units held of record or owned through a bank, broker or other nominee. The common units of TEP presented as being beneficially owned by our general partner’s directors and executive officers do not include the TEP common units held by Tallgrass Equity that may be attributable to such directors and officers based on their indirect ownership of Tallgrass Equity.
(2)	Based on 60,234,105 TEP common units outstanding as of March 31, 2015 (which reflects the conversion of 16,200,000 subordinated units into TEP common units on a one-for-one basis that occured on February 17, 2015 and 11,200,000 additional common units issued in the TEP Equity Offering).
(3)	Holdings, as the general partner of Tallgrass Development, which is the sole owner of Tallgrass Operations, has the sole voting and dispositive power with respect to the common units owned by Tallgrass Operations. Holdings is controlled by its board of directors, which currently consists of the following: David G. Dehaemers, Jr., William R. Moler, Frank J. Loverro, Stanley de J. Osborne, Jeffrey A. Ball and John T. Raymond. Each of the members of the board of directors of Holdings may be deemed to beneficially own the common units owned by Tallgrass Operations; however, each disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon completion of the Reorganization Transactions, our sole asset will be Tallgrass Equity units representing 22.46% of the membership interests in Tallgrass Equity, which will directly own (i) the Acquired TEP Units, representing an approximate 32.75% limited partner interest in TEP (assuming an initial public offering price of $25.50 per Class A share, the midpoint of the price range set forth on the cover of this prospectus), and (ii) all of the membership interests of TEP GP. TEP GP owns all of the IDRs and 834,391 general partner units, representing an approximate 1.37% general partner interest in TEP. Please read “Organizational Structure—Reorganization Transactions.”

We are a Delaware limited partnership formed in February 2015. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

Tallgrass Equity, formerly known as Tallgrass GP Holdings, LLC, is a privately held limited liability company that currently owns the general partners of Tallgrass Development and TEP. In connection with the completion of this offering, the following transactions will be effected, which will result in the revised organizational structure depicted above under “Organizational Structure”:

•

Tallgrass Equity will distribute its interests in Holdings and Holdings will distribute its existing limited partner interest in TEGP, respectively, to the Exchange Right Holders. Holdings is the owner of our general partner and is the general partner of Tallgrass Development;

•	We will issue 35,311,000 Class A shares to the public for approximately $859.9 million of net proceeds;

•	The existing limited partner interests in TEGP held by the Exchange Right Holders will be converted into 121,918,440 Class B shares;

•

Tallgrass Equity will issue a 22.46% membership interest in Tallgrass Equity to us in exchange for the $859.9 million in net proceeds from the issuance of our Class A shares to the public and the limited liability company agreement of Tallgrass Equity will be amended to provide that we are the managing member of Tallgrass Equity; and

•

Tallgrass Equity will enter into a $150 million revolving credit facility and borrow $150 million thereunder, and will use the aggregate proceeds from these borrowings together with the net proceeds from this offering that Tallgrass Equity receives from us, to purchase 20 million TEP common units from Tallgrass Development at $47.68 per TEP common unit and pay offering expenses and other transaction costs. Tallgrass Equity intends to distribute the remaining proceeds, if any, to the Exchange Right Holders.

Limited Liability Company Agreement of Tallgrass Equity

In accordance with the Tallgrass Equity limited liability company agreement, the net profits and net losses of Tallgrass Equity will generally be allocated to the holders of Tallgrass Equity units on a pro rata basis in accordance with their relative number of Tallgrass Equity units held. Accordingly, net profits and losses of Tallgrass Equity will initially be allocated 22.46% to us and 77.54% to the Exchange Right Holders (or 25.83% and 74.17%, respectively, if the underwriters exercise in full their option to purchase additional Class A shares). Following this offering, if we cause a distribution to be made, such distribution will be made to the holders of Tallgrass Equity units on a pro rata basis in accordance with their relative number of Tallgrass Equity units held.

For purposes of any transfer or exchange of Tallgrass Equity units initially owned by the Exchange Right Holders and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement will contain provisions linking each such Tallgrass Equity unit with one of our Class B shares. Our Class B shares cannot be transferred without transferring an equal number of Tallgrass Equity units and vice versa.

The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units into Class A shares at an exchange ratio of one

Class A share for each Tallgrass Equity unit exchanged. The above Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. At Tallgrass Equity’s option, Tallgrass Equity may give the exchanging Tallgrass Equity unitholder cash in an amount equal to the market value of the Class A shares instead. No change to the one-for-one exchange ratio may be made without the prior approval of the holders of two-thirds of the Tallgrass Equity units, and only after the expiration of a 30-day notice period.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

In addition, pursuant to our partnership agreement and the Tallgrass Equity limited liability company agreement, our capital structure and the capital structure of Tallgrass Equity will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the Tallgrass Equity units and Class B shares, on the one hand, and our Class A shares, on the other hand.

The form of Tallgrass Equity limited liability company agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Tallgrass Equity limited liability company agreement is qualified in its entirety by reference thereto.

Omnibus Agreement

In connection with the closing of this offering, we, our general partner, Tallgrass Equity and Holdings will enter into an omnibus agreement that addresses the following matters:

•

Tallgrass Equity’s obligation to reimburse us and our general partner for expenses incurred (i) on our behalf, (ii) on behalf of our general partner and (iii) for any other purposes related to our business and activities or those of our general partner, including our public company expenses and general and administrative expenses; and

•	Our use of the names “TEP” and “Tallgrass” and any associated or related marks.

Exchange Right

The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units into Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

For purposes of any transfer or exchange of Tallgrass Equity units initially owned by the Exchange Right Holders and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement will contain provisions effectively linking one Tallgrass Equity unit with one of our Class B shares. Class B shares cannot be transferred without transferring an equal number of Tallgrass Equity units and vice versa. For a period of 180 days following the closing of this offering, the Exchange Right Holders will not be permitted to exchange any of their Class B shares and Tallgrass Equity units pursuant to the terms of a lock-up agreement.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a shareholder and registration rights agreement, which we refer to as the registration rights agreement, with the Exchange Right Holders. Pursuant to the registration rights agreement, we have agreed to register the resale of all Class A shares issuable upon exercise of the Exchange Right, or the Registrable Securities, held by the Exchange Right Holders or any of their permitted transferees to the registration rights agreement under certain circumstances.

Shareholder Lock-Up Agreement

For a period of 180 days following the closing of this offering, the Exchange Right Holders will not be permitted to exchange any of their Tallgrass Equity units pursuant to the terms of a lock-up agreement.

Shelf Registration Statement

As soon as we are eligible to do so, we will be obligated to file and maintain a shelf registration statement on Form S-3 covering the resale of all of the Registrable Securities. We will be required to maintain the effectiveness of any such registration statement until the date on which all Registrable Securities covered by the shelf registration statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the shelf registration statement, or otherwise cease to be Registrable Securities under the registration rights agreement.

Demand and Piggyback Rights

Following the expiration of the lock-up period, the Exchange Right Holders will have the right to require that we register their Registrable Securities and/or facilitate an underwritten offering of their Registrable Securities. There is no aggregate limit on the number of such demand requests; however, the demand rights of these holders are subject to a number of size, frequency and other limitations.

In the event we propose to conduct an underwritten offering of Registrable Securities, then the holders of Registrable Securities will generally have customary rights to participate in such offering, subject to customary offering size limitations and related allocation provisions and other limitations. Similarly, in the event that eligible holders demand that we conduct an underwritten offering of their Registrable Securities, then we will generally have customary rights to participate in such offering, subject to customary offering size limitations and related allocation provisions and other limitations.

Delay Rights

We will not be required to comply with any demand request, and may suspend the holders’ ability to use any shelf registration statement, following our delivery of written notice to the holders of customary blackout periods and deferral events.

Expenses

The holders of Registrable Securities will pay certain selling expenses, including any underwriters’ discounts and commissions. We will generally cause Tallgrass Equity to pay all other registration expenses in connection with our obligations under the registration rights agreement.

Referral Fee

One of the underwriters of the offering, Wells Fargo Securities, LLC (“WFS”) entered into a Referral Agreement with its retail brokerage affiliate, Wells Fargo Advisors, LLC (“WFA”), pursuant to which WFS agreed to pay a referral fee of up to $600,000 to WFA, up to 50% of which may be directed by WFA to Timothy

Dehaemers, a financial adviser employed by WFA who is also the brother of our President and Chief Executive Officer, for his introduction and referral of WFS to TEGP. The referral fee paid from WFS to WFA will be paid solely from the underwriting commissions received by WFS and does not in any way increase the total fees paid by TEGP to WFS in connection with the offering.

Procedures for Review, Approval or Ratification of Transactions with Related Persons

The board of directors of our general partner will adopt a code of business conduct and ethics. Among other things, it will provide that the board of directors of our general partner or its authorized committee will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will take all reasonable efforts to cancel or annul the transaction.

The code of business conduct and ethics will also provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

Related Party Transactions of TEP

As of March 31, 2015, Tallgrass Development owned 26,355,480 common units representing approximately 43.8% of TEP’s outstanding common units. In addition, TEP GP owns 834,391 general partner units representing an approximate 1.37% general partner interest in TEP and all of the incentive distribution rights.

Distributions and Payments to TEP GP and Its Affiliates

The following information summarizes the distributions and payments made or to be made by TEP to TEP GP and its affiliates in connection with TEP’s formation, ongoing operation and any liquidation of TEP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to TEP GP and its affiliates. TEP will generally make distributions of available cash to common unitholders pro rata (including Tallgrass Development as the holder of an aggregate of 26,355,480 common units) and to TEP GP as follows: (1) an approximate 1.37% with respect to its general partner units and (2) as distributions of available cash exceed the MQD and other higher target levels specified in TEP’s partnership agreement, increasing percentages of distributions with respect to its IDRs, up to 48% of the distributions above the highest target level. Assuming TEP has sufficient available cash to pay the full MQD on all of its outstanding units for four quarters, TEP GP and its affiliates would receive an annual distribution of approximately $1 million on their general partner units and approximately $30 million on their common units.

Payments to TEP GP and its affiliates. Neither TEP GP nor Tallgrass Development’s general partner and its affiliates receive a management fee or other compensation for managing TEP. TEP GP and Tallgrass Development’s general partner and its affiliates are reimbursed, however, for all direct and indirect expenses incurred on TEP’s behalf pursuant to its partnership agreement and the TEP Omnibus Agreement (defined below). Neither TEP’s partnership agreement nor the TEP Omnibus Agreement limit the amount of expenses for which TEP GP or Tallgrass Development’s general partner and its affiliates may be reimbursed. TEP’s partnership agreement provides that TEP GP will determine in good faith the expenses that are allocable to TEP.

Withdrawal or removal of TEP GP. If TEP GP withdraws or is removed, its general partner interest and its IDRs will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

Liquidation Stage. Upon TEP’s liquidation, the partners, including TEP GP, will be entitled to receive liquidating distributions according to their particular capital account balances, as further detailed in TEP’s limited partnership agreement.

Agreements with Affiliates in Connection with TEP’s Initial Public Offering

TEP entered into various documents and agreements with Tallgrass Development and its other affiliates in connection with its IPO. These are primarily related to TEP’s formation, including the vesting of assets in, and the assumption of liabilities by, TEP and its subsidiaries, and the application of the proceeds of the IPO. These agreements were not the result of arm’s length negotiations.

Omnibus Agreement

Upon the closing of the IPO, TEP entered into an Omnibus Agreement with Tallgrass Development, its general partner and TEP GP, which we refer to as the TEP Omnibus Agreement, that governs TEP’s relationship with them regarding the following matters:

•	the provision by Tallgrass Development’s general partner to TEP of certain administrative services and TEP’s agreement to reimburse it for such services;
•

the provision by Tallgrass Development’s general partner of such employees as may be necessary to operate and manage TEP’s business, and TEP’s agreement to reimburse it for the expenses associated with such employees;

•	certain indemnification obligations;
•	TEP’s use of the name “Tallgrass” and related marks; and
•	TEP’s right of first offer to acquire certain assets from Tallgrass Development, if Tallgrass Development decides to sell such assets.

Reimbursement of General and Administrative Expenses. Pursuant to the TEP Omnibus Agreement, the general partner of Tallgrass Development performs, or causes its affiliates to perform, centralized corporate, general and administrative services for TEP, such as legal, corporate record keeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. In exchange, TEP reimburse it for expenses incurred in providing these services. The reimbursements to TEP GP and Tallgrass Development’s general partner and its affiliates are made prior to cash distributions to TEP’s common unitholders. The TEP Omnibus Agreement further provides that TEP will reimburse the general partner of Tallgrass Development and its affiliates for TEP’s allocable portion of the premiums on any insurance policies covering TEP’s assets. TEP anticipates reimbursement to Tallgrass Development’s general partner and its affiliates will vary with the size and scale of TEP’s operations, among other factors.

Indemnification. Under the terms of the TEP Omnibus Agreement, Tallgrass Development is required to indemnify TEP from liabilities arising out of any federal, state and local income tax liabilities attributable to the ownership and operation of the assets contributed to us in connection with TEP’s IPO until 60 days after the applicable statute of limitations. Tallgrass Development also agreed to use commercially reasonable efforts to obtain indemnification from Kinder Morgan for losses suffered or incurred by TEP with respect to the assets contributed to TEP as part of its IPO, to the extent that Kinder Morgan is obligated to indemnify Tallgrass Development under the purchase and sale agreement pursuant to which Tallgrass Development acquired the contributed assets and remit any proceeds received from Kinder Morgan pursuant to such indemnification obligations to TEP.

Kinder Morgan’s indemnity obligations under the Kinder Morgan purchase agreement generally survived through February 13, 2014, although certain specified indemnities last for longer periods of time. Under the TEP Omnibus Agreement, TEP has agreed to indemnify Tallgrass Development for events and conditions associated with the operation of the contributed assets that occur on or after the closing of TEP’s IPO.

Right of First Offer. Under the terms of the TEP Omnibus Agreement, Tallgrass Development has granted TEP a right of first offer, for so long as Tallgrass Development or its affiliates, individually or as part of a group, control TEP GP, on (i) the Retained Assets and (ii) any assets that are hereafter developed, constructed or acquired by Tallgrass Development or its subsidiaries (excluding TEP and its subsidiaries) for the purpose of processing natural gas in Natrona, Converse or Campbell counties in Wyoming, which we refer to collectively as the ROFO Assets. If Tallgrass Development or any of its affiliates decide to attempt to sell (other than to an affiliate of Tallgrass Development, excluding TEP and its subsidiaries) a ROFO Asset, Tallgrass Development or its affiliate will notify TEP in advance and, prior to selling such ROFO Asset to a third party, will negotiate with TEP exclusively and in good faith for a period of 45 days in order to give TEP an opportunity to enter into definitive documentation for the purchase and sale of such ROFO Asset on terms that are mutually acceptable to Tallgrass Development or its affiliate and TEP. If TEP and Tallgrass Development or its affiliate have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such ROFO Asset within such 45-day period, Tallgrass Development or its affiliate will have the right to sell such ROFO Asset to a third party following the expiration of such 45-day period on any terms that are acceptable to Tallgrass Development or its affiliate and such third party. TEP’s decision to acquire or not to acquire a ROFO Asset pursuant to this right will require the approval of the conflicts committee of the board of directors of TEP GP.

Amendment and Termination. The TEP Omnibus Agreement can be amended by written agreement of all parties to the agreement. However, TEP may not agree to any amendment or modification that would, in the determination of TEP GP, be adverse in any material respect to the holders of TEP’s common units without the prior approval of the conflicts committee. In the event of (i) a “change in control” (as defined in the TEP Omnibus Agreement) of the partnership or (ii) the removal of Tallgrass MLP GP, LLC as TEP’s general partner in circumstances where “cause” (as defined in TEP’s partnership agreement) does not exist and the common units held by TEP GP and its affiliates were not voted in favor of such removal, the TEP Omnibus Agreement (other than the indemnification and reimbursement provisions therein) will be terminable by Tallgrass Development, and TEP will have a 90-day transition period to cease TEP’s use of the name “Tallgrass” and related marks.

Acquisition of Pony Express and Trailblazer from Tallgrass Development

On April 1, 2014, Tallgrass MLP Operations, LLC, a Delaware limited liability company and TEP’s wholly-owned subsidiary acquired 100% of the issued and outstanding membership interests in Trailblazer from Tallgrass Operations, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Tallgrass Development, for total consideration valued at approximately $164 million, pursuant to that certain Contribution and Sale Agreement by and between Tallgrass Development, Tallgrass Operations, and TEP.

Effective September 1, 2014, TEP acquired a 33.3% membership interest in Pony Express, from Tallgrass Development for total consideration of approximately $600 million pursuant to that certain Contribution and Transfer Agreement by and between Tallgrass Development, Pony Express, Tallgrass Operations, and TEP. At

closing, TEP entered into a Second Amended and Restated Limited Liability Company Agreement of Pony Express effective September 1, 2014 with Tallgrass Development and Pony Express, which provides TEP a minimum quarterly preference payment of $16.65 million through the quarter ending September 30, 2015 with distributions thereafter shared in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement. In connection with the transaction, Pony Express entered into a Cash Management Agreement effective August 27, 2014 under which cash balances are swept daily and recorded as loans from Pony Express to Tallgrass Development. $270 million of the total consideration was subsequently swept to Tallgrass Development and was recorded as a related party loan which bears interest at Tallgrass Development’s incremental borrowing rate. As of September 1, 2014, balances lent to Tallgrass Development under the cash management agreement are classified as related party receivables on TEP’s consolidated balance sheet and will be cash settled.

Effective March 1, 2015, TEP acquired an additional 33.3% membership interest in Pony Express from Tallgrass Development for total consideration of approximately $700 million pursuant to that certain Purchase and Sale Agreement by and between Tallgrass Development, Tallgrass Operations and TEP. At closing, TEP, Tallgrass Development and Pony Express entered into a Third Amended and Restated Limited Liability Company Agreement of Pony Express effective March 1, 2015, which provides TEP a minimum quarterly preference payment of $36.65 million through the quarter ending December 31, 2015 with distributions thereafter shared in accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement.

Competition

Under TEP’s partnership agreement, Tallgrass Development and its affiliates are expressly permitted to compete with TEP. Tallgrass Development and any of its affiliates, including EMG and Kelso, may acquire, construct or dispose of additional transportation, storage and processing or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.

Other Transactions

Tallgrass Management, LLC, an affiliate of TEP GP, has two employees who are immediate family members of executive officers of TEP GP. Jason Dehaemers, a director of corporate development, is the son of David Dehaemers, Jr., the President and Chief Executive Officer of TEP GP and a member of TEP GP’s board of directors. For 2014, he received cash compensation of $349,800 and standard employee benefits of approximately $17,424. Zach Rider, a manager of corporate development, is the son of George Rider, the Executive Vice President, General Counsel and Secretary of TEP GP. For 2014, he received cash compensation of $161,680 and standard employee benefits of approximately $13,747.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Our existing organizational structure and the relationships among, us, TEP, our respective general partners, Holdings, the owners of Holdings and affiliated entities present the potential for conflicts of interest. Affiliates of our general partner, including Holdings and the Exchange Right Holders, will not be prohibited from engaging in other businesses or activities that might be in direct competition with us except to the extent they compete using our confidential information. However, if conflicts do arise, the resolution of these conflicts may not always be in our best interest or that of our Class A shareholders. Future conflicts of interest may arise among us and any entities whose general partner or similar interests we or our affiliates acquire or among TEP and such entities. It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest.

Potential for Conflicts

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our Class A shareholders.

The amount of cash that is available for distribution to our Class A shareholders is affected by decisions of our general partner regarding such matters as:

•	interest expense and principal payments on any future indebtedness we or Tallgrass Equity incur;

•

the expenses associated with being a public company, other general and administrative expenses and other operating expenditures, which will be borne by Tallgrass Equity and which will not be subject to a cap pursuant to the omnibus agreement;

•

reserves necessary to permit Tallgrass Equity to make the required capital contributions to TEP GP for it maintain or attain up to a 2.0% general partner interest in TEP, as permitted by the partnership agreement of TEP upon the issuance of additional partnership securities by TEP;

•

reserves our general partner establishes for the proper conduct of our business, to comply with applicable law or any agreement binding on us or our subsidiaries (exclusive of TEP and its subsidiaries), which reserves are not subject to a cap pursuant to our partnership agreement; and

•	a decision to limit or modify the incentive distributions Tallgrass Equity is entitled to receive.

In addition, borrowings by us and our affiliates will not constitute a breach of any duty owed by our general partner to our Class A shareholders.

The duties of our general partner’s officers and directors may conflict with TEP GP and our general partner’s officers and directors may face conflicts of interest in the allocation of administrative time between our business and TEP’s business.

We anticipate that all of the officers and a majority of the directors of our general partner will also be officers or directors of TEP GP and, as a result, have separate contractual duties that govern their management of TEP’s business. Consequently, these officers and directors may encounter situations in which their obligations to us, on the one hand, and TEP, on the other hand, are in conflict. For a description of how these conflicts will be resolved, please read “—Conflicts Resolution.” The resolution of these conflicts may not always be in our best interest or that of our shareholders. In addition, our general partner’s officers who also serve as officers of TEP GP may face conflicts in allocating their time spent on our behalf and on behalf of TEP. These time allocations may adversely affect our or TEP’s results of operations, cash flows, and financial condition. It is unlikely that these allocations will be the result of arms-length negotiations between our general partner and TEP GP.

Tallgrass Equity will reimburse our general partner and its affiliates for certain expenses.

Tallgrass Equity will reimburse our general partner and its affiliates for expenses incurred in managing and operating our general partner. Tallgrass Equity will also reimburse Tallgrass Management for expenses incurred (i) on our behalf; (ii) on behalf of our general partner; or (iii) for any other purpose related to our business and activities or those of our general partner. Tallgrass Equity will also reimburse our general partner for any additional expenses incurred on our behalf or to maintain our legal existence and good standing.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement will provide that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Class A shareholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to our shareholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement will allow our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Our general partner will determine the terms of any transactions entered into after the sale of the Class A shares offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Class A shares are subject to our general partner’s call right.

Our general partner may exercise its right to call and purchase shares as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may act in its sole discretion in exercising this right. As a result, a Class A shareholder may have its Class A shares repurchased at an undesirable time or price. Please read “Description of our Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of Class A shares or Class B shares.

Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the board of directors (or relevant committee) of our general partner, and may perform services for our general partner and its affiliates. Although we may retain separate counsel for ourselves or the holders of our Class A shares and Class B shares in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our shares, on the other, we do not intend to do so in most cases.

Conflicts Resolution

The board of directors of TEP GP or its conflicts committee will resolve, on behalf of the public unitholders of TEP, any material conflicts between TEP or TEP GP, on the one hand, and Tallgrass Equity, us or our general partner, on the other hand. The board of directors of our general partner or its conflicts committee will have authority on our behalf to resolve, on behalf of our Class A shareholders, any material conflicts between Tallgrass Equity us or our general partner, on the one hand, and TEP or TEP GP, on the other hand. The resolution of these conflicts may not always be in our best interest or that of our Class A shareholders. Our partnership agreement will contain provisions that define and limit our general partner’s duties to our shareholders. Our partnership agreement will also restrict the remedies available to shareholders for actions taken by our general partner that, without those limitations, might be challenged as breaches of fiduciary duty.

Our partnership agreement will provide that any resolution or course of action adopted by our general partner and its affiliates in respect of a conflict of interest will be permitted and deemed approved by all of our shareholders, and will not constitute a breach of our partnership agreement or any duty stated or implied by law or equity if the resolution or course of action in respect of such conflict of interest is fair and reasonable to us. Such resolution will be deemed fair and reasonable if:

•

approved by a majority of the members of our general partner’s conflicts committee after due inquiry, based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to us, which we refer to as “special approval”;

•	determined by our general partner (after due inquiry) to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties;

•	approved by our general partner (after due inquiry), based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to us; or

•

approved by majority vote of our Class A shares and Class B shares voting together as a single class (excluding shares owned by our general partner and its affiliates, but including shares owned by the Exchange Right Holders).

For a description of the meaning of “due inquiry,” please read “—Fiduciary Duties of Our General Partner—Partnership Agreement Modified Standards.” Our general partner is authorized but not required in connection with its resolution of any conflict of interest to seek special approval, and our partnership agreement will permit our general partner to adopt a resolution or course of action that has not received special approval.

Fiduciary Duties of Our General Partner

The duties owed to shareholders by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the duties (including any fiduciary duties) otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement will contain various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of our general partner and the methods of resolving conflicts of interest. We will adopt modified duties in our partnership agreement to allow our general partner or its affiliates to act (or determine not to act) in ways that might otherwise be limited by state law standards, and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors has duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications of state law standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described above under “—Conflicts Resolution.” These modifications may be considered beneficial to the shareholders in that they enable our general partner to attract and retain experienced and capable directors. They may appear detrimental to the shareholders, however, because they restrict the remedies available to shareholders for actions that, without those limitations, might be challenged as breaches of fiduciary or other duties, as described below. The modifications also permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of:

•	the fiduciary duties imposed on our general partner by the Delaware Act in the absence of partnership agreement provisions to the contrary;

•	the contractual duties of our general partner to be contained in our partnership agreement that replace such fiduciary duties; and

•	certain rights and remedies of shareholders contained in the Delaware Act.

State-law fiduciary duty standards	Fiduciary duties are generally considered to fall into two broad categories: a duty of care and a duty of loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require that a general partner (i) be attentive and inform itself of all material facts regarding a decision before taking action, (ii) protect the financial and other interests of the partnership and proceed with a critical eye in assessing information, and (iii) act for the partnership in the same manner as a prudent person would act on his own behalf. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally require that a general partner’s actions be motivated solely by the best interests of the partnership and all of its partners as a whole. Hence, in the absence of a provision in the partnership agreement providing otherwise, a general partner would not be permitted to use its position of trust and confidence to further its private interests, but rather would have to act at all times in the best interests of the partnership and all of its partners as a whole.

Partnership Agreement Modified Standards

Our partnership agreement will contain provisions that waive or consent to conduct by our general partner, Holdings, the Exchange Right Holders and their respective affiliates that might otherwise be challenged under state law standards. For example, our partnership agreement will provide that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act or proceed in “good faith” and will not, unless another express standard is provided for in our partnership agreement, be subject to any other standard under applicable law. When our partnership agreement requires someone to act in good faith, it will require that the person or persons making a determination or taking or declining to take an action subjectively believe that the determination, or other action or anticipated result thereof is in our best interests and in connection therewith such person or persons may take into account the circumstances and relationships involved (including our short-term or long-term interests and other arrangements or relationships that could be considered favorable or advantageous to us). When our partnership agreement requires someone to act after due inquiry, it will require that the person or persons making such determination or taking or declining to take an action subjectively believe that such person or persons had available adequate information to make such determination or to take or decline to take such action.

In addition, our partnership agreement will provide that the directors of our general partner may act or omit to act as directed by the member that designates the director, so long as the director complies with applicable good faith standards under Delaware law and our partnership agreement.

Rights and Remedies of Shareholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement will further provide that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

By purchasing our shares, each shareholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This reflects the policy of the Delaware Act, which favors the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Our partnership agreement will provide that, to the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, our general partner (or its officers, directors and other persons indemnified under our partnership agreement, which we refer to as the indemnitees) with respect to any matter relating to us, it shall be presumed that the general partner or indemnitees acted in a manner that satisfied the contractual standards set forth in our partnership agreement, and in any proceeding brought by any limited partner or by or on behalf of such limited partner or any other limited partner or our partnership challenging any such action or inaction of, or determination made by, the general partner or indemnitees, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

Indemnification Matters

We must indemnify our general partner and its officers, directors, managers and certain other specified persons (including the Exchange Right Holders and Holdings), to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “Description of Our Partnership Agreement—Indemnification.”

We do not believe we or our limited partners are subject to material risk of liability as a result of our ownership or control of TEP’s general partner. Our and TEP’s limited partnership agreements provide for broad indemnification to each partnership’s general partner and their respective affiliates. Relative to TEP’s limited partnership agreement, this indemnity extends to us as well as to Tallgrass Equity, our general partner and Holdings. As a result of these indemnification arrangements, TEP is generally required economically to bear the risk of the general partner liability that might otherwise attach pursuant to the Delaware Act.

In addition to this contractual indemnity, TEP’s organizational structure in combination with the terms of its commercial contracts further protects us and our shareholders from liability associated with ownership or control of TEP’s general partner. First, TEP is primarily a holding company and substantially all of TEP’s commercial contracts are entered into by subsidiaries that benefit from a corporate or limited liability company structure that protects the owners of these corporate entities, including TEP and us, from direct liability. Second, in the limited circumstances where TEP is a contractual counter-party (e.g., material debt agreements), the obligations under such contracts have been made expressly non-recourse to TEP GP. For these reasons and the protections afforded by TEP’s limited partnership agreement with respect to indemnification and exculpation of TEP GP and affiliated entities, we believe the likelihood that we or any other entity affiliated with TEP GP could be held individually liable for material obligations is remote.

DESCRIPTION OF OUR SHARES

Class A Shares and Class B Shares

Our Class A shares and Class B shares represent limited partner interests in us. The holders of our shares, voting together as a single class, are entitled to exercise the rights or privileges to be available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.”

We intend to apply to list our Class A shares on the New York Stock Exchange under the symbol “TEGP.”

Exchange Right

The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

For purposes of any transfer or exchange of Tallgrass Equity units initially owned by the Exchange Right Holders and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement will contain provisions effectively linking each such Tallgrass Equity unit with one of our Class B shares. Class B shares cannot be transferred without transferring an equal number of Tallgrass Equity units and vice versa.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. For additional information, please read “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Tallgrass Equity.”

Transfer of Class A Shares and Class B Shares

By transfer of our shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A shares and Class B shares:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•

gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner for the transferred shares automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a Class A share or Class B share, as applicable, as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Class A shares and Class B shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred shares.

Until a Class A share or Class B share has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

For purposes of any transfer or exchange of Tallgrass Equity units and our Class B shares, the Tallgrass Equity limited liability company agreement, and our partnership agreement will contain provisions linking each Tallgrass Equity unit with one of our Class B shares. Please read “—Exchange Right” above.

Transfer Agent and Registrar

Duties

American Stock Transfer and Trust Company will serve as registrar and transfer agent for our Class A shares. We will pay all fees charged by the transfer agent for transfers of our shares except the following fees that will be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a share; and

•	other similar fees or charges.

There will be no charge to holders of Class A shares for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

COMPARISON OF RIGHTS OF HOLDERS OF TEP’S COMMON UNITS AND OUR CLASS A SHARES

It is not likely that our Class A shares and TEP’s common units will trade in simple relation or proportion to one another. Instead, while the trading prices of our Class A shares and TEP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	with respect to the first $0.3048 of distributable cash flow per TEP common unit, TEP’s common unitholders have a priority over Tallgrass Equity’s IDRs in TEP;

•	we indirectly participate in TEP general partner distributions and the IDRs, and TEP’s common unitholders do not;

•	we expect to pay income taxes in the future; and

•	we may enter into other businesses separate from TEP or any of its affiliates.

The following table compares certain features of TEP’s common units and our shares.

	TEP’s Common Units	Our Class A Shares
Taxation of Entity and Entity Owners	TEP is a flow-through entity that is not subject to an entity-level federal income tax. TEP expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions.	We will elect to be treated as a corporation for U.S. federal income tax purposes. Distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. Like distributions on corporate stock, our distributions will only be treated as dividends to the extent of our current or accumulated earnings and profits (as computed for federal income tax purposes). We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2015, 2016 and 2017, and that during this period, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Distributions not treated as taxable dividends will reduce your tax basis in your Class A shares, or will be taxable as capital gain to the extent they exceed your tax basis in your Class A shares. For additional information, please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Distributions.”

	TEP’s Common Units	Our Class A Shares
	TEP common unitholders will receive Schedule K-1s from TEP reflecting the unitholders’ share of TEP’s items of income, gain, loss and deduction at the end of each fiscal year.	No Schedule K-1s will be issued with respect to the Class A shares, and instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.

Distributions and Incentive Distribution Rights	TEP pays its limited partners, IDR owner and general partner quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. Tallgrass Equity owns the incentive distribution rights in TEP.	We expect to pay the holders of our Class A shares quarterly distributions equal to the cash we receive from Tallgrass Equity, less income taxes and any reserves established by our general partner. Our general partner is not entitled to any incentive distributions.

Sources of Cash Flow	TEP currently generates its cash flow from the transportation of crude oil, as well as in the transportation, storage and processing of natural gas.	Our cash-generating assets consist of direct and indirect partnership interests in TEP, including common units, the IDRs and the 1.37% general partner interest, which we own through Tallgrass Equity, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our shareholders will be completely dependent upon the performance of TEP and the ability of Tallgrass Equity to distribute cash it receives from TEP to us. Similarly, we may issue an unlimited number of additional partnership interests and other equity securities without obtaining shareholder approval.

Limitation on Issuance of Additional Units or Shares	TEP may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.	Similarly, we may issue an unlimited number of additional partnership interests and other equity securities without obtaining shareholder approval.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A and will be adopted contemporaneously with the closing of this offering.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Our Cash Distribution Policy and Restrictions on Distributions” and “How We Make Cash Distributions”;

•	with regard to the rights of holders of Class A shares and Class B shares, please read “Description of Our Shares”;

•	with regard to the contractual duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”; and

•	with regard to tax matters, please read “Material U.S. Federal Income Tax Consequences.”

When used in this “Description of Our Partnership Agreement,” references to the Exchange Right Holders include certain transferees in private, non-exchange transactions.

Organization and Duration

We were formed in February 2015 and have a perpetual existence.

Purpose

Under our partnership agreement, we will be permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the indirect ownership of partnership interests (including incentive distribution rights) in TEP, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interest of us or our shareholders. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including but not limited to the following:

•	the making of expenditures and the incurrence of debt and other obligations;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of contracts;

•	the distribution of our cash;

•	the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto;

•	any action in connection with our participation and management of TEP; and

•	any action to waive, reduce, limit or modify TEP’s IDRs.

For a further description of limits on our business, please read “Certain Relationships and Related Party Transactions.”

Capital Contributions

Our shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement will be governed by Delaware law. Our partnership agreement will require that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner to us or the shareholders;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his shares plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

•	to remove or replace our general partner,

•	to approve some amendments to our partnership agreement or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a shareholder were to lose limited liability through any fault of our general partner. Although this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner (or in our case, a shareholder) have not been clearly established in many jurisdictions. Although we currently have no operations distinct from TEP, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the shareholder could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Limited Voting Rights

Our general partner will manage and operate us. You will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or its directors on an annual or other continuing basis.

The following is a summary of the shareholder vote required for the matters specified below. On all matters where our shareholders are entitled to vote, the Class A shares and Class B shares will vote together as a single class and will be entitled to one vote per share. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. In voting their shares, our general partner will have no fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or in the best interests of us or the shareholders.

Issuance of additional shares (or other partnership securities)	No approval right.

Amendment of our partnership agreement	Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Certain amendments may be made by our general partner without the approval of our shareholders. Other amendments generally require the approval of a majority of our outstanding shares. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding shares in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution	A majority of our outstanding shares. Please read “—Termination or Dissolution.”

Reconstitution upon dissolution	A majority of our outstanding shares. Please read “—Termination or Dissolution.”

Withdrawal of our general partner	No approval right. Please read “—Withdrawal or Removal of the General Partner.”

Removal of our general partner	Not less than 80% of our outstanding shares, including shares held by our general partner, the Exchange Right Holders and their respective affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Unless otherwise indicated, “outstanding shares” includes shares held by our general partner, the Exchange Right Holders and their respective affiliates.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interest in our general partner without the approval of our shareholders, subject to certain transfer restrictions contained in Holdings’ limited liability company agreement.

Issuance of Additional Securities

Our partnership agreement will authorize us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our shareholders.

It is possible that we will fund acquisitions through the issuance of additional shares or other equity securities. Holders of any additional shares we issue will be entitled to share equally with the then-existing shareholders in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of shares in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the Class A shares and Class B shares are not entitled.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding shares.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of shareholder interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding shares.

No Shareholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any shareholder or assignee to reflect:

(1) any change in our name, the location of our principal place of business, our registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, provided that the sole purpose of such merger is to effect a legal change into a different form of limited liability entity;

(11) an amendment effected, necessitated or contemplated by an amendment to TEP’s partnership agreement that requires TEP unitholders to provide a statement, certificate or other proof of evidence to TEP regarding whether such unitholder is subject to United States federal income tax on the income generated by TEP; or

(12) any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any shareholder or assignee if those amendments, in the discretion of our general partner:

(1) do not adversely affect our shareholders (or any particular class of holders of partnership interests) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our shares are or will be listed for trading;

(4) are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement;

(5) are necessary or appropriate to implement certain governance procedures; or

(6) are required to effect the intent of the statements contained in this prospectus and in the provisions of our partnership agreement or as are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Shareholder Approval

Any amendment described as requiring shareholder approval will require an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our shareholders. Our general partner will not be required to obtain such an opinion of counsel for any of the amendments described above under “—Amendments to Our Partnership Agreement—No Shareholder Approval.” In the absence of such an opinion where required, the approval of 90% of the outstanding shares is required for an amendment to become effective.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected. Also, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement will generally prohibit our general partner, without the prior approval of a majority of our outstanding shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

A merger, consolidation or conversion of us requires the prior consent of our general partner. In addition, our partnership agreement will provide that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our shareholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

If conditions to be specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our shareholders are not entitled to dissenters’ rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their shares) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by a majority of our outstanding shares;

(2) there being no holders of partnership interests, unless we are continued without dissolution in accordance with applicable Delaware law;

(3) the entry of a decree of judicial dissolution of us; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding shares may also elect, within 180 days, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with their pro-rata interest in Class A shares.

If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding shares may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding shares agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination or Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding shares, including shares held by our general partner, the Exchange Right Holders and their respective affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares. The ownership of more than 20% of our outstanding shares by any person or group would give such persons the practical ability to prevent our general partner’s removal. Upon completion of this offering, the Exchange Right Holders will own substantially more than 20% of our outstanding shares.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Change of Management Provision

Our partnership agreement will contain specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner, the Exchange Right Holders and their permitted transferees or their respective affiliates acquires beneficial ownership of 20% or more of any class of our shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to (i) any person or group that acquires the shares directly from us, our general partner, any of the Exchange Right Holders, any Qualifying Interest Holder (as defined in our partnership agreement) or their respective affiliates, (ii) any transferees that acquired the shares from a person or group described in clause (i), or (iii) any person or group that acquires 20% of any class of shares with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time more than 80% of our outstanding shares (including Class A shares issuable upon the exchange of Class B shares and including any other additional limited partner interests we may issue in the future) are owned by our general partner or its affiliates, our general partner will have the right (which it may assign to us or any other designee), but not the obligation, to acquire all, but not less than all, of the remaining

Class A shares held by public shareholders at a price equal to the greater of (x) the highest cash price paid by our general partner, the Exchange Right Holders, or their respective affiliates for any shares purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those shares and (y) the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market. Please read “Material U.S. Federal Income Tax Consequences.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of shares then outstanding, shareholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. The only matters for which approvals may be solicited will be those matters submitted by our general partner’s board of directors. Our shareholders will not be able to submit matters for consideration at any meeting of our shareholders. Class A shares and Class B shares that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those shares in the same ratios as the votes of limited partners on other shares are cast. Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Our shareholders will not be entitled to act by written consent. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 20% of the outstanding shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

Each record holder of a share has a vote according to his percentage interest in us, although additional partnership interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner, the Exchange Right Holders and their respective affiliates, or a direct or subsequently approved transferee of our general partner, the Exchange Right Holders and their respective affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read “—Change of Management Provision” above. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” above, the shares will be fully paid, and shareholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any shareholder, we may redeem the shares held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each shareholder or assignee to furnish information about his nationality, citizenship or related status. If a shareholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the shareholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his shares and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	the Exchange Right Holders;

•	any Qualifying Interest Holders (as defined in our partnership agreement);

•	any person who is or was an affiliate of our general partner, any departing general partner, the Exchange Right Holders or any Qualifying Interest Holder;

•

any person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner or the Exchange Right Holders;

•

any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner, the Exchange Right Holders or a Qualifying Interest Holder as an officer, director, member, partner, fiduciary or trustee of another person; or

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

The omnibus agreement requires Tallgrass Equity to reimburse Tallgrass Management and its respective affiliates for all direct and indirect expenses it makes (i) on our behalf (ii) on behalf of our general partner, or (iii) for any other purposes related to our business and activities or those our general partner, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain corporation, general and administrative services, in each case, to the extent properly allocable to us. Any direct expenses associated with being a separate publicly traded entity will be borne by Tallgrass Equity. We currently anticipate that Tallgrass Equity’s reimbursable expenses will be approximately $2.0 million for the twelve month period ending June 30, 2016. Neither our partnership agreement nor our omnibus agreement will limit the amount of expenses for which our general partner, Tallgrass Management and their respective affiliates may be reimbursed by Tallgrass Equity. All reimbursements to our general partner, Tallgrass Management and their respective affiliates by Tallgrass Equity will proportionally reduce cash distributions by Tallgrass Equity to its members, which in turn will reduce the amount of cash we distribute to our shareholders.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

We will furnish or make available to record holders of shares, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement will provide that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, our limited partners and other persons who acquire interests in us will not have rights to receive information from us or any of the persons we indemnify as described under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential. Our partnership agreement will limit the rights to information that a limited partner would otherwise have under Delaware law.

TALLGRASS ENERGY PARTNERS, LP’S CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

TEP will distribute to its unitholders, on a quarterly basis, all of its available cash in the manner described below.

Definition of Available Cash

Available cash generally means, for any quarter ending prior to liquidation, the sum of (i) cash on hand at the end of a quarter after the payment of TEP’s expenses and the establishment of cash reserves and (ii) if TEP’s general partner so determines, all or any portion of the cash on hand immediately prior to the date of distribution of available cash for the quarter, including cash on hand resulting from working capital borrowings made after the end of the quarter. TEP’s general partner will have the authority to establish the cash reserves for the proper conduct of TEP’s business and for future cash distributions to its unitholders. Any determination to establish cash reserves made by TEP’s general partner in good faith will be binding on TEP’s unitholders. TEP’s partnership agreement provides that in order for a determination by its general partner to be considered to have been made in good faith, its general partner must subjectively believe that the determination is in TEP’s best interests.

Operating Surplus and Capital Surplus

General

Cash distributions to TEP’s unitholders will be characterized as either operating surplus or capital surplus. TEP distributes available cash from operating surplus differently than available cash from capital surplus. Please read “—Quarterly Distributions of Available Cash.”

Definition of Operating Surplus

Operating surplus refers generally to:

•	$40 million; plus

•	all TEP’s cash receipts, excluding cash from interim capital transactions and the termination of commodity and interest rate hedges; plus

•	working capital borrowings made after the end of a quarter but before the date of distribution of available cash for that quarter; plus

•

cash distributions paid in respect of equity issued to finance expansion capital expenditures, or to pay periodic interest and related fees on debt incurred or to pay periodic distributions on equity issued to finance such expansion capital expenditures, from the date TEP enters into a binding obligation to commence the construction of the asset through the date the asset is entered into service or abandoned or disposed of; less

•

all TEP’s operating expenditures, the amount cash reserves to fund future operating expenditures, all working capital borrowings not repaid within 12 months or repaid with proceeds of additional working capital borrowings, and any cash loss realized on disposition of an investment capital expenditure.

Definition of Capital Surplus

Capital surplus will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

TEP will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of TEP’s initial public offering equals the operating surplus from the closing of such offering through the end of the quarter prior to the distribution. Any available cash in excess of operating surplus, regardless of its source, will be treated as capital surplus. TEP currently does not anticipate that it will make distributions from capital surplus.

Incentive Distribution Rights

The incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed above the payments made under the minimum quarterly distribution, if any, and the related 2% distribution to the general partner.

Effect of Issuance of Additional Units

TEP can issue additional common units or other equity securities for consideration and under terms and conditions approved by its general partner in its sole discretion and without the approval of TEP’s unitholders. TEP may fund acquisitions through the issuance of additional common units or other equity securities.

Holders of any additional common units that TEP issues will be entitled to share equally with its then-existing unitholders in distributions of available cash. In addition, the issuance of additional interests may dilute the value of the interests of the then-existing unitholders. If TEP issues additional partnership interests, its general partner will have the right, but not the obligation, to make an additional capital contribution to TEP to maintain or attain up to a 2.0% general partner interest in TEP.

Quarterly Distributions of Available Cash

TEP will make quarterly distributions to its partners prior to its liquidation in an amount equal to 100% of its available cash for that quarter. TEP is required to make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date. The minimum quarterly distribution and the target distribution levels are also subject to certain other adjustments as described below under “—Distributions from Capital Surplus” and “—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.”

Distributions From Operating Surplus

During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.2875 per common unit (the minimum quarterly distribution), plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The subordination period will automatically terminate when distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equal or exceed various thresholds after specified dates.

Assuming TEP’s general partner maintains or attains its 2.0% general partner interest in TEP and TEP does not issue any additional classes of equity securities, TEP will make distributions of available cash from operating surplus during the subordination period in the following manner:

•

first, 98.0% to the common unitholders, pro rata, and 2.0% to its general partner, until TEP distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to its general partner, until TEP distributes for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to its general partner, until TEP distributes for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Assuming TEP’s general partner maintains or attains its 2.0% general partner interest in TEP and TEP does not issue any additional classes of equity securities, TEP will make distributions of available cash from operating surplus after the subordination period in the following manner:

•

first, 98.0% to the unitholders, pro rata, and 2.0% to its general partner, until TEP distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

For any quarter that TEP has distributed available cash from operating surplus (i) to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution and (ii) on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution, TEP will distribute any additional available cash from operating surplus for that quarter among the unitholders and its general partner (for so long as it holds the IDRs) in the following manner:

•	first, 98.0% to the unitholders, pro rata, and 2.0% to its general partner, until each unitholder receives a total of $0.3048 per unit for that quarter;

•	second, 85.0% to the unitholders, pro rata, and 15.0% to its general partner, until each unitholder receives a total of $0.3536 per unit for that quarter;

•	third, 75.0% to the unitholders, pro rata, and 25.0% to its general partner, until each unitholder receives a total of $0.4313 per unit for that quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to its general partner.

TEP’s distributions to its general partner above, other than in its capacity as holders of units, that are in excess of the general partner’s aggregate 2.0% general partner interest represent the IDRs. The right to receive incentive distributions is not part of the general partner interest and may be transferred separately from that interest, subject to certain restrictions.

General Partner’s Right to Reset Incentive Distribution Levels

TEP’s general partner has the right under TEP’s partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to TEP’s general partner would be set. The general partner’s right to reset the minimum quarterly distribution amount and target distribution levels upon which the incentive distributions payable to the general partner are based may be exercised, subject to certain restrictions, without approval of TEP’s unitholders or the conflicts committee. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase.

TEP’s general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to the general partner.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Assuming TEP’s general partner maintains or attains its 2.0% general partner interest in TEP and TEP does not issue any additional classes of equity securities TEP will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98.0% to the unitholders, pro rata, and 2.0% to its general partner, until the minimum quarterly distribution is reduced to zero, as described in “—Distributions from Capital Surplus—Effect of a Distribution from Capital Surplus” below;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to its general partner, until TEP distributes for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, as if such distributions were from operating surplus.

Effect of a Distribution from Capital Surplus

TEP’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price, which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Once TEP distributes capital surplus on a unit in an amount equal to the initial unit price:

•	the minimum quarterly distribution and the target distribution levels will be reduced to zero for subsequent quarters;

•	all distributions of available cash will be treated as operating surplus; and

•

50.0% of distributions of available cash will be to all unitholders, pro rata, and 50.0% will be to its general partner, assuming the general partner has maintained or attained a 2.0% general partner interest and has not transferred its IDRs.

Distributions of capital surplus will reduce the minimum quarterly distribution after any distribution of capital surplus is made; however, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

How TEP Adjusts the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if TEP combines its units into fewer units or subdivides its units into a greater number of units (but not if TEP issues additional common units for cash or property), TEP will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of general partner units comprising the general partner interest; and

•	the arrearages in payment of the minimum quarterly distribution on the common units.

For example, in the event of a two-for-one split of the common units, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be split into two subordinated units.

If TEP Became Subject to Taxation

If legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority so that TEP becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, TEP will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus TEP’s general partner’s estimate of TEP’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distribution of Cash Upon Liquidation

General

If TEP were to dissolve, TEP would sell its assets or otherwise dispose of its assets in a process called liquidation. TEP would first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in TEP’s partnership agreement and by law and, thereafter, distribute any remaining proceeds to the unitholders and its general partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of TEP’s assets in liquidation.

Interim Adjustments to Capital Accounts

If TEP issued additional security interests, interim adjustments to capital accounts would also be made. Any unrealized and unrecognized gain would be allocated generally to the unitholders and the general partner in the same way that a gain is allocated upon liquidation. If positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from TEP’s issuance of additional interests, or upon TEP’s liquidation, would be allocated in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. TEP generally will allocate any unrealized and unrecognized loss to the unitholders and the general partner based on their respective percentage ownership in TEP. If negative interim adjustments are made to the capital accounts, any subsequent positive adjustments to the capital accounts resulting from TEP’s issuance of additional interests, or upon TEP’s liquidation, would be allocated in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier negative adjustments to the capital accounts had been made.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF

TALLGRASS ENERGY PARTNERS, LP

The following is a summary of the material provisions of TEP’s partnership agreement. A discussion of distributions of TEP’s available cash is described under “Tallgrass Energy Partners, LP’s Cash Distribution Policy—Distributions of Available Cash.”

Purpose

TEP’s purpose under its partnership agreement is limited to any business activity that is approved by TEP’s general partner; provided that its general partner shall not cause TEP to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause TEP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Reimbursements of TEP’s General Partner

TEP’s general partner is entitled to be reimbursed for all direct and indirect expenses it incurs or payments it makes on TEP’s behalf and all other expenses allocable to TEP or otherwise incurred by TEP’s general partner in connection with operating TEP’s business, including salary, bonus, incentive compensation and other amounts paid to persons who perform services for TEP. TEP’s partnership agreement provides that its general partner will determine in good faith the expenses that are allocable to TEP in its sole discretion.

Issuance of Additional Securities

TEP’s partnership agreement authorizes it to issue an unlimited number of additional partnership interests for the consideration and on terms and conditions determined by TEP’s general partner in its sole discretion without the approval of any of the unitholders.

It is possible that TEP will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units TEP issues will be entitled to share equally with the then-existing holders of common units in TEP’s distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in TEP’s net assets and operations.

In accordance with Delaware law and the provisions of TEP’s partnership agreement, TEP may also issue additional partnership interests that, as determined by TEP’s general partner, may have special voting rights to which common units are not entitled. In addition, TEP’s partnership agreement does not prohibit the issuance by TEP or its subsidiaries of equity interests, which may effectively rank senior to the common units.

TEP’s general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to make additional capital contributions to TEP to the extent necessary to maintain or attain up to a 2.0% general partner interest in TEP. TEP’s general partner’s 2.0% interest in TEP will be reduced if TEP issues additional units in the future and its general partner does not contribute a proportionate amount of capital to TEP to maintain or attain up to its 2.0% general partner interest. Moreover, TEP’s general partner and its affiliates have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, TEP issues those interests to persons other than its general partner and the general partner’s affiliates, to the extent necessary to maintain or attain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendments to TEP’s Partnership Agreement

Amendments to TEP’s partnership agreement may be proposed only by its general partner, but the general partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to TEP or its limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, TEP’s general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, which must be approved by a unit majority; however, in some circumstances more particularly described in TEP’s partnership agreement, TEP’s general partner may make amendments to TEP’s partnership agreement without the approval of any limited partner.

Withdrawal or Removal of TEP’s General Partner

After the first day of the first quarter beginning after the tenth anniversary of TEP’s initial public offering, TEP’s general partner may withdraw as general partner without obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of TEP’s partnership agreement. In addition, TEP’s general partner may withdraw without unitholder approval upon 90 days’ notice to TEP’s limited partners if at least 50% of TEP’s outstanding units are held or controlled by one person and its affiliates (other than TEP’s general partner and its affiliates). In addition, TEP’s partnership agreement permits its general partner to sell or otherwise transfer all of its general partner interest in TEP without the approval of the unitholders.

Upon voluntary withdrawal of TEP’s general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, TEP will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue TEP’s business by appointing a successor general partner.

TEP’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of TEP’s outstanding units voting together as a single class, including units held by TEP’s general partner and its affiliates, and TEP receives an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of TEP’s outstanding common units voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than one-third of the outstanding units by TEP’s general partner and its affiliates would give them the practical ability to prevent TEP’s general partner’s removal. As of March 31, 2015, TEP’s general partner and its affiliates owned approximately 43.8% of TEP’s outstanding common units.

If TEP’s general partner is removed as general partner under circumstances where cause does not exist, (i) the subordinated units outstanding will immediately and automatically convert into common units on a one-for-one basis; provided, such person nor any of its affiliates voted any units in favor of removal and such person is not an affiliate of the successor general partner, and (ii) if all of the subordinated units convert pursuant to (i) above, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of removal of TEP’s general partner where cause exists or withdrawal of the general partner where such withdrawal violates TEP’s partnership agreement, a successor general partner will have the option to purchase the general partner interest and IDRs of the departing general partner at the fair market value of such interests. Under all other circumstances, the departing general partner may require the successor general partner to purchase such interests at their fair market value. In addition, TEP will be required to reimburse the departing general partner for all amounts due the departing general partner.

Liquidation and Distribution of Proceeds

Upon TEP’s dissolution, unless it is continued as a new limited partnership, the liquidator authorized to wind up TEP’s affairs will, acting with all of the powers of TEP’s general partner that are necessary or appropriate to, liquidate TEP’s assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of TEP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to TEP’s partners.

Change of Management Provisions

TEP’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove its general partner or otherwise change its management. Generally, if a person or group, other than TEP’s general partner or its affiliates, acquires beneficial ownership of 20% or more of any class of units, other than from TEP’s general partner or its affiliates, that person or group loses voting rights on all of its units.

Limited Call Right

If at any time TEP’s general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, TEP’s general partner will have the right, which it may assign in whole or in part to any of its affiliates or to TEP, to purchase all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by TEP’s general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in TEP’s partnership agreement) as of the date three business days prior to the date that notice is mailed, and (2) the highest cash price paid by either TEP’s general partner or any of its affiliates for any TEP limited partner interest of the class purchased within the 90 days preceding the date TEP’s general partner first mails notice of its election to purchase the limited partner interests.

Indemnification

Under TEP’s partnership agreement, in most circumstances, TEP will indemnify the following persons to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	TEP’s general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to TEP or any of TEP’s subsidiaries at the request of its general partner or any departing general partner or any of their affiliates; and

•	any person designated by TEP’s general partner.

Any indemnification under these provisions will only be out of TEP’s assets. TEP’s general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to TEP to enable TEP to effectuate any indemnification. TEP will purchase insurance against liabilities asserted against and expenses incurred by persons for TEP’s activities, regardless of whether TEP would have the power to indemnify the person against liabilities under its partnership agreement.

Registration Rights

Under TEP’s partnership agreement, TEP has agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership interests proposed to be sold by its general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Tallgrass MLP GP, LLC as general partner. TEP is obligated to pay all expenses incidental to such a registration, excluding underwriting discounts and commissions.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A shares. Future sales of our Class A shares in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our Class A shares prevailing from time to time and our ability to raise equity-related capital at a time and price we deem appropriate.

Upon the closing of this offering, we will have outstanding an aggregate of 35,311,000 Class A shares (or 40,607,650 Class A shares if the underwriters exercise in full their option to purchase additional Class A shares), all of which will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below under “—Rule 144.”

In addition, subject to certain limitations and exceptions, the Exchange Right Holders may exchange Tallgrass Equity units (together with a corresponding number of Class B shares) for Class A shares on a one-for-one basis, subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. Following the completion of this offering, the Exchange Right Holders will hold 121,918,440 Class B shares (or 116,621,790 Class B shares if the underwriters exercise in full their option to purchase additional Class A shares), all of which (together with a corresponding number of Tallgrass Equity units) will be exchangeable for Class A shares. Please read “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Tallgrass Equity.” The Class A shares we issue upon such exchanges would be “restricted securities” as defined in Rule 144, as described below under “—Rule 144.” However, the registration rights agreement we will enter into in connection with the closing of this offering will require us to register the resale of those Class A shares under the Securities Act. Please read “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Rule 144

The Class A shares sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Class A shares owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer and held for one year to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the Class A shares for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his Class A shares for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those Class A shares under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those Class A shares without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Issuance of Additional Securities

Our partnership agreement will provide that we may issue an unlimited number of limited partner interests and other equity securities without a vote of our shareholders. Any issuance of additional Class A shares or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, Class A shares then outstanding. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities.”

Registration Rights Agreement

In connection with the closing of this offering, we will enter into the registration rights agreement with the Exchange Right Holders. Pursuant to the registration rights agreement, we have agreed to register the resale of all Class A shares issuable upon exercise of the Exchange Right held by the Exchange Right Holders or any of their permitted transferees to the registration rights agreement under certain circumstances. Please read “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Lock-Up Agreements

We, certain of our affiliates, the Exchange Right Holders and the directors and executive officers of our general partner have agreed, subject to certain exceptions, not to sell any Class A shares, including any Class A shares received upon exchange of Tallgrass Equity units as disclosed above, they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

In addition, for a period of 180 days following the closing of this offering, the Exchange Right Holders will not be permitted to exchange any of their Tallgrass Equity units.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A shares by a taxpayer that holds our Class A shares as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift tax laws. In addition, except as expressly described in this summary, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold our Class A shares as a result of a constructive sale;

•	persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies;

•

persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons that hold in excess of 5% of our Class A shares; and

•	persons that hold Class A shares other than as a capital asset.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TEP Partnership Status

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to a publicly traded partnership if 90.0% or more of the publicly traded partnership’s gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and other products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. TEP estimates that less than 6% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by TEP and its general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90.0% of TEP’s current gross income constitutes qualifying income, that TEP will be classified as a partnership for federal income tax purposes, and that each of TEP’s operating subsidiaries will be disregarded as an entity separate from TEP or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by TEP and its general partner. The representations made by TEP and its general partner upon which Baker Botts L.L.P. has relied include:

•	Neither TEP nor any of its operating subsidiaries is organized as, has elected to be treated as or will elect to be treated as a corporation for U.S. federal income tax purposes; and

•

For every taxable year, more than 90.0% of TEP’s gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

Opinion of Counsel

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in the remaining portion of this section, unless otherwise noted, is the opinion of Baker Botts L.L.P. (“Counsel”).

In providing this opinion, Counsel has examined and is relying upon the truth and accuracy at all relevant times of this prospectus, the registration statement of which this prospectus forms a part, representations made by us and TEP and such other records and documents as in Counsel’s judgment are necessary or appropriate to enable Counsel to provide this opinion. Counsel has not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

This opinion is based upon Counsel’s interpretation of the Code, its regulations, court decisions, published positions of the IRS and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This opinion is rendered as of the date of this prospectus, and Counsel assumes no obligation to advise us or you of any change in fact, circumstances or law which may alter, affect or modify this opinion. This opinion is not binding on the IRS or a court, and no ruling has been or will be obtained from the IRS regarding any of the matters addressed in this opinion. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the matters addressed in this opinion.

Corporate Status

Although we are a Delaware limited partnership, we will elect to be treated as a corporation for U.S. federal income tax purposes. Thus, we are obligated to pay U.S. federal income tax on our net taxable income. Currently, the maximum regular U.S. federal income tax rate is 35%, but we may be subject to a 20% alternative minimum tax on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular tax. In addition, no Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our Class A shares who are U.S. holders for U.S. federal income tax purposes. You are a U.S. holder for purposes of this discussion if you are a beneficial owner of our Class A shares and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions

Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits. Our earnings and profits generally will equal the taxable income allocated to us by TEP, with certain adjustments. These adjustments include recovering depreciation costs more slowly than permitted in computing taxable income and will generally result in our having earnings and profits in excess of our taxable income. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Class A shares for more than one year as of the time of the distribution. Non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally would be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met. U.S. corporate holders of our Class A shares that receive a distribution from us treated as a dividend for U.S. federal income tax purposes may be eligible for the corporate dividends-received deduction (subject to certain limitations, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the Class A shares on which the dividends were paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its Class A shares).

As a result of the application of the principles of Section 704(c) of the Code to our investment in Tallgrass Equity and the elections made by Tallgrass Equity and TEP under Section 754 of the Code, we are entitled to depreciation and amortization deductions with respect to the assets of TEP computed as if those assets had a tax basis equal to their fair market value at the time of our investment. This will result in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income for, at a minimum, each of the periods ending December 31, 2015, 2016, and 2017. In addition, future exchanges of retained interests in Tallgrass Equity and Class B shares in us for our Class A shares generally will result in additional basis adjustments with respect to our interest in the assets of Tallgrass Equity (and indirectly in TEP). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

We anticipate that available deductions will offset our taxable income for, at a minimum, each of the periods ending December 31, 2015, 2016 and 2017, and that during this period none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. This estimate is based on assumptions with respect to TEP’s earnings from its operations, the amount of those earnings allocated to us, our income tax liabilities, the amount of distributions paid to us by TEP, and that there will not be an issuance of significant additional units by TEP without a corresponding increase in the aggregate tax deductions generated by TEP. This estimate is subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we and TEP will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that this estimate will prove to be correct. The actual number of years in which distributions paid to you are treated as a return of capital could be more or fewer than estimated, and any differences could be material and could materially affect the value of our Class A shares.

Prospective investors in our Class A shares are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Class A Shares

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder’s adjusted tax basis in those shares. A U.S. holder’s tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

Investment by Tax-Exempt Investors and Regulated Investment Companies

A tax-exempt investor will not have unrelated business taxable income attributable to its ownership of Class A shares or to its sale, exchange or other disposition of Class A shares unless its ownership of Class A shares is debt-financed. In general, Class A shares would be debt-financed if the tax-exempt investor incurs debt to acquire Class A shares or otherwise incurs or maintains a debt that would not have been incurred or maintained if those Class A shares had not been acquired.

Distributions that constitute dividends with respect to the Class A shares will result in income that is qualifying income for a regulated investment company or a mutual fund. Furthermore, any gain from the sale, exchange or other disposition of the Class A shares will constitute gain from the sale, exchange or other disposition of stock or securities and will also result in income that is qualifying income for a regulated investment company. Finally, the Class A shares will constitute qualifying assets to regulated investment companies, which generally must own at least 50% in qualifying assets and not more than 25% in certain non-qualifying assets at the end of each quarter, provided such regulated investment companies do not violate certain percentage ownership limitations with respect to the Class A shares.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Class A shares that is neither a partnership nor a U.S. holder as defined above.

Distributions

Generally, a distribution treated as a dividend paid to a non-U.S. holder on our Class A shares will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under “Gain on Disposition of Class A Shares.” The rules applicable to distributions by “USRPHCs” (as defined below) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 10% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS W-8BEN-E (or other appropriate or successor form) certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or other appropriate or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation’s earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Class A Shares

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A shares unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Class A shares constitute a U.S. real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses).

A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares are “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our Class A shares as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder’s holding period for the Class A shares, more than 5% of our Class A shares. If our Class A shares were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Class A shares, and a 10% withholding tax would apply to the gross proceeds from the sale of our Class A shares by such non-U.S. holder.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Legislation Affecting Class A Shares Held Through Foreign Accounts

The Foreign Account Tax Compliance Act imposes a 30% withholding tax on certain payments on our Class A shares and on the gross proceeds from a disposition of our Class A shares in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements.

Payments subject to withholding tax under this law generally include dividends paid on Class A shares and gross proceeds from sales or other dispositions occurring after December 31, 2016 of such Class A shares. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of this law.

3.8% Tax on Unearned Income

Certain holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Class A shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. You are urged to consult your own tax advisors regarding the application of this additional Medicare tax to your particular circumstances.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our Class A shares by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code, which we refer to collectively as the Similar Laws. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts, or the IRAs, established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA and any applicable Similar Law;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any applicable Similar Law; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our Class A shares is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our Class A shares should consider whether the entity’s purchase or ownership of such Class A shares would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of Class A shares is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

ERISA and the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•

the entity is an “operating company”; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Internal Revenue Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Plan fiduciaries contemplating a purchase of Class A shares should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as representatives of the underwriters named below, and Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Class A shares set forth opposite the underwriter’s name.

Underwriter	Number of Class A Shares
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
Scotia Capital (USA) Inc.
Stifel, Nicolaus & Company, Incorporated
Tudor, Pickering, Holt & Co. Securities, Inc.
USCA Securities LLC

Total	35,311,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Class A shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Class A shares (other than those covered by the underwriters’ option to purchase additional Class A shares described below) if they purchase any of the Class A shares.

Class A shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Class A shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $              per share. If all the Class A shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more Class A shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 5,296,650 additional Class A shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Class A shares approximately proportionate to that underwriter’s initial purchase commitment. Any Class A shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Class A shares that are the subject of this offering.

We, certain of our affiliates, the Exchange Right Holders, and the executive officers and directors of our general partner have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co., dispose of or hedge any Class A shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and Goldman, Sachs & Co., in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. The foregoing lock-up arrangements do not apply to, among other things, private transfers of Tallgrass Equity units and our Class B shares, although any transferee of such Tallgrass Equity units and Class B shares will be subject to the foregoing lock-up arrangements, or our issuances of Class A shares or any securities convertible or exchangeable into our Class A shares as payment of any part of the purchase price for businesses that are acquired by us and our affiliates or any third parties, provided that any recipient of such Class A shares will be subject to the foregoing lock-up arrangements.

At our request, the underwriters have reserved up to 5% of the Class A shares for sale at the initial public offering price to persons who are directors, officers or employees of our general partner and its affiliates and certain other persons with relationships with us and our affiliates through a directed share program. The number of Class A shares available for sale to the general public will be reduced by the number of directed Class A shares purchased by participants in the program. Except for certain officers and directors of our general partner who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying Class A shares through the directed share program has agreed that, for a period of 30 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co., dispose of or hedge any Class A shares purchased in the program. For certain officers and directors purchasing Class A shares through the directed share program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Citigroup Global Markets Inc. and Goldman, Sachs & Co., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed Class A shares not purchased will be offered by the underwriters to the general public on the same basis as all other Class A shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed Class A shares.

Prior to this offering, there has been no public market for our Class A shares. Consequently, the initial public offering price for the Class A shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the Class A shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our Class A shares will develop and continue after this offering.

We intend to apply to list our Class A shares on the New York Stock Exchange under the symbol “TEGP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option. The information also does not reflect an additional incentive fee of up to 0.25% of the gross proceeds of the offering that may be payable by us to the underwriters at our sole discretion.

Paid by the Company
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We have also agreed to reimburse the underwriters for up to $20,000 of any fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the terms of the sale of the common units offered by this prospectus.

We estimate that of the total expenses of this offering will be $3.9 million (excluding underwriting discounts and commissions), to be paid by Tallgrass Equity.

In connection with the offering, the underwriters may purchase and sell Class A shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional Class A shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Class A shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of Class A shares in an amount up to the number of Class A shares represented by the underwriters’ underwriters’ option to purchase additional Class A shares.

•	“Naked” short sales are sales of Class A shares in an amount in excess of the number of Class A shares represented by the underwriters’ option to purchase additional Class A shares.

•	Covering transactions involve purchases of Class A shares either pursuant to the underwriters’ option to purchase additional Class A shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase Class A shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase Class A shares in the open market or must exercise the option to purchase additional Class A shares. In determining the source of Class A shares to close the covered short position, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase Class A shares through the underwriters’ option to purchase additional Class A shares.

•	Stabilizing transactions involve bids to purchase Class A shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A shares. They may also cause the price of the Class A shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Referral Fee

One of the underwriters of the offering, WFS entered into a Referral Agreement with its retail brokerage affiliate, WFA, pursuant to which WFS agreed to pay a referral fee of up to $600,000 to WFA, up to 50% of which may be directed by WFA to Timothy Dehaemers, a financial adviser employed by WFA who is also the brother of our President and Chief Executive Officer, for his introduction and referral of WFS to TEGP. The referral fee paid from WFS to WFA will be paid solely from the underwriting commissions received by WFS and does not in any way increase the total fees paid by TEGP to WFS in connection with the offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to TEP and to persons and entities with relationships with TEP, for which they received or will receive customary fees and expenses.

Affiliates of certain of the underwriters are lenders under TEP’s senior unsecured revolving credit facility and Tallgrass Equity’s senior unsecured revolving credit facility. None of the affiliates of such underwriters will receive any proceeds of this offering as a result of their lending relationships with TEP and/or Tallgrass Equity, however Tallgrass Equity intends to use the net proceeds of this offering, together with its borrowings under the Tallgrass Equity revolving credit facility, to purchase 20 million TEP common units from Tallgrass Development, which in turn intends to use a portion of such proceeds to repay amounts outstanding under its revolving credit facility. Affiliates of certain of the underwriters are lenders under the Tallgrass Development revolving credit facility and, accordingly, may ultimately receive a portion of the net proceeds of this offering. Further, certain of the underwriters have entered into an equity distribution agreement with TEP pursuant to which they have sold and may sell common units of TEP as part of TEP’s ATM offering program. In addition, certain of the underwriters also were underwriters in the TEP Equity Offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in Hong Kong

The Class A shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Class A shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATERS

The validity of the Class A shares will be passed upon for us by Baker Botts L.L.P., Austin, Texas. Certain legal matters in connection with the Class A shares offered hereby will be passed upon for the underwriters by Vinson & Elkins, L.L.P., Houston, Texas.

EXPERTS

The financial statements of Tallgrass Energy Partners, LP as of December 31, 2014 and December 31, 2013 and for each of the two years in the period ended December 31, 2014 and the period from November 13, 2012 to December 31, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Tallgrass Energy Partners Pre-Predecessor for the period from January 1, 2012 to November 12, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of Tallgrass Energy GP, LP as of February 10, 2015 included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-l regarding the Class A shares offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the Class A shares offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website is located at www.tallgrassenergy.com (with the portion applicable to our business to be activated at the completion of this offering), and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our shareholders annual reports containing our audited financial statements and furnish or make available to our shareholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

UNAUDITED TALLGRASS ENERGY GP, LP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma financial statements of Tallgrass Energy GP, LP (“TEGP”) as of and for the year ended December 31, 2014, are derived from the historical audited financial statements of Tallgrass Energy Partners, LP (“TEP”), the predecessor of TEGP, and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. These pro forma financial statements have been prepared to reflect TEP’s acquisition of an additional 33.3% membership interest in Pony Express and the related financing transactions, as well as the formation, initial public offering (the Offering), the entry by Tallgrass Equity, LLC (“Tallgrass Equity”) into a new $150 million revolving credit facility, and related transactions of TEGP.

In connection with the closing of this Offering and certain other reorganization transactions, TEGP will ultimately own a 22.46% interest in Tallgrass Equity, which will hold 20 million limited partner common units of TEP and indirectly holds 834,391 general partner units and all of the incentive distribution rights of TEP. The pro forma adjustments have been prepared as if the transactions to be effected at the completion of this Offering had taken place on December 31, 2014, in the case of the pro forma balance sheet, and as of January 1, 2014, in the case of the pro forma income statement for the year ended December 31, 2014. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such unaudited pro forma financial statements and with the historical financial statements and related notes set forth elsewhere in this prospectus.

The unaudited pro forma balance sheet and the unaudited pro forma statements of income were derived by adjusting the historical financial statements of TEP. The adjustments are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable and give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial data.

The unaudited pro forma financial statements give pro forma effect to the following adjustments, among others:

•	TEP’s acquisition of an additional 33.3% membership interest in Pony Express and the related financing transactions;

•	provision for income taxes as TEGP has elected to be taxed as a corporation for U.S. federal income tax purposes;

•	the issuance of 121,918,440 Class B shares to the Exchange Right Holders, representing an approximate 77.54% interest in us;

•	the issuance of 35,311,000 Class A shares to the public in this offering, representing an approximate 22.46% interest in us;

•	Tallgrass Equity’s entry into a new $150 million revolving credit facility with an initial term of five years; and

•	the use of proceeds of this offering as described in “Use of Proceeds.”

The pro forma financial data do not give effect to the estimated $2 million in incremental annual general and administrative expenses that we expect to incur as a result of being a publicly traded partnership, all of which will be borne by Tallgrass Equity.

TALLGRASS ENERGY GP, LP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

December 31, 2014

		Pro Forma Adjustments
	TEP	Pony Express Acquisition and Financing		TEP As Adjusted	TEGP Offering		TEGP Pro Forma
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$867	$551,949	(a)	$867	$900,431	(d)	$867
		148,051	(a)		(40,519	)(e)
		(700,000	)(b)		(3,900	)(f)
					150,000	(h)
					(1,775	)(i)
					(953,600	)(j)
					(50,637	)(l)
Accounts receivable, net	39,768	—		39,768	—		39,768
Receivable from related parties	73,393	—		73,393	—		73,393
Gas imbalances	2,442	—		2,442	—		2,442
Inventories	13,045	—		13,045	—		13,045
Prepayments and other current assets	2,766	—		2,766	—		2,766

Total Current Assets	132,281	—		132,281	—		132,281
Property, plant and equipment, net	1,853,081	—		1,853,081	—		1,853,081
Goodwill	343,288	—		343,288	—		343,288
Intangible asset, net	104,538	—		104,538	—		104,538
Deferred financing costs	5,528	—		5,528	1,775	(i)	7,303
Deferred tax asset	—	—		—	282,629	(m)	282,629
Deferred charges and other assets	18,481	—		18,481	—		18,481

Total Assets	$2,457,197	$—		$2,457,197	$284,404		$2,741,601

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$62,329	$—		$62,329	$—		$62,329
Accounts payable to related parties	3,915	—		3,915	—		3,915
Gas imbalances	3,611	—		3,611	—		3,611
Accrued taxes	3,989	—		3,989	—		3,989
Accrued liabilities	9,384	—		9,384	—		9,384
Deferred revenue	5,468	—		5,468	—		5,468
Other current liabilities	7,872	—		7,872	—		7,872

Total Current Liabilities	96,568	—		96,568	—		96,568
Long-term debt	559,000	148,051	(a)	707,051	150,000	(h)	857,051
Other long-term liabilities and deferred credits	6,478	—		6,478	—		6,478

Total Long-term Liabilities	565,478	148,051		713,529	150,000		863,529
Equity:
TEP Partners’ Equity	1,038,723	551,949	(a)	1,268,209	(1,268,209	)(c)	—
		(322,463	)(b)
TEGP Predecessor	—	—		—	(358,206	)(c)	—
					358,206	(g)
TEGP Class A shares (35,311,000 shares issued and outstanding)	—	—		—	900,431	(d)	1,230,790
					(40,519	)(e)
					(3,900	)(f)
					(358,206	)(g)
					450,355	(k)
					282,629	(m)
TEGP Class B shares (121,918,440 shares issued and outstanding)	—	—		—	—		—

Total Members’ Equity	1,038,723	229,486		1,268,209	(37,419)		1,230,790
Noncontrolling interests	$756,428	$(377,537	)(b)	$378,891	$1,626,415	(c)	$550,714
					(953,600	)(j)
					(450,355	)(k)
					(50,637	)(l)

Total Equity	$1,795,151	$(148,051)		$1,647,100	$134,404		$1,781,504

Total Liabilities and Equity	$2,457,197	$—		$2,457,197	$284,404		$2,741,601

TALLGRASS ENERGY GP, LP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2014

		Pro Forma Adjustments
	TEP	Pony Express Acquisition and Financing		TEP As Adjusted	TEGP Offering		TEGP Pro Forma
	(in thousands, except per unit amounts)
Revenues:
Natural gas liquids sales	170,924	—		170,924	—		170,924
Natural gas sales	10,325	—		10,325	—		10,325
Natural gas transportation services	126,733	—		126,733	—		126,733
Crude oil transportation services	28,343	—		28,343	—		28,343
Processing and other revenues	35,231	—		35,231	—		35,231

Total Revenues	371,556	—		371,556	—		371,556

Operating Costs and Expenses:
Cost of sales and transportation services	191,654	—		191,654	—		191,654
Operations and maintenance	39,577	—		39,577	—		39,577
Depreciation and amortization	47,048	—		47,048	—		47,048
General and administrative	33,160	—		33,160	—		33,160
Taxes, other than income taxes	6,704	—		6,704	—		6,704

Total Operating Costs and Expenses	318,143	—		318,143	—		318,143

Operating Income	53,413	—		53,413	—		53,413

Other Income (Expense):
Interest expense, net	(7,292)	—		(7,292)	(4,038	)(h)	(11,785)
					(455	)(i)
Gain on remeasurement of unconsolidated investment	9,388	—		9,388	—		9,388
Loss on extinguishment of debt	—	—		—	—		—
Equity in earnings of unconsolidated investment	717	—		717	—		717
Other income, net	3,103	—		3,103	—		3,103

Total Other Income (Expense)	5,916	—		5,916	(4,493)		1,423

Net income (loss) before income taxes	59,329	—		59,329	(4,493)		54,836
Income tax expense	—	—		—	3,282	(m)	3,282

Net income (loss)	59,329	—		59,329	(7,775)		51,554

Net loss (income) attributable to noncontrolling interests	11,352	20,000	(b)	31,352	(80,539	)(c)	(45,703)
					$3,131	(h)
					$353	(i)

Net income (loss) attributable to TEGP	$70,681	$20,000		$90,681	$(88,314)		$5,851

Pro forma basic net income per Class A share							$0.17

Pro forma diluted net income per Class A share							$0.17

TALLGRASS ENERGY GP, LP

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation, Transactions and this Offering

TEGP was formed on February 10, 2015, and accordingly does not have any historical financial information prior to that date. The historical financial information is derived from the audited historical financial statements of TEP, the predecessor of TEGP, that are included elsewhere in this prospectus. TEGP has no operations outside of the ownership interests in TEP. TEGP’s cash flows will consist solely of the distributions related to its indirect partnership interest in TEP. The pro forma adjustments have been prepared as if this offering and the transactions described in this prospectus had taken place on December 31, 2014, in the case of the pro forma balance sheet, and as of January 1, 2014, in the case of the pro forma statements of operations for the year ended December 31, 2014.

Note 2. Pro Forma Adjustments and Assumptions

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided as follows:

(a)	The effect of financing transactions related to TEP’s acquisition of an additional 33.3% membership interest in Pony Express, including (i) the underwritten public offering by TEP of 11,200,000 TEP common units that closed on February 27, 2015 (including the underwriters’ purchase of 1,200,000 TEP common units in March 2015 pursuant to the underwriters’ option to purchase up to an additional 1,500,000 TEP common units), and (ii) additional borrowings under the TEP revolving credit facility to fund the remaining portion of the $700 million cash consideration paid for the additional 33.3% membership interest in Pony Express;

(b)	The effect of TEP’s acquisition of an additional 33.3% membership interest in Pony Express effective December 31, 2014, assuming an incremental Minimum Quarterly Preference Payment of $20 million for the fourth quarter of 2014, resulting in a $20 million increase to net income allocated to TEP and a corresponding increase to the loss allocated to noncontrolling interests;

(c)	The effect of the formation of TEGP and the reorganization and consolidation of TEGP’s subsidiaries, including Tallgrass Equity, LLC (“Tallgrass Equity”) and Tallgrass MLP GP, LLC (“TEP GP”), as described in “Summary—Organizational Structure.”

(d)	The gross proceeds of $900.4 million from the issuance and sale of 35,311,000 Class A shares at an initial public offering price of $25.50 per share. If the underwriters were to exercise their option to purchase additional shares in full, gross proceeds would equal approximately $1.0 billion.

(e)	The payment of estimated underwriting discounts, commissions, and structuring fees of approximately $40.5 million.

(f)	The payment of legal, accounting, and other offering expenses other than those discussed in Note (e) of approximately $3.9 million.

(g)	Reflects the conversion of the adjusted parent net investment in the TEGP Predecessor to the Class A shares.

(h)	The proceeds of the estimated $150 million to be borrowed at the closing of this offering and the corresponding payment of interest expense on Tallgrass Equity’s revolving credit facility at an assumed interest rate of 2.655% based on a floating 30-day LIBOR rate and a borrowing spread over LIBOR of 2.50%, along with the associated noncontrolling interest allocation.

The effect of a 0.125% variance in interest rates on pro forma interest expense would have been approximately $188,000 annually.

(i)	The payment of an estimated $1.7 million of fees and expenses on TEGP’s revolving credit facility, which will be amortized over the life of the facility, and a $125,000 annual agency fee, and the associated noncontrolling interest allocation.

(j)	The cash outflow of approximately $953.6 million from Tallgrass Equity for the purchase of 20 million TEP common units and the elimination of the investment in TEP common units.

(k)	The transfer of equity balances associated with the 20 million TEP common units acquired from noncontrolling interest.

(l)	The distribution of remaining proceeds of $50.6 million to the Exchange Right Holders.

(m)	Reflects the creation of a deferred tax asset attributable to the difference between TEGP’s income tax basis and the U.S. GAAP basis of TEGP’s interest in its consolidated subsidiaries and the corresponding increase in equity associated with Class A shares as a result of the reorganization and consolidation of TEGP’s subsidiaries. The income tax basis is equal to the consideration paid and the U.S. GAAP basis is equal to the historical carrying value of TEGP’s interest in the consolidated subsidiaries. The resulting deferred tax asset will be amortized to deferred income tax expense in future periods as the associated basis step-up is realized on our future tax returns. The income tax provision of $3.3 million was calculated using a combined federal and state effective income tax rate of 37% applied to net income before income taxes of $54.8 million less net income attributable to noncontrolling interests of $45.7 million, less other equity accounting adjustments of approximately $0.2 million. The provision is calculated on the amount of book income that would be allocable to TEGP for tax purposes.

Note 3. Pro Forma Net Income or Loss Per Class A Share

Pro forma net income per Class A share is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the Class A shareholders, by the number of Class A shares expected to be outstanding at the completion of this offering. For purposes of this calculation we assumed that the number of Class A shares outstanding was 35,311,000. All units were assumed to have been outstanding since January 1, 2014. Basic and diluted pro forma net income per Class A share are equivalent as there will be no securities outstanding at closing of the Offering that would be dilutive to the Class A shares.

Class B shares will not share in TEGP’s earnings. Accordingly, pro forma basic and diluted net income per Class B share has not been presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Tallgrass Energy GP, LP:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Tallgrass Energy GP, LP at February 10, 2015 in conformity with accounting principles generally accepted in the United States of America. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

February 19, 2015

TALLGRASS ENERGY GP, LP

BALANCE SHEET

February 10, 2015
ASSETS
Cash	$—
Total Assets	$—

PARTNER’S EQUITY
Partner’s Equity	$—
Total Partner’s Equity	$—

TALLGRASS ENERGY GP, LP

NOTE TO BALANCE SHEET

1. Nature of Operations

Tallgrass Energy GP, LP (“TEGP”) is a Delaware limited partnership formed on February 10, 2015 to hold indirect interests in the general partner of Tallgrass Energy Partners, LP (“TEP”), including all of TEP’s incentive distribution rights, the approximate 1.7% general partner interest, and a portion of the limited partner common units of TEP. TEP is a publicly traded Delaware limited partnership that is engaged in the transportation, storage and processing of natural gas, the transportation of crude oil and the provision of water business services primarily to the oil and gas exploration and production industry.

The Partnership intends to offer Class A shares, representing limited partner interests entitled to receive distributions from TEGP, pursuant to a public offering and to concurrently issue Class B shares, also representing limited partner interests, to the Exchange Right Holders. Class B shares are not entitled to receive distributions but will be entitled to vote on the same basis as the Class A shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Tallgrass Energy Partners, LP:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, partners’ capital and cash flows present fairly, in all material respects, the financial position of Tallgrass Energy Partners, LP and its subsidiaries (the “Partnership”) at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years ended December 31, 2014 and 2013, and for the period from November 13, 2012 to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

February 19, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Tallgrass Energy Partners, LP:

In our opinion, the accompanying statement of income, comprehensive income, partners’ capital and cash flows present fairly, in all material respects, Tallgrass Energy Partners Pre-Predecessor’s (“TEP Pre-Predecessor”) results of operations and their cash flows for the period from January 1, 2012 to November 12, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the TEP Pre-Predecessor management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 18, 2013

TALLGRASS ENERGY PARTNERS, LP

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$867	$—
Accounts receivable, net	39,768	30,033
Receivable from related party	73,393	—
Gas imbalances	2,442	3,128
Inventories	13,045	5,549
Prepayments and other current assets	2,766	16,986

Total Current Assets	132,281	55,696
Property, plant and equipment, net	1,853,081	1,116,806
Goodwill	343,288	334,715
Intangible asset, net	104,538	102,567
Deferred financing costs	5,528	4,512
Deferred charges and other assets	18,481	17,117

Total Assets	$2,457,197	$1,631,413

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable, including $45,534 and $89,212 related to variable interest entities	$62,329	$149,452
Accounts payable to related parties	3,915	7,137
Gas imbalances	3,611	3,664
Derivative liabilities at fair value	—	184
Accrued taxes	3,989	5,520
Accrued liabilities	9,384	5,550
Deferred revenue	5,468	538
Other current liabilities	7,872	10,695

Total Current Liabilities	96,568	182,740
Long-term debt	559,000	135,000
Other long-term liabilities and deferred credits	6,478	4,572

Total Long-term Liabilities	565,478	139,572
Commitments and Contingencies
Equity:
Predecessor Equity	—	247,221
Common unitholders (32,834,105 and 24,300,000 units issued and outstanding at December 31, 2014 and 2013, respectively)	800,333	455,197
Subordinated unitholder (16,200,000 units issued and outstanding at December 31, 2014 and 2013)	274,133	274,666
General partner (834,391 and 826,531 units issued and outstanding at December 31, 2014 and 2013, respectively)	(35,743)	14,078

Total Partners’ Equity	1,038,723	991,162
Noncontrolling interests	$756,428	$317,939

Total Equity	$1,795,151	$1,309,101

Total Liabilities and Equity	$2,457,197	$1,631,413

The accompanying notes are an integral part of these consolidated financial statements.

TALLGRASS ENERGY PARTNERS, LP

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands, except per unit amounts)			(in thousands, except per unit amounts)
Revenues:
Natural gas liquids sales	170,924	146,313	18,554	106,355
Natural gas sales	10,325	9,387	2,326	15,634
Natural gas transportation services	126,733	120,025	15,970	93,214
Crude oil transportation services	28,343	—	—	—
Processing and other revenues	35,231	14,801	1,722	5,089

Total Revenues	371,556	290,526	38,572	220,292

Operating Costs and Expenses:
Cost of sales and transportation services (exclusive of depreciation and amortization shown below)	191,654	146,154	19,050	101,452
Operations and maintenance	39,577	35,404	3,921	29,901
Depreciation and amortization	47,048	39,917	5,449	20,647
General and administrative	33,160	27,651	8,806	11,318
Taxes, other than income taxes	6,704	7,401	1,277	6,861

Total Operating Costs and Expenses	318,143	256,527	38,503	170,179

Operating Income	53,413	33,999	69	50,113

Other (Expense) Income:
Interest (expense) income, net	(7,292)	(11,054)	(3,179)	1,661
Gain on remeasurement of unconsolidated investment	9,388	—	—	—
Loss on extinguishment of debt	—	(17,526)	—	—
Equity in earnings of unconsolidated investment	717	—	—	—
Other income, net	3,103	2,205	492	1

Total Other Income (Expense)	5,916	(26,375)	(2,687)	1,662

Net Income (Loss) Before Income Taxes	59,329	7,624	(2,618)	51,775
Texas Margin Taxes	—	—	—	279

Net Income (Loss)	59,329	7,624	(2,618)	51,496

Net loss attributable to noncontrolling interests	11,352	2,123	252	—

Net Income (Loss) attributable to partners	$70,681	$9,747	$(2,366)	$51,496

Allocation of income to the limited partners:
Net income attributable to partners	$70,681	$9,747
Predecessor operations interest in net (income) loss	(1,508)	4,432

Net income attributable to partners, excluding predecessor operations interest	69,173	14,179
Net income attributable to partners prior to May 17, 2013	—	(6,982)

Net income attributable to partners subsequent to May 17, 2013	69,173	7,197
General partner interest in net income subsequent to May 17, 2013	(7,399)	(206)

Common and subordinated unitholders’ interest in net income subsequent to May 17, 2013	61,774	6,991

Basic net income per common and subordinated unit	$1.39	$0.17

Diluted net income per common and subordinated unit	$1.36	$0.17

Basic average number of common and subordinated units outstanding	44,346	40,450
Diluted average number of common and subordinated units outstanding	45,394	41,458

The accompanying notes are an integral part of these consolidated financial statements.

TALLGRASS ENERGY PARTNERS, LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Net Income (Loss) attributable to partners	$70,681	$9,747	$(2,366)	$51,496
Other Comprehensive Income:
Reclassification of change in fair value of derivatives to net income	—	—	—	(4,187)
Change in fair value of derivatives utilized for hedging purposes	—	—	—	1,024

Total Other Comprehensive Loss	—	—	—	(3,163)

Total comprehensive income (loss) attributable to partners	$70,681	$9,747	$(2,366)	$48,333

The accompanying notes are an integral part of these consolidated financial statements.

TALLGRASS ENERGY PARTNERS, LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

	TEP Pre- Predecessor Member’s Capital	TEP Predecessor Member’s Capital	Predecessor Equity	Accumulated Other Comprehensive Income	Limited Partners				General Partner
					Common		Subordinated				Total Partners’ Equity	Noncontrolling Interests	Total Equity
					Units	Amount	Units	Amount	Units	Amount
Balance at January 1, 2012	$733,717	$—	$—	$3,091	—	$—	—	$—	—	$—	$736,808	$—	$736,808
Net income to Member	51,496	—	—	—	—	—	—	—	—	—	51,496	—	51,496
Distributions to Member, net	(57,661)	—	—	—	—	—	—	—	—	—	(57,661)	—	(57,661)
Total change in fair value of derivatives, including a reclassification to earnings	—	—	—	(3,163)	—	—	—	—	—	—	(3,163)	—	(3,163)

Balance at November 12, 2012	$727,552	$—	$—	$(72)	—	$—	—	$—	—	$—	$727,480	$—	$727,480

TEP Predecessor’s acquisition of TIGT, TMID, Trailblazer and Pony Express	$—	$573,242	$122,404	$—	—	$—	—	$—	—	$—	$695,646	$70,649	$766,295
Net loss to Member	—	(1,408)	(958)	—	—	—	—	—	—	—	(2,366)	(252)	(2,618)

Balance at December 31, 2012	$—	$571,834	$121,446	$—	—	$—	—	$—	—	$—	$693,280	$70,397	$763,677
Net income (loss) attributable to to the period from January 1, 2013 to May 16, 2013	—	6,982	(1,172)	—	—	—	—	—	—	—	5,810	(761)	5,049
Distributions to Member, net	—	(118,538)	—	—	—	—	—	—	—	—	(118,538)	—	(118,538)
Contribution of net assets of TIGT and TMID	—	(460,278)	—	—	9,700	167,051	16,200	278,992	827	14,235	—	—	—
Issuance of units to public (including underwriter over-allotment), net of offering and other costs	—	—	—	—	14,600	290,483	—	—	—	—	290,483	—	290,483
Net (loss) income attributable to the period from May 17, 2013 to December 31, 2013	—	—	(3,260)	—	—	4,194	—	2,797	—	206	3,937	(1,362)	2,575
Distributions to unitholders	—	—	—	—	—	(10,685)	—	(7,123)	—	(363)	(18,171)	—	(18,171)
Noncash compensation expense	—	—	—	—	—	4,154	—	—	—	—	4,154	—	4,154
Contributions from Predecessor Member, net	—	—	130,207	—	—	—	—	—	—	—	130,207	249,665	379,872

Balance at December 31, 2013	$—	$—	$247,221	$—	24,300	$455,197	16,200	$274,666	827	$14,078	$991,162	$317,939	$1,309,101
Net income (loss)	—	—	1,508	—	—	39,141	—	22,633	—	7,399	70,681	(11,352)	59,329
Issuance of units to public (including underwriter over-allotment), net of offering and other costs	—	—	—	—	8,079	320,385	—	—	—	—	320,385	—	320,385
Noncash compensation expense	—	—	—	—	—	10,154	—	—	—	—	10,154	—	10,154
Distributions to unitholders	—	—	—	—	—	(41,567)	—	(23,166)	—	(3,384)	(68,117)	—	(68,117)
Contribution from TD	—	—	—	—	—	—	—	—	—	27,488	27,488	—	27,488
(Distributions to) Contributions from Predecessor Member, net	—	—	(97,887)	—	—	—	—	—	—	—	(97,887)	410,012	312,125
Contributions from Noncontrolling Interest	—	—	—	—	—	—	—	—	—	—	—	5,429	5,429
Distributions to Noncontrolling Interests	—	—	—	—	—	—	—	—	—	—	—	(5,406)	(5,406)
Issuance of general partner units	—	—	—	—	—	—	—	—	8	263	263	—	263
Acquisition of Trailblazer	—	—	(91,090)	—	385	14,023	—	—	—	(72,933)	(150,000)	—	(150,000)
Acquisition of Water Solutions	—	—	—	—	—	—	—	—	—	—	—	1,400	1,400
Acquisition of 33.3% Pony Express membership interest	—	—	(59,752)	—	70	3,000	—	—	—	(8,654)	(65,406)	38,406	(27,000)

Balance at December 31, 2014	$—	$—	$—	$—	32,834	$800,333	16,200	$274,133	835	$(35,743)	$1,038,723	$756,428	$1,795,151

The accompanying notes are an integral part of these consolidated financial statements.

TALLGRASS ENERGY PARTNERS, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$59,329	$7,624	$(2,618)	$51,496
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	49,041	41,663	5,844	20,647
Gain on remeasurement of unconsolidated investment	(9,388)	—	—	—
Loss on extinguishment of debt	—	17,526	—	—
Noncash compensation expense	5,136	1,798	—	—
Changes in components of working capital:
Accounts receivable and other	(348)	8,506	1,425	(3,749)
Gas imbalances	1,504	2,393	(318)	4,551
Inventories	(8,367)	(2,807)	(214)	(98)
Accounts payable and accrued liabilities	(21,787)	12,207	5,540	6,286
Deferred revenue	6,619	—	—	—
Deferred lease payment	—	(4,563)	—	—
Other operating, net	(2,295)	(1,865)	805	2,202

Net Cash Provided by Operating Activities	79,444	82,482	10,464	81,335

Cash Flows from Investing Activities:
Capital expenditures	(665,650)	(346,020)	(12,698)	(19,540)
Issuance of related party loan	(270,000)	—	—	—
Acquisition of Trailblazer	(150,000)	—	—	—
Acquisition of additional equity interests in Water Solutions	(7,600)	—	—	—
Acquisition of Pony Express membership interest	(27,000)	—	—	—
Other investing, net	17,521	(1,590)	(56)	(2,152)

Net Cash Used in Investing Activities	(1,102,729)	(347,610)	(12,754)	(21,692)

Cash Flows from Financing Activities:
Distributions to unitholders	(68,117)	(18,171)	—	—
Contribution from TD	27,488	—	—	—
Repayment of debt assumed from TD	—	(400,000)	—	—
Borrowings under revolving credit facility, net	424,000	135,000	—	—
Proceeds from public offerings, net of offering costs	320,385	290,483	—	—
Contributions from Predecessor Member, net	312,125	379,872	—	—
Distributions to Member, net	—	(118,538)	—	(57,661)
Other financing, net	8,271	(3,518)	308	—

Net Cash Provided by (Used in) Financing Activities	1,024,152	265,128	308	(57,661)

Net Change in Cash and Cash Equivalents	867	—	(1,982)	1,982
Cash and Cash Equivalents, beginning of period	—	—	1,982	—

Cash and Cash Equivalents, end of period	$867	$—	$—	$1,982

Supplemental Disclosures:
Cash payments for interest, net	$6,801	$3,450	$—	$—
Schedule of Noncash Investing and Financing Activities:
Property, plant and equipment acquired via the cash management agreement with TD	$158,357	$—	$—	$—
Distribution to noncontrolling interests settled via the cash management agreement with TD	$5,361	$—	$—	$—
Increase in accrual for payment of property, plant and equipment	$—	$90,373	$5,325	$1,939
Increase in accrual for reimbursable construction in progress projects	$—	$14,470	$—	$—
Fair value of TIGT and TMID assets contributed by TD	$—	$1,027,127	$—	$—
Fair value of TIGT and TMID liabilities contributed by TD	$—	$(566,849)	$—	$—
Fair value of assets acquired by TEP Predecessor	$—	$—	$1,230,618	$—
Fair value of liabilities acquired by TEP Predecessor	$—	$—	$(464,323)	$—

The accompanying notes are an integral part of these consolidated financial statements.

TALLGRASS ENERGY PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Tallgrass Energy Partners, LP (“TEP” or the “Partnership”) is a Delaware limited partnership formed in February 2013.

TEP closed its initial public offering (“IPO”) on May 17, 2013 and on July 25, 2014 closed a public offering of an additional 8,050,000 common units. The 22,678,625 common units held by the public constitute approximately 46.3% of TEP’s aggregate outstanding common and subordinated units and approximately 45.5% of TEP’s aggregate outstanding common, subordinated and general partner units at December 31, 2014. Tallgrass Development, LP (“TD”) held 10,155,480 common units and 16,200,000 subordinated units at December 31, 2014, which comprised approximately 53.7% of TEP’s aggregate outstanding common and subordinated units and approximately 52.8% of TEP’s aggregate outstanding common, subordinated and general partner units. The 16,200,000 subordinated units outstanding at December 31, 2014 were converted to common units on February 17, 2015, as discussed further in Note 11—Partnership Equity and Distributions. In addition, 834,391 general partner units, representing an approximate 1.7% general partner interest in TEP at December 31, 2014, and all of the incentive distribution rights (“IDRs”) are held by Tallgrass MLP GP, LLC (the “general partner”).

The terms “TEP Predecessor” and “TEP Pre-Predecessor” refer to Tallgrass Energy Partners Predecessor and Tallgrass Energy Partners Pre-Predecessor, which are comprised of the businesses described below that were owned by Kinder Morgan Energy Partners, LP (“TEP Pre-Predecessor Parent”) prior to November 13, 2012. On November 13, 2012, TEP Pre-Predecessor Parent sold those assets, among others, to TD.

The businesses included in the TEP Pre-Predecessor consist of:

•

Tallgrass Interstate Gas Transmission, LLC (“TIGT”), which owns an interstate gas pipeline and storage system (the “TIGT System”) that is regulated by the FERC. TIGT currently has approximately 4,653 miles of varying diameter natural gas transmission lines in Colorado, Kansas, Missouri, Nebraska and Wyoming.

•	Tallgrass Midstream, LLC (“TMID”), which owns and operates one treating and two natural gas processing plants in Wyoming.

Prior to the sale of these assets to TD on November 13, 2012, TIGT was named Kinder Morgan Interstate Gas Transmission LLC and TMID was named KM Upstream LLC.

In addition to TIGT and TMID, the businesses included in the TEP Predecessor consist of:

•

Trailblazer Pipeline Company LLC (“Trailblazer”), which TEP acquired from TD on April 1, 2014. Trailblazer is an approximately 436-mile FERC regulated natural gas pipeline system that begins along the border of Wyoming and Colorado and extends to Beatrice, Nebraska.

•

Tallgrass Pony Express Pipeline, LLC (“Pony Express”), of which TEP acquired a 33.3% membership interest effective September 1, 2014. Pony Express owns and operates the Pony Express System, an approximately 698-mile crude oil pipeline commencing in Guernsey, Wyoming, and terminating in Cushing, Oklahoma, with delivery points at the Ponca City Refinery and at Deeprock in Cushing. Upon completion of ongoing construction, Pony Express also will own an approximately 66-mile lateral in Northeast Colorado that will commence in Weld County, Colorado, and interconnect with the Pony Express System just east of Sterling, Colorado. The lateral in Northeast Colorado is expected to be in service sometime during the second quarter of 2015. TD owns the remaining 66.7% membership interest in Pony Express.

The term “Trailblazer Predecessor” refers to Trailblazer for the period from November 13, 2012 to its acquisition by TEP on April 1, 2014, and the term “Pony Express Predecessor” refers to Pony Express for the period from November 13, 2012 to September 1, 2014, the date on which TEP acquired a 33.3% membership interest. TEP Predecessor, Trailblazer Predecessor and Pony Express Predecessor are collectively referred to as the Predecessor Entities, as further discussed in Note 2—Summary of Significant Accounting Policies. Financial results for all prior periods subsequent to November 13, 2012, the date common control was established, have been recast to reflect the operations of the Predecessor Entities. Predecessor Equity as presented in the consolidated financial statements represents the capital account activity of Trailblazer Predecessor from November 13, 2012 to April 1, 2014 and of Pony Express Predecessor from November 13, 2012 to September 1, 2014.

For additional information regarding these acquisitions, see Note 4—Acquisitions.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes were prepared in accordance with the generally accepted accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification (“GAAP”). In this report, the Financial Accounting Standards Board is referred to as the FASB and the FASB Accounting Standards Codification is referred to as the Codification or ASC. Certain prior period amounts have been reclassified to conform to the current presentation.

The accompanying combined financial statements for TEP Pre-Predecessor for the period from January 1, 2012 to November 12, 2012, are presented on a “held in use” basis. The accompanying consolidated financial statements of TEP include historical cost-basis accounts of the assets of TEP Predecessor, contributed to TEP by TD in connection with the IPO, for the periods prior to May 17, 2013, the closing date of TEP’s IPO, as well as Trailblazer for the periods prior to April 1, 2014, the date TEP acquired Trailblazer from TD, and Pony Express for the periods prior to September 1, 2014, the date TEP acquired a 33.3% membership interest in Pony Express, and include charges from TD for direct costs and allocations of indirect corporate overhead. Management believes that the allocation methods are reasonable, and that the allocations are representative of costs that would have been incurred on a stand-alone basis. Both TEP and TEP Predecessor are considered “entities under common control” as defined under GAAP and, as such, the transfers between the entities of the assets and liabilities have been recorded by TEP at historical cost. TEP, or the Partnership, as used herein refers to the consolidated financial results and operations for TEP Predecessor from its inception through its contribution to TEP and thereafter.

As further discussed in Note 4—Acquisitions, TEP closed the acquisition of Trailblazer on April 1, 2014 and the acquisition of a 33.3% membership interest in Pony Express effective September 1, 2014. As the acquisitions of Trailblazer and Pony Express are considered transactions between entities under common control, and a change in reporting entity, the financial information presented for prior periods has been recast to include Trailblazer and Pony Express for all periods subsequent to November 13, 2012.

The combined financial statements of the Predecessor Entities include legal entities, as detailed above, that are indirect wholly-owned subsidiaries of the Predecessor Entities. As the combined financial statements reflect TEP Predecessor and TEP Pre-Predecessor as single entities, significant intra-entity items have been eliminated in the presentation.

Net equity distributions of the TEP Predecessor and the Predecessor Entities included in the Consolidated Statements of Cash Flows represent transfers of cash as a result of TD and TEP Pre-Predecessor Parent’s centralized cash management systems prior to May 17, 2013, and prior to April 1, 2014 for Trailblazer and September 1, 2014 for Pony Express, under which cash balances were swept daily and recorded as loans from the subsidiaries to TD. These loans were then periodically recorded as equity distributions. Pony Express participates in a cash management agreement with TD, which holds a 66.7% common membership interest in Pony Express, under which cash balances are swept daily and recorded as loans from Pony Express to TD.

Net income or loss from consolidated subsidiaries that are not wholly-owned by TEP is attributed to TEP and noncontrolling interests. This is done in accordance with substantive profit sharing arrangements, which generally follow the allocation of cash distributions and may not follow the respective ownership percentages held by TEP. Concurrent with TEP’s acquisition of a 33.3% membership interest in Pony Express, TEP, TD, and Pony Express entered into the Second Amended and Restated Limited Liability Agreement of Tallgrass Pony Express Pipeline, LLC (“the Pony Express LLC Agreement”). The Pony Express LLC Agreement provides that the net income or loss of Pony Express be allocated, to the extent possible, consistent with the allocation of Pony Express cash distributions. The Pony Express LLC Agreement provides TEP a minimum quarterly preference payment of $16.65 million through the quarter ending September 30, 2015. For periods beginning after September 30, 2015 distributions and net income or loss from Pony Express will be attributed to TEP and noncontrolling interests in accordance with the respective ownership interests.

A variable interest entity (“VIE”) is a legal entity that possesses any of the following characteristics: an insufficient amount of equity at risk to finance its activities, equity owners who do not have the power to direct the significant activities of the entity (or have voting rights that are disproportionate to their ownership interest), or equity owners who do not have the obligation to absorb expected losses or the right to receive the expected residual returns of the entity. Companies are required to consolidate a VIE if they are its primary beneficiary, which is the enterprise that has a variable interest that could be significant to the VIE and the power to direct the activities that most significantly impact the entity’s economic performance. TEP has presented separately on its consolidated balance sheets, to the extent material, the assets of its consolidated VIE that can only be used to settle specific obligations of the consolidated VIE, and the liabilities of TEP’s consolidated VIE for which creditors do not have recourse to TEP’s general credit. Pony Express is considered to be a VIE under the applicable authoritative guidance. Based on a qualitative analysis in accordance with the applicable authoritative guidance, TEP has determined that it has the power to direct matters that most significantly impact the activities of Pony Express and has the right to receive benefits of Pony Express that could potentially be significant to Pony Express. TEP has consolidated Pony Express as TEP is the primary beneficiary. For additional information see Note 3—Variable Interest Entities.

TEP’s financial results as presented on the consolidated statements of income (loss), comprehensive income and cash flows have been separated from TEP Pre-Predecessor’s combined financial results by a bold vertical black line.

Use of Estimates

Certain amounts included in or affecting these consolidated financial statements and related disclosures must be estimated, requiring management to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues, and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods it considers reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from these estimates. Any effects on TEP’s business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Cash and Cash Equivalents

TEP and the TEP Pre-Predecessor consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Prior to November 12, 2012, the TEP Pre-Predecessor Parent employed a centralized cash management system that was utilized for its wholly-owned subsidiaries. Subsequent to November 13, 2012, TIGT and TMID entered into similar cash management agreements with TD. In accordance with the cash management agreements, the subsidiary companies make loans on each business day equal to the amount swept from their depository bank accounts. At the beginning of the following month, the total of these loans for each company, less reimbursement payments under the agency agreements described below in Note 5—Related Party Transactions, is transferred to an interest bearing account and are subsequently, periodically recorded as equity distributions. This practice was discontinued effective May 17, 2013, when TIGT and TMID were contributed to TEP. Subsequent to May 17, 2013, all payable and receivable balances between TEP and TD are cash settled with the exception of certain balances payable from Pony Express to TD, which have been settled against the receivable from TD via the Pony Express cash management agreement.

Net equity distributions of the Predecessor Entities included in the Consolidated Statements of Cash Flows represent transfers of cash as a result of TD’s centralized cash management systems prior to May 17, 2013, and prior to April 1, 2014 for Trailblazer and September 1, 2014 for Pony Express, under which cash balances were swept daily and recorded as loans from the subsidiaries to TD. These loans were then periodically recorded as equity distributions. Pony Express participates in a cash management agreement with TD, which holds a 66.7% common membership interest in Pony Express, under which cash balances are swept daily and recorded as loans from Pony Express to TD.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. TEP and TEP Pre-Predecessor make periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and adjustments are recorded as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. Our allowance for doubtful accounts totaled $0.5 million and $0.8 million at December 31, 2014 and 2013, respectively.

Inventories

Inventories primarily consist of gas in underground storage, materials and supplies, natural gas liquids and crude oil. Natural gas liquids and gas in underground storage, sometimes referred to as working gas, are recorded at the lower of historical cost or market using the average cost method. As discussed further under “Revenue Recognition” below, a loss allowance is factored into the crude oil tariffs to offset losses in transit. As crude oil is transported, TEP earns oil for its services as pipeline allowance oil, which it can then sell. As pipeline allowance oil is accumulated, it is recorded as inventory at the lower of historical cost or market using the average cost method. Materials and supplies are valued at weighted average cost and periodically reviewed for physical deterioration and obsolescence. For additional information, see “Gas in Underground Storage” below.

Accounting for Regulatory Activities

Regulated activities are accounted for in accordance with the “Regulated Operations” Topic of the Codification. This Topic prescribes the circumstances in which the application of GAAP is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses to TEP and TEP Pre-Predecessor associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process. TEP had recorded regulatory assets of approximately $1.4 million and $1.3 million included in “Deferred charges and other assets” in the Consolidated Balance Sheets at

December 31, 2014 and 2013, respectively. Regulatory assets at December 31, 2014 and 2013 were primarily attributable to costs associated with Trailblazer’s 2013 Rate Case Filing as more fully described in Note 16—Regulatory Matters and costs associated with the Predecessor Entities’ participation in the TEP Pre-Predecessor entity’s postemployment benefit plans.

Property, Plant and Equipment

Property, plant and equipment was adjusted to fair value on November 13, 2012, the date the acquisition of TIGT, TMID and Trailblazer by TD was completed. For additional information see Note 4—Acquisitions.

Property, plant and equipment is stated at historical cost, which for constructed plants includes indirect costs such as payroll taxes, other employee benefits, allowance for funds used during construction for regulated assets and other costs directly related to the projects. Expenditures that increase capacities, improve efficiencies or extend useful lives are capitalized and depreciated over the remaining useful life of the asset or major asset component. We also capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs.

Routine maintenance, repairs and renewal costs are expensed as incurred. The cost of normal retirements of the regulated depreciable utility property, plant and equipment, plus the cost of removal less salvage value and any gain or loss recognized, is recorded in accumulated depreciation with no effect on current period earnings. Gains or losses are recognized upon retirement of non-regulated or regulated property, plant and equipment constituting an operating unit or system, and land, when sold or abandoned and costs of removal or salvage are expensed when incurred.

Intangible Assets

TEP accounts for intangible assets in accordance with ASC 805, which established that an intangible asset is identifiable if it meets either the separability criterion or the contractual-legal criterion. Further, in accordance with ASC 805, contract-based intangible assets represent the value of rights that arise from contractual arrangements. Use rights such as drilling, water, air, timber cutting, and route authorities are an example of contract-based intangible assets. Intangible assets arose at Pony Express from the acquisition of rights associated with the ability and regulatory permissions to convert a section of TIGT’s natural gas pipeline, which was subsequently purchased by Pony Express, to crude oil and includes the operational and financial benefits that accrue due to those rights and the ability to make that asset more valuable (“the Pony Express oil conversion use rights”). These intangible assets are amortized on a straight-line basis over a period of 35 years, the period of expected future benefit. Intangible assets arose at BNN Redtail, LLC (“Redtail”) as a result of a significant customer contract with favorable market terms which was acquired as part of the Water Solutions transaction discussed in Note 4—Acquisitions. These intangible assets are amortized on a straight-line basis over a period of 1.6 years, the remaining term of the contract at the time of acquisition.

Impairment of Long-Lived Assets

TEP and TEP Pre-Predecessor review their long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss results when the estimated undiscounted future net cash flows expected to result from the asset’s use and its eventual disposition are less than its carrying amount. TEP and TEP Pre-Predecessor assess their long-lived assets for impairment in accordance with the relevant Codification guidance. A long-lived asset is tested for impairment whenever events or changes in circumstances indicate its carrying amount may exceed its fair value.

Examples of long-lived asset impairment indicators include:

•	a significant decrease in the market value of a long-lived asset or group;

•	a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;

•

a significant adverse change in legal factors or in the business climate could affect the value of long-lived asset or asset group, including an adverse action or assessment by a regulator which would exclude allowable costs from the rate-making process;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the long-lived asset or asset group;

•

a current period operating cash flow loss combined with a history of operating cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; and

•	a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

When an impairment indicator is present, TEP and TEP Pre-Predecessors first assess the recoverability of the long-lived assets by comparing the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset to the carrying amount of the asset. If the carrying amount is higher than the undiscounted future cash flows, the fair value of the assets is assessed using a discounted cash flow analysis and used to determine the amount of impairment, if any, to be recognized.

Gas in Underground Storage

Gas in underground storage represents the cost of base gas, which refers to the volumes necessary to maintain pressure and deliverability requirements in TEP and TEP Pre-Predecessors’ storage facilities. TEP and TEP Pre-Predecessor record base gas as a component of property, plant and equipment.

TEP maintains working gas in its underground storage facilities on behalf of certain third parties. TEP receives a fee for its storage services but does not reflect the value of third party gas in the accompanying consolidated financial statements. TEP occasionally acquires volumes of working gas for its own account. These volumes of working gas are recorded as natural gas inventory at the lower of cost or market. Prior to November 12, 2012, TEP Pre-Predecessor recorded these volumes of working gas at historical cost as a component of property, plant and equipment.

Depreciation and Amortization—Regulated Assets

TEP Pre-Predecessor computed depreciation using a composite method employed by applying a single depreciation rate to a group of assets with similar economic characteristics. This composite method of depreciation approximates a straight-line method of depreciation. TEP has elected to continue to use the composite depreciation method for its regulated assets at TIGT and Trailblazer. The annualized rate of depreciation ranges from 1.55% to 20.00% for the various classes of depreciable, regulated assets.

Depreciation and Amortization—Non-regulated Assets

For non-regulated assets, TEP has elected to use the straight-line method of depreciation. The useful lives for the various classes of non-regulated depreciable assets are as follows:

Range of Useful Lives (in years)
Crude oil pipelines	35
Processing & Treating	30
Natural gas pipelines(1)	10
General & Other	3-13 1/3

(1)	Includes the Replacement Gas Facilities as discussed in Note 5—Related Party Transactions and Note 16—Regulatory Matters.

Gas Imbalances

Gas imbalances receivable and payable represent the difference between customer nominations and actual gas receipts from and gas deliveries to interconnecting pipelines under various operational balancing and imbalance agreements. Gas imbalances are either made up in-kind or settled in cash, subject to the terms and valuations of the various agreements. Imbalances are valued at the Average Monthly Index Price (“AMIP”) of the Colorado Interstate Gas Index (“CIG”) and Panhandle Eastern Pipeline Gas Index (“PEPL”).

Deferred Financing Costs

Costs incurred in connection with the issuance of long-term debt are deferred and amortized over the related financing period using the effective interest method.

Deferred financing costs were allocated from TD to TEP on November 13, 2012 as discussed in Note 4—Acquisitions. Deferred financing costs allocated from TD were amortized over the related financing period using the effective interest method and subsequently written off as a loss on extinguishment of debt upon repayment of the long-term debt allocated from TD on May 17, 2013. See Note 10—Long-term Debt for additional information.

Goodwill

As discussed in Note 4—Acquisitions, we recorded goodwill in connection with the acquisition of TIGT, Trailblazer and TMID in 2012 and the acquisition of Water Solutions in 2014. TEP evaluates goodwill for impairment on an annual basis and whenever events or changes in circumstances necessitate an evaluation for impairment. Examples of such facts and circumstances include the magnitude of the excess of the fair value over the carrying amount in the last valuation or changes in the business environment. TEP’s annual impairment testing date is August 31st. TEP evaluates goodwill for impairment at the reporting unit level, which is an operating segment as defined in the segment reporting guidance of the Codification, using either the qualitative assessment option or the two-step test approach depending on facts and circumstances of the reporting unit. If TEP, after performing the qualitative assessment, determines it is “more likely than not” that the fair value of a reporting unit is greater than its carrying amount, the two-step impairment test is unnecessary. When goodwill is evaluated for impairment using the two-step test, the carrying amount of the reporting unit is compared to its fair value in Step 1 and if the fair value exceeds the carrying amount, Step 2 is unnecessary. If the carrying amount exceeds the reporting unit’s fair value, this could indicate potential impairment and Step 2 of the goodwill evaluation process is required to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any. When Step 2 is necessary, the fair value of individual assets and liabilities is determined using valuations, or other observable sources of fair value, as appropriate. If the carrying amount of goodwill exceeds its implied fair value, the excess is recognized as an impairment loss. See Note 8—Goodwill and Other Intangible Assets for additional information.

Investment in Unconsolidated Affiliates

We use the equity method to account for investments in greater than 20% owned affiliates that are not variable interest entities and where we do not have the ability to exercise control, and for investments in less than 20% owned affiliates where we have the ability to exercise significant influence.

We evaluate our investments in unconsolidated affiliates for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may have experienced a decline in value. When there is evidence of loss in value, we compare the estimated fair value of the investment to the carrying value of the investment to determine whether impairment has occurred. We assess the fair value of our investments in unconsolidated affiliates using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. The difference between the carrying amount of the unconsolidated affiliates and their estimated fair value is recognized as an impairment loss when the loss in value is deemed to be other-than-temporary.

TEP’s investment in Grasslands Water Services I, LLC (“GWSI”), which owns a water transportation pipeline, was initially recorded under the equity method of accounting as TEP had the ability to exercise significant influence, but not control, over this investment. As of December 31, 2013, the carrying amount of TEP’s investment in GWSI of $1.3 million consisted of cash contributions made during the year ended December 31, 2013 and was reported within the line item “Deferred charges and other assets” on the consolidated balance sheet. There was $0.7 million equity in earnings recognized for the year ended December 31, 2014. There was no equity in earnings recognized for the year ended December 31, 2013. As discussed in Note 4—Acquisitions, during the year ended December 31, 2014, TEP acquired a controlling interest in GWSI, which was subsequently renamed BNN Redtail, LLC (“Redtail”), and consolidated its investment in Redtail as of May 13, 2014 accordingly.

Revenue Recognition

TEP and TEP Pre-Predecessor recognize revenues as services are rendered or goods are sold to a purchaser at a fixed and determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. TEP and TEP Pre-Predecessor provide various types of natural gas storage and transportation services and crude oil transportation services to their customers in which the commodity remains the property of these customers at all times.

Natural gas liquids sales occur in the Processing & Logistics segment and consist of the sale of outputs from our processing plants and the marketing of natural gas liquids that are delivered by our suppliers under either fee-based arrangements or percent-of-proceeds arrangements. Under these arrangements, we treat and process the natural gas delivered by our suppliers, and then sell the resulting NGLs and condensate based on published index market prices. We remit to the producers an agreed-upon percentage of the actual proceeds that we receive from our sales of the NGLs and condensate. We keep the difference between the proceeds received and the amount remitted back to the producer. We generally report revenues gross in the consolidated statements of income, as we typically act as the principal in these transactions, take custody to the product, and incur the risks and rewards of ownership. Processing and other revenues primarily represent processing fees for processing, treating and fractionation of natural gas earned under fee-based arrangements and revenue from water services earned in the Processing & Logistics segment.

Natural gas sales occur in both the Natural Gas Transportation & Logistics segment and in the Processing & Logistics segment. In the Natural Gas Transportation & Logistics segment, transportation services revenue is recognized when a portion of the natural gas transported by customers is collected as a contractual fee to compensate TEP and TEP Pre-Predecessor for fuel consumed by pipeline and storage operations. We take title and record revenue at market prices when the volumes included in the contractual fee are delivered from the customer and injected into our storage facility. When the excess volumes are eventually sold we record natural gas sales revenue at the contractual sales price and cost of sales and transportation services at average cost. In addition, when operational conditions allow, TEP and TEP Pre-Predecessor occasionally sell “base gas,” which refers to the minimum volume of natural gas required in order to operate the storage facility. In the Processing & Logistics segment, we purchase natural gas primarily for use in our operations and for meeting contractual requirements to deliver natural gas to certain customers. In addition, some of our contractual arrangements allow us to keep a portion of the processed natural gas as compensation for processing services. We generate revenue by selling the volumes of natural gas received or purchased that exceed our business needs.

Natural gas transportation services occur in the Natural Gas Transportation & Logistics segment. In many cases (generally described as “firm service”), the customer pays a two-part rate that includes (i) a fee reserving the right to transport or store natural gas in TEP and TEP Pre-Predecessors’ facilities and (ii) a per-unit rate for volumes actually transported or injected into/withdrawn from storage. The fee-based component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers’ agreed upon delivery point, or when the volumes are injected into/withdrawn from TEP and TEP Pre-Predecessors’ storage facilities. In other cases (generally described as

“interruptible service”), there is no fee associated with the services because the customer accepts the possibility that service may be interrupted at TEP and TEP Pre-Predecessors’ discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements. In addition to “firm” and “interruptible” transportation services, TEP and TEP Pre-Predecessor also provide natural gas park and loan services to assist customers in managing short-term gas surpluses or deficits. Revenues are recognized as services are provided, based on the terms negotiated under these contracts.

Crude oil transportation services occur in the Crude Oil Transportation & Logistics segment. TEP provides various types of crude oil transportation services to its customers and, other than pipeline allowance oil, does not take title to the crude oil and does not incur the risks and rewards of ownership. In many cases the customer has committed to ship a fixed quantity of oil barrels per month. For barrels physically received by TEP and delivered to the customers’ agreed upon destination point, revenue is recognized in the period the service is provided. Shipper deficiencies, or barrels committed by the customer to be transported in a month but not physically received by TEP for transport or delivered to the customers’ agreed upon destination point are charged at the committed tariff rate per barrel and recorded as a deferred liability until the barrels are physically transported and delivered by TEP. In the case of non-committed shippers, revenue is recognized in the same manner utilized for the barrels physically transported and delivered. A loss allowance is factored into the crude oil tariffs to offset losses in transit. As crude oil is transported, TEP earns oil for its services as pipeline allowance oil. Any pipeline allowance oil that remains after replacing losses in transit can be sold. We take title and record revenue at market prices when the volumes included in the pipeline loss allowance are delivered from the customer. When pipeline loss allowance oil is eventually sold we record revenue at the contractual sales price and cost of sales and transportation services at average cost as discussed in “Inventories” above. There were no sales of pipeline allowance oil during the year ended December 31, 2014.

Commitments and Contingencies

We recognize liabilities for other commitments and contingencies when, after fully analyzing the available information, we determine it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount, or if no amount is more likely than another, we accrue the minimum of the range of probable loss.

Environmental Costs

TEP and TEP Pre-Predecessor expense or capitalize, as appropriate, environmental expenditures that relate to current operations. TEP and TEP Pre-Predecessors’ expense amounts that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation. TEP and TEP Pre-Predecessor do not discount environmental liabilities to a net present value, and record environmental liabilities when environmental assessments and/or remedial efforts are probable and costs can be reasonably estimated. Recording of these accruals coincides with the completion of a feasibility study or a commitment to a formal plan of action. Estimates of environmental liabilities are based on currently available facts and presently enacted laws and regulations taking into consideration the likely effects of other factors including our prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual cost or new information.

Fair Value

Fair value, as defined in the Codification, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or exit price. TEP and TEP Pre-Predecessor apply the fair value measurement guidance to financial assets and liabilities in determining the fair value of derivative assets and liabilities, and to nonfinancial assets and liabilities upon the acquisition of a business or in conjunction with the measurement of an impairment loss on an asset group or goodwill under the accounting guidance for the impairment of long-lived assets or goodwill.

The fair value measurement accounting guidance requires that TEP and TEP Pre-Predecessor make assumptions that market participants would use in pricing an asset or liability based on the best information available. These factors include nonperformance risk (the risk that the obligation will not be fulfilled) and credit risk of the reporting entity (for liabilities) and of the counterparty (for assets). The fair value measurement guidance prohibits the inclusion of transaction costs and any adjustments for blockage factors in determining the instruments’ fair value. The principal or most advantageous market should be considered from the perspective of the reporting entity.

Fair value, where available, is based on observable market prices. Where observable market prices or inputs are not available, different valuation models and techniques are applied. These models and techniques attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The process involves varying levels of management judgment, the degree of which is dependent on the price transparency of the instruments or market and the instruments’ complexity.

To increase consistency and enhance disclosure of fair value, the Codification creates a fair value hierarchy to prioritize the inputs used to measure fair value into three categories. An asset or liability’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement, where Level 1 is the highest and Level 3 is the lowest. The three levels are defined as follows:

•	Level 1 Inputs-quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

•

Level 2 Inputs-inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

•

Level 3 Inputs-unobservable inputs for the asset or liability. These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).

Any transfers between levels within the fair value hierarchy are recognized at the end of the reporting period.

For information regarding financial instruments measured at fair value on a recurring basis, see Note 9—Risk Management. For information regarding the fair value of financial instruments not measured at fair value in the Consolidated Balance Sheets, see Note 10—Long-term Debt.

Risk Management Activities

TEP and TEP Pre-Predecessor utilize energy derivatives for the purpose of mitigating its risk resulting from fluctuations in the market price of natural gas. TEP and TEP Pre-Predecessor record derivative contracts at their estimated fair values as of each reporting date. TEP Pre-Predecessor designated certain derivative instruments as qualifying hedges. TEP has elected not to apply hedge accounting for these derivative instruments. For more information on TEP and TEP Pre-Predecessors’ risk management activities, see Note 9—Risk Management.

Equity-Based Compensation

Equity-based compensation grants are measured at their grant date fair value and related compensation cost is recognized over the vesting period of the grant. Compensation cost for awards with graded vesting provisions is recognized on a straight-line basis over the requisite service period of each separately vesting portion of the award. As discussed in Note 15—Equity-Based Compensation, a portion of the expense recognized relating to equity-based compensation grants is charged to TD.

Income Taxes

Prior to September 1, 2014, TEP was comprised solely of limited liability companies that have elected to be treated as partnerships for income tax purposes. As discussed above, effective September 1, 2014 TEP acquired a 33.3% membership interest in Pony Express, which in turn owns 99.8% of Tallgrass Pony Express Pipeline (Colorado), Inc. (“PXP Colorado”), a C corporation. PXP Colorado is currently in the process of constructing a lateral pipeline on the Pony Express System located in Northeast Colorado and has not yet commenced operations or generated any income. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements of TEP and TEP Pre-Predecessor and the tax effects of TEP and TEP Pre-Predecessors’ activities accrue to their parents. TEP Pre-Predecessor historically incurred Texas Margin Taxes because it was part of an affiliated group that generated sales in the State of Texas.

Accounting Pronouncements Issued But Not Yet Effective

ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides a comprehensive and converged set of principles-based revenue recognition guidelines which supersede the existing industry and transaction-specific standards. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, entities must apply a five step process to (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also mandates disclosure of sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The disclosure requirements include qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.

The amendments in ASU 2014-09 are effective for public entities for annual reporting periods beginning after December 15, 2016, and for interim periods within that reporting period. Early application is not permitted. TEP is currently evaluating the impact of ASU 2014-09.

ASU No. 2014-12, “Compensation—Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”

In June 2014, The FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. ASU 2014-12 provides explicit guidance on accounting for share-based payments requiring a specific performance target to be achieved in order for employees to become eligible to vest in the awards when that performance target may be achieved after the requisite service period for the award. The ASU requires that such performance targets be treated as a performance condition, and should not be reflected in the estimate of the grant-date fair value of the award. Instead, compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. ASU 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. The adoption of ASU 2014-12 is not expected to have a material impact on TEP’s financial position and results of operations.

3. Variable Interest Entities

TEP, as the managing member of Pony Express, has voting rights disproportionate to its ownership interest. In addition, TEP does not have the obligation to absorb expected losses as a result of the minimum quarterly preference payments as discussed in Note 4—Acquisitions. As a result, TEP has determined that Pony Express is a VIE of which TEP is the primary beneficiary and consolidates Pony Express accordingly.

TEP has not provided any additional financial support to Pony Express other than its initial capital contribution of $570 million and has no contractual commitments or obligations to provide additional financial support. In the event that the costs of construction of the Pony Express System and lateral in Northeast Colorado exceed the $270 million retained by Pony Express as discussed in Note 4—Acquisitions, TD is obligated to fund the remaining costs.

The carrying amounts and classifications of the Pony Express assets and liabilities included in TEP’s consolidated balance sheet at December 31, 2014 and December 31, 2013 are as follows:

	December 31, 2014	December 31, 2013
	(in thousands)
Current assets	$93,019	$—
Noncurrent assets	1,300,816	566,156

Total assets	$1,393,835	$566,156

Current liabilities	$52,547	$89,247

Total liabilities	$52,547	$89,247

4. Acquisitions

Asset Acquisitions by TD

On November 13, 2012, TD completed the acquisition of certain assets from TEP Pre-Predecessor Parent for approximately $1.8 billion in cash and approximately $1.5 billion of assumed debt. The acquisition included a 100% equity interest in TIGT, TMID, Trailblazer and Pony Express, as discussed in Note 1—Description of Business. Of the approximately $1.8 billion in cash paid to acquire all of the net assets, $766.3 million was allocated to TIGT, TMID, Trailblazer and Pony Express. At December 31, 2012, the assets acquired and liabilities assumed in the acquisition were recorded at provisional amounts based on the preliminary purchase price allocation. During the year ended December 31, 2013, the preliminary purchase price allocation was adjusted for certain immaterial items related to regulatory assets and accrued liabilities.

The regulation of natural gas pipelines is an integral attribute of the assets contributed by TD in connection with the IPO and therefore was included in the determination of the fair value of the regulated assets. The Pre-Predecessor’s net book value of natural gas pipeline assets was higher than the historical regulatory net book value, and a comparative decrease in the gross book value of the natural gas pipelines resulted from adjusting the regulatory assets to their approximate fair value. The new basis of property, plant and equipment at December 31, 2012 represents the fair value on November 13, 2012 of the assets contributed to us by TD plus capital expenditures made through December 31, 2012. The fair value on November 13, 2012 of the regulated assets contributed to us by TD in connection with the IPO approximated the net book value of those assets on a regulated basis. The fair value of the non-regulated assets contributed to us by TD approximated their replacement cost values on November 13, 2012 and reflect a higher fair market value as compared to the Pre-Predecessor’s basis.

Prior to May 17, 2013, the long-term debt held by TD was guaranteed by TIGT and TMID, and $400 million of that debt was expected to be assumed by TEP concurrently with the IPO, and was therefore allocated to TIGT and TMID along with the related deferred financing costs at November 13, 2012. On May 17, 2013, concurrently with the closing of the IPO, this $400 million of the long-term debt held by TD was assumed and repaid by TEP. TIGT and TMID were also released as guarantors of the TD debt and became guarantors of the TEP revolving credit facility. For additional information, see Note 10—Long-term Debt.

Pro forma revenue and net income for the period from January 1, 2012 to November 12, 2012 was $220.3 million and $25.9 million, respectively. The unaudited pro forma financial information for the historical period is presented as if the acquisition of TIGT and TMID had been completed on January 1, 2012. The pro forma financial information is not necessarily indicative of what the actual results of operations or financial position of TEP would have been if the transactions had in fact occurred on the date or for the period indicated, nor do they purport to project the results of operations or financial position of TEP Pre-Predecessor for any future periods or as of any date. The pro forma financial information does not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

Pro forma revenue contains no adjustments to the historical amounts. Pro forma net income includes adjustments for the period from January 1, 2012 to November 12, 2012 to give effect to the following:

(a)	Reduction in net income to reflect additional depreciation expense associated with the increase in the cost of property, plant and equipment that resulted from the allocation of the purchase price to the fair value of the assets and liabilities acquired by TD.

(b)	Reduction in net income to reflect interest expense on the long-term debt allocated to TIGT and TMID in connection with the acquisition of TIGT and TMID by TD.

The subsequent contribution of the assets and liabilities of TIGT and TMID from TD to TEP, which was effective on May 17, 2013, was accounted for as a transaction between entities under common control under ASC 805.

TEP Acquisition of Trailblazer

On April 1, 2014, TEP closed the acquisition of Trailblazer from a wholly owned subsidiary of TD for total consideration valued at approximately $164 million, consisting of $150 million in cash and the issuance of 385,140 common units (valued at approximately $14 million based on the March 31, 2014 closing price of TEP’s common units). On that same date, the general partner contributed additional capital in the amount of approximately $263,000 in exchange for the issuance of 7,860 general partner units in order to maintain its 2% general partner interest. The acquisition of Trailblazer represents a change in reporting entity and a transaction between entities under common control. The excess purchase price over the net book value of Trailblazer’s assets and liabilities was accounted for as a deemed distribution as discussed further in Note 11—Partnership Equity and Distributions.

TEP Acquisition of 33.3% of Pony Express

Effective September 1, 2014, TEP acquired a 33.3% membership interest in Pony Express for total consideration of approximately $600 million. At closing, Pony Express, TD, and TEP entered into a Second Amended and Restated Limited Liability Company Agreement of Pony Express effective September 1, 2014, which sets forth the relative rights of TD and TEP as the owners of Pony Express. Of the total consideration of $600 million, TEP directly paid TD $30 million, consisting of $27 million in cash and 70,340 TEP common units with an aggregate fair value of approximately $3 million, in exchange for the transfer by TD to TEP of a 1.9585% membership interest in Pony Express (computed before giving effect to the issuance of the new membership interest by Pony Express to TEP). TEP also contributed cash of $570 million to Pony Express in exchange for a newly issued membership interest which, when combined with the membership interest transferred from TD and the parties’ entry at closing into the Second Amended and Restated Limited Liability Company Agreement of Pony Express, constitutes TEP’s 33.3% membership interest in Pony Express, which represents 100% of the preferred membership units issued by Pony Express. Of the $570 million cash consideration received by Pony Express, $300 million was immediately distributed to TD at closing and $270 million is maintained by Pony Express to fund the estimated remaining costs of construction for the Pony Express System and the lateral in Northeast Colorado. The $270 million cash balance was subsequently swept to TD under a cash management agreement between Pony Express and TD and was recorded as a related party loan which bears interest at TD’s incremental borrowing rate.

The terms of the transaction provide TEP a minimum quarterly preference payment of $16.65 million through the quarter ending September 30, 2015 (prorated to approximately $5.4 million for the quarter ended September 30, 2014) with distributions thereafter shared in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Pony Express. TEP has determined that Pony Express is a VIE of which TEP is the primary beneficiary, and consolidates Pony Express accordingly. For additional discussion and disclosure, see Note 3—Variable Interest Entities. The acquisition of Pony Express represents a transaction between entities under common control and a change in reporting entity.

Historical Financial Information

The results of our acquisitions of Trailblazer and Pony Express are included in the consolidated balance sheets as of December 31, 2014 and December 31, 2013. The following table presents the previously reported December 31, 2013 consolidated balance sheet, adjusted for the acquisitions of Trailblazer and Pony Express:

	As of December 31, 2013
	TEP	Consolidate Trailblazer Pipeline Company LLC	Consolidate Tallgrass Pony Express Pipeline, LLC	TEP (As currently reported)
	(in thousands)
ASSETS
Current Assets:
Accounts receivable, net	$27,615	$2,418	$—	$30,033
Gas imbalances	2,598	530	—	3,128
Inventories	5,148	401	—	5,549
Prepayments and other current assets	16,986	—	—	16,986

Total Current Assets	52,347	3,349	—	55,696
Property, plant and equipment, net	594,911	62,869	459,026	1,116,806
Goodwill	304,474	30,241	—	334,715
Intangible asset, net	—	—	102,567	102,567
Deferred financing costs	4,512	—	—	4,512
Deferred charges and other assets	11,554	1,000	4,563	17,117

Total Assets	$967,798	$97,459	$566,156	$1,631,413

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$54,621	$5,619	$89,212	$149,452
Accounts payable to related parties	7,134	3	—	7,137
Gas imbalances	3,142	522	—	3,664
Derivative liabilities at fair value	184	—	—	184
Accrued taxes	4,427	1,093	—	5,520
Accrued liabilities	4,556	959	35	5,550
Deferred revenue	538	—	—	538
Other current liabilities	9,683	1,012	—	10,695

Total Current Liabilities	84,285	9,208	89,247	182,740
Long-term debt	135,000	—	—	135,000
Other long-term liabilities and deferred credits	4,572	—	—	4,572

Total Long-term Liabilities	139,572	—	—	139,572
Equity:
Net Equity	743,941	88,251	476,909	1,309,101

Total Equity	743,941	88,251	476,909	1,309,101

Total Liabilities and Equity	$967,798	$97,459	$566,156	$1,631,413

The results of our acquisitions of Trailblazer and Pony Express are included in the consolidated statements of income for the year ended December 31, 2014, the year ended December 31, 2013, and the period from November 13 to December 31, 2012. The following tables present the previously reported consolidated statements of income for the year ended December 31, 2013 and the period from November 13 to December 31, 2012, adjusted for the acquisitions of Trailblazer and Pony Express:

	Year Ended December 31, 2013
	TEP	Consolidate Trailblazer Pipeline Company LLC	Consolidate Tallgrass Pony Express Pipeline, LLC	TEP (As currently reported)
	(in thousands)
Revenues:
Natural gas liquids sales	$146,313	$—	$—	$146,313
Natural gas sales	7,969	1,418	—	9,387
Transportation services	98,625	21,400	—	120,025
Processing and other revenues	14,801	—	—	14,801

Total Revenues	267,708	22,818	—	290,526

Operating Costs and Expenses:
Cost of sales and transportation services	137,285	8,869	—	146,154
Operations and maintenance	31,945	3,459	—	35,404
Depreciation and amortization	29,549	7,340	3,028	39,917
General and administrative	21,894	5,629	128	27,651
Taxes, other than income taxes	6,325	1,076	—	7,401

Total Operating Costs and Expenses	226,998	26,373	3,156	256,527

Operating Income (Loss)	40,710	(3,555)	(3,156)	33,999

Other (Expense) Income:
Interest (expense) income, net	(11,141)	115	(28)	(11,054)
Loss on extinguishment of debt	(17,526)	—	—	(17,526)
Other income, net	2,136	69	—	2,205

Total Other (Expense) Income	(26,531)	184	(28)	(26,375)

Net Income (Loss)	14,179	(3,371)	(3,184)	7,624
Net loss attributable to noncontrolling interests	—	—	2,123	2,123

Net Income (Loss) attributable to partners	$14,179	$(3,371)	$(1,061)	$9,747

	Period from November 13, 2012 to December 31, 2012
	TEP	Consolidate Trailblazer Pipeline Company LLC	Consolidate Tallgrass Pony Express Pipeline, LLC	TEP (As currently reported)
	(in thousands)
Revenues:
Natural gas liquids sales	$18,554	$—	$—	$18,554
Natural gas sales	1,910	416	—	2,326
Transportation services	13,102	2,868	—	15,970
Processing and other revenues	1,722	—	—	1,722

Total Revenues	35,288	3,284	—	38,572
Operating Costs and Expenses:
Cost of sales and transportation services	18,298	752	—	19,050
Operations and maintenance	3,353	568	—	3,921
Depreciation and amortization	4,086	985	378	5,449
General and administrative	7,133	1,673	—	8,806
Taxes, other than income taxes	1,107	170	—	1,277

Total Operating Costs and Expenses	33,977	4,148	378	38,503

Operating Income (Loss)	1,311	(864)	(378)	69

Other (Expense) Income:
Interest (expense) income, net	(3,201)	22	—	(3,179)
Other income, net	482	10	—	492

Total Other (Expense) Income	(2,719)	32	—	(2,687)

Net Income (Loss)	(1,408)	(832)	(378)	(2,618)
Net loss attributable to noncontrolling interests	—	—	252	252

Net Income (Loss) attributable to partners	$(1,408)	$(832)	$(126)	$(2,366)

Formation of BNN Water Solutions, LLC

On November 26, 2013, TEP, through its wholly-owned subsidiary Tallgrass Energy Investments, LLC (“TEI”), entered into a joint venture agreement with BNN Energy LLC (“BNN”) to form Grasslands Water Services I, LLC (“GWSI”). GWSI subsequently built and began operating an intrastate water pipeline in Colorado. TEP accounted for its 50% equity interest in GWSI as an equity method investment. On May 13, 2014, TEI entered into a contribution agreement with BNN and several other parties to form a new entity known as BNN Water Solutions, LLC (“Water Solutions”). Under the terms of the contribution agreement, TEI agreed to contribute its existing 50% interest in GWSI, along with $7.6 million cash, in exchange for an 80% membership interest in Water Solutions. As part of the transaction, GWSI was renamed BNN Redtail, LLC (“Redtail”), became a subsidiary of Water Solutions, and issued preferred equity interests to TEI. Among the assets contributed by BNN and the other parties to the transaction were the other 50% interest in Redtail and a 100% equity interest in Alpha Reclaim Technology, LLC (“Alpha”), a company which sources treated wastewater from municipalities in Texas. Alpha is wholly-owned by Redtail.

Upon closing of the transaction, TEP obtained a controlling financial interest in Water Solutions and accordingly has accounted for the transaction as a step acquisition under ASC 805. On the acquisition date, TEP remeasured its previously held 50% equity interest in Redtail to its fair value of $11.9 million, recognized a gain of $9.4 million, and consolidated Water Solutions. The 20% equity interest in Water Solutions held by noncontrolling interests was recorded at its acquisition date fair value of $1.4 million. The fair values of the previously held equity interest and the noncontrolling interest were determined using a discounted cash flow analysis. These fair value measurements are based on significant inputs that are not observable in the market and thus represent fair value measurements categorized within Level 3 of the fair value hierarchy under ASC 820.

The following represents the fair value of assets acquired and liabilities assumed at May 13, 2014 (in thousands):

Accounts receivable	$790
Property, plant and equipment	4,100
Intangible assets	8,200 (1)
Accounts payable and accrued liabilities	(134)
Distribution payable	(634)

Net identifiable assets acquired	12,322
Goodwill	8,573

Net assets acquired	$20,895

(1)	The $8.2 million intangible asset acquired represents a major customer contract. See Note 8—Goodwill and Other Intangible Assets for additional information.

At December 31, 2014, the assets acquired and liabilities assumed in the acquisition were recorded at provisional amounts based on the preliminary purchase price allocation. TEP is in the process of obtaining additional information to identify and measure all assets acquired and liabilities assumed in the acquisition within the measurement period. Such provisional amounts will be adjusted if necessary to reflect any new information about facts and circumstances that existed at the acquisition date that, if known, would have affected the measurement of these amounts.

Actual revenue and net loss attributable to TEP from Water Solutions of $5.0 million and $0.3 million, respectively, was recognized in the accompanying Consolidated Statements of Income for the period from May 13, 2014 to December 31, 2014. Pro Forma revenue and net income attributable to TEP for the year ended December 31, 2014 was $374.4 million and $61.7 million, respectively. No pro forma information is presented for the year ended December 31, 2013 or the periods from November 13, 2012 to December 31, 2012 or January 1, 2012 to November 12, 2012 as Water Solutions did not begin commercial operations until the first quarter of 2014.

This unaudited pro forma financial information for TEP is presented as if the acquisition of Water Solutions had been completed on January 1, 2012. The pro forma financial information is not necessarily indicative of what the actual results of operations or financial position of TEP would have been if the transactions had in fact occurred on the date or for the period indicated, nor do they purport to project the results of operations or financial position of TEP for any future periods or as of any date. The pro forma financial information does not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements. The pro forma revenue and net income includes adjustments for the year ended December 31, 2014 to give effect to the following:

(a)	Reduction in net income attributable to TEP to remove equity in earnings of GWSI recorded for the period from January 1, 2014 to May 13, 2014.

(b)	Increase in revenue and net income attributable to TEP to reflect TEP’s consolidated 80% interest in the operations of GWSI for the period from January 1, 2014 to May 13, 2014.

(c)	Reduction in net income attributable to TEP to remove gain on remeasurement of previously held equity interest in GWSI.

5. Related Party Transactions

TEP has no employees. TEP Pre-Predecessor Parent historically provided and charged TEP Pre-Predecessor for all direct and indirect costs of services provided to us or incurred on our behalf including employee labor costs, information technology services, employee health and life benefits, and all other expenses necessary or appropriate to the conduct of our business. Beginning November 13, 2012, TD similarly provided and charged TEP for direct and indirect costs of services. TEP and TEP Pre-Predecessor record these costs on the accrual basis in the period in which TEP Pre-Predecessor Parent (or TD, beginning November 13, 2012) incurs them. Each of the wholly-owned companies comprising TEP and TEP Pre-Predecessor had agency arrangements with TEP Pre-Predecessor Parent or its affiliates (prior to November 13, 2012) and TD (beginning November 13, 2012) under which TEP Pre-Predecessor Parent, or its contractually obligated affiliate, or TD, as applicable, pay costs and expenses incurred by TEP and TEP Pre-Predecessor, act as agents for TEP and TEP Pre-Predecessor, and are reimbursed by TEP and TEP Pre-Predecessor for such payments. While the substance of the operating agreement remains the same, the cost structure under new management has changed, which affected the basis of certain allocations when the agreements transitioned from TEP Pre-Predecessor Parent to TD.

On May 17, 2013, in connection with the closing of TEP’s IPO, TEP and its general partner entered into an Omnibus Agreement with TD and certain of its affiliates, including Tallgrass Operations, LLC (the “Omnibus Agreement”). The Omnibus Agreement provides that, among other things, TEP will reimburse TD and its affiliates for all expenses they incur and payments they make on TEP’s behalf, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain centralized corporate functions performed by TD, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology and human resources in each case to the extent reasonably allocable to TEP.

For the fourth quarter of 2014, TEP’s cost reimbursements to TD for costs discussed above were $5.3 million. In addition, the quarterly reimbursement from Pony Express to TD for the fourth quarter of 2014 was $4.6 million. TEP also pays a quarterly reimbursement to TD for costs associated with being a public company. The quarterly public company reimbursement was $625,000 for the fourth quarter of 2014. These reimbursement amounts will be periodically reviewed and adjusted as necessary to continue to reflect reasonable allocation of costs to TEP.

Due to the cash management agreement discussed in Note 2—Summary of Significant Accounting Policies, intercompany balances at the Predecessor Entity were periodically settled and treated as equity distributions prior to the completion of the IPO on May 17, 2013, prior to April 1, 2014 for Trailblazer, and prior to September 1, 2014 for Pony Express. Balances lent to TD under the Pony Express cash management agreement effective September 1, 2014 are classified as related party receivables on the consolidated balance sheet and will be cash settled. TEP recognized interest income from TD of $1.5 million during the year ended December 31, 2014 on the receivable balance under the Pony Express cash management agreement.

Totals of transactions with affiliated companies are as follows:

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Cost of sales and transportation services	$—	$—	$—	$155
Charges to TEP and TEP Pre-Predecessor:(1)
Property, plant and equipment, net	$17,936	$7,604	$193	$1,052
Other deferred charges	$27	$799	$56	$130
Operation and maintenance	$18,783	$18,439	$2,933	$12,874
General and administrative(2)	$23,475	$20,140	$6,888	$7,960
Property, plant and equipment sales to:
Kinder Morgan Energy Partners, LP	$—	$—	$—	$1,948

(1)	Charges to TEP and TEP Pre-Predecessor include directly charged wages and salaries, other compensation and benefits, and shared services.

(2)	During the years ended December 31, 2014 and 2013, TEP reimbursed TD for general and administrative expenses as discussed above, resulting in allocated amounts for general and administrative costs.

Details of balances with affiliates included in “Accounts receivable from related party” and “Accounts payable to related parties” in the Consolidated Balance Sheets are as follows:

	December 31, 2014	December 31, 2013
	(in thousands)
Receivable from related party:
Tallgrass Operations, LLC	$73,393	$—

Total receivable from related party	$73,393	$—

Accounts payable to related parties:
Tallgrass Operations, LLC	$3,894	$7,106
Rockies Express Pipeline LLC	21	31

Total accounts payable to related parties	$3,915	$7,137

Balances of gas imbalances with affiliated shippers are as follows:

	December 31, 2014	December 31, 2013
	(in thousands)
Affiliate gas balance receivables	$275	$137

Affiliate gas balance payables	$455	$122

Pursuant to the terms of a Purchase and Sale Agreement dated August 1, 2012, TD, through August 31, 2014, reimbursed TIGT for all costs TIGT incurred with respect to the Pony Express Abandonment, as defined in Note 16—Regulatory Matters, including, but not limited to, development costs, capital costs and related interest costs associated with the construction of certain gas facilities necessary to maintain existing natural gas service on the TIGT System (the “Replacement Gas Facilities”). The Replacement Gas Facilities are required as part of the Pony Express Abandonment in order for TIGT to continue service to existing customers after having sold approximately 433 miles of natural gas pipeline, and associated rights of way and certain other equipment, to Pony Express in 2013. For more information, see Note 16—Regulatory Matters. Any costs incurred by TIGT subsequent to August 31, 2014 are reimbursed directly by Pony Express.

TIGT’s expenditures for the Replacement Gas Facilities are captured in “Prepayments and other current assets” in the Consolidated Balance Sheets as they are incurred and interest is accrued until reimbursement takes place (which is typically monthly). During the year ended December 31, 2014 we received proceeds from TD of $69.2 million and incurred expenditures of $41.7 million. We recognized a contribution of $27.5 million from TD in our Consolidated Statement of Partners’ Capital which represents the difference between the carrying amount of the Replacement Gas Facilities and the proceeds received from TD. At December 31, 2014, TEP had not incurred any expenditures for the Replacement Gas Facilities that had not been reimbursed. During the year ended December 31, 2013, reimbursements of $4.3 million related to expenditures prior to the closing of the IPO on May 17, 2013 were settled as equity distributions with TD. During the year ended December 31, 2013, reimbursements of $30.4 million related to expenditures subsequent to the closing of the IPO on May 17, 2013 were cash settled by TD. At December 31, 2013, TEP had $17.0 million in “Prepayments and other current assets” related to this project that were cash settled by TD in the first quarter of 2014.

6. Inventory

The components of inventory at December 31, 2014 and December 31, 2013 consisted of the following:

	December 31, 2014	December 31, 2013
	(in thousands)
Gas in underground storage	$8,896	$2,403
Materials and supplies	3,049	2,137
Crude oil	581	—
Natural gas liquids	519	1,009

Total inventory	$13,045	$5,549

In July 2014, Pony Express entered into an agreement with Shell Trading (US) Company (“Shell”) for the purchase of 800,000 barrels of crude oil that was available for initial line fill on the Pony Express System, which was subsequently sold back to Shell in November 2014. To support the resale obligation of Pony Express, in July 2014 TD paid Shell a deposit of $20 million and issued a letter of credit for $20 million and a parent guarantee of $40 million to Shell on behalf of Pony Express. TEP returned the barrels to Shell in November 2014. At that time, Shell returned the $20 million deposit to Pony Express, which Pony Express subsequently returned to TD.

7. Property, Plant and Equipment

A summary of net property, plant and equipment by classification is as follows:

	December 31, 2014	December 31, 2013
	(in thousands)
Crude oil pipelines	$939,536	$—
Natural gas pipelines	548,482	397,287
Processing and treating assets	241,671	209,329
General and other	42,719	26,076
Construction work in progress	139,873	506,378
Accumulated depreciation and amortization	(59,200)	(22,264)

Total property, plant and equipment, net	$1,853,081	$1,116,806

Depreciation expense was approximately $40.9 million for the year ended December 31, 2014, $36.6 million for the year ended December 31, 2013, $4.9 million for the period from November 13, 2012 to December 31, 2012, and $19.9 million for the period from January 1, 2012 to November 12, 2012. Capitalized interest was approximately $1.2 million for the year ended December 31, 2014, $867,000 for the year ended December 31, 2013, $15,000 for the period from November 13, 2012 to December 31, 2012 and $9,000 for the period from January 1, 2012 to November 12, 2012.

Under lease agreements effective November 13, 2012, TIGT, as lessor, leases a portion of its office space to a third party. Rental income for the year ended December 31, 2014, the year ended December 31, 2013, and the period from November 13, 2012 to December 31, 2012 was approximately $1.0 million, $1.0 million, and $145,000, respectively, and was recorded as “Other income, net” in the accompanying Consolidated Statements of Income. As of December 31, 2014, future minimum rental income under non-cancelable operating leases as the lessor were as follows (in thousands):

Year	Total
2015	$828
2016	772
2017	787
2018	802
2019	817
Thereafter	205

Total	$4,211

8. Goodwill and Other Intangible Assets

Reconciliation of Goodwill

The following table presents a reconciliation of the carrying amount of goodwill by reportable segment for the reporting period:

	Year Ended December 31, 2014				Year Ended December 31, 2013
	Natural Gas Transportation & Logistics	Processing & Logistics		Total	Natural Gas Transportation & Logistics	Processing & Logistics	Total
		(in thousands)				(in thousands)
Balance at beginning of period	$255,558	$79,157		$334,715	$255,558	$79,157	$334,715
Goodwill acquired	—	8,573	(1)	8,573	—	—	—

Balance at end of period	$255,558	$87,730		$343,288	$255,558	$79,157	$334,715

(1)	The $8.6 million of goodwill was recorded in connection with the acquisition of a controlling interest in Water Solutions on May 13, 2014.

Annual Goodwill Impairment Analysis

TEP did not elect to apply the qualitative assessment option during our 2014 annual goodwill impairment testing, instead we proceeded directly to the two-step quantitative test. In Step 1 of the two-step quantitative test, we compared the fair value of each reporting unit with its respective book value, including goodwill, by using an income approach based on a discounted cash flow analysis. For the purposes of goodwill impairment testing, goodwill was allocated to our reporting units based on the enterprise value of each reporting unit at the date of acquisition. The fair value of each reporting unit was determined on a stand-alone basis from the perspective of a market participant and included a sensitivity analysis of the impact of changes in various assumptions. This approach required us to make long-term forecasts of future operating results and various other assumptions and estimates, the most significant of which are gross margin, operating expenses, general and administrative expenses, long-term growth rates and the weighted average cost of capital. The fair value of the reporting units was determined using significant unobservable inputs, considered Level 3 under the fair value hierarchy in the Codification. For each reporting unit, the results of the Step 1 impairment analysis indicated no potential impairment as the fair value of the reporting units was greater than their respective book values. As a result, in accordance with the Codification guidance, Step 2 of the impairment analysis was not necessary as part of the annual impairment analysis in 2014. Unpredictable events or deteriorating market or operating conditions could result in a future change to the discounted cash flow models and cause impairments in the future. We continue to monitor potential impairment indicators to determine if a triggering event occurs and will perform additional goodwill impairment analysis as necessary.

Other Intangible Assets

A summary of amortized intangible assets is as follows:

	December 31, 2014	December 31, 2013
	(in thousands)
Pony Express oil conversion use rights	$105,973	$105,973
Redtail customer contract	8,200	—
Accumulated amortization	(9,635)	(3,406)

Intangible assets, net	$104,538	$102,567

Amortization of intangible assets was approximately $6.2 million for the year ended December 31, 2014, $3.0 million for the year ended December 31, 2013, and $0.4 million for the period from November 13, 2012 to December 31, 2012. There was no amortization for the period from January 1, 2012 to November 12, 2012.

Estimated future amortization for these intangible assets is as follows (in thousands):

Year	Total
2015	$8,026
2016	3,028
2017	3,028
2018	3,028
2019	3,028
Thereafter	84,400

Total	$104,538

9. Risk Management

TEP and TEP Pre-Predecessor may enter into derivative contracts with third parties for the purpose of hedging exposures that accompany their normal business activities. TEP and TEP Pre-Predecessor’s normal business activities directly and indirectly expose them to risks associated with changes in the market price of crude oil and natural gas, among other commodities. Specifically, the risks associated with changes in the market price of natural gas, include, among others (i) pre-existing or anticipated physical natural gas sales, (ii) natural gas purchases and (iii) natural gas system use and storage. Prior to November 13, 2012, TEP Pre-Predecessor applied hedge accounting to these derivative contracts. As discussed below, TEP elected not to apply hedge accounting.

Beginning on November 13, 2012, all previously hedge-designated derivative contracts were de-designated and changes in the fair value of all derivative contracts are now recorded in earnings in the period in which the change occurs. Accumulated other comprehensive income associated with the derivative contracts was immaterial as of the de-designation date and was eliminated in purchase accounting.

During the period January 1, 2012 to November 12, 2012, the TEP Pre-Predecessor recognized no gain or loss on derivatives associated with the ineffectiveness of these hedges and did not exclude any component of the derivative contracts’ gain or loss from the assessment of hedge effectiveness. Under hedge accounting, as the hedged sales and purchases took place and TEP Pre-Predecessor recorded them into earnings in the same period, the TEP Pre-Predecessor also reclassified the associated gains and losses included in accumulated other comprehensive income into earnings. During the period January 1, 2012 to November 12, 2012, no gain or loss was reclassified into earnings as a result of the discontinuance of cash flow hedges due to a determination that the forecasted transactions would no longer occur by the end of the originally specified time period.

Fair Value of Derivative Contracts

The following table summarizes the fair values of TEP’s derivative contracts included in the accompanying Consolidated Balance Sheets:

	Balance Sheet Location	December 31, 2014	December 31, 2013
		(in thousands)
Energy commodity derivative contracts	Current liabilities	$—	$184

TEP had no derivative contracts outstanding as of December 31, 2014. As of December 31, 2013 we had no derivative contracts in asset positions.

Effect of Derivative Contracts on the Income Statement

The following tables summarize the impact of derivative contracts for the years ended December 31, 2014 and 2013, the period from November 13, 2012 to December 31, 2012, and the period from January 1, 2012 to November 12, 2012:

Amount of gain (loss) recognized in OCI on derivatives (effective portion)
	TEP			TEP Pre- Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
	(in thousands)			(in thousands)
Derivatives in cash flow hedging relationships:
Energy commodity derivative contracts	$—	$—	$—	$1,024

Amount of gain (loss) reclassified from Accumulated OCI into income (effective portion)
		TEP			TEP Pre- Predecessor
	Location of gain (loss) reclassified from AOCI into income (effective portion)	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
		(in thousands)			(in thousands)
Derivatives in cash flow hedging relationships:
Energy commodity derivative contracts	Natural gas sales	$—	$—	$—	$4,187

Amount of gain (loss) recognized in income on derivatives
		TEP			TEP Pre- Predecessor
	Location of gain (loss) recognized in income on derivatives	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
		(in thousands)			(in thousands)
Derivatives not designated as hedging contracts:
Energy commodity derivative contracts	Natural gas sales	$(410)	$(548)	$416	$—

Credit Risk

TEP has counterparty credit risk as a result of its use of derivative contracts. TEP’s counterparties consist of major financial institutions. This concentration of counterparties may impact TEP’s overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

TEP maintains credit policies that it believes minimize its overall credit risk. These policies include (i) an evaluation of potential counterparties’ financial condition (including credit ratings), (ii) collateral requirements under certain circumstances and (iii) the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty. Based on its policies and exposure, TEP’s management does not currently anticipate a material adverse effect on TEP’s financial position, results of operations, or cash flows as a result of counterparty performance.

TEP’s over-the-counter swaps are entered into with counterparties outside central trading organizations such as a futures, options or stock exchange. These contracts are with financial institutions with investment grade credit ratings. While TEP enters into derivative transactions principally with investment grade counterparties and actively monitors their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future. As of December 31, 2014, TEP had no derivative contracts outstanding, resulting in no credit exposure from TEP’s counterparties as of that date.

In addition, when the market value of TEP’s derivative contracts with specific counterparties exceeds established limits, TEP is required to provide collateral to its counterparties, which may include posting letters of credit or placing cash in margin accounts. Accordingly, entity valuation adjustments are necessary to reflect the effect of TEP’s own credit quality on the fair value of TEP’s net liability position with each counterparty. The methodology to determine this adjustment is consistent with how TEP evaluates counterparty credit risk, taking into account current credit spreads for its comparative industry sector, as well as any change in such spreads since the last measurement date. As of December 31, 2014 and December 31, 2013, TEP did not have any outstanding letters of credit or cash in margin accounts in support of its hedging of commodity price risks associated with the sale of natural gas nor did TEP have margin deposits with counterparties associated with energy commodity contract positions.

Fair Value

Derivative assets and liabilities are measured and reported at fair value. Derivative contracts can be exchange-traded or over-the-counter (“OTC”). Exchange-traded derivative contracts typically fall within Level 1 of the fair value hierarchy if they are traded in an active market. TEP values exchange-traded derivative contracts using quoted market prices for identical securities.

OTC derivatives are valued using models utilizing a variety of inputs including contractual terms and commodity and interest rate curves. The selection of a particular model and particular inputs to value an OTC derivative contract depends upon the contractual terms of the instrument as well as the availability of pricing information in the market. TEP uses similar models to value similar instruments. For OTC derivative contracts that trade in liquid markets, such as generic forwards and swaps, model inputs can generally be verified and model selection does not involve significant management judgment. Such contracts are typically classified within Level 2 of the fair value hierarchy.

Certain OTC derivative contracts trade in less liquid markets with limited pricing information; as such, the determination of fair value for these derivative contracts is inherently more difficult. Such contracts are classified within Level 3 of the fair value hierarchy. The valuations of these less liquid OTC derivatives are typically impacted by Level 1 and/or Level 2 inputs that can be observed in the market, as well as unobservable Level 3 inputs. Use of a different valuation model or different valuation input values could produce a significantly different estimate of fair value. However, derivative contracts valued using inputs unobservable in active markets are generally not material to TEP’s financial statements.

When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

The following table summarizes the fair value measurements of TEP’s energy commodity derivative contracts as of December 31, 2013 based on the fair value hierarchy established by the Codification:

		Liability fair value measurements using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in thousands)
TEP as of December 31, 2013
Energy commodity derivative contracts	$184	$—	$184	$—

10. Long-term Debt

Revolving Credit Facility

On May 17, 2013, in connection with the IPO, TEP entered into a senior secured revolving credit facility with Barclays Bank PLC, as administrative agent, and a syndicate of lenders (“the Credit Agreement”), which will mature on May 17, 2018. On June 25, 2014, TEP and certain of its subsidiaries entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement. The Amendment modified certain provisions of the Credit Agreement to, among other things, (i) increase the amount of the revolving facility from $500 million to $850 million, (ii) increase the sublimit for swing line loans from $40 million to $60 million, (iii) increase the sublimit for letters of credit from $50 million to $75 million, (iv) increase the accordion feature to allow the Partnership to borrow up to an additional $250 million, subject to the Partnership’s receipt of increased or new commitments from lenders and satisfaction of certain other conditions, and (v) reduce the applicable margin for loans by 0.25%.

The following table sets forth the outstanding borrowings, letters of credit issued, and available borrowing capacity under the revolving credit facility as of December 31, 2014 and December 31, 2013:

	December 31, 2014	December 31, 2013
	(in thousands)
Total capacity under the revolving credit facility	$850,000	$500,000
Less: Outstanding borrowings under the revolving credit facility	(559,000)	(135,000)
Less: Letters of credit issued under the revolving credit facility	—	(654)

Available capacity under the revolving credit facility	$291,000	$364,346

The revolving credit facility contains various covenants and restrictive provisions that, among other things, limit or restrict TEP’s ability (as well as the ability of TEP’s restricted subsidiaries) to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain distributions (including distributions from available cash, if a default or event of default under the credit agreement then exists or would result from making such a distribution), change the nature of TEP’s business, engage in certain mergers or make certain investments and acquisitions, enter into non-arms-length transactions with affiliates and designate certain subsidiaries as “Unrestricted Subsidiaries.” In addition, TEP is required to maintain a consolidated leverage ratio of not more than 4.75 to 1.00 (which will be increased to 5.25 to 1.00 for certain measurement periods following the consummation of certain acquisitions) and a consolidated interest coverage ratio of not less than 2.50 to 1.00. As of December 31, 2014, TEP is in compliance with the covenants required under the revolving credit facility.

The unused portion of the revolving credit facility is subject to a commitment fee, which was initially 0.375%, and after June 25, 2014, ranges from 0.300% to 0.500%, based on TEP’s total leverage ratio. As of December 31, 2014, the weighted average interest rate on outstanding borrowings was 2.45%.

Long-term Debt Allocated from TD

On November 13, 2012, TD entered into a credit agreement with a syndicate of lenders which included a term loan, a delayed draw term loan and a revolving credit facility. Prior to May 17, 2013, the long-term debt held by TD was guaranteed by TIGT and TMID, and $400 million of that debt was expected to be assumed by TEP in connection with the IPO. As such, $400 million of the term loan, along with the corresponding discount and deferred financing costs, was allocated to TEP as of November 13, 2012. The term loan is an obligation of TD and prior to May 17, 2013, was guaranteed by TIGT and TMID.

Upon the closing of the IPO on May 17, 2013, TEP legally assumed the previously allocated $400 million portion of the TD term loan and used a portion of the IPO proceeds, along with borrowings under TEP’s revolving credit agreement, to repay its $400 million portion of the term loan, at which time TIGT and TMID were released as guarantors of the TD debt. TEP recognized a loss on extinguishment of debt of $17.5 million during the year ended December 31, 2013 associated with the portion of deferred financing costs and unamortized discount on the amount of the TD term loan that was allocated to TEP.

Fair Value

The following table sets forth the carrying amount and fair value of TEP’s long-term debt, which is not measured at fair value in the Consolidated Balance Sheets as of December 31, 2014 and December 31, 2013, but for which fair value is disclosed:

	Fair Value
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Carrying Amount
	(in thousands)
December 31, 2014	$—	$559,000	$—	$559,000	$559,000
December 31, 2013	$—	$135,000	$—	$135,000	$135,000

The long-term debt borrowed under the revolving credit facility is carried at amortized cost. As of December 31, 2014 and December 31, 2013, the fair value approximates the carrying amount for the borrowings under the revolving credit facility using a discounted cash flow analysis. TEP is not aware of any factors that would significantly affect the estimated fair value subsequent to December 31, 2014.

11. Partnership Equity and Distributions

Equity Distribution Agreement

On October 31, 2014, we entered into an equity distribution agreement pursuant to which we may sell from time to time through a group of managers, as our sales agents, common units representing limited partner interests having an aggregate offering price of up to $200 million. Sales of the common units, if any, will be made by means of ordinary brokers’ transactions, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, or as otherwise agreed by the Partnership and one or more of the managers. We intend to use the net proceeds from any sale of the units for general partnership purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt.

As of December 31, 2014, TEP had issued and sold 28,625 common units with a weighted average sales price of $44.20 per unit under our equity distribution agreement for net proceeds of approximately $1.1 million (net of approximately $215,000 in commissions and professional service expenses). We used the net proceeds for general partnership purposes. At December 31, 2014, approximately $198.7 million in aggregate offering price remained available to be issued and sold under the equity distribution agreement.

July Public Offering

On July 25, 2014, TEP sold 8,050,000 common units representing limited partner interests in an underwritten public offering at a price of $41.07 per unit, or $39.74 per unit net of the underwriter’s discount, for net proceeds of approximately $319.3 million after deducting the underwriter’s discount and offering expenses paid by TEP. TEP used the net proceeds from the offering to fund a portion of the consideration for the acquisition of a 33.3% membership interest in Pony Express as discussed in Note 4—Acquisitions.

Issuance of Common Units to TD

As discussed in Note 1—Description of Business, TD completed the acquisition of TEP Pre-Predecessor subsidiary entities on November 13, 2012. On May 17, 2013, in conjunction with the closing of TEP’s IPO, TD’s ownership interest in TIGT and TMID was contributed to TEP in exchange for 9,700,000 common and 16,200,000 subordinated units (and other consideration consisting of debt assumption and cash distribution as more fully described above in Note 1—Description of Business). Additionally, in 2014 TEP issued 385,140 common units to TD as partial consideration for the acquisition of Traiblazer and issued 70,340 common units to TD as partial consideration for the acquisition of a 33.3% membership interest in Pony Express.

Distributions to Holders of Common Units, Subordinated Units and General Partner Units

TEP’s partnership agreement requires TEP to distribute its available cash, as defined below, to unitholders of record on the applicable record date within 45 days after the end of each quarter, beginning with the quarter ended June 30, 2013. TEP’s partnership agreement provides that available cash, each quarter, is first distributed to the common unitholders and the general partner on a pro rata basis until each common unitholder has received $0.2875 per unit, which amount is defined in TEP’s partnership agreement as the minimum quarterly distribution (“MQD”). During the subordination period, defined below, holders of the subordinated units are not entitled to receive a distribution of available cash until each holder of common units has received the MQD, and if the MQD is not paid for any quarter, the cumulative amount of any arrearages in the payment of the MQD from prior quarters.

The following table shows the distributions for the years ended December 31, 2014 and 2013:

		Distributions
		Limited Partners Common and Subordinated Units	General Partner		Total	Distributions per Limited Partner Unit
Three Months Ended	Date Paid		Incentive Distribution Rights	General Partner Units
		(in thousands, except per unit amounts)
December 31, 2014	February 13, 2015	$23,782	$4,039	$473	$28,294	$0.4850
September 30, 2014	November 14, 2014	20,092	1,208	363	21,663	0.4100
June 30, 2014	August 14, 2014	18,596	758	330	19,684	0.3800
March 31, 2014	May 14, 2014	13,288	126	274	13,688	0.3250
December 31, 2013	February 12, 2014	12,757	63	262	13,082	0.3150
September 30, 2013	November 13, 2013	12,049	—	245	12,294	0.2975
June 30, 2013	August 13, 2013	5,759	—	118	5,877	0.1422	(1)
March 31, 2013	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The distribution declared on July 18, 2013 for the second quarter of 2013 represented a prorated amount of the MQD of $0.2875 per common unit, based upon the number of days between the closing of the IPO on May 17, 2013 and June 30, 2013.

Subordinated Units

As of December 31, 2014, all subordinated units were currently held by TD. Under the terms of TEP’s partnership agreement and upon the payment of the quarterly cash distribution to unitholders on February 13, 2015, the subordination period ended. As a result, the 16,200,000 subordinated units held by TD converted into common units on a one for one basis on February 17, 2015. The conversion of the subordinated units did not impact the aggregate amount of cash distributions paid.

General Partner Units

As of December 31, 2014, the general partner owns an approximate 1.7% general partner interest in TEP, which was represented by 834,391 general partner units. Under TEP’s partnership agreement, the general partner may at any time (but is under no obligation to) contribute additional capital to TEP in order to maintain its 2% general partner interest. As discussed in Note 4—Acquisitions, in April 2014, in connection with TEP’s acquisition of Trailblazer, the general partner contributed capital in exchange for the issuance of an additional 7,860 general partner units in order to maintain its 2% general partner interest. TEP subsequently issued additional units in July 2014 and September 2014 to fund a portion of the consideration and as consideration for the acquisition of Pony Express, respectively. The general partner did not contribute additional capital to maintain its 2% general partner interest at the time of either issuance.

Incentive Distribution Rights

The general partner also owns all of the IDRs. IDRs represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the MQD and the target distribution levels have been achieved. The general partner may transfer these rights separately from its general partner interest, subject to restrictions in TEP’s partnership agreement.

The following discussion related to incentive distributions assumes that TEP’s general partner maintains its 2% general partner interest and continues to own all of the IDRs.

If for any quarter:

•

TEP has distributed available cash from operating surplus to all of the common unitholders (and during the subordination period, to the subordinated unitholders) in an amount equal to the MQD for each outstanding unit for such quarter; and

•	TEP has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in the payment of the MQD to common unitholders;

then, TEP will distribute additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to TEP’s general partner, until each unitholder receives a total of $0.3048 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to TEP’s general partner, until each unitholder receives a total of $0.3536 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to TEP’s general partner, until each unitholder receives a total of $0.4313 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to TEP’s general partner.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by TEP’s general partner to:

•

provide for the proper conduct of TEP’s business (including reserves for future capital expenditures, for anticipated future credit needs subsequent to that quarter, for legal matters and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings);

•	comply with applicable law or regulation, or any of TEP’s debt instruments or other agreements; or

•

provide funds for distributions to unitholders and to TEP’s general partner for any one or more of the next four quarters (provided that TEP’s general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent TEP from distributing the MQD on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, if TEP’s general partner so determines, all or any portion of the cash on hand on the date of distribution of available cash for the quarter, including cash on hand resulting from working capital borrowings made subsequent to the end of such quarter.

Other Contributions and Distributions

During the year ended December 31, 2014, TEP received net contributions of $312.1 million, $27.5 million, and $5.4 million from the Predecessor Member, TD, and noncontrolling interests, respectively. Net contributions of $312.1 million from the Predecessor Member is composed of net contributions of $612.1 million relating to the cash management agreements with TD, as well as a cash distribution of $300 million of the proceeds from the issuance of the preferred membership interest to TEP from Pony Express to TD pursuant to the Pony Express Contribution and Sale Agreement. As discussed in Note 2—Summary of Significant Accounting Policies, prior to May 17, 2013 for TIGT and TMID, prior to April 1, 2014 for Trailblazer, and prior to September 1, 2014 for Pony Express, the net amount of transfers for loans made each day through the centralized cash management system with TD, less reimbursement payments under the agency agreement described in Note 5—Related Party Transactions, was recognized as net equity contributions or distributions during that time period. There were no equity contributions or distributions made to TD subsequent to Trailblazer’s acquisition by TEP on April 1, 2014 or the acquisition of Pony Express effective September 1, 2014. The $27.5 million contribution from TD represents the difference between the carrying amount of the Replacement Gas Facilities and the proceeds received from TD, as discussed in Note 5—Related Party Transactions. The $5.4 million contribution from noncontrolling interests represents the cash contributed to Pony Express from TD to fund the quarterly preference payment to TEP as discussed in Note 4—Acquisitions. During the year ended December 31, 2014, Pony Express made a distribution of $5.4 million to TD, which was settled via the Pony Express cash management agreement.

During the year ended December 31, 2014, TEP was deemed to have made a noncash, net capital distribution of $72.9 million to the general partner, which represents the excess purchase price over the carrying value of the Trailblazer net assets acquired on April 1, 2014. Also during the year ended December 31, 2014, TEP was deemed to have made a capital distribution of $8.7 million to the general partner, which represents the excess purchase price, consisting of $27 million in cash and limited partner common units valued at $3.0 million issued directly to TD, over the net book value of the 1.9585% membership interest in Pony Express transferred from TD to TEP in accordance with the Pony Express Contribution and Sale Agreement. See Note 4—Acquisitions for additional information regarding the Trailblazer and Pony Express acquisitions.

During the year ended December 31, 2013, net distributions from TEP Predecessor to TD were approximately $118.5 million, and included the $85.5 million to TD related to the contribution of TIGT and TMID to TEP as well as the $31.2 million net proceeds from the exercise of the underwriter’s option to purchase additional common units as part of the IPO. During the year ended December 31, 2013, the Trailblazer Predecessor and Pony Express Predecessor recognized net contributions from TD of $379.9 million.

There were no net distributions from TEP to TD for the period from November 13, 2012 to December 31, 2012. Net distributions from TEP Pre-Predecessor to its parent for the period from January 1, 2012 to November 12, 2012 were $57.7 million.

12. Commitments & Contingent Liabilities

Leases

Rent expense under operating leases and right of way agreements totaled approximately $4.7 million, $327,000, $43,000, and $206,000 for the year ended December 31, 2014, the year ended December 31, 2013, the period from November 13, 2012 to December 31, 2012 and the period from January 1, 2012 to November 12, 2012, respectively.

At December 31, 2014, future minimum rental commitments under major, non-cancelable operating leases were as follows (in thousands):

Year	Total
2015	$24,540
2016	27,784
2017	28,269
2018	28,694
2019	29,225
Thereafter	506,833

Total	$645,345

Operating lease agreements primarily consist of storage capacity leased by Pony Express from Deeprock Development, LLC (“Deeprock”), an unconsolidated affiliate of TD and Tallgrass Sterling Terminal, LLC (“Sterling”), an indirect wholly-owned subsidiary of TD.

Pony Express entered into a lease agreement with Deeprock on November 7, 2012 for the use by Pony Express of storage capacity at the Deeprock tank storage facility near Cushing, Oklahoma. The lease has a five year term which commenced on October 7, 2014. Pony Express made upfront payments totaling $10.9 million, of which $4.6 million was paid in 2013 and $6.3 million was paid in 2014. The upfront payments are recorded as

“Deferred charges and other assets” on the accompanying consolidated balance sheets and will be amortized over the lease term. Pony Express has the right to extend the term of the lease for additional periods of five or two years, not to exceed a total of 20 years from when the lease commences. Future minimum rental commitments above assume renewal of the Deeprock lease for the full 20 year term as the storage capacity at Deeprock is integral to the operations of the Pony Express System and renewal of the lease is reasonably assured as a result.

On August 26, 2014, Pony Express entered into a lease agreement with Sterling for the use by Pony Express of storage capacity at the Sterling tank storage facility in northeast Colorado for a five year term beginning on the first day of the first month immediately following the day that the lateral on the Pony Express System located in Northeast Colorado is placed in service, which is expected to be in the second quarter of 2015. Pony Express has the right to extend the term of the lease for additional periods of five years, not to exceed a total of 20 years from the commencement of the lease agreement. Future minimum rental commitments above assume renewal of the Sterling lease for the full 20 year term as the storage capacity at Sterling is integral to the operations of the lateral in Northeast Colorado and renewal of the lease is reasonably assured as a result.

Capital Expenditures

Approximately $63.5 million had been committed for the future purchase of property, plant and equipment at December 31, 2014.

13. Net Income per Limited Partner Unit

The Partnership’s net income is allocated to the general partner and the limited partners, including the holders of the subordinated units, in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income, less general partner incentive distributions, by the weighted average number of outstanding limited partner units during the period.

TEP computes earnings per unit using the two-class method for Master Limited Partnerships as prescribed in the FASB guidance. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

TEP calculates net income available to limited partners based on the distributions pertaining to the current period’s net income. After adjusting for the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner and limited partners in accordance with the contractual terms of the partnership agreement and as further prescribed in the FASB guidance under the two-class method.

The two-class method does not impact TEP’s overall net income or other financial results; however, in periods in which aggregate net income exceeds its aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of TEP’s aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though TEP makes distributions on the basis of available cash and not earnings. In periods in which TEP’s aggregate net income does not exceed its aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit.

Basic earnings per unit is computed by dividing net earnings attributable to unitholders by the weighted average number of units outstanding during each period. Diluted earnings per unit reflects the potential dilution of common equivalent units that could occur if equity participation units are converted into common units.

As the IPO was completed on May 17, 2013, no income from the period from January 1, 2013 to May 16, 2013 is allocated to the limited partner units that were issued on May 17, 2013 and all income for such period was allocated to the general partner or predecessor operations. All net income or loss from Trailblazer prior to its acquisition on April 1, 2014 and Pony Express prior to its acquisition effective September 1, 2014 is allocated to predecessor operations in the table below. Historical earnings of transferred businesses for periods prior to the date of the common control drop-down transaction are solely those of the general partner and, therefore we have appropriately excluded any allocation to the limited partner units when determining net income available to common and subordinated unitholders. We present the financial results of any transferred business prior to the drop down transaction date in the line item “Predecessor operations interest in net (income) loss” in the table below.

The following table illustrates the Partnership’s calculation of net income per common and subordinated unit for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from January 1, 2013 to May 16, 2013	Period from May 17, 2013 to December 31, 2013
	(in thousands, except per unit amounts)
Net income	$59,329	$7,624	$5,049	$2,575
Net loss attributable to noncontrolling interests	11,352	2,123	761	1,362

Net income attributable to partners	70,681	9,747	5,810	3,937
Predecessor operations interest in net (income) loss	(1,508)	4,432	1,172	3,260
General partner interest in net income	(7,399)	(7,188)	(6,982)	(206)

Net income available to common and subordinated unitholders	$61,774	$6,991	$—	$6,991

Basic net income per common and subordinated unit	$1.39	$0.17		$0.17

Diluted net income per common and subordinated unit	$1.36	$0.17		$0.17

Basic average number of common and subordinated units outstanding	44,346	40,450		40,450
Equity Participation Unit equivalent units	1,048	1,008		1,008

Diluted average number of common and subordinated units outstanding	45,394	41,458		41,458

14. Major Customers and Concentration of Credit Risk

During the year ended December 31, 2014, the year ended December 31, 2013 and the period from November 13, 2012 to December 31, 2012, one non-affiliated customer, Phillips 66, accounted for $113.6 million (31%), $102.0 million (35%) and $11.2 million (29%) of TEP’s total operating revenues, respectively. During the period from January 1, 2012 to November 12, 2012, the same non-affiliated customer accounted for $68.9 million (31%) of TEP Pre-Predecessor’s total operating revenues. Phillips 66 was previously a part of ConocoPhillips and began trading separately on the New York Stock Exchange starting May 1, 2012. All of these revenues were earned in our Processing & Logistics segment.

For the year ended December 31, 2014, the percentage of segment revenues from the top ten non-affiliated customers for each segment was as follows:

Percentage of Segment Revenue
Natural Gas Transportation & Logistics	48%
Crude Oil Transportation & Logistics	94%
Processing & Logistics	92%

TEP mitigates credit risk by requiring collateral or financial guarantees and letters of credit from customers with specific credit concerns. In support of credit extended to certain customers, TEP had received prepayments of $3.1 million and $3.8 million at December 31, 2014 and 2013, respectively, included in the caption “Other current liabilities” in the accompanying Consolidated Balance Sheets.

15. Equity-Based Compensation

Long-term Incentive Plan

Effective May 13, 2013, the general partner adopted a Long-term Incentive Plan (“LTIP”) pursuant to which awards in the form of unrestricted units, restricted units, equity participation units, options, unit appreciation rights or distribution equivalent rights may be granted to employees, consultants, and directors of the general partner and its affiliates who perform services for or on behalf of TEP or its affiliates, including TD. Vesting and forfeiture requirements are at the discretion of the board of directors of the general partner at the time of the grant.

The LTIP limits the number of units that may be delivered pursuant to vested awards to 10,000,000 common units. Common units canceled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The plan is administered by the board of directors of TEP’s general partner or a committee thereof, which is referred to as the plan administrator.

The plan administrator may terminate or amend the LTIP at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be granted subject to the requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The LTIP will expire on the earliest of (i) the date common units are no longer available under the plan for grants, (ii) termination of the plan by the plan administrator or (iii) May 13, 2023.

Equity Participation Units

On June 26, 2013, TEP’s general partner approved the grant of up to 1.5 million equity participation units (“EPUs”) for issuance to employees and 177,500 EPUs to certain Section 16 officers under the LTIP. Vesting of the EPUs granted to employees is contingent upon the Pony Express System being placed into service and will generally occur in two parts, with one-third vesting on the later of the Pony Express System in-service date or May 13, 2015, and the remaining two-thirds vesting on the later of the Pony Express System in-service date or May 13, 2017. The Pony Express System was placed in service in October 2014. New EPUs granted after the first quarter of 2014 will vest on terms and conditions as approved by the general partner or the plan administrator.

The EPU grants under the LTIP plan are measured at their grant date fair value. The EPUs granted are non-participating with respect to distributions, therefore the grant date fair value is discounted from the grant date fair value of TEP’s common units for the present value of the expected future distributions during the vesting period. Total equity-based compensation cost related to the EPU grants of approximately $10.2 million was recognized during the year ended December 31, 2014. Of the total compensation cost, $5.1 million was recognized as compensation expense at TEP for the year ended December 31, 2014 and the remainder was allocated to TD.

Total equity-based compensation cost related to the EPU grants of approximately $4.2 million was recognized during the year ended December 31, 2013. Of the total compensation cost, $1.8 million was recognized as compensation expense at TEP for the year ended December 31, 2013 and the remainder was allocated to TD. As of December 31, 2014, $13.2 million of total compensation cost related to non-vested EPUs is expected to be recognized over a weighted average period of 2.1 years, a portion of which will be charged to TD.

The following table summarizes the changes in the EPUs outstanding for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014		Year Ended December 31, 2013
	Equity Participation Units	Weighted Average Grant Date Fair Value	Equity Participation Units	Weighted Average Grant Date Fair Value
Beginning of period	1,474,250	$17.54	—	$—
Granted	147,500	30.23	1,515,000	17.54
Forfeited	(96,000)	17.83	(40,750)	(17.49)

End of period	1,525,750	$18.75	1,474,250	$17.54

16. Regulatory Matters

TIGT

Pony Express Abandonment—FERC Docket CP12-495

On August 6, 2012, TIGT filed an application to: (1) abandon for FERC purposes approximately 433 miles of mainline natural gas pipeline facilities, along with associated rights of way and other related equipment (collectively, the “Pony Express Assets”), and the natural gas service therefrom, by transferring those assets to Pony Express, which will convert the Pony Express Assets into crude oil pipeline facilities; and (2) construct and operate the Replacement Gas Facilities in order to continue service to existing natural gas firm transportation customers following the proposed conversion. This project is referred to as the “Pony Express Abandonment.” The FERC abandonment does not constitute an abandonment for accounting purposes. Pursuant to the terms of the Purchase and Sale Agreement filed with the FERC and cited by the FERC in approving the Pony Express Abandonment, Pony Express is required to reimburse TIGT for the net book value of the Pony Express Assets plus other TIGT incurred costs required to construct the Replacement Gas Facilities and to arrange substitute gas transportation services to certain TIGT shippers.

The Pony Express Abandonment and completion of the Pony Express Project by Pony Express will re-deploy existing pipeline assets to meet the growing market need to transport oil supplies while at the same time continuing to operate TIGT’s natural gas transportation facilities to meet all current and expected needs of its natural gas customers. By a FERC order issued September 12, 2013, TIGT was granted authorization to abandon the Pony Express Assets and construct the Replacement Gas Facilities. On October 7, 2013 TIGT commenced the mobilization of personnel and equipment for the construction of the Replacement Gas Facilities necessary to complete the Pony Express Abandonment to continue service to existing TIGT customers. In December 2013, TIGT removed the Pony Express Assets from gas service and sold those assets to Pony Express. On May 1, 2014, TIGT commenced commercial service through all of the Replacement Gas Facilities, with the exception of Units 3 and 4 at the Tescott Compressor Station. Service through Units 3 and 4 at the Tescott Compressor Station commenced on May 30, 2014.

Trailblazer

2013 Rate Case Filing—Docket No. RP13-1031

On July 1, 2013, Trailblazer made a rate filing with FERC pursuant to Section 4 of the Natural Gas Act in Docket No. RP13-1031. In this filing, Trailblazer proposed an overall cost of service of $25.7 million, an increase of the base rates, rolled-in base and fuel rates, an overall rate of return of 10.94% and new depreciation rates. On July 31, 2013, FERC issued an order accepting Trailblazer’s filing and suspending the filed tariff rates, subject to refund, for the full statutorily permitted five-month suspension period and setting certain issues for hearing. FERC resolved the non-rate aspects of Trailblazer’s rate case in an order dated December 30, 2013.

In conjunction with this filing for rolled-in fuel rates, Trailblazer elected to not seek recovery of unrecovered fuel costs incurred prior to January 1, 2014. Consequently, Trailblazer has recognized expenses related to unrecovered fuel costs of $578,000 for the period from November 13, 2012 to December 31, 2012, $6.0 million for period from January 1, 2012 to November 12, 2012 and $8.4 million during the year ended December 31, 2013.

On January 22, 2014, Trailblazer, FERC’s Trial Staff, and the active parties in the pipeline’s general rate case finalized a settlement in principle resolving the pending rate issues, including: (i) establishing transportation rates, as well as fuel and lost and unaccounted for charges; (ii) providing a limited profit sharing arrangement for certain revenues earned from interruptible and short-term firm transport; and (iii) setting the minimum and maximum time that can elapse before Trailblazer’s next rate case at FERC. Trailblazer filed a motion with FERC’s Chief Administrative Law Judge to accept the settlement rates on an interim basis (“Interim Rates”) while the participants finalized a definitive settlement. The Chief Administrative Law Judge accepted the Interim Rates effective February 1, 2014. On February 24, 2014, Trailblazer filed an uncontested offer of settlement (“Stipulation and Agreement”) among active party shippers. The Stipulation and Agreement established the Interim Rates as final settlement rates effective February 1, 2014, subject to the issuance of refunds to certain shippers for January 2014 transportation services and revised fuel and lost and unaccounted for rates, effective July 1, 2014. On March 11, 2014, the Presiding Administrative Law Judge certified the Stipulation and Agreement. On May 29, 2014, FERC approved the Stipulation and Agreement. On June 30, 2014, Trailblazer filed tariff sheets to implement the Stipulation and Agreement effective July 1, 2014. Estimated refunds were reserved from revenues recorded in January 2014. On July 1, 2014, Trailblazer submitted refunds to its customers for amounts collected in excess of amounts that would have been collected under the Settlement Rates, with interest, and on July 18, 2014, filed a report of refunds with the FERC. The FERC issued orders accepting the tariff sheets with the requested effective date of July 1, 2014 and accepting the refund report filing on July 25, 2014 and August 7, 2014, respectively.

Pony Express

In anticipation of placing the Pony Express System into service, several petitions for declaratory orders were submitted to the FERC by Pony Express, its predecessor Kinder Morgan Pony Express Pipeline LLC, and certain upstream pipelines interconnected with the Pony Express System to address considerations related to the Pony Express System and other matters. In response to these petitions, the FERC issued three declaratory orders (two in 2012 and one in 2014) approving the proposed rate structures and terms of service for the Pony Express System.

On September 19, 2014 Pony Express filed with the FERC to adopt a tariff for initial local Non Contract Rates as well as an initial Rules and Regulations in accordance with the Interstate Commerce Act to be effective starting on October 1, 2014. Local Contract Tariff rates were filed with the FERC on October 29, 2014 to be effective starting November 1, 2014. Joint Contract Tariff rates for oil received into the Pony Express pipeline system from the Belle Fourche Pipeline were filed on October 16, 2014 to be effective starting November 1, 2014. Hiland Pipeline Company has not yet filed the Joint Contract Tariff rates for movements between its system and the Pony Express System.

Other Regulatory Matters

There are currently no proceedings challenging the rates of Pony Express, TIGT, or Trailblazer. Regulators, as well as shippers, do have rights, under circumstances prescribed by applicable regulations, to challenge the rates that TIGT and Trailblazer charge. Further, the statute governing service by Pony Express allows parties having standing to file complaints in regard to existing tariff rates and provisions. If the complaint is not resolved, the FERC may conduct a hearing and order a crude oil pipeline to make reparations going back for up to two years prior to the date on which a complaint was filed if a rate is found to be unjust and unreasonable. TEP can provide no assurance that current rates will remain unchallenged. Any successful challenge could have a material, adverse effect on TEP’s future earnings and cash flows.

17. Legal and Environmental Matters

Legal

In addition to the matters discussed below, TEP is a defendant in various lawsuits arising from the day-to-day operations of its business. Although no assurance can be given, TEP believes, based on its experiences to date, that the ultimate resolution of such routine items will not have a material adverse impact on its business, financial position, results of operations or cash flows.

TEP has evaluated claims in accordance with the accounting guidance for contingencies that it deems both probable and reasonably estimable and, accordingly, had aggregate reserves for legal claims of approximately $0.6 million and $0.3 million as of December 31, 2014 and 2013, respectively.

TIGT

Prairie Horizon

On July 3, 2014, Prairie Horizon Agri-Energy LLC (“Prairie Horizon”) filed an action in the District Court of Phillips County, Kansas against TIGT seeking damages from an alleged intrusion of foreign material and oil from TIGT into Prairie Horizon’s ethanol plant. The matter was removed to the US District Court for the District of Kansas. Prairie Horizon asserts that this intrusion caused substantial damage to Prairie Horizon’s ethanol production facilities and resulted in corresponding business income losses. Prairie Horizon also claims that the intrusion was a violation of TIGT’s FERC Gas Tariff. Prairie Horizon alleges that it has suffered damages in the amount of approximately $2.0 million. TIGT believes Prairie Horizon’s claims are without merit and plans to vigorously contest all of the claims in this matter.

System Failures

On May 4, 2013 and on June 13, 2013, a failure occurred on two separate segments of the TIGT pipeline system; one in Kimball County, Nebraska and one in Goshen County, Wyoming. Both failures resulted in the release of natural gas. Both lines were promptly brought back into service and neither failure caused any known injuries, fatalities, fires or evacuations. The costs to repair or replace the damaged section in Kimball County, Nebraska were not material. In February 2014, TEP communicated to PHMSA that TEP’s investigation of the pipeline involved in the Kimball County failure is complete and TEP intends to restore pressure to full maximum allowable operating pressure. TEP has since placed this line into oil service and restored pressure to full maximum allowable operating pressure. TEP is currently working with PHMSA to develop a plan to close the Corrective Action Order received from PHMSA regarding the Goshen County failure and is evaluating the cost of anticipated remediation activities.

On August 31, 2014, a leak occurred at the Sterling Pump Station on the Pony Express System in Logan County, Colorado, which resulted in a release of approximately 200 bbls of crude oil. The spill was entirely contained on TEP property. We have presented our incident investigation findings to PHMSA and are currently working with PHMSA on the matter. On October 7, 2014 an overpressure event occurred upstream of the Lincoln Pump Station, which resulted in an overflow of the sump at the Lincoln Pump Station. On October 28, 2014, an overpressure situation occurred at the Cushing Terminal in Payne County, Oklahoma. On November 17, 2014, a leak occurred at the Sterling Pig Adapter on the Pony Express System in Logan County, Colorado due to

a one-inch valve that was left in a partial open state. This incident resulted in a spill of approximately 119 bbls of crude oil. We have presented our incident investigation findings to PHMSA and are currently working with PHMSA on the matter. TEP is currently evaluating the cost of anticipated remediation activities.

Environmental

TEP is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. TEP believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause TEP to incur significant costs. TEP had environmental accruals of $5.3 million and $5.0 million at December 31, 2014 and 2013, respectively.

TMID

Casper Plant, U.S. EPA Notice of Violation

In August 2011, the U.S. EPA and the Wyoming Department of Environmental Quality (“WDEQ”) conducted an inspection of the Leak Detection and Repair (“LDAR”) Program at the Casper Gas Plant in Wyoming. In September 2011, TMID received a letter from the U.S. EPA alleging violations of the Standards of Performance of Equipment Leaks for Onshore Natural Gas Processing Plant requirements under the Clean Air Act. TMID received a letter from the U.S. EPA concerning settlement of this matter in April 2013 and received additional settlement communications from the U.S. EPA and Department of Justice beginning in July 2014. Settlement negotiations are continuing, including attempted resolution of more recently identified LDAR issues.

Casper Mystery Bridge Superfund Site

The Casper Gas Plant is part of the Mystery Bridge Road/U.S. Highway 20 Superfund Site also known as Casper Mystery Bridge Superfund Site. Remediation work at the Casper Gas Plant has been completed and TEP has requested that the portion of the site attributable to TEP be delisted from the National Priorities List.

Casper Gas Plant

On November 25, 2014, WDEQ issued a Notice of Violation for violations of Part 60 Subpart OOOO related to the Depropanizer project (wv-14388, issued 7/9/13) in Docket No. 5506-14. TMID had discussed the issues in a meeting with WDEQ in Cheyenne on November 17, 2014, and submitted a disclosure on November 20, 2014 detailing the regulatory issues and potential violations. The project triggered a modification of Subpart OOOO for the entire plant. The project equipment as well as plant equipment subjected to Subpart OOOO was not monitored timely, and initial notification was not made timely. Settlement negotiations with WDEQ are currently ongoing.

18. Reporting Segments

TEP’s operations are located in the United States. During the third quarter of 2014, management revised TEP’s segment reporting structure to reflect the acquisition of a membership interest in Pony Express. As a result, TEP is now organized into three reporting segments: (1) Natural Gas Transportation & Logistics, (2) Crude Oil Transportation & Logistics, and (3) Processing & Logistics.

Natural Gas Transportation & Logistics

The Natural Gas Transportation & Logistics segment is engaged in ownership and operation of FERC-regulated interstate natural gas pipelines and integrated natural gas storage facilities that provide services to on-

system customers (such as third-party LDCs), industrial users and other shippers. As discussed in Note 2—Summary of Significant Accounting Policies, results for prior periods have been recast to reflect the operations of Trailblazer.

Crude Oil Transportation & Logistics

The Crude Oil Transportation & Logistics segment is engaged in ownership and construction of a FERC-regulated crude oil pipeline to serve the Bakken Shale and other nearby oil producing basins. The Pony Express System was placed in service in October 2014. The Crude Oil Transportation & Logistics segment also includes the construction of a lateral pipeline in Northeast Colorado, which will interconnect with the Pony Express System just east of Sterling, Colorado and is expected to be placed in service during the second quarter of 2015. As discussed in Note 2—Summary of Significant Accounting Policies, results for prior periods have been recast to reflect the operations of Pony Express.

Processing & Logistics

The Processing & Logistics segment is engaged in ownership and operation of natural gas processing, treating and fractionation facilities that produce NGLs and residue gas that is sold in local wholesale markets or delivered into pipelines for transportation to additional end markets, as well as water business services provided primarily to the oil and gas exploration and production industry.

Corporate and Other

Corporate and Other includes corporate overhead costs incurred subsequent to the IPO on May 17, 2013 that are not directly associated with the operations of TEP’s reportable segments, such as interest and fees associated with TEP’s revolving credit facility, public company costs reimbursed to TD, and equity-based compensation expense.

These segments are monitored separately by management for performance and are consistent with internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for their respective operations.

TEP considers Adjusted EBITDA as its primary segment performance measure as TEP believes it is the most meaningful measure to assess TEP’s financial condition and results of operations as a public entity. Adjusted EBITDA, a non-GAAP measure, is defined as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments.

The following tables set forth TEP’s segment information for the periods indicated:

	TEP
	Year Ended December 31, 2014			Year Ended December 31, 2013
	Total Revenue	Inter- Segment	External Revenue	Total Revenue	Inter- Segment	External Revenue
	(in thousands)			(in thousands)
Natural Gas Transportation & Logistics	$140,080	$(5,257)	$134,823	$127,877	$(1,920)	$125,957
Crude Oil Transportation & Logistics	28,343	—	28,343	—	—	—
Processing & Logistics	208,390	—	208,390	164,569	—	164,569
Corporate and other	—	—	—	—	—	—

Total revenue	$376,813	$(5,257)	$371,556	$292,446	$(1,920)	$290,526

	TEP			TEP Pre-Predecessor
	Period from November 13 to December 31, 2012			Period from January 1 to November 12, 2012
	Total Revenue	Inter- Segment	External Revenue	Total Revenue	Inter- Segment	External Revenue
	(in thousands)			(in thousands)
Natural Gas Transportation & Logistics	$16,696	$(96)	$16,600	$104,002	$(696)	$103,306
Crude Oil Transportation & Logistics	—	—	—	—	—	—
Processing & Logistics	21,972	—	21,972	116,986	—	116,986
Corporate and other	—	—	—	—	—	—

Total revenue	$38,668	$(96)	$38,572	$220,988	$(696)	$220,292

	TEP
	Year Ended December 31, 2014			Year Ended December 31, 2013
	Total Adjusted EBITDA	Inter- Segment	External Adjusted EBITDA	Total Adjusted EBITDA	Inter- Segment	External Adjusted EBITDA
	(in thousands)			(in thousands)
Natural Gas Transportation & Logistics	$67,593	$(4,015)	$63,578	$56,821	$(1,920)	$54,901
Crude Oil Transportation & Logistics	15,711	—	15,711	(43)	—	(43)
Processing & Logistics	33,089	—	33,089	23,192	1,920	25,112
Corporate and other	(2,500)	—	(2,500)	(1,580)	—	(1,580)
Reconciliation to Net Income:
Interest expense, net			7,648			11,035
Depreciation and amortization expense, net of noncontrolling interest			45,389			37,898
Loss on extinguishment of debt			—			17,526
Non-cash (gain) loss related to derivative instruments			(184)			386
Non-cash compensation expense			5,136			1,798
Distributions from unconsolidated investment			1,464			—
Equity in earnings of unconsolidated investment			(717)			—
Non-cash loss allocated to noncontrolling interest			(10,151)			—
Gain on remeasurement of unconsolidated investment			(9,388)			—

Net income attributable to partners			$70,681			$9,747

	TEP			TEP Pre-Predecessor
	Period from November 13 to December 31, 2012			Period from January 1 to November 12, 2012
	Total Adjusted EBITDA	Inter- Segment	External Adjusted EBITDA	Total Adjusted EBITDA	Inter- Segment	External Adjusted EBITDA
	(in thousands)			(in thousands)
Natural Gas Transportation & Logistics	$2,993	$(96)	$2,897	$52,459	$(696)	$51,763
Crude Oil Transportation & Logistics	—	—	—	—	—	—
Processing & Logistics	2,744	96	2,840	18,302	696	18,998
Corporate and other	—	—	—	—	—	—
Reconciliation to Net Income:
Interest expense, net			3,179			(1,661)
Depreciation and amortization expense, net of noncontrolling interest			5,197			20,647
Texas Margin Taxes			—			279
Non-cash (gain) loss related to derivative instruments			(273)			—

Net (loss) income attributable to partners			$(2,366)			$51,496

	TEP			TEP Pre-Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from November 13 to December 31, 2012	Period from January 1 to November 12, 2012
		(in thousands)
Natural Gas Transportation & Logistics	$20,580	$28,184	$9,205	$7,646
Crude Oil Transportation & Logistics	631,883	286,824	—	—
Processing & Logistics	13,187	31,012	3,493	11,894
Corporate and other	—	—	—	—

Total capital expenditures	$665,650	$346,020	$12,698	$19,540

	December 31, 2014	December 31, 2013
	(in thousands)
Natural Gas Transportation & Logistics	$716,106	$734,145
Crude Oil Transportation & Logistics	1,394,793	566,156
Processing & Logistics	340,620	326,599
Corporate and other	5,678	4,513

Total assets	$2,457,197	$1,631,413

19. Selected Quarterly Financial Data (Unaudited)

The following tables summarize the unaudited quarterly statements operations for TEP for 2014 and 2013:

	TEP
	Quarter Ended 2014
	First	Second	Third	Fourth
	(in thousands, except per unit amounts)
Total revenues	$94,779	$77,320	$89,953	$109,504
Operating income	$16,529	$6,475	$11,580	$18,829
Net income	$16,617	$14,728	$11,253	$16,731
Net income attributable to partners	$17,124	$15,286	$11,444	$26,827
Net income allocable to limited partners	$12,518	$15,771	$11,143	$22,342
Basic net income per limited partner unit	$0.31	$0.39	$0.24	$0.46
Diluted net income per limited partner unit	$0.30	$0.38	$0.23	$0.45

	TEP
	Quarter Ended 2013
	First		Second		Third	Fourth
	(in thousands, except per unit amounts)
Total revenues	$65,688		$69,347		$68,718	$86,773
Operating income	$8,917		$6,592		$5,401	$13,089
Net income (loss)	$3,709		$(13,984)		$5,095	$12,804
Net income (loss) attributable to partners	$4,215		$(13,479)		$5,600	$13,411
Net income allocable to limited partners	$—	(1)	$(13,365	)(2)	$6,866	$13,490
Basic net income per limited partner unit	$—	(1)	$(0.33	)(2)	$0.17	$0.33
Diluted net income per limited partner unit	$—	(1)	$(0.33	)(2)	$0.17	$0.33

(1)	No income was allocated to the limited partners until after the effective date of the IPO on May 17, 2013.
(2)	The second quarter of 2013 represented a prorated amount of net income allocated to the limited partners, based upon the number of days between the closing of the IPO on May 17, 2013 to June 30, 2013.

20. Subsequent Events

GP Holdings Registration Statement

On January 28, 2015, Tallgrass GP Holdings, LLC (“GP Holdings”), a privately held limited liability company that currently owns the general partners of TD and TEP, announced that it intends to file a registration statement with the SEC for an initial public offering of equity interests in a newly formed entity that is expected to own, directly or indirectly, all of TEP’s incentive distribution rights, TEP’s general partner interest, and a certain number of common units representing limited partner interests in TEP.

Conversion of Subordinated Units

The 16,200,000 subordinated units outstanding at December 31, 2014 were converted to common units on February 17, 2015 upon payment of the fourth quarter 2014 distribution on February 13, 2015. For additional information, see Note 11—Partnership Equity and Distributions.

Potential Acquisition

On January 8, 2015, TEP announced that TD offered TEP the right to purchase an additional 33.3% membership interest in Pony Express pursuant to the right of first offer in the Omnibus Agreement executed between TEP and TD in connection with TEP’s initial public offering in May 2013. If consummated, this transaction would increase TEP’s membership interest in Pony Express to 66.7%. Terms of the offer have not been finalized. A Conflicts Committee of the board of directors of our general partner, consisting solely of independent directors, has been formed to evaluate the offer with assistance from external advisors to be engaged by the Conflicts Committee. No definitive transaction agreement has been executed at this time and the proposed transaction remains subject to review, negotiations and approval by the Conflicts Committee and by the board of directors of TEP’s general partner. In conjunction with the proposed transaction, the parties made required filings under the Hart-Scott-Rodino Antitrust Improvements Act and the waiting period for consummating the transaction has terminated.

Appendix A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

TALLGRASS ENERGY GP, LP

A Delaware Limited Partnership

Dated as of

                    , 2015

A-i

A-ii

A-iii

FIRST AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF TALLGRASS ENERGY GP, LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TALLGRASS ENERGY GP, LP dated as of                     , 2015, is entered into by and between TEGP Management, LLC, a Delaware limited liability company, as the General Partner, the Persons executing a counterpart of this Agreement as Limited Partners and any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Tallgrass Energy GP, LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter (including any distributions received from the MLP Group with respect to such Quarter); less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group and reserves for legal matters) subsequent to such Quarter, including the payment of income taxes by the Partnership Group;

(ii) make a contribution to the MLP General Partner in order to allow it to purchase additional MLP General Partner Units from the MLP in accordance with its rights under the MLP Agreement; or

(iii) comply with applicable law or regulation or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Contribution” means (a) any cash, cash equivalents or the Fair Market Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner, net of any liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed (including, in the case of an Underwritten Offering of Shares, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for use with respect to the Class A Shares is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Class A Share” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Shares in this Agreement.

“Class A Shareholders” means the holders of Class A Shares.

“Class B Share” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Shares in this Agreement. The Class B Shares do not include any rights to receive distributions from the Partnership’s operations or upon the liquidation or winding-up of the Partnership.

“Class B Shareholders” means the holders of Class B Shares.

“Class B Transfer” has the meaning assigned to such term in Section 4.5(e).

“Closing Date” means the first date on which Class A Shares are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” for any day, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner including the MLP General Partner, (c) is not a holder of any ownership interest in the General Partner or its Affiliates, the Partnership Group or the MLP Group other than (i) Class A Shares and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors of the General Partner to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Class A Shares are listed or admitted to trading (or if the Class A Shares are not listed or admitted to trading, the New York Stock Exchange).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.

“Current Market Price” as of any date in respect of any class of Limited Partner Interests, means the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests; provided, that Class B Shares are not Derivative Partnership Interests.

“Eligibility Certificate” means a certificate the General Partner may request a Limited Partner or a transferee of a Limited Partner Interest to execute as to such Person’s nationality, citizenship or other related status for the purpose of determining whether such Person is an Ineligible Holder.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Exchange” has the meaning assigned to such term in Section 5.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Right Holders” means Tallgrass Holdings, LLC, KIA VIII (Rubicon), L.P., KEP VI AIV (Rubicon), LLC, Wylie Ventures, LLC, Hobbs Ventures LLC, and Tallgrass KC, LLC.

“Fair Market Value” means, with respect to any property or asset, the fair market value of that property or asset, as determined by the General Partner in good faith.

“General Partner” means TEGP Management, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management and ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to allocations of profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Partnership or its assets or Partners.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holdings” means Tallgrass Energy Holdings, LLC, a Delaware limited liability company.

“Holdings Distribution Agreement” means that Distribution, Assignment and Assumption Agreement (Interest in Tallgrass Energy GP, LP) dated                     , 2015 by and between Holdings and the Exchange Right Holders, whereby Holdings distributed to the Exchange Right Holders, pro rata, 100% of its equity interests in the Partnership.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a

manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, has created or would create under any federal, state or local law or regulation to which a Group Member and MLP Group Member is subject, a substantial risk of cancellation or forfeiture of any property in which a Group Member or MLP Group Member has an interest.

“Initial Public Offering” means the initial offering and sale of Class A Shares to the public (including the offer and sale of Class A Shares pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-202258) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Class A Shares in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement that purchases Class A Shares pursuant thereto.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Class A Shareholder, each Class B Shareholder, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means an interest of a Limited Partner in the Partnership, which may be evidenced by Class A Shares, Class B Shares or other Partnership Interests (other than a General Partner Interest) or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Voting Shares have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning given such term in Section 14.1.

“MLP” means Tallgrass Energy Partners, LP, a Delaware limited partnership, and any successor thereto.

“MLP Agreement” means the Amended & Restated Agreement of Limited Partnership of Tallgrass Energy Partners, LP, dated as of May 17, 2013, as it may be amended, supplemented or restated from time to time.

“MLP General Partner” means Tallgrass MLP GP, LLC, a Delaware limited liability company and the general partner of the MLP, and any successor thereto.

“MLP General Partner Units” means the General Partner Units of the MLP, as such term is defined in the MLP Agreement.

“MLP Group” means the MLP and its Subsidiaries.

“MLP Group Member” means any member of the MLP Group.

“MLP Group Member Agreement” means the partnership agreement of any MLP Group Member that is a limited or general partnership, the limited liability company agreement of any MLP Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any MLP Group Member that is a corporation, the joint venture agreement or similar governing document of any MLP Group Member that is a joint venture and the governing or organizational or similar documents of any other MLP Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of                    , 2015, among Tallgrass Equity, Holdings, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) reasonably acceptable to the General Partner or to such other Person selecting such counsel or obtaining such opinion.

“Option Closing Date” means the date or dates on which any Class A Shares are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (iv) any Person or Group who acquired 20% or more of any Outstanding Partnership Interests of any class then Outstanding directly or indirectly from an Affiliate or Affiliates of such Person or Group and such Affiliate or Affiliates are described in clauses (i), (ii) or (iii) above, or (v) any Person or Group who acquired 20% or more of any Outstanding Partnership Interests directly or indirectly from any Person or Group described in clauses (i), (ii), (iii) or (iv) above prior to the Initial Public Offering and in accordance with the provisions of Section 4.7.

“Over-Allotment Option” means the over-allotment option to purchase additional Class A Shares granted to the IPO Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Tallgrass Energy GP, LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries, but excluding the MLP Group.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Percentage Interest” means as of any date of determination and as to any Shareholder with respect to Shares, the quotient obtained by dividing (i) the number of Shares held by such Shareholder by (ii) the total number of Outstanding Shares. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Government Authority or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer; provided, however, that the Record Date for purposes of Section 5.8, Section 6.1 and Section 6.2 shall be the same as the record date established by the Partnership, as managing member of Tallgrass Equity, for Tallgrass Equity.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent and the Register as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Register” has the meaning given such term in Section 4.5(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share” means a Partnership Interest that is designated by the General Partner as a “Share” and shall include Class A Shares and Class B Shares but shall not include the General Partner Interest.

“Share Majority” means a majority of the Outstanding Voting Shares, voting together as a single class.

“Shareholders” means the Record Holders of Shares.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) is the managing member or (iii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person. For purposes of this Agreement, with respect to the Partnership Group, none of the members of the MLP Group shall be a Subsidiary of any member of the Partnership Group.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).

“Tallgrass Equity” means Tallgrass Equity, LLC, a Delaware limited liability company.

“Tallgrass Equity Unit Issuance Agreement” means that certain Tallgrass Equity Unit Issuance Agreement, dated as of                     , 2015, by and among Tallgrass Equity and the Partnership.

“Tallgrass Equity LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, dated                     , 2015.

“Tallgrass Equity Units” has the meaning ascribed to the term “Units” in the Tallgrass Equity LLC Agreement.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of                     , 2015 among the IPO Underwriters, the Partnership and the General Partner, providing for the purchase of Class A Shares by the IPO Underwriters.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Voting Shares” means any Share entitled to vote pursuant to this Agreement.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

Section 1.2 Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement and any action taken pursuant thereto and any determination, in each case, made by the General Partner in good faith shall, in each such case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.    The Partnership was formed on February 10, 2015 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The General Partner and Limited Partners hereby amend and restate the original Agreement of

Limited Partnership of Tallgrass Energy GP, LP in its entirety, and this amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the record owner thereof for all purposes.

Section 2.2 Name.    The name of the Partnership shall be “Tallgrass Energy GP, LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” the letters “LP,” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be the Corporation Trust Company. The principal office of the Partnership shall be located at 4200 W. 115th Street, Suite 350, Leawood, Kansas, 66211, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 4200 W. 115th Street, Suite 350, Leawood, Kansas, 66211, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or MLP Group Member. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers.    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets.    Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no

Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all of the assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any of the assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All of the assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member or MLP Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners.    Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense, to obtain:

(i) from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act; provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website;

(ii) a current list of the name and last known business, residence or mailing address of each Partner;

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto; and

(iv) such other information regarding the affairs of the Partnership as the General Partner determines in its sole discretion is just and reasonable.

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner determines is in the nature of trade secrets or (ii) other information the disclosure of which the General Partner determines (A) is not in the best interests of the Partnership Group or the MLP Group, (B) could damage the Partnership Group or the MLP Group or either of their respective businesses or (C) that any Group Member or any MLP Group Member is required by law or regulation or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.    Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and, when deemed appropriate by the General Partner, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.7(d). The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General

Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The General Partner shall have the power and authority to make all such other rules and regulations as it may deem appropriate or expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other Governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.    The names and addresses of Shareholders as they appear in the Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the

General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns such Partnership Interest to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect or recognize any such transfer or purported transfer.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Limited Partner Interests, and any Derivative Partnership Interests as applicable, shall be recorded (the “Register”).

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other Governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b) and Section 4.5(e), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c) Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.

(d) By acceptance of the transfer of any Limited Partner Interests in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(b).

(e) A Limited Partner shall be prohibited from transferring any of its Class B Shares (a “Class B Transfer”) unless such Limited Partner simultaneously transfers to the transferee of such Class B Shares the same number of Tallgrass Equity Units in accordance with the applicable terms of the Tallgrass Equity LLC Agreement and Section 5.6 herein, including compliance with any transfer or other restrictions. If for any reason the transfer of such Tallgrass Equity Units does not occur simultaneously with the Class B Transfer, then the Class B Transfer shall be null and void and of no force and effect.

(f) Subject to (i) this Article IV, (ii) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (iii) any contractual provisions binding on any Limited Partner and (iv) provisions of applicable law, including the Securities Act, Limited Partner Interests shall be freely transferable.

(g) Subject to the provisions of this Article IV, the General Partner and its Affiliates shall have the right at any time to transfer their Limited Partner Interests to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(b) below, the General Partner may at its option transfer all or any part of its General Partner Interest without Shareholder approval.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 4.7 of this Agreement.

(b) Except as provided in Section 4.7(d), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other Governmental Authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation. The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(c) Nothing contained in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d) Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TALLGRASS ENERGY GP, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF TALLGRASS ENERGY GP, LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE RECORD HOLDER OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.8 Eligibility Certificates; Ineligible Holders.

(a) The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.

(b) If any Limited Partner (or its beneficial owners) fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder’s Limited Partner Interests.

(c) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(d) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(e) At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

(f) If at any time a transferee of a Partnership Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.8 within 30 days of such request, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines, with the advice of counsel, that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.

Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.8 within 30 days of such request, or if upon receipt of such Eligibility Certificate or such other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated in the Register, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed (treating, for this purpose, the Class A Shares and Class B Shares as a single class of Limited Partner Interests) multiplied by the number of Limited Partner Interests of each such class (treating, for this purpose, the Class A Shares and Class B Shares as a single class of Limited Partner Interests) included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this

Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Initial Capital Contributions.    In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership and Holdings made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for a Limited Partner Interest equal to a 100% Percentage Interest in the Partnership. Pursuant to the Holdings Distribution Agreement, Holdings distributed its Limited Partner Interest to the Exchange Right Holders, pro rata.

Section 5.2 Contributions by and Issuances to the General Partner and its Affiliates.

(a) On the Closing Date, the General Partner shall retain the General Partner Interest in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement.

(b) Immediately prior to the Closing Date, the Limited Partner Interests held by the Exchange Right Holders were converted into              Class B Shares.

(c) Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3 Share Transfers to Limited Partners.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each IPO Underwriter shall contribute cash to the Partnership in exchange for the issuance of Class A Shares by the Partnership to each IPO Underwriter, all as set forth in the Underwriting Agreement.

(b) Upon the exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance of Class A Shares by the Partnership to each IPO Underwriter, all as set forth in the Underwriting Agreement.

(c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than the Class A Shares issued to the public in connection with the Initial Public Offering and the Class B Shares issued to the Exchange Right Holders pursuant to subparagraph (b) of Section 5.2.

(d) No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4 Interest and Withdrawal.    No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Shares pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Shares or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Shares pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any Governmental Authority or any National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading.

(d) No fractional Shares shall be issued by the Partnership.

Section 5.6 Class B Exchange.

(a) Upon any exchange of Class B Shares and a corresponding number of Tallgrass Equity Units for Class A Shares pursuant to this Agreement and the Tallgrass Equity LLC Agreement (an “Exchange”), the Partnership shall issue to the exchanging holder of such Class B Shares a number of Class A Shares equal to the number of Class B Shares exchanged.

(b) Simultaneous with the consummation of such exchange, the Class B Shares involved in such exchange shall automatically be cancelled and shall cease to be outstanding.

Section 5.7 Limited Preemptive Right.    Except as provided in this Section 5.7 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner and its Affiliates shall have the right, which they may from time to time assign in whole or in part to any of their Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests; provided, however, that the foregoing shall not apply to the issuance of Partnership Interests in connection with an Exchange pursuant to Section 5.6.

Section 5.8 Splits and Combinations.

(a) Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted. Any such subdivision or combination of the Class A Shares shall automatically be accompanied by a simultaneous and proportionate subdivision or combination of the Class B Shares pursuant to this Agreement, and any such subdivision or combination of the Class B Shares shall automatically be accompanied by a simultaneous and proportionate subdivision or combination of the Class A Shares pursuant to this Agreement.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares but for the provisions of Section 5.5(d) and this Section 5.8(d), each fractional Share shall be rounded to the nearest whole Share (with fractional Shares equal to or greater than a 0.5 Share being rounded to the next higher Share).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions to Record Holders.

(a) Within 55 days following the end of each Quarter commencing with the Quarter ending on June 30, 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Class A Shareholders, as of the Record Date selected by the General Partner, Pro Rata. All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(b) Notwithstanding Section 6.1(a) (but subject to the last sentence of Section 6.1(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.2 Distributions to Record Holders.    Notwithstanding any provision of Section 6.1(a) or any other provision of this Agreement to the contrary, Available Cash with respect to the Quarter in which the Closing Date occurs shall be retained by Tallgrass Equity and distributed as follows: (i) a portion of the Available Cash, calculated by multiplying Available Cash for such Quarter by a fraction, the numerator of which is the number of days in such Quarter before the Closing Date and the denominator of which is the total number of days in such Quarter, shall be distributed to the Exchange Right Holders; and (ii) the remaining Available Cash for such Quarter shall be distributed to the Class A Shareholders in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to Governmental Authorities or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group and the MLP Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members or MLP Group Members); the repayment or guarantee of obligations of any Group Member or MLP Group Member; and the making of capital contributions to any Group Member or MLP Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash held by the Partnership;

(vii) the selection and dismissal of employees and officers (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member or MLP Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member through its directors, officers or employees or through its role as the managing member of Tallgrass Equity and Tallgrass Equity’s ownership of all of the membership interests in the MLP General Partner;

(xv) the approval and authorization of any action taken by the MLP General Partner to waive, reduce, limit or modify the incentive distribution rights in the MLP held by the MLP General Partner or any Affiliate of the Partnership; and

(xvi) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Holdings Distribution Agreement, the Tallgrass Equity Unit Issuance Agreement, and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) and each of its Affiliates are authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsoever that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group or MLP Group.    Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or disposition of all or substantially all of the assets of the MLP Group without the approval of holders of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group or approve on behalf of the Partnership the mortgage, pledge, hypothecation or granting of a security interest in all or substantially all of the assets of the MLP Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group or the MLP Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner or its Affiliates as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (ii) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or MLP Group Member, (iii) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with any indebtedness of any Group Member or MLP Group Member, or (iv) subject to the limitations contained in the Omnibus Agreement, the performance of its obligations under the Omnibus Agreement.

(b) Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member or MLP Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member or MLP Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member, any MLP Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of any Group Member or any MLP Group Member to such Unrestricted Person. No Group Member, MLP Group Member, Limited Partner or other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, any MLP Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Sections 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty otherwise existing at law, in equity or otherwise, by the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to any Group Member or any MLP Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except as provided in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member or any MLP Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to any Group Member or any MLP Group Member, any Limited Partner or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership Group or MLP Group, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of any Group Member or any MLP Group Member to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Shares or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Shares and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member or any MLP Group Member, and any Group Member or any MLP Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member or MLP Group Member, as applicable, for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member and the term “MLP Group Member” shall include any Affiliate of an MLP Group Member that is controlled by the MLP Group Member.

(b) Any Group Member may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty or any other obligation of any type whatsoever of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions or other compensation to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, including any MLP Group Member, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Voting Shares (excluding Shares owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Shareholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Shareholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to seek Special Approval, seek Shareholder Approval or adopt a resolution or course of action that has not received Special Approval or Shareholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.9(b), and in no event shall any Person bringing or prosecuting any such proceeding be entitled to any injunctive or equitable relief or remedy, including rescission or reformation, in any case where the Conflicts Committee or the Board of Directors of the General Partner acted, or is conclusively deemed or presumed to have acted, in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b) Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the General Partner, the

Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable; provided further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee. Without limiting the generality of the foregoing, in considering whether to approve, on behalf of the Partnership in its capacity as the managing member of Tallgrass Equity, in its capacity as the sole member of MLP General Partner, any concession with respect to, or modification, amendment or elimination of, any incentive distribution rights held by the MLP General Partner, the General Partner and the Board of Directors shall be entitled to take into account all relevant factors, including (without limitation), to the extent that it believes relevant, (i) anticipated increases in distributions to the Partnership or any of its Subsidiaries expected to be received as a result of the issuance of any securities by the MLP in connection therewith, (ii) any increase in value of such incentive distribution rights associated with any such expected increase in distributions and (iii) the effect of such action on the long-term distribution growth prospects of the MLP or any of the MLP’s Subsidiaries.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership

Group other than in the ordinary course of business or (ii) permit any Group Member or MLP Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f) Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g) The Shareholders hereby authorize the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9

(h) For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the general partner of the Partnership or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner and its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.13 Replacement of Fiduciary Duties.    Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.    The General Partner or the Transfer Agent shall keep or cause to be kept appropriate books and records with respect to the Partnership’s business, including the Register and all other books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 115 days after the close of each fiscal year of the Partnership (or such shorter or longer period as required by the Commission, in which case the Partnership shall have such shorter or longer period), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 60 days after the close of each Quarter (or such shorter or longer period as required by the Commission, in which case the Partnership shall have such shorter or longer period) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Characterizations, Elections and Information.

(a) The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b) The General Partner shall determine whether the Partnership shall make any other tax elections permitted by the Code or state, local or foreign tax law.

(c) The tax information reasonably required by Record Holders for U.S federal income tax reporting purposes shall be furnished to Record Holders on or before the date required under the Code and treasury regulations thereunder.

Section 9.2 Withholding.    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.1 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) Upon the issuance by the Partnership of Class B Shares to the Exchange Right Holders and the issuance by the Partnership of Class A Shares to the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Limited Partners in respect of the Shares issued or transferred to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b) By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

(c) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Limited Partner in respect of such Shares, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Shares in accordance with the direction of the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(c) are subject to the provisions of Section 4.3.

(d) The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2 Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on June 30, 2023 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Shareholders holding at least a majority of the Outstanding Voting Shares (excluding Shares held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner; (ii) at any time after 12:00 midnight, Central Time, on June 30, 2023 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Shareholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to

Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Shares. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Share Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Shareholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner.    The General Partner may be removed if such removal is approved by the Shareholders holding at least 80% of the Outstanding Voting Shares (including Shares held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Shareholders holding a majority of the Outstanding Voting Shares (including Shares held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Voting Shares to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Voting Shares under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Shareholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the

Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Class A Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Class A Shares will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Class A Shares.

Section 11.4 Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Share Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution.    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Share Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Share Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Share Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act.

Section 12.3 Liquidator.    Upon dissolution of the Partnership in accordance with the provisions of Article XII, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Share Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Share Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a Share Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its Fair Market Value, net of liabilities; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Class A Shareholders, pro rata.

Section 12.5 Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.

Section 12.7 Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes to the extent any such entity is not already taxable as corporation for federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership

Interests in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or a Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.    Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Share Majority, unless a greater or different percentage of Outstanding Shares is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment.

If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Shares (including Shares deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Shares, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Shares.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Voting Shares voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Voting Shares.

Section 13.4 Special Meetings.    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Voting Shares of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Shares for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6 Record Date.    For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Postponement and Adjournment.    Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Limited Partners shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Sections 13.4 and 13.5, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting.    The presence, in person or by proxy, of holders of a majority of the Outstanding Voting Shares of the class or classes for which a meeting has been called (including Outstanding Voting Shares deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Shares, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Voting Shares that in the aggregate represent a majority of the Outstanding Voting Shares entitled to vote and present at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Shares that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Voting Shares specified in this Agreement.

Section 13.10 Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Voting Shares (including Shares deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Voting Shares held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Voting Shares that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Voting Shares on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Voting Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Shares.

(b) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Unless otherwise specified, each Class A Share and each Class B Share shall be entitled to one vote per Share.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority.    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth, to the extent applicable:

(i) the name and state of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation or formation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth, to the extent applicable:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) or Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required

(b) Except as provided in Section 14.3(d) or Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Voting Shares or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) or Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act, (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Share Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion.    Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding (and treating, for this purpose, the Class A Shares and Class B Shares as a single class of Limited Partner Interests), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class (treating, for this purpose, the Class A Shares and Class B Shares as a single class of Limited Partner Interests) then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the

case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.    This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings with respect to the subject matter hereof.

Section 16.5 Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries.    Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership, the General Partner or any Affiliate of the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction) or of any other court to which proceedings in the Court of Chancery of the State of Delaware (or such other courts located in the State of Delaware) may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions.    If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile and Email Signatures.    The use of facsimile signatures and signatures delivered by email in portable document (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Limited Partner Interests is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GENERAL PARTNER:

TEGP MANAGEMENT, LLC

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to First Amended and Restated

Agreement of Limited Partnership of Tallgrass Energy GP, LP

LIMITED PARTNERS:

KIA VIII (RUBICON), L.P.

By:	KIA VIII (Rubicon) GP, L.P.,
its general partner

By:	Kelso GP VIII, LLC,
its general partner

By:
James J. Connors, II
Managing Member

KEP VI AIV (RUBICON), LLC

By:
James J. Connors, II
Managing Member

Signature Page to First Amended and Restated

Agreement of Limited Partnership of Tallgrass Energy GP, LP

TALLGRASS HOLDINGS LLC

By:	EMG Fund II Management, LP,
its manager

By:	EMG Fund II Management LLC
its general partner

By:
John T. Raymond
Chief Executive Officer

Signature Page to First Amended and Restated

Agreement of Limited Partnership of Tallgrass Energy GP, LP

TALLGRASS KC, LLC

By:
David G. Dehaemers, Jr.
Manager

Signature Page to First Amended and Restated

Agreement of Limited Partnership of Tallgrass Energy GP, LP

WYLIE VENTURES, LLC

By:
Forrest E. Wylie
Sole Member

Signature Page to First Amended and Restated

Agreement of Limited Partnership of Tallgrass Energy GP, LP

HOBBS VENTURES LLC

By:
Charles Scott Hobbs
Sole Member

Signature Page to First Amended and Restated

Agreement of Limited Partnership of Tallgrass Energy GP, LP

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

Tallgrass Energy GP, LP

Certificate Evidencing Class A Shares

Representing Limited Partner Interests in

Tallgrass Energy GP, LP

No.	Class A Shares

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Tallgrass Energy GP, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Tallgrass Energy GP, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that              (the “Holder”) is the registered owner of                     Class A shares representing limited partner interests in the Partnership (the “Class A Shares”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class A Shares are set forth in, and this Certificate and the Class A Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF TALLGRASS ENERGY GP, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF TALLGRASS ENERGY GP, LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE RECORD HOLDER OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	Tallgrass Energy GP, LP

Counter signed and Registered by:	By:	TEGP Management, LLC, its general partner

American Stock Transfer & Trust Company, LLC, as Transfer Agent and Registrar	By:
Name:

By:
Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties	Custodian
(Cust) Minor
JT TEN—as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF CLASS A SHARES OF TALLGRASS ENERGY GP, LP

FOR VALUE RECEIVED,              hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

             Class A Shares representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint             as its attorney-in-fact with full power of substitution to transfer the same on the books of Tallgrass Energy GP, LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)

(Signature)

No transfer of the Class A Shares evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class A Shares to be transferred is surrendered for registration or transfer.

APPENDIX B—GLOSSARY OF TERMS

Bakken oil production area:    Montana and North Dakota in the United States and Saskatchewan and Manitoba in Canada.

Barrel (or bbl):    Forty two U.S. gallons.

Bbl/d:    Barrels per day.

Base Gas (or Cushion Gas):    The volume of gas that is intended as permanent inventory in a storage reservoir to maintain adequate pressure and deliverability rates.

Bcf:    One billion cubic feet.

British Thermal Units or Btus:    the amount of heat energy needed to raise the temperature of one pound of water by one degree Fahrenheit.

Condensate:    A NGL with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

Delivery point:    the point at which product in a pipeline is delivered to the end user.

Dry gas:    A gas primarily composed of methane and ethane where heavy hydrocarbons and water either do not exist or have been removed through processing.

End-user markets:    The ultimate users and consumers of transported energy products.

Fee Based Processing Contracts:    Natural gas processing contracts that are primarily based upon a fixed fee and/or a volumetric-based fee rate, which is typically tied to reserved capacity or inlet volumes.

FERC:    Federal Energy Regulatory Commission.

Firm transportation and storage services:    Those services pursuant to which customers receive firm assurances regarding the availability of capacity and deliverability of natural gas on our assets up to a contracted amount at specified receipt and delivery points. Firm transportation contracts obligate our customers to pay a fixed monthly reservation charge to reserve an agreed upon amount of pipeline capacity for transportation regardless of the actual pipeline capacity used by the customer during each month. Firm storage contracts obligate our customers to pay a fixed monthly charge for the firm right to inject, withdraw and store a specified volume of natural gas regardless of the amount of storage capacity actually utilized by the customer.

Firm transportation and storage services:    Those services pursuant to which customers receive firm assurances regarding the availability of capacity and deliverability of natural gas on our assets up to a contracted amount at specified receipt and delivery points.

GAAP:    Generally accepted accounting principles in the United States of America.

GHGs:    Greenhouse gases.

Interruptible transportation and storage services:    Those services pursuant to which customers receive only limited assurances regarding the availability of capacity and deliverability in transportation or storage facilities, as applicable, and pay fees based on their actual utilization of such assets. Under interruptible service contracts, our customers pay fees based on their actual utilization of assets for transportation and storage services. These customers are not assured capacity or service.

Line fill:    The volume of oil, in barrels, in the pipeline from the origin to the destination.

B-1

Local distribution company or LDC:    LDCs are involved in the delivery of natural gas to consumers within a specific geographic area.

MMBtu:    One million British Thermal Units.

MMcf:    One million cubic feet.

Natural gas liquids or NGLs:    Those hydrocarbons in natural gas that are separated from the natural gas as liquids through the process of absorption, condensation, adsorption or other methods in natural gas processing or cycling plants. Generally such liquids consist of propane and heavier hydrocarbons and are commonly referred to as lease condensate, natural gasoline and liquefied petroleum gases. Natural gas liquids include natural gas plant liquids (primarily ethane, propane, butane and isobutane) and lease condensate (primarily pentanes produced from natural gas at lease separators and field facilities).

Natural Gas Processing:    The separation of natural gas into pipeline-quality natural gas and a mixed NGL stream.

Non-contract barrels:    Barrels of crude oil that our customers ship based solely on availability of capacity and deliverability with no assurance of future capacity.

Park and loan services:    Those services pursuant to which customers receive the right to store natural gas in (park), or borrow gas from (loan), our facilities on a seasonal basis.

Percent of Proceeds Processing Contracts:    Natural gas processing contracts in which we process our customer’s natural gas, sell the resulting NGLs and residue gas and divide the proceeds of those sales between us and the customer. Some percent of proceeds contracts may also require our customers to pay a monthly reservation fee for processing capacity.

PHMSA:    The United States Department of Transportation’s Pipeline and Hazardous Materials Safety Administration.

Play:    A proven geological formation that contains commercial amounts of hydrocarbons.

Reservoir:    A porous and permeable underground formation containing an individual and separate natural accumulation of producible hydrocarbons (crude oil and/or natural gas) which is confined by impermeable rock or water barriers and is characterized by a single natural pressure system.

Residue gas:    The natural gas remaining after being processed or treated.

Throughput:    The volume of natural gas or crude oil transported or passing through a pipeline, plant, terminal or other facility during a particular period.

Uncommitted Shippers (also known as “Walk-Up Shippers”):    Customers of our Pony Express System that have not signed long-term shipper contracts and have rights under the FERC tariff as to rates and capacity allocation that are different than long-term committed shippers.

Working gas:    The volume of gas in the storage reservoir that is in addition to the cushion or base gas. It may or may not be completely withdrawn during any particular withdrawal season. Conditions permitting, the total working capacity could be used more than once during any season.

Working gas storage capacity:    The maximum volume of natural gas that can be cost-effectively injected into a storage facility and extracted during the normal operation of the storage facility. Effective working gas storage capacity excludes cushion gas and non-cycling working gas.

X/d:    The applicable measurement metric per day. For example, MMcf/d means one million cubic feet per day.

B-2

35,311,000 Shares

Tallgrass Energy GP, LP

Class A Shares

Representing Limited Partner Interests

PRELIMINARY PROSPECTUS

                    , 2015

Citigroup

Goldman, Sachs & Co.

BofA Merrill Lynch

Barclays

Credit Suisse

Deutsche Bank Securities

Morgan Stanley

RBC Capital Markets

Wells Fargo Securities

Baird

Scotia Howard Weil

Stifel

Tudor, Pickering, Holt & Co.

U.S. Capital Advisors

Until                     , 2015 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$127,403
FINRA filing fee	164,961
NYSE listing fee	250,000
Printing and engraving expenses	750,000
Fees and expenses of legal counsel	2,000,000
Accounting fees and expenses	400,000
Transfer agent and registrar fees	4,000
Miscellaneous	207,636

Total	3,900,000

Item 14.	Indemnification of our General Partner’s Officers and Directors.

Tallgrass Energy GP, LP

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “Description of Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of the underwriters and their officers and directors by us, our general partner and our subsidiaries for certain liabilities under the Securities Act.

TEGP Management, LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

•

any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person designated by our general partner.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15.	Recent Sales of Unregistered Securities.

On February 10, 2015, in connection with our formation, we issued (i) a general partner interest in us to TEGP Management, LLC, and (ii) a 100% limited partner interest in us to Tallgrass Energy Holdings, LLC in exchange for $1,000. This transaction was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number			Description

1.1	*	—	Form of Underwriting Agreement.

3.1	**	—	Certificate of Limited Partnership of Tallgrass Energy GP, LP, dated February 10, 2015.

3.2	**	—	Form of Amended and Restated Limited Partnership Agreement of Tallgrass Energy GP, LP (included as Appendix A in the prospectus included in this Registration Statement).

3.3	**	—	Certificate of Formation of TEGP Management, LLC, dated February 10, 2015.

3.4	**	—	Form of Amended and Restated Limited Liability Company Agreement of TEGP Management, LLC.

3.5	**	—	Certificate of Formation of Tallgrass GP Holdings, LLC, dated March 28, 2013 (now known as Tallgrass Equity, LLC).

3.6	**	—	Certificate of Amendment to Certificate of Formation of Tallgrass GP Holdings, LLC, dated February 20, 2015 (now known as Tallgrass Equity, LLC).

3.7	**	—	Form of Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, LLC.

3.8		—	Certificate of Limited Partnership of Tallgrass Energy Partners, LP, dated as of February 6, 2013 (incorporated by reference to Exhibit 3.1 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed March 28, 2013).

3.9		—	Certificate of Amendment to Certificate of Limited Partnership of Tallgrass Energy Partners, LP, dated as of February 7, 2013 (incorporated by reference to Exhibit 3.2 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed March 28, 2013).

3.10		—	Amended and Restated Agreement of Limited Partnership of Tallgrass Energy Partners, LP, dated as of May 17, 2013 (incorporated by reference to Exhibit 3.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

3.11		—	Certificate of Formation of Tallgrass MLP GP, LLC, dated as of February 6, 2013 (incorporated by reference to Exhibit 3.4 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed March 28, 2013).

Exhibit Number			Description
3.12		—	Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC dated May 17, 2013 (incorporated by reference to Exhibit 3.4 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

3.13		—	Amendment No. 1, dated February 19, 2015, to Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC, dated May 17, 2013 (incorporated by reference to Exhibit 3.8 to Tallgrass Energy Partners Annual Report on Form 10-K filed February 19, 2015).

4.1	**	—	Specimen certificate representing Class A Shares.

4.2	**	—	Form of Registration Rights Agreement.

5.1	*	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	*	—	Opinion of Baker Botts L.L.P. relating to tax matters.

10.1	**	—	Form of Omnibus Agreement.

10.2	**	—	Form of Tallgrass Equity Credit Agreement.

10.3	**	—	Form of TEGP Management, LLC Long-Term Incentive Plan.

10.4	**	—	Form of Distribution, Assignment and Assumption Agreement (interest in Tallgrass Energy GP, LP).

10.5	**	—	Form of Tallgrass Equity Unit Issuance Agreement.

10.6	**	—	Form of Conveyance Agreement (Common Units of Tallgrass Energy Partners, LP).

10.7		—	Amended and Restated Employment Agreement between Tallgrass Management, LLC, Tallgrass Development GP, LLC, Tallgrass GP Holdings, LLC, Tallgrass MLP GP, LLC and David G. Dehaemers, Jr. (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed April 18, 2013).

10.8		—	Purchase and Sale Agreement between Kinder Morgan Interstate Gas Transmission LLC and Kinder Morgan Pony Express Pipeline LLC (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed April 8, 2013).

10.9		—	Contribution, Conveyance and Assumption Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC, Tallgrass Development, LP, Tallgrass Development GP, LLC, Tallgrass GP Holdings, LLC, Tallgrass Operations, LLC, Tallgrass Interstate Gas Transmission, LLC, Tallgrass Midstream, LLC and Tallgrass MLP Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

10.10		—	Omnibus Agreement, dated May 17, 2013, by and among Tallgrass Development, LP, Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC and Tallgrass Development GP, LLC (incorporated by reference to Exhibit 10.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

10.11		—	Revolving Credit Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein (incorporated by reference to Exhibit 10.3 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

10.12		—	Tallgrass MLP GP, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

Exhibit Number			Description
10.13		—	Contribution and Sale Agreement, dated as of April 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP and Tallgrass Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed April 2, 2014).

10.14		—	Amendment No. 1, dated as of June 25, 2014, to the Revolving Credit Agreement by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed June 30, 2014).

10.15		—	Contribution and Transfer Agreement, dated as of September 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP, Tallgrass Pony Express Pipeline, LLC and Tallgrass Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed September 8, 2014).

10.16		—	Second Amended and Restated Limited Liability Company Agreement of Tallgrass Pony Express Pipeline, LLC, dated as of September 1, 2014, by and among Tallgrass Pony Express Pipeline, LLC, Tallgrass Operations, LLC, and Tallgrass PXP Holdings, LLC (incorporated by reference to Exhibit 10.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed September 8, 2014).

10.17		—	Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Tallgrass Pony Express Pipeline, LLC, dated as of September 29, 2014, by and among Tallgrass Pony Express Pipeline, LLC, Tallgrass Operations, LLC, and Tallgrass PXP Holdings, LLC (incorporated by reference to Exhibit 10.3 to Tallgrass Energy Partners, LP’s Quarterly Report on Form 10-Q filed October 30, 2014).

10.18		—	Purchase and Sale Agreement, dated as of March 1, 2015, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP and Tallgrass Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed March 2, 2015).

10.19		—	Third Amended and Restated Limited Liability Company Agreement of Tallgrass Pony Express Pipeline, LLC, dated as of March 1, 2015, by and among Tallgrass Pony Express Pipeline, LLC, Tallgrass Operations, LLC, and Tallgrass PXP Holdings, LLC (incorporated by reference to Exhibit 10.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed March 2, 2015).

21.1	**	—	List of Subsidiaries of Tallgrass Energy GP, LP.

23.1	*	—	Consent of PricewaterhouseCoopers LLP.

23.3	*	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

23.4	*	—	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1).

24.1	**	—	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.
**	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with TEP, our general partner, or any of their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to TEP, our general partner, or any of their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on April 27, 2015.

Tallgrass Energy GP, LP

By:	TEGP Management, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Name	Title	Date
* David G. Dehaemers, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	April 27, 2015

* Gary J. Brauchle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 27, 2015

* Gary D. Watkins	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 27, 2015

* Frank J. Loverro	Director	April 27, 2015

* Stanley de J. Osborne	Director	April 27, 2015

* Jeffrey A. Ball	Director	April 27, 2015

* John T. Raymond	Director	April 27, 2015

* William R. Moler	Director	April 27, 2015

By:	/s/ George E. Rider
George E. Rider Attorney-in-fact

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement:

Exhibit Number			Description

1.1	*	—	Form of Underwriting Agreement.

3.1	**	—	Certificate of Limited Partnership of Tallgrass Energy GP, LP, dated February 10, 2015.

3.2	**	—	Form of Amended and Restated Limited Partnership Agreement of Tallgrass Energy GP, LP (included as Appendix A in the prospectus included in this Registration Statement).

3.3	**	—	Certificate of Formation of TEGP Management, LLC, dated February 10, 2015.

3.4	**	—	Form of Amended and Restated Limited Liability Company Agreement of TEGP Management, LLC.

3.5	**	—	Certificate of Formation of Tallgrass GP Holdings, LLC, dated March 28, 2013 (now known as Tallgrass Equity, LLC).

3.6	**	—	Certificate of Amendment to Certificate of Formation of Tallgrass GP Holdings, LLC, dated February 20, 2015 (now known as Tallgrass Equity, LLC).

3.7	**	—	Form of Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, LLC.

3.8		—	Certificate of Limited Partnership of Tallgrass Energy Partners, LP, dated as of February 6, 2013 (incorporated by reference to Exhibit 3.1 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed March 28, 2013).

3.9		—	Certificate of Amendment to Certificate of Limited Partnership of Tallgrass Energy Partners, LP, dated as of February 7, 2013 (incorporated by reference to Exhibit 3.2 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed March 28, 2013).

3.10		—	Amended and Restated Agreement of Limited Partnership of Tallgrass Energy Partners, LP, dated as of May 17, 2013 (incorporated by reference to Exhibit 3.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

3.11		—	Certificate of Formation of Tallgrass MLP GP, LLC, dated as of February 6, 2013 (incorporated by reference to Exhibit 3.4 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed March 28, 2013).

3.12		—	Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC dated May 17, 2013 (incorporated by reference to Exhibit 3.4 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

3.13		—	Amendment No. 1, dated February 19, 2015, to Second Amended and Restated Limited Liability Company Agreement of Tallgrass MLP GP, LLC, dated May 17, 2013 (incorporated by reference to Exhibit 3.8 to Tallgrass Energy Partners Annual Report on Form 10-K filed February 19, 2015).

4.1	**	—	Specimen certificate representing Class A Shares.

4.2	**	—	Form of Registration Rights Agreement.

5.1	*	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	*	—	Opinion of Baker Botts L.L.P. relating to tax matters.

10.1	**	—	Form of Omnibus Agreement.

10.2	**	—	Form of Tallgrass Equity Credit Agreement.

Exhibit Number			Description
10.3	**	—	Form of TEGP Management, LLC Long-Term Incentive Plan.

10.4	**	—	Form of Distribution, Assignment and Assumption Agreement (interest in Tallgrass Energy GP, LP).

10.5	**	—	Form of Tallgrass Equity Unit Issuance Agreement.

10.6	**	—	Form of Conveyance Agreement (Common Units of Tallgrass Energy Partners, LP).

10.7		—	Amended and Restated Employment Agreement between Tallgrass Management, LLC, Tallgrass Development GP, LLC, Tallgrass GP Holdings, LLC, Tallgrass MLP GP, LLC and David G. Dehaemers, Jr. (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed April 18, 2013).

10.8		—	Purchase and Sale Agreement between Kinder Morgan Interstate Gas Transmission LLC and Kinder Morgan Pony Express Pipeline LLC (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Tallgrass Energy Partners, LP’s Registration Statement on Form S-1 filed April 8, 2013).

10.9		—	Contribution, Conveyance and Assumption Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC, Tallgrass Development, LP, Tallgrass Development GP, LLC, Tallgrass GP Holdings, LLC, Tallgrass Operations, LLC, Tallgrass Interstate Gas Transmission, LLC, Tallgrass Midstream, LLC and Tallgrass MLP Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

10.10		—	Omnibus Agreement, dated May 17, 2013, by and among Tallgrass Development, LP, Tallgrass Energy Partners, LP, Tallgrass MLP GP, LLC and Tallgrass Development GP, LLC (incorporated by reference to Exhibit 10.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

10.11		—	Revolving Credit Agreement, dated May 17, 2013, by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein (incorporated by reference to Exhibit 10.3 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

10.12		—	Tallgrass MLP GP, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed May 17, 2013).

10.13		—	Contribution and Sale Agreement, dated as of April 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP and Tallgrass Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed April 2, 2014).

10.14		—	Amendment No. 1, dated as of June 25, 2014, to the Revolving Credit Agreement by and among Tallgrass Energy Partners, LP, Barclays Bank PLC, as administrative agent, and a syndicate of lenders named therein (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed June 30, 2014).

10.15		—	Contribution and Transfer Agreement, dated as of September 1, 2014, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP, Tallgrass Pony Express Pipeline, LLC and Tallgrass Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed September 8, 2014).

10.16		—	Second Amended and Restated Limited Liability Company Agreement of Tallgrass Pony Express Pipeline, LLC, dated as of September 1, 2014, by and among Tallgrass Pony Express Pipeline, LLC, Tallgrass Operations, LLC, and Tallgrass PXP Holdings, LLC (incorporated by reference to Exhibit 10.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed September 8, 2014).

Exhibit Number			Description
10.17		—	Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Tallgrass Pony Express Pipeline, LLC, dated as of September 29, 2014, by and among Tallgrass Pony Express Pipeline, LLC, Tallgrass Operations, LLC, and Tallgrass PXP Holdings, LLC (incorporated by reference to Exhibit 10.3 to Tallgrass Energy Partners, LP’s Quarterly Report on Form 10-Q filed October 30, 2014).

10.18		—

Purchase and Sale Agreement, dated as of March 1, 2015, by and among Tallgrass Energy Partners, LP, Tallgrass Development, LP and Tallgrass Operations, LLC (incorporated by reference to Exhibit 10.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed March 2, 2015).

10.19		—	Third Amended and Restated Limited Liability Company Agreement of Tallgrass Pony Express Pipeline, LLC, dated as of March 1, 2015, by and among Tallgrass Pony Express Pipeline, LLC, Tallgrass Operations, LLC, and Tallgrass PXP Holdings, LLC (incorporated by reference to Exhibit 10.2 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed March 2, 2015).

21.1	**	—	List of Subsidiaries of Tallgrass Energy GP, LP.

23.1	*	—	Consent of PricewaterhouseCoopers LLP.

23.3	*	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

23.4	*	—	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1).

24.1	**	—	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.
**	Previously filed.